Exhibit (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

MONSTER DIGITAL, INC.

SEPTEMBER 22, 2017

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS)
WILL EXPIRE AT 5:00 P.M. (Pacific time) ON NOVEMBER 17, 2017 UNLESS
THIS OFFER PERIOD IS EXTENDED.

Monster Digital, Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” ”Monster, “Monster Digital” or the “Company,” and a holder of record of outstanding warrants as of September 19, 2017 is referred to as “Eligible Holder” or “you.”

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, outstanding warrants to purchase an aggregate of 2,396,676 shares of common stock held by Eligible Holders (the “Offer to Amend and Exercise”), consisting of outstanding warrants to purchase (i) 1,405,007 shares of the Company’s common stock at an exercise price of $5.625 per share issued to holders of promissory notes, Series A Convertible Preferred stock and other indebtedness upon conversion of such indebtedness and preferred stock in connection with the Company’s initial public offering which closing occurred in July 2016 (the “Conversion Warrants”),(ii) 888,858 at an exercise price of $2.00 per share, issued to investors participating in and brokers assisting with certain of the Company’s private placement financings which closings occurred from January 2017 to September 2017 (the “$2.00 Warrants”),(iii) 64,668 issued to the placement agent and its assignees of the Company’s private placement financings with respect to which closings occurred from October 2012 to January 2015 (35,547 at an exercise price of $14.85 per share and 29,121 at an exercise price of $22.28 per share (together the “Placement Agent’s Warrants”), and (iv) 38,143 issued to the Company’s public relations firm (6,004 in January 2017 at an exercise price of $5.00 per share, 7,230 in January 2017 at an exercise price of $7.00 per share, 9,986 in March 2017 at an exercise price of $9.00 per share and 14,923 in March 2017 at an exercise price of $11.00 per share) (together the “PR Warrants”). The shares of common stock underlying the Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and PR Warrants are known together as the “Warrant Shares”. The Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and the PR Warrants are known together as the “Original Warrants”.

Pursuant to the Offer to Amend and Exercise, the Original Warrants of Eligible Holders who elect to participate in the Offer to Amend and Exercise will be amended (the “Amended Warrants”) to: (i) shorten the exercise period so that they expire concurrently with the expiration of the Warrant Offer at 5:00 p.m. (Pacific Time) on November 17, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”).and (ii) reduce the exercise price to $0.45 (the “Revised Exercise Price”).

PLEASE NOTE that the Offer to Amend and Exercise has been amended by the Company further to Amendment No. 1 and Amendment No. 2 to Schedule TO as filed with the Securities and Exchange Commission on October 12, 2017 and October 17, 2017, respectively. Specifically, the following amendments to the Offer to Amend and Exercise have been made and are reflected herein:

Elimination of IPO Warrants from this Offer to Amend and Exercise

The Company has eliminated from this Offer to Amend and Exercise warrants held by Eligible Holders to purchase 2,025,000 shares of the Company’s common stock at an exercise price of $5.625 per share issued to investors in the Company’s initial public offering which closing occurred in July 2016 (the “IPO Warrants”). The Company is making a separate and distinct offer to amend and exercise to Eligible Holders of IPO Warrants that is not contingent or conditioned upon this Offer to Amend and Exercise.

Extension of the Offer to Amend and Exercise

The Company has extended the Offer to Amend and Exercise. The Offer to Amend and Exercise, which was previously scheduled to expire October 30, 2017 at 5:00 p.m. Pacific time, will now remain open until November 17, 2017 at 5:00 p.m. Pacific time, unless further extended. Throughout the Offer to Amend and Exercise and the other Offering Materials and Acceptance and Exercise Documents, all references to the Expiration Date of the Offer to Amend and Exercise are hereby amended to extend the Expiration Date of the Offer to Amend and Exercise until 5:00 p.m. Pacific time on November 17, 2017.

Clarification Regarding Who May Participate in the Offer to Amend and Exercise

Although the Company requires that Eligible Holders of Original Warrants complete an accredited investor questionnaire, Eligible Holders of Original Warrants are not required to be accredited investors in order to participate in the Offer to Amend and Exercise. All Eligible Holders of Original Warrants at the time of their issuance to such Holders represented to the Company that they were accredited investors as of the date of their investment. If any Eligible Holders of Original Warrants have ceased to be accredited investors, we ask that they indicate as such in the accredited investor questionnaire by checking the box marked “The person/entity is not an ‘Accredited Investor’ because none of the above apply.”

Rescheduling of Date of Special Meeting

As described herein, on July 3, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, the Company’s wholly owned subsidiary, Monster Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”). Under the terms of the Merger Agreement, Merger Sub will merge into Innovate with Innovate surviving the merger and becoming a wholly-owned subsidiary of Monster (the “Merger”). On August 25, 2017, the Company filed a proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”) with respect to a special meeting of stockholders to take place on October 31, 2017 (the “Special Meeting”) to approve the Merger as well as other matters, including Proposal No. 6 therein as described more fully below whereby Company stockholders will vote at the Special Meeting as to those matters set forth in this Offer to Amend and Exercise. The Company has rescheduled the date of the Special Meeting to November 9, 2017.

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As further described in the Proxy Statement, the Company’s stockholders are being asked to approve Proposal No. 6 at the Special Meeting which is to approve the potential issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to this Offer to Amend and Exercise which has the effect of a reduction in the exercise price of outstanding Original Warrants.

Reasons for Requesting Stockholder Approval. Because the Company’s common stock is traded on the Nasdaq Capital Market (“NasdaqCM”), the Company is subject to the NASDAQ Listing Rules, including Listing Rule 5635(d). Pursuant to Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction (or a series of related transactions) other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Since the Revised Exercise Price is below ‘‘market’’, any securities issued for greater than the book or market value of the Company’s Common Stock at the time of the exercise of the Original Warrants will be included in the calculation of the 20% beneficial ownership limitation cap set forth in Listing Rule 5635(d). If the Company’s stockholders approve Proposal No. 6, the Company will not be subject to the issuance of beneficial ownership limitation cap set forth in Listing Rule 5635(d) and the Company would be able to adjust the exercise price of the Original Warrants to the Revised Exercise Price and issue the shares further to the Offer to Amend and Exercise. The Company is seeking stockholder approval to permit adjustments to the exercise price of the Original Warrants and to allow the Company to make such issuances of its common stock described above in accordance with NASDAQ Listing Rule 5635(d).

Vote Required. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting on the matter is necessary under Rule 5635(e)(4) of the NASDAQ Marketplace Rules to approve Proposal 6. If stockholder approval of Proposal No. 6 is not obtained, no shares will be issued and terms of the Original Warrants will be unaffected.

The exercise of the Original Warrants pursuant to this Offer to Amend and Exercise is expressly contingent on the approval of Proposal No. 6 by Company stockholders at the Special Meeting.

The purpose of the Offer to Amend and Exercise is to encourage the amendment and exercise of the Original Warrants at a significantly reduced exercise price in order to to provide funds to support the Company’s operations. Please see Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds; Plans or Proposals” below for a description of the purposes of the Offer to Amend and Exercise.

Eligible Holders may elect to participate in the Offer to Amend and Exercise with respect to some, all or none of their Original Warrants. If you choose not to participate in the Offer to Amend and Exercise or the Company’s stockholders do not approve Proposal No. 6 at the Special Meeting, your Original Warrants will remain in full force and effect, as originally issued with the original exercise price per share.

The period during which Original Warrants may be amended and exercised in the Offer to Amend and Exercise will commence on September 22, 2017 (the date the materials relating to the Offer to Amend and Exercise are first sent to Eligible Holders) through the Expiration Date.

The Company will agree to amend all Original Warrants held by Eligible Holders who elect to participate in the Offer to Amend and Exercise, upon the terms and subject to the conditions of the Offer to Amend and Exercise and the attached Election to Consent, Participate and Exercise Warrant. IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE ORIGINAL WARRANTS.

IMPORTANT PROCEDURES

This Offer to Amend and Exercise together with the Election to Consent, Participate and Exercise Warrant, Notice of Withdrawal, and Forms of Amended Warrants constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Amend and Exercise and instructions as to how you can amend your Original Warrants and exercise an Amended Warrant. You should read all of the materials carefully before you decide whether to participate in the Offer to Amend and Exercise and exercise an Amended Warrant.

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Loss and Indemnification Agreement), for cancellation, and (iv) cash in the amount equal to $0.45 per share multiplied by the number of shares of common stock the Eligible Holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash must be tendered in the form of a check payable to “Corporate Stock Transfer as Warrant Agent for Monster Digital, Inc.”, or by wire transfer to the Company’s escrow account at Corporate Stock Transfer, Inc. which is acting as the Escrow Agent for the Company (the “Escrow Agent”), as set forth in the Election to Consent, Participate and Exercise Warrant, and the cash must be received before the Expiration Date. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Monster Digital, Inc. 2655 First Street, Suite 250, Simi Valley, CA 93065 (or in the case of the cash exercise price, pursuant to the wire or check delivery instructions set forth in the Election to Consent, Participate and Exercise Warrant).

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to the Expiration Date and the Company’s stockholders approve Proposal No. 6 at the Special Meeting, promptly following the date of the Special Meeting, we intend to notify our Escrow Agent and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant. See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

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PLEASE NOTE that, all shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities” and may not be sold by any exercising Eligible Holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. The Company does not intend to file a registration statement covering such shares, Therefore, exercising Eligible Holders (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months further to the provisions of Rule 144.

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date by delivery to: Monster Digital, Inc., 2655 First Street, Suite 250, Simi Valley, Ca 93065, Attn: Chief Financial Officer, or via facsimile to: (805) 915-4701. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date.. If you properly withdraw prior to the Expiration Date, we will promptly: (i) cancel your signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant or issue you a new Original Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant, without interest thereon or deduction therefrom.

If you have any question or need assistance, you should contact Westpark Capital, Inc., Inc. ( the “Warrant Agent”), the Warrant Agent for the Offer to Amend and Exercise. The Warrant Agent may be reached at:

WestPark Capital, Inc.
225 NE Mizner Blvd., Suite 750
Boca Raton, FL 33432
Tel: (561) 427-2424
Attn: Operations
operations@wpcapital.com

You may request additional copies of this document and any of the Offering Materials from the Company. The Company may be reached at:

2655 First Street, Suite 250

Simi Valley, CA 93065
Attention: Chief Financial Officer
(805) 915-4775

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO AMEND AND EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD CONSENT TO THE ANTI-DILUTION AMENDMENT. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE ANTI-DILUTION AMENDMENT.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO AMEND AND EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF ELIGIBLE HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS OFFER TO AMEND AND EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO AMEND AND EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

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THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER TO AMEND AND EXERCISE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE DATE OF THIS OFFER TO AMEND AND EXERCISE IS SEPTEMBER 22, 2017

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Table of Contents

		Page

SUMMARY OF PROPOSED MERGER		1

SUMMARY OF TERMS		1

RISK FACTORS		6

SECTION 1.	FORWARD LOOKING STATEMENTS	54

SECTION 2.	PURPOSES OF THE OFFER TO AMEND AND EXERCISE AND USE OF PROCEEDS; PLANS OR PROPOSALS	55

SECTION 3.	ELIGIBLE WARRANTS	55

SECTION 4.	EXPIRATION DATE	56

SECTION 5.	TERMS OF AMENDED WARRANTS	56

SECTION 6.	CONDITIONS TO THE OFFER TO AMEND AND EXERCISE	56

SECTION 7.	EXTENSION OF OFFER TO AMEND AND EXERCISE PERIOD; TERMINATION; AMENDMENTS	57

SECTION 8.	PROCEDURE FOR PARTICIPATING IN OFFER TO AMEND AND EXERCISE AND EXERCISING AMENDED WARRANTS	57

SECTION 9.	MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES	58

SECTION 10.	WITHDRAWAL RIGHTS	58

SECTION 11.	REGISTRATION OF WARRANT SHARES	58

SECTION 12.	TRADING MARKET AND PRICE RANGE OF ipo warrants AND COMMON STOCK	58

SECTION 13.	SOURCE AND AMOUNT OF FUNDS	60

SECTION 14.	TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS	60

SECTION 15.	INFORMATION REGARDING THE COMPANY	60

SECTION 16.	HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE COMPANY AND INNOVATE	104

SECTION 17.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO AMEND AND EXERCISE	104

SECTION 18.	LEGAL MATTERS AND REGULATORY APPROVALS	104

SECTION 19.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	105

SECTION 20.	FEES AND EXPENSES	106

SECTION 21.	TRANSFERS	106

SECTION 22.	ADDITIONAL INFORMATION	107

SECTION 23.	INFORMATION REQUESTS	107

EXHIBIT A

MONSTER DIGITAL, INC. CONSOLIDATED FINANCIAL STATEMENTS

INNOVATE BIOPHARMACEUTICALS, INC. FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

		F-1

-i-

SUMMARY OF PROPOSED MERGER

On July 3, 2017, Monster Digital, Inc., a Delaware corporation (the “Company” or “Monster”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, the Company’s wholly owned subsidiary, Monster Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”). Under the terms of the Merger Agreement, pending stockholder approval of the transaction, Merger Sub will merge into Innovate with Innovate surviving the merger and becoming a wholly-owned subsidiary of Monster (the “Merger”). Subject to the terms of the Merger Agreement, at the effective time of the Merger, Innovate stockholders will receive a number of newly issued shares of Monster common stock determined using the exchange ratio described below in exchange for their shares of Innovate stock. Following the Merger, stockholders of Innovate will become the majority owners of Monster.

The exchange ratio will be based on a pre-transaction valuation of $60 million for Innovate’s business and $6 million for Monster’s business. As a result, current Monster security holders will collectively own approximately 9% and Innovate security holders will collectively own approximately 91% of the combined company on a pro-forma basis, subject to adjustment based on Monster’s net cash balance and Monster’s and Innovate’s capitalization at closing, but not including any dilution that may result from securities sold by Innovate for capital raising purposes prior to the closing of the Merger, which are subject to certain valuation thresholds described in the Merger Agreement. For purposes of calculating the exchange ratio, outstanding warrants and options of Monster at the date of closing of the Merger with a per share exercise price of $5.00 or greater would be excluded from Monster’s capitalization, as described in the Merger Agreement. Affiliates of Monster have entered into agreements in support of the proposed transaction.

The combined company, led by Innovate’s management team, is expected to be named “Innovate Biopharmaceuticals, Inc.” Prior to the closing of the Merger, Monster will seek shareholder approval to conduct a reverse split of its outstanding shares to satisfy listing requirements of the Nasdaq Capital Market (the “NasdaqCM”). The combined company is expected to trade on the NasdaqCM under a new ticker symbol. At the closing, the combined company’s board of directors is expected to consist of seven members from Innovate, which is expected to include Jay Madan, Sandeep ‘Steve’ Laumas, who are currently directors and officers of Innovate, and Christopher Prior, who is currently Innovate’s Chief Executive Officer. The Merger has been unanimously approved by the Board of Directors of each company. The transaction is expected to close in 2017, subject to approvals by the stockholders of Monster and Innovate, and other customary closing conditions, including but not limited to the approval of the continued listing of the combined company’s common stock on the NasdaqCM.

The parties to the Merger Agreement have made representations and warranties to each other as of specific dates for the purpose of allocating risk and not for the purpose of establishing facts. In addition, the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties together with the Merger Agreement. While the Company does not believe that these schedules contain material information that the securities laws require it to publicly disclose, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts.

In accordance with the terms of the Merger Agreement, (a) the executive officers and directors and certain stockholders of the Company have each entered into a support agreement with Innovate (the “Monster Support Agreements”), and (b) the officers, directors and specified stockholders of Innovate owning or controlling, in the aggregate, over a majority of Innovate’s outstanding capital stock have each entered into a support agreement with Monster (the “Innovate Support Agreements,” together with the Monster Support Agreements, the “Support Agreements”). The Support Agreements place certain restrictions on the transfer of the shares of the Company and Innovate held by the respective signatories and include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against taking specified actions that could adversely affect the consummation of the Merger.

Spin-Off

Prior to the closing of the Merger, the Company currently intends to transfer all of its businesses, assets and certain liabilities not assumed by Innovate further to the Merger to a new corporation (“Newco”), which will be either wholly owned or substantially owned by the Company. This transfer is known as the “Spin-Off”. The Company intends to distribute all shares of Newco held by it pro rata to the Company’s stockholders of record immediately prior to the closing of the Merger. Eligible Holders who accept the Offer to Amend and Exercise will be record holders with respect to the Spin-Off. The Spin-Off requires the consent of Monster stockholders and is one of the proposals being voted upon at the Special Meeting (as defined below). The Spin-Off will occur immediately prior to, and is expressly conditioned upon, the closing of the Merger.

Special Meeting/Proxy Statement

On August 25, 2017, Monster Digital filed a proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”) with respect to a special meeting of stockholders to take place on November 9, 2017 (the “Special Meeting”).

Further to the Proxy Statement, stockholders of Monster will be solicited to vote at the Special Meeting to approve a number of matters, including but not limited to the Merger and the issuance of any Contingent Shares. The following summarizes the proposals to be voted upon at the Special Meeting:

(1)	To approve the Merger;

(2)	To amend our Amended Certificate of Incorporation to effect a reverse stock split (the “ Reverse Split”) of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to December 31, 2017, with the exact ratio to be set at a whole number within this range, as determined by our board of directors in its sole discretion;

(3)	To approve the Spin-Off;

(4)	To approve the potential issuance by the Company, in accordance with a proposed $1.69 million convertible note financing transaction, of more than 20% of the Company’s issued and outstanding common stock at a price equal to the lesser of $0.75 or that price which is 75% of the average closing price of the Company’s common stock for the five business days prior to the closing of the Merger that may be less than the greater of book or market value of the Company’s common stock;

(5)	To approve the potential issuance by the Company, in accordance with a common stock financing, the proceeds of which will be used to repay an outstanding obligation, of more than 20% of the Company’s issued and outstanding common stock at a price that may be less than the greater of book or market value of the Company’s common stock;

(6)	To approve the terms set forth in this Offer to Amend and Exercise;

(7)	To approve the potential issuance by the Company of convertible notes and warrants as described in Proposal No. 4 above to an affiliate of the Company and the participation by said affiliate in the warrant transaction as described in Proposal No. 6 above;

(8)	To approve a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of the Company’s common stock from 100,000,000 to 350,000,000 and (ii) change the name of the Company after the effective date of the Merger to “Innovate Biopharmaceuticals, Inc.”; and

(9)	To approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, Monster is not authorized to consummate the transactions contemplated by the aforementioned proposals.

As further described in the Proxy Statement, the Company’s stockholders are being asked to approve Proposal No. 6 at the Special Meeting which is to approve the potential issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to this Offer to Amend and Exercise which has the effect of a reduction in the exercise price of outstanding Original Warrants.

Reasons for Requesting Stockholder Approval. Because the Company’s common stock is traded on the Nasdaq Capital Market (“NasdaqCM”), the Company is subject to the NASDAQ Listing Rules, including Listing Rule 5635(d). Pursuant to Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction (or a series of related transactions) other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Since the Revised Exercise Price is below ‘‘market’’, any securities issued for greater than the book or market value of the Company’s Common Stock at the time of the exercise of the Original Warrants will be included in the calculation of the 20% beneficial ownership limitation cap set forth in Listing Rule 5635(d). If the Company’s stockholders approve Proposal No. 6, the Company will not be subject to the issuance of beneficial ownership limitation cap set forth in Listing Rule 5635(d) and the Company would be able to adjust the exercise price of the Original Warrants to the Revised Exercise Price and issue the shares further to the Offer to Amend and Exercise. The Company is seeking stockholder approval to permit adjustments to the exercise price of the Original Warrants and to allow the Company to make such issuances of its common stock described above in accordance with NASDAQ Listing Rule 5635(d).

Vote Required. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting on the matter is necessary under Rule 5635(e)(4) of the NASDAQ Marketplace Rules to approve Proposal 6. If stockholder approval of Proposal No. 6 is not obtained, no shares will be issued and terms of the Original Warrants will be unaffected.

The exercise of the Original Warrants pursuant to this Offer to Amend and Exercise is expressly contingent on the approval of Proposal No. 6 by Company stockholders at the Special Meeting.

The Offer to Amend and Exercise will require Eligible Holders of Original Warrants that elect to exercise their Original Warrants further to the Offer to Amend and Exercise to do so prior to the anticipated closing date of the Merger. As such, exercising Eligible Holders of Original Warrants will be investing solely in Monster Digital, and not the combined company. Contained in this Offer to Amend and Exercise is information with respect to Monster Digital. If stockholders approve the Merger at the special meeting, exercising Eligible Holders of Original Warrants will hold shares of stock of the combined company which will solely be the business of Innovate. Contained in this Offer to Amend and Exercise is information with respect to Innovate.

If the Merger Agreement is not approved by Monster stockholders or if the Merger is not completed for any other reason, Monster stockholders will not receive any payment or other compensation for their shares of common stock. Instead, Monster will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ (assuming the Company can meet all of NASDAQ’s continued listing standards) and registered under the Exchange Act and Monster will continue to file periodic reports with the SEC.

If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Monster’s common stock. If the Merger is not completed, Monster’s board of directors will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by Monster’s stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Monster will be offered or that Monster’s business, prospects or results of operation will not be adversely impacted.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of Monster’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Monster’s common stock would return to the price at which it trades as of the date of this Offer to Amend and Exercise.

Set forth below are selected questions and answers from the Proxy Statement – INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS RELATING TO THE MERGER FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MONSTER DIGITAL, INNOVATE, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors may obtain copies of the preliminary proxy statement and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC's website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from Monster Digital's website (www.monsterdigital.com) under the link "Investor Relations" and then under the tab "SEC Filings."

Q:	Why is Monster proposing the Merger?

A:	In evaluating the Merger Agreement and the transactions contemplated thereby and recommending that Monster’s stockholders vote in favor of approval of the Merger Agreement and the transactions contemplated thereby, Monster’s board of directors, in consultation with Monster’s senior management, outside legal counsel and financial advisor, concluded that the other strategic alternatives available to Monster, such as continuing to operate as an independent company and pursuing its strategic plan and the possibility of growing its business through acquisitions and internal growth, was less attractive than Innovate’ proposal to Monster’s stockholders. Monster believes that a business combination with Innovate as contemplated by the Merger Agreement described below will provide Monster stockholders with an opportunity to participate in a company with significant growth potential.

Q:	What will Monster stockholders retain if the Merger is completed?

A:

Subject to the terms of the Merger Agreement, at the effective time of the Merger, Innovate stockholders will receive a number of newly issued shares of Monster common stock determined using the exchange ratio described below in exchange for their shares of Innovate stock. Following the Merger, stockholders of Innovate will become the majority owners of Monster.

The exchange ratio will be based on a pre-transaction valuation of $60 million for Innovate’s business and $6 million for Monster’s business. As a result, current Monster security holders will collectively own approximately 9% and Innovate security holders will collectively own approximately 91% of the combined company on a pro-forma basis, subject to adjustment based on Monster’s net cash balance and Monster’s and Innovate’s capitalization at closing, but not including any dilution that may result from securities sold by Innovate for capital raising purposes prior to the closing of the Merger, which are subject to certain valuation thresholds described in the Merger Agreement. For purposes of calculating the exchange ratio, outstanding warrants and options of Monster as of the closing date of the Merger with a per share exercise price of $5.00 or greater would be excluded from Monster’s capitalization, as described in the Merger Agreement.

Q:	What will the business of the combined company be if the Merger is consummated?

A:

Innovate is a clinical stage biotechnology company focused on developing novel autoimmune/inflammation therapeutic drugs.

Innovate's lead drug candidate, larazotide acetate (INN-202), has successfully met its primary endpoint in an efficacy clinical trial for celiac disease. Larazotide successfully completed the End of Phase 2 Meeting with the FDA to prepare for expected Phase 3 clinical trials for larazotide in celiac disease in late 2017. In clinical studies in more than 800 patients, larazotide demonstrated a favorable safety profile comparable to placebo, due to what Innovate believes is its lack of systemic absorption from the small bowel. Larazotide has also received Fast Track designation from the FDA.

Larazotide, an oral peptide formulated into a capsule, has a mechanism of action which decreases intestinal permeability and regulates tight junctions by reducing antigen trafficking across epithelial cells in the intestines. Innovate believes that larazotide is the only drug in the clinic with this mechanism of action of reducing intestinal permeability. Increased intestinal permeability, sometimes referred to as "leaky gut," has been widely recognized in the literature as a gateway to multiple autoimmune diseases, including celiac disease, irritable bowel syndrome (IBS), inflammatory bowel diseases (IBD, Crohn's and ulcerative colitis), type 1 diabetes mellitus (T1DM), nonalcoholic steatohepatitis (NASH), chronic kidney disease (CKD) and several others.

Innovate's second therapeutic, INN-108, is entering Phase 2 clinical trials for the treatment of mild to moderate ulcerative colitis. INN-108 is a novel small molecule comprised of two active parts with anti-inflammatory and immunodulatory properties coupled through an azo bond. To date Innovate has no reason to believe that INN-108 has any detectable systemic absorption when orally administered until it reaches the colon where the active components are released locally to reduce inflammation.

Q:	What will the management of the combined company be if the Merger is consummated?

A:	Following the consummation of the Merger, the combined company’s board of directors is expected to consist of seven members from Innovate, which is expected to include Jay Madan, Sandeep ‘Steve’ Laumas, who are currently directors and officers of Innovate, and Christopher Prior, who is currently Innovate’s Chief Executive Officer. The combined company, led by Innovate’s management team, is expected to be named “Innovate Biopharmaceuticals, Inc.”

Q:	What material factors did the board of Monster consider in connection with the Merger?

A:

By and large the board of directors of Monster viewed the Merger and proposed transactions with Innovate as positive. Upon deliberation, the board of directors of Monster determined that the potential positive value of the successful completion of the transactions with Innovate distinctly outweighed any negative factor. Management felt that the transaction with Innovate was the best possible alternative available to enhance stockholder value. Management considered numerous positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby including the following material factors:

•	The aggregate value to be retained by Monster’s stockholders in the combined company further to the Merger..

•	Challenges facing Monster’s business, including the receipt of notices from NASDAQ of the Company’s failure to satisfy a continued listing standard and the possibility that it could take a considerable period of time before the Company could increase the trading price of its common stock to $1.00 per share in order to satisfy the NASDAQ’s continued listing requirements.

•	The expected continuation of decline in Monster’s share price caused in part by the lack of substantial revenue growth in the Company’s business units.

•	The prospective risks to Monster relating to the risks and uncertainties of maintaining its growth in the highly competitive market for action sports cameras and related products and economic uncertainties over the past several years having resulted in many customers’ reassessment of the demand for such products.

The primary negative consequence of the transaction that Monster’s board of directors considered was that following the Merger, the Monster shareholders would own a relatively small percentage of Innovate common stock. Because Monster had already received several deficiency notices from NASDAQ and faced the possibility that the common stock would ultimately be delisted from NASDAQ, Monster’s board of directors did not believe that such negative factors outweighed the positive impact of the transaction to Monster’s shareholders.

If the Merger Agreement is not approved by Monster stockholders or if the Merger is not completed for any other reason, Monster will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ, if eligible, and registered under the Exchange Act and Monster will continue to file periodic reports with the SEC. If the Merger is not completed, Monster’s board of directors will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by Monster’s stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Monster will be offered or that Monster’s business, prospects or results of operation will not be adversely impacted.

Furthermore, if the Merger is not completed, the price of Monster’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Monster’s common stock would return to the price at which it traded as of the date of this proxy statement.

SUMMARY OF TERMS

PLEASE NOTE that the Offer to Amend and Exercise has been amended by the Company further to Amendment No. 1 and Amendment No. 2 to Schedule TO as filed with the Securities and Exchange Commission on October 12, 2017 and October 17, 2017, respectively. Specifically, the following amendments to the Offer to Amend and Exercise have been made and are reflected herein:

Elimination of IPO Warrants from this Offer to Amend and Exercise

The Company has eliminated from this Offer to Amend and Exercise warrants held by Eligible Holders to purchase 2,025,000 shares of the Company’s common stock at an exercise price of $5.625 per share issued to investors in the Company’s initial public offering which closing occurred in July 2016 (the “IPO Warrants”). The Company is making a separate and distinct offer to amend and exercise to Eligible Holders of IPO Warrants that is not contingent or conditioned upon this Offer to Amend and Exercise.

Extension of the Offer to Amend and Exercise

The Company has extended the Offer to Amend and Exercise. The Offer to Amend and Exercise, which was previously scheduled to expire October 30, 2017 at 5:00 p.m. Pacific time, will now remain open until November 17, 2017 at 5:00 p.m. Pacific time, unless further extended. Throughout the Offer to Amend and Exercise and the other Offering Materials and Acceptance and Exercise Documents, all references to the Expiration Date of the Offer to Amend and Exercise are hereby amended to extend the Expiration Date of the Offer to Amend and Exercise until 5:00 p.m. Pacific time on November 17, 2017.

Clarification Regarding Who May Participate in the Offer to Amend and Exercise

Although the Company requires that Eligible Holders of Original Warrants complete an accredited investor questionnaire, Eligible Holders of Original Warrants are not required to be accredited investors in order to participate in the Offer to Amend and Exercise. All Eligible Holders of Original Warrants at the time of their issuance to such Holders represented to the Company that they were accredited investors as of the date of their investment. If any Eligible Holders of Original Warrants have ceased to be accredited investors, we ask that they indicate as such in the accredited investor questionnaire by checking the box marked “The person/entity is not an ‘Accredited Investor’ because none of the above apply.”

Rescheduling of Date of Special Meeting

As described herein, on July 3, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, the Company’s wholly owned subsidiary, Monster Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”). Under the terms of the Merger Agreement, Merger Sub will merge into Innovate with Innovate surviving the merger and becoming a wholly-owned subsidiary of Monster (the “Merger”). On August 25, 2017, the Company filed a proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”) with respect to a special meeting of stockholders to take place on October 31, 2017 (the “Special Meeting”) to approve the Merger as well as other matters, including Proposal No. 6 therein as described more fully below whereby Company stockholders will vote at the Special Meeting as to those matters set forth in this Offer to Amend and Exercise. The Company has rescheduled the date of the Special Meeting to November 9, 2017.

Company:	Monster Digital, Inc., a Delaware corporation, with principal executive offices at 2655 First Street, Suite 250, Simi Valley, Ca 93065. Monster Digital, Inc. is referred to in this Offer to Amend and Exercise as “we,” “us,” “Monster Digital” or the “Company.” The Company’s telephone number is (805) 915-4775.

Eligible Warrants:	The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants held by Eligible Holders to purchase an aggregate of 2,396,676 shares of common stock (the “Offer to Amend and Exercise”), consisting of outstanding warrants to purchase (i) 1,405,007 shares of the Company’s common stock at an exercise price of $5.625 per share issued to holders of promissory notes, Series A Convertible Preferred stock and other indebtedness upon conversion of such indebtedness and preferred stock in connection with the Company’s initial public offering which closing occurred in July 2016 (the “Conversion Warrants”), (ii) 888,858 at an exercise price of $2.00 per share, issued to investors participating in and brokers assisting with certain of the Company’s private placement financings which closings occurred from January 2017 to September 2017 (the “$2.00 Warrants”),(iii) 64,668 issued to the placement agent and its assignees of the Company’s private placement financings with respect to which closings occurred from October 2012 to January 2015 (35,547 at an exercise price of $14.85 per share and 29,121 at an exercise price of $22.28 per share (together the “Placement Agent’s Warrants”), and (iv) 38,143 issued to the Company’s public relations firm (6,004 in January 2017 at an exercise price of $5.00 per share, 7,230 in January 2017 at an exercise price of $7.00 per share, 9,986 in March 2017 at an exercise price of $9.00 per share and 14,923 in March 2017 at an exercise price of $11.00 per share) (together the “PR Warrants”). The shares of common stock underlying the Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and the PR Warrants are known together as the “Warrant Shares”. The Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and the PR Warrants are known together as the “Original Warrants”.

Expiration Date:	5:00 p.m., Pacific Time on November 17, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”).

Eligible Holders:	Holders of record of Original Warrants as of September 19, 2017.

Terms of Amended Warrants:	Pursuant to the Offer to Amend and Exercise, the Original Warrants of Eligible Holders who elect to participate in the Offer to Amend and Exercise will be amended (the “Amended Warrants”) as described below:

New Exercise Price: The exercise price will be reduced to $0.45 per share (the “Revised Exercise Price”).

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New Termination Date: The termination date will be shortened to run concurrently with the Expiration Date.

No Cashless Exercise: The Amended Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Amended Warrants.

Other Terms: Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants. See the applicable form of amendment of your Original Warrants attached as an Exhibit to the Election to Consent, Participate and Amend Warrant (Exhibit A-1 with respect to the Conversion Warrants, Exhibit A-2 with respect to the $2.00 Warrants, Exhibit A-3 with respect to the Placement Agent Warrants and Exhibit A-4 with respect to the PR Warrants).

Partial Participation Permitted:	Eligible Holders may elect to participate in the Offer to Amend and Exercise with respect to some, all or none of their Original Warrants. If an Eligible Holder of Original Warrants elects to participate in the Offer to Amend and Exercise with respect to less than all of such Eligible Holder’s Original Warrants, then the Company will issue a new Original Warrant with the original exercise price of such Original Warrants per share exercisable for that number of shares of common stock that such Eligible Holder elects to exclude from the Offer to Amend and Exercise and with the original terms of such Original Warrants.

Conditions

The Offer to Amend and Exercise is subject to certain conditions, as described herein:

(i) As further described in the Proxy Statement, the Company’s stockholders are being asked to approve Proposal No. 6 at the Special Meeting which is to approve the potential issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to this Offer to Amend and Exercise which has the effect of a reduction in the exercise price of outstanding Original Warrants.

Reasons for Requesting Stockholder Approval. Because the Company’s common stock is traded on the Nasdaq Capital Market (“NasdaqCM”), the Company is subject to the NASDAQ Listing Rules, including Listing Rule 5635(d). Pursuant to Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction (or a series of related transactions) other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Since the Revised Exercise Price is below ‘‘market’’, any securities issued for greater than the book or market value of the Company’s Common Stock at the time of the exercise of the Original Warrants will be included in the calculation of the 20% beneficial ownership limitation cap set forth in Listing Rule 5635(d). If the Company’s stockholders approve Proposal No. 6, the Company will not be subject to the issuance of beneficial ownership limitation cap set forth in Listing Rule 5635(d) and the Company would be able to adjust the exercise price of the Original Warrants to the Revised Exercise Price and issue the shares further to the Offer to Amend and Exercise. The Company is seeking stockholder approval to permit adjustments to the exercise price of the Original Warrants and to allow the Company to make such issuances of its common stock described above in accordance with NASDAQ Listing Rule 5635(d).

Vote Required. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting on the matter is necessary under Rule 5635(e)(4) of the NASDAQ Marketplace Rules to approve Proposal 6. If stockholder approval of Proposal No. 6 is not obtained, no shares will be issued and terms of the Original Warrants will be unaffected.

The exercise of the Original Warrants pursuant to this Offer to Amend and Exercise is expressly contingent on the approval of Proposal No. 6 by Company stockholders at the Special Meeting.

(ii) As part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. In addition, as part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants are asked to make certain representations and warranties upon which the Company will rely in establishing that the transactions contemplated by the Offer to Amend and Exercise are exempt from the registration requirements of the Securities Act. The holders of the Original Warrants, previously made substantially the same representations and warranties to the Company, including a representation that they were “accredited investors”, in connection with the private placement transactions in which such holders acquired the Original Warrants.

(iii) Although the Company requires that Eligible Holders of Original Warrants complete an accredited investor questionnaire, Eligible Holders of Original Warrants are not required to be accredited investors in order to participate in the Offer to Amend and Exercise.

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You may not elect to exercise your Original Warrants pursuant to this Offer to Amend and Exercise unless you both consent to (a) the amendment of your Original Warrants in the form of amendment of your Original Warrants attached as an Exhibit to the Election to Consent, Participate and Amend Warrant (Exhibit A-1 respect to the Conversion Warrants, Exhibit A-2 with respect to the $2.00 Warrants, Exhibit A-3 with respect to the Placement Agent Warrants and Exhibit A-4 with respect to the PR Warrants) and (b) the exercise of your Amended Warrant, which will happen automatically on the Expiration Date should you choose to participate in the Offer to Amend and Exercise and should the Company’s stockholders approve Proposal No. 6 at the Special Meeting.

Original Warrants of Eligible Holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

Future Amendments to the Offer to Amend and Exercise:	If we materially change the terms of the Offer to Amend and Exercise we will extend the Expiration Date to the extent required under the rules of the Exchange Act.

How to Participate in the Offer to Amend and Exercise:	To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Loss and Indemnification Agreement), for cancellation, and (iv) cash in the amount equal to $0.45 per share multiplied by the number of shares of common stock the Eligible Holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash must be tendered in the form of a check payable to “Corporate Stock Transfer as Warrant Agent for Monster Digital, Inc.”, or by wire transfer to the Company’s escrow account at Corporate Stock Transfer, Inc. which is acting as the Escrow Agent for the Company (the “Escrow Agent”), as set forth in the Election to Consent, Participate and Exercise Warrant, and the cash must be received before the Expiration Date. Each of the Acceptance and Exercise.

Documents must be properly delivered, before the Expiration Date to: Monster Digital, Inc. 2655 First Street, Suite 250, Simi Valley, CA 93065 (or in the case of the cash exercise price, pursuant to the wire or check delivery instructions set forth in the Election to Consent, Participate and Exercise Warrant).

If you execute and deliver an Affidavit of Loss and Indemnification Agreement in lieu of delivering the original copy of your Original Warrant, your Original Warrant will be cancelled by the Company, and the Company will promptly following the Expiration Date issue to you a new Original Warrant with the original exercise price of such Original Warrant exercisable for that number of shares of common stock that such Eligible Holder elects to exclude from the Offer to Amend and Exercise.

Manner of Acceptance of Payment:	If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to the Expiration Date and the Company’s stockholders approve Proposal No. 6 at the Special Meeting, promptly following the Expiration Date, we intend to notify our Escrow Agent and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant. See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

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Withdrawal Rights:	If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned, prior to the Expiration Date, to: Monster Digital, Inc., 2655 First Street, Suite 250, Simi Valley, CA 93065, Attention: Chief Financial Officer, (805) 915-4775 , or via facsimile to: (805) 915-4701. Following the Expiration Date, you cannot withdraw your Election to Consent, Participate and Exercise Warrant.

If you properly withdraw prior to the Expiration Date, we will promptly: (i) cancel your signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant or issue you a new Original Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid upon exercise of the Amended Warrant without interest thereon or deduction therefrom.

Purpose of the Offer to Amend and Exercise and Use of Proceeds:	The purpose of this Offer to Amend and Exercise is to and the use of proceeds will be to provide operating capital to fund Company operations.

Plans or Proposals:	The Company intends to cancel the Original Warrants that are amended and exercised by the Eligible Holders thereof pursuant to the Offer to Amend and Exercise. Original Warrants that are not so amended and exercised will remain outstanding pursuant to their original terms.

No plans or proposals described in this Offer to Amend and Exercise or in any materials sent to Eligible Holders of Original Warrants in connection with this Offer to Amend and Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any Eligible Holder of Original Warrants who elects to exercise such Holder’s Original Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of September 19, 2017, the Company had 9,420,681 shares of common stock outstanding. The Original Warrants are exercisable for an aggregate of 2,396,676 shares of common stock. Assuming all Original Warrants are exercised at the Revised Exercise Price (excluding any issuance of Contingent Shares), the Company’s outstanding shares of common stock would increase to 11,817,357 shares, with the shares issued upon exercise of the Original Warrants representing 20.3% of the then outstanding shares of common stock.

No Registration of Warrant Shares:	PLEASE NOTE that all shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities” and may not be sold by any exercising Eligible Holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. The Company does not intend to file a registration statement covering such shares, Therefore, exercising Eligible Holders (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months further to the provisions of Rule 144.

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Taxes:	We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See Section 19 “Material U.S. Federal Income Tax Consequences” below for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Offer to Amend and Exercise.

Fees and Expenses:	The Company has retained Westpark Capital, Inc. ( the “Warrant Agent”) to act as its exclusive Warrant Agent for the Offer to Amend and Exercise pursuant to Warrant Agent Agreements attached as Exhibit (d)(1) to the Schedule TO. The Warrant Agent, in accordance with the terms of the Warrant Agent Agreement, will use its reasonable best efforts to maximize the number of Eligible Holders of Original Warrants who elect to participate in the Offer to Amend and Exercise and exercise their Amended Warrants, including appropriate communications with the Eligible Holders of Original Warrants, as well as with such Holders’ brokers, agents or other representatives. The Warrant Agent will receive an aggregate fee equal to 8% of the cash exercise prices paid by Eligible Holders of the Original Warrants (excluding Amended Warrants exercised by Gravitas Capital LLC, Gibralt Capital Corporation or their affiliates or assignees for which the Warrant Agent shall receive no fee) who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse the Warrant Agent for their legal fees and expenses in the aggregate amount of $5,000. The Company has agreed to indemnify the Warrant Agent against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws.

Interests of Directors and Executive Officers:	One of directors beneficially holds Original Warrants and is eligible to participate in the Offer to Amend and Exercise on the same terms and conditions as the other Eligible Holders of the Original Warrants. Please see Section 17 “Interests of Directors and Officers in the Offer to Amend and Exercise” below.

Historical and Pro Forma Financial Information and Other Financial Information:	Historical financial information of each of Monster Digital and Innovate, as well as pro forma financial information of the combined company, is attached to this Offer to Amend and Exercise.

Additional Information:	The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that Eligible Holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Amend and Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise is an individual one that should be based on a variety of factors. Eligible Holders of Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.

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The Company issued the Original Warrants, in private placement transactions in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection with such transactions, the holders of such Original Warrants represented that they were “accredited investors.”

The Company is subject to the information requirements of Section 15(d) of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:

Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Consent Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agent at the following address:

WestPark Capital, Inc.
225 NE Mizner Blvd., Suite 750
Boca Raton, FL 33432
Tel: (561) 427-2424
Attn: Operations
operations@wpcapital.com

Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Consent, Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company —Monster Digital, Inc., 2655 First Street, Suite 250, Simi Valley, Ca 93065 Attn: Chief Financial Officer, telephone number (805) 915-4775, facsimile number (805) 915-4701.

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ABOUT THIS OFFER TO AMEND AND EXERCISE

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND AND EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND AND EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER TO AMEND AND EXERCISE, NEITHER THE COMPANY, NOR ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING THE WARRANT AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO AMEND AND EXERCISE. YOU SHOULD NOT CONSIDER THE BOARD’S APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE WARRANTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO AMEND AND EXERCISE.

RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. WE FACE A VARIETY OF RISKS THAT MAY AFFECT OUR OPERATIONS OR FINANCIAL RESULTS AND MANY OF THOSE RISKS ARE DRIVEN BY FACTORS THAT WE CANNOT CONTROL OR PREDICT. BEFORE YOU ELECT TO PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THIS OFFER TO AMEND AND EXERCISE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK WOULD LIKELY DECLINE AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT. ONLY THOSE INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD CONSIDER AN INVESTMENT IN OUR SECURITIES.

THIS OFFER TO AMEND AND EXERCISE CONTAINS CERTAIN STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF OUR COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS OFFER TO AMEND AND EXERCISE, INCLUDING THE MATTERS SET FORTH BELOW, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

Prospective investors should consider carefully whether an investment in the Company is suitable for them in light of the information contained in this Offer to Amend and Exercise and the financial resources available to them. The risks described below do not purport to be all the risks to which the Company could be exposed. This section is a summary of certain risks and is not set out in any particular order of priority. They are the risks that we presently believe are material to the operations of the Company. Additional risks of which we are not presently aware or which we presently deem immaterial may also impair the Company’s business, financial condition or results of operations.

Special Meeting/Proxy Statement. On August 25, 2017, Monster Digital filed a proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”) with respect to a special meeting of stockholders to take place on November 9, 2017 (the “Special Meeting”). Further to the Proxy Statement, stockholders of Monster will be solicited to vote at the Special Meeting to approve the Merger between Monster and Innovate, as well as the Spin-Off and the terms of this Offer to Amend and Exercise. The Offer to Amend and Exercise will require Eligible Holders of Original Warrants that elect to exercise their Original Warrants further to the Offer to Amend and Exercise to do so prior to the effective date of the Merger. As such, exercising Eligible Holders of Original Warrants will be investing solely in Monster Digital, and not the combined company. Contained in this Offer to Amend and Exercise is information with respect to Monster Digital. If stockholders approve the Merger at the special meeting, exercising Eligible Holders of Original Warrants will hold shares of stock of the combined company which will solely be the business of Innovate. Contained in this Offer to Amend and Exercise is information with respect to Innovate.

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If the Merger Agreement is not approved by Monster stockholders or if the Merger is not completed for any other reason, Monster stockholders will not receive any payment or other compensation for their shares of common stock. Instead, Monster will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ (assuming the Company can meet all of NASDAQ’s continued listing standards) and registered under the Exchange Act and Monster will continue to file periodic reports with the SEC.

RISKS RELATED TO THE MERGER

Failure to complete the Merger will negatively impact Monster’s stock price, future business or operations.

If the Merger is not completed, Monster will be subject to a number of material risks, including the following:

•	the price of Monster’s common stock may decline to the extent that the relevant current market price reflects a market assumption that the Merger will be completed;
•	Monster will not have sufficient working capital to fund its operation on an ongoing basis;
•	Monster may not have sufficient time to regain compliance under NASDAQ continued Listing Rule 5810(c)(3)(A) in order to avoid being delisted from the Nasdaq Capital Market; and
•	costs related to the Merger, such as legal, accounting, certain financial advisory and financial printing fees, must be paid even if the Merger is not completed.

If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Monster’s common stock. If the Merger is not completed, Monster’s board of directors will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by Monster’s stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Monster will be offered or that Monster’s business, prospects or results of operation will not be adversely impacted. Further, if the Merger is terminated and either company’s board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner on terms as attractive as those provided for in the Merger Agreement. In addition, while the Merger Agreement is in effect and subject to very narrowly defined exceptions, Monster is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, other than with Innovate.

The market price of Monster common stock following the Merger may decline as a result of the Merger.

The market price of Monster common stock may decline as a result of the Merger for a number of reasons including if:

•	investors react negatively to the prospects of the combined organization’s business and prospects from the Merger;
•	the effect of the Merger on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or
•	the combined organization does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

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Monster and Innovate stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Monster and Innovate stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

During the pendency of the Merger, Monster and Innovate may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Monster and Innovate to make acquisitions, subject to certain exceptions relating to fiduciaries duties, as set forth below, or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party, subject to certain exceptions described below. Any such transactions could be favorable to such party’s stockholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Monster and Innovate from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and is reasonably capable of being consummated and that failure to cooperate with the proponent of the proposal is reasonably likely to result in a breach of the board’s fiduciary duties. In addition, if Monster or Innovate terminate the Merger Agreement under certain circumstances, including terminating because of a decision of a board of directors to recommend a superior proposal, Monster would be required to pay a termination fee of $1.0 million to Innovate or Innovate would be required to pay a termination fee of $1.5 million to Monster, respectively. This termination fee may discourage third parties from submitting alternative takeover proposals to Monster or Innovate or their stockholders, and may cause the respective boards of directors to be less inclined to recommend an alternative proposal.

Because the lack of a public market for Innovate shares makes it difficult to evaluate the fairness of the Merger, the stockholders of Innovate may receive consideration in the merger that is less than the fair market value of the Innovate shares and/or Monster may pay more than the fair market value of the Innovate shares.

The outstanding capital stock of Innovate is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Innovate. Because the percentage of Monster equity to be issued to Innovate stockholders was determined based on negotiations between the parties, it is possible that the value of the Monster common stock to be received by Innovate stockholders will be less than the fair market value of Innovate, or Monster may pay more than the aggregate fair market value for Innovate.

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RISKS RELATED TO MONSTER DIGITAL

Risks Related To Monster Digital Business

We need substantial additional capital to continue to fund our operations and we may not be able to obtain the amount of capital required, particularly when the credit and capital markets are unstable. If we are unable to raise substantial additional capital, we would have to modify our business plan, seek to sell assets or explore a transaction a merger partner or curtail some or all of our operations.

We currently have minimal cash on hand and an accounts receivable factoring facility limited to $4.0 million. Our existing financial resources are not sufficient to satisfy our future minimum capital requirements. We need substantial additional funding to fund our operations.  We do not know whether substantial additional financing is available, or, if available, whether the terms of any financing will be favorable to us. The current worldwide financing environment is challenging, which could make it more difficult for us to raise funds on reasonable terms, or at all. To the extent we raise additional capital by issuing equity securities, our stockholders will likely experience substantial dilution and the new equity securities may have rights, preferences or privileges senior to those of our common stock. If we are unable to raise substantial additional capital, or cannot raise substantial capital on acceptable terms, we will not have sufficient capital to operate our business and would have to modify our business plan, seek to sell assets, explore a transaction with a merger partner or curtail some or all of our operations.

If we fail to meet all applicable continued listing requirements of the Nasdaq Capital Market and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, impair the value of your investment, adversely affect our ability to raise needed funds and subject us to additional trading restrictions and regulations.

Companies listed on The NASDAQ Stock Market, or NASDAQ, are subject to delisting for, among other things, failure to maintain a minimum stockholders’ equity of $2.5 million. On April 17, 2017, we received a deficiency notice from NASDAQ notifying us that, based on our Form 10-K for the year ended December 31, 2016, NASDAQ has determined that our stockholders' equity does not comply with the minimum $2.5 million stockholders' equity requirement for continued listing on The NASDAQ Capital Market. NASDAQ has provided us with 45 calendar days, or until June 1, 2017, to submit a plan to regain compliance with the minimum stockholders' equity standard. If our plan to regain compliance is accepted, NASDAQ may grant an extension of up to 180 calendar days from the date of the notification letter, or until October 14, 2017, to evidence compliance. We are presently evaluating various courses of action to regain compliance and intend to timely submit a plan to NASDAQ to regain compliance with the NASDAQ minimum stockholders' equity standard. However, there can be no assurance that our plan will be accepted or that if it is, we will be able to regain compliance. If our plan to regain compliance with the minimum stockholders' equity standard is not accepted or if it is and we do not regain compliance by October 14, 2017, or if we fail to satisfy another NASDAQ requirement for continued listing, NASDAQ staff could provide notice that our common stock will become subject to delisting. In such event, NASDAQ rules permit us to appeal the decision to reject its proposed compliance plan or any delisting determination to a NASDAQ Hearings Panel.

NASDAQ's notice has no immediate effect on the listing of our common stock on the NASDAQ Capital Market. However, we cannot assure you that we will be able to meet this or other continued listing requirements of NASDAQ. If our common stock loses its status on The NASDAQ Capital Market, our common stock would likely trade in the over-the-counter market. If our shares were to trade on the over-the-counter market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and any security analysts’ coverage of us may be reduced. In addition, in the event our common stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock. Such delisting from The NASDAQ Capital Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

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Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

We incurred net losses of $6.2 million and $8.7 million for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, we had an accumulated deficit of $32.1 million. In their report on our financial statements for the year ended December 31, 2016, our independent registered public accounting firm included an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances regarding our ability to continue as a going concern. Failure to generate sufficient cash flows from operations raise additional capital or reduce discretionary spending will have a material adverse effect on our ability to achieve our intended business objectives. While management has a plan to fund ongoing operations, there is no assurance that its plan will be successfully implemented. As a result, an investor may lose the entire value of an investment in our company.

Our operating results, gross margins, cash flow and ability to sustain profitability may fluctuate significantly in the future and are difficult to predict.

Our operating results, gross margins, operating cash flow and ability to sustain profitability are based on a number of factors related to our industry and the markets for our memory storage products. We will have little or no control over many of these factors and any of these factors could cause our operating results, gross margins and ability to sustain profitability to fluctuate significantly. These factors include, among others:

•	competitive pricing pressures for the products we sell, including the timing and amount of any reductions

•	in the average selling prices of our products and our ability to charge a premium for our higher performance

•	products;

•	the growth of the markets for host devices that use data storage products;

•	our ability to control our operating expenses;

•	the timing and amount of expenses related to obsolescence and disposal of excess inventory and the difficulty of

•	forecasting and managing our inventory levels;

•	the amount of price protection, volume incentive rebates, discounts, market development funds, cooperative

•	advertising payments and other concessions and discounts that we may need to provide to some of our customers

•	due to competitive pricing pressures;

•	changes in our product and revenue mix;

•	the extent to which our products, particularly our higher margin products, are accepted by the markets;

•	the timing of the collection of our accounts receivable;

•	the decision of our customers to return products or rotate their inventory;

•	the inability of suppliers to fully indemnify us should we be subjected to litigation;

•	the difficulty of forecasting sell-through rates of our products and their impact on inventory levels at our resellers

•	if sell-through data is not timely reported to us, which may result in additional orders being delayed or reduced

•	and inventory being returned;

•	increases in costs charged by our product suppliers or the failure of our suppliers to decrease the prices they charge

•	to us when industry prices decline;

•	competing data memory standards, which displace the standards used in our products and our customers’ products;

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•	the announcement or introduction of products and technologies by competitors; and

•	potential product quality problems which could raise returns or rework costs.

In addition, we may be unable to accurately forecast our revenues and gross margins. We incur expenses based predominantly on operating plans and estimates of future revenues. Our expenses are to a large extent fixed in the short term and we may not be able to adjust them quickly to meet a shortfall in revenues during any particular quarter. We also plan inventory levels based on anticipated demand for our products and on anticipated product mix. As we anticipate increased demand for certain products we increase our level of inventory, which results in increased risk if we inaccurately estimate anticipated demand. Any significant shortfall in revenues in relation to our expenses and planned inventories would decrease our net income or increase our operating losses and harm our financial condition. If we are unsuccessful in increasing revenues from our higher margin products and controlling our operating expenses, we may not be able to achieve profitability.

Also, we have generated significant negative operating cash flows since our inception and expect to continue to do so for the foreseeable future. We are required to expend significant dollars on inventory and marketing efforts prior to the receipt of cash from the collection of our accounts receivable. We expect that our negative operating cash flows will continue for the foreseeable future as we increase our product offerings and expand our customer base. While we have a factoring arrangement in place that assists in part, we require substantial additional funds to bridge the gap between the expenditure and receipt of funds. If we are unable to raise additional capital, we will continue to be limited in our business and expansion efforts.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

We have a limited operating history upon which to base an evaluation of our prospects and the potential value of our offered securities. We are confronted with the risks inherent in an early stage company, including difficulties and delays in connection with the acquisition and marketing of products, operational difficulties, and difficulty in estimating future development, regulatory, and administrative costs. If we cannot successfully manage our business, we may not be able to acquire and offer commercially viable products, generate future profits and may not be able to support our operations. It is possible that we will incur additional expenses and may incur losses in the further implementation of our business plan.

In addition, we have not had limited experience in sourcing and selling action sports cameras. We are uncertain as to whether our action sports cameras will ultimately achieve the level of market acceptance that we expect or at all. Given our lack of experience in the action sports camera market, we cannot assure you that we will be able to identify the needs and preferences of customers and to adjust inventory mixes or marketing efforts that correspond to such needs and preferences; and we also cannot assure you that our action sports cameras will ultimately become commercially successful. In such circumstances, our business, growth prospects, financial condition and results will be adversely affected.

Our strategic partnership with Monster, Inc. poses significant challenges for us, and if we are unable to manage this relationship, our business and operating results will be adversely affected.

We have entered into a multi-year license agreement with Monster, Inc. (the “Monster License Agreement”) under which we have the right to exclusively market certain products under the “Monster Digital” brand name. As of December 31, 2016, this list of permitted products consists of the following: action cameras and accessories (including virtual reality goggles), DRAM modules; USB flash drives; flash based SD, M2, MicroSD, CF, ProDuo, card products; SSD drive products; internal power supplies for PCs, cable memory and hybrid drives. The management of this business will adversely affect our revenues and gross margins if we are, among other things, unable to:

•	properly manage the use of Monster Digital brand;

•	control the sales and marketing expenses associated with launching the brand in new channels;

•	plan for anticipated changes in demand; and

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•	effectively leverage the Monster Digital brand to achieve premium pricing and grow market share.

We have a number of obligations that we must fulfill under our agreement with Monster, Inc. to keep it in effect. These obligations include compliance with Monster, Inc. guidelines and trademark usage, customer satisfaction and the requirement that we meet target minimum royalty payments. As a result, Monster, Inc. may in the future have the right to terminate our license in its entirety. We were not in compliance with the royalty remittance policy for the fiscal periods referenced in the agreement nor with the installment payment terms of the $500,000 payment required for the continued use of the name “Monster Digital, Inc.” as a corporate, business and operating and as described below. If we were to lose the rights to sell products under the “Monster Digital” brand, our financial results would be significantly negatively impacted.

While we will continue to seek to offer additional products bearing the “Monster Digital” brand, the consent of Monster, Inc. will be required in order to sell any additional products bearing the “Monster Digital” brand. While to date Monster, Inc. has granted its consent to all our additional products to be sold bearing the “Monster Digital” brand, there can be no assurance that it would similarly consent in the future. If we are unable to secure the consent of Monster, Inc. for the sale of future products bearing the “Monster Digital” brand our product offering will be limited which would substantially and adversely affect our future prospects.

Our strategic partnership with Monster, Inc. does not restrict Monster, Inc. from offering its own line of action sports cameras or memory products.

Under the Monster License Agreement, Monster, Inc. itself may use (but not sublicense) the Monster mark and its M (stylized) mark (but not the Monster Digital mark) in connection with action sports cameras or memory and data storage products. Although Monster, Inc. must offer us the first right to supply such products on commercially reasonable terms under an arrangement similar to the Monster License Agreement, nothing limits the ability of Monster, Inc. to act as a competitor to us. Monster, Inc. has substantially more resources to exploit these markets than we do and their entry into our markets would substantially and adversely affect our future prospects.

We estimate that a significant percentage of our net revenues for the years ended December 31, 2016 and 2015 were derived from Monster, Inc.’s introductions to buyers and retailers.

We believe that approximately 19% and 33% of our gross revenues for the years ended December 31, 2016 and 2015 were derived from Monster, Inc.’s introductions to buyers and retailers. Monster, Inc. is under no contractual obligation to continue making such introductions. There can be no assurance that Monster, Inc. will continue to introduce us to significant buyers and retailers or that any buyers and retailers previously introduced to us by Monster, Inc. will continue to order products at previous levels or at all.

Our failure to successfully promote our brand and achieve strong brand recognition in our markets will limit and reduce the demand for our products.

We believe that brand recognition is critical to our success. We plan to increase our marketing expenditures to create and maintain prominent brand awareness. If we fail to promote our Monster Digital brand successfully, or if the expenses with doing so are disproportionate to any increased net sales we achieve, it would have a material adverse effect on our business and results of operations. Other companies, who may have significantly more resources to promote their own brands then we do, may not be aggressively promoting their brands. If they begin to more aggressively promote their brand or if our products exhibit poor performance or other defects, our brand may be adversely affected, which would inhibit our ability to attract or retain customers.

We need additional capital to adequately fund our future business objectives and we may not be able to obtain the amount of capital required, particularly when the credit and capital markets are unstable. Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholder and could cause the price of our offered securities to fall.

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We currently have minimal cash on hand and an accounts receivable factoring facility limited to $4.0 million. We will need substantial additional funding to achieve our goal of increasing sales of higher margin specialty products as a percentage of revenues. Our estimation of necessary future funding is based on our operating plan, which in turn is based on assumptions that may prove to be incorrect. Should these assumptions prove incorrect, our financial resources may not be sufficient to satisfy our future minimum capital requirements and will be insufficient to adequately address our goal of increasing sales of higher margin specialty products as referred above.

Any of the following factors could result in insufficient capital to fund our operations:

•	if our capital requirements or cash flow vary materially from our current projections;

•	if we are unable to timely collect our accounts receivable;

•	the loss of a key customer or a material reduction by a key customer in the range of inventory level of our products;

•	if we are unable to sell-through inventory currently in our sales channels as anticipated;

•	if we are unable to timely bring new successful products to market; or

•	if other unforeseen circumstances occur.

We do not know whether additional financing will be available when needed, or, if available, whether the terms of any financing will be favorable to us. The current worldwide financing environment is challenging, which could make it more difficult for us to raise funds on reasonable terms, or at all. To the extent we raise additional capital by issuing equity securities, our stockholder may experience substantial dilution and the new equity securities may have rights, preferences or privileges senior to those of our common stock. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future strategic opportunities or respond to competitive pressures or unanticipated events, or meet our aforementioned goal of increasing sales of higher margin specialty products, all of which would harm our business and results of operations. Furthermore, if we are unable to raise additional capital, or cannot raise capital on acceptable terms, we may not have sufficient capital to operate our business as planned and would have to modify our business plan or curtail some or all of our operations.

In addition, pursuant to our equity incentive plan, our compensation committee is authorized to grant equity-based incentive awards to our directors, executive officers and other employees and service providers, including officers, employees and service providers of our subsidiary. Future grants of, options and other equity awards and issuances of common stock under our equity incentive plans may have an adverse effect on the market price of our offered securities.

If we are unable to develop or maintain the strategic relationships necessary to develop, sell and market products that are commercially viable and widely accepted, the growth and success of our business will be limited.

We may not be able to acquire and sell products that are commercially viable and widely accepted if we are unable to anticipate market trends and the price, performance and functionality requirements of data memory manufacturers, suppliers and customers. We must continue to collaborate closely with our customers, manufacturers, and other suppliers to ensure that critical development, marketing and distribution projects proceed in a coordinated manner. These collaborations are also important because our ability to anticipate trends and plan our future product offerings depends to a significant degree upon our continued access to strategic relationships we currently have with our manufacturers and suppliers. If any of our current relationships terminate or otherwise deteriorate, or if we are unable to enter into future relationships that provide us with comparable insight into market trends or access to new and enhanced products, offerings and technologies, we will be substantially hindered in our future business endeavors.

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We depend exclusively on third parties to manufacture and supply all of our products. If third party manufacturers and suppliers are unable to timely deliver required quantities of our products at acceptable qualities and prices, we will not be able to meet customer demand for our products, which would adversely impact success of our business.

We do not own or operate a manufacturing facility and rely on third parties to manufacture, produce and supply all of our products. We cannot be certain that we will not experience operational difficulties with our manufacturers and suppliers. Our reliance on third party manufacturers and suppliers involves a number of significant risks, including:

•	reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;

•	unavailability of, or delayed access to, next-generation or key products, processes or technologies; and

•	the failure of a key manufacturer or supplier to remain in business and adjust to market conditions.

These risks could result in product shortages or increase our costs of manufacturing, sourcing, assembling or testing our products which could result in failure to meet customers’ expectations and damage our brand, which could result in lost sales. In addition, if third party manufacturers are unable or unwilling to continue to manufacture and deliver products of acceptable quality, at acceptable costs and in a timely manner, we would have to identify and qualify other third party manufacturers. This could be time-consuming and difficult and result in unforeseen operational problems and/or lost sales which would have a material adverse effect on our operating results.

We do not have long-term agreements with any of our third party suppliers or manufacturers for our primary memory products or our iX32 flashdrive. Our current offerings of action sports cameras and our iX32 flash drive are currently sourced from sole source suppliers and while we believe there is an alternative supplier available for our iX32 flash drive, we do not currently have an alternative supplier for our action sports cameras. We have a formal arrangement with Shuoying Digital Science & Technology (China) Co., Ltd. to manufacture and source our current offerings of action sports cameras. If these suppliers stopped supplying these products on acceptable terms, or at all, or we experienced delays in receipt of such products from these suppliers, we would experience a significant disruption in our business until such time as we are able to find alternative sources. In such event our business and financial results would be materially adversely affected.

We depend exclusively on third parties for the research and development of products.

The products we market are subject to rapid technological change and evolving industry standards. The future revenue growth of our business depends in large part on the development, market acceptance and performance of any new products we introduce in the marketplace. We do not have an internal research and development department. Instead, we rely on third parties for the research and development of new and enhanced products.

Although we depend on various third parties for the introduction and acceptance of new products, we do not have long-term relationships with any of them. There can be no assurance that we will maintain existing relationships or forge new relationships, that we will continue to have access to significant proprietary products, processes and technologies, or that we will continue to have access to new competitive products, processes and technologies that may be required to introduce new products. If we are not successful in maintaining and developing new relationships or obtaining rights to market products with competitive technologies, we will become less competitive and our operations will suffer.

A material change in customer relationships or in customer demand for products could have a significant impact on our business.

Our success is dependent on our ability to successfully offer trade terms that are acceptable to our customers and that are aligned with our pricing and profitability targets. Our business could suffer if we cannot maintain relationships with key customers based on our trade terms and conditions. In addition, our business would be negatively impacted if key customers were to significantly reduce or eliminate the range of inventory level of our products.

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In our memory storage industry, products are typically characterized by average selling prices that historically decline over relatively short time periods. If we are unable to effectively manage our inventories, reduce our costs, introduce new products with higher average selling prices or increase our sales volumes, our revenues and gross margins will be negatively impacted.

Data memory products often experience price erosion over their life cycle due in large part to competitive pressures, customer demand and technological changes. In order to maintain gross profits for products that have a declining average selling price, we must continuously reduce costs, increase sales volume or introduce new products with higher gross margins. We must also successfully manage our inventory to reduce our overall exposure to price erosion. In our industry, prices have often fallen faster than costs which has resulted in margin pressure. Our customers may exert pressure on us to make price concessions or to match pricing of our competitors. Any reduction in prices by us in response to pricing pressure will hurt our gross margins unless we can reduce our costs and manage our inventory levels to minimize the impact of such price declines. There can be no assurance that the introduction of new products will assist in protecting gross margin.

As it relates to our SSD, CF and SD card and USB flash drive products, demand depends in large part on the demand for additional storage and storage upgrades in existing computer systems. The demand for computer systems has been volatile in the past and often has had an exaggerated effect on the demand for drives and flash memory in any given period. As a result, these markets have experienced periods of excess capacity, which can lead to liquidation of excess inventories and more intense price competition. If more intense price competition occurs, we may be forced to lower prices sooner and more than expected, which could result in lower average selling prices, revenue and gross margins. We expect that average selling prices and gross margins will also tend to decline when there is a shift in the mix of products and sales of lower priced products increase relative to those of higher priced products. In addition, rapid technological changes often reduce the volume and profitability of sales of existing products and increase the risk of inventory obsolescence.

If we are unable to reduce our costs to offset declines in average selling prices or increase the sales volume of our existing products, particularly higher capacity or premium products, or introduce new products with higher gross margins, our revenues and gross margins will be adversely affected. This may negatively impact our anticipated growth in product revenues as well as our gross margins, particularly if the decline in our average selling prices is not matched by price declines in our supply costs.

Our failure to accurately forecast market and customer demand for our products, or to quickly adjust to forecast changes, would adversely affect our business and financial results or operating efficiencies.

The data storage industry faces difficulties in accurately forecasting market and customer demand for its products. The variety and volume of products we offer is based in large part on these forecasts. Accurately forecasting demand has become increasingly difficult in light of the volatility in global economic conditions. In addition, because many of our products are designed to be largely substitutable, our demand forecasts may be impacted significantly by the strategic actions of our competitors. As forecasting demand becomes more difficult, the risk that our forecasts are not in line with demand increases. If our forecasts exceed actual market demand, then we could experience periods of product oversupply and price decreases, which would impact our financial performance. If market demand increases significantly beyond our forecasts, then we may not be able to satisfy customer product needs, which could result in a loss of market share if our competitors are able to meet customer demands.

If we do not effectively manage our inventory and product mix, we may incur costs associated with excess inventory or lose sales from not having enough inventory.

We operate in markets that are characterized by intense competition, supply shortages or oversupply, rapid technological change, evolving industry standards, declining average selling prices and rapid product obsolescence, all of which make it more challenging to effectively manage our inventory. If we are unable to properly monitor, control and manage our inventory and maintain an appropriate level and mix of products with our customers, we may incur increased and unexpected costs associated with this inventory. For example, if our customers are unable to sell their inventory in a timely manner, we may choose or be required to lower the price of our products or allow our customers to exchange the slow-moving products for newer products. Similarly, if we improperly forecast demand for our products, we could end up with excess inventory that we may be unable to sell in a timely manner, if at all. As a result, we could incur increased expenses associated with writing off excess or obsolete inventory. Alternatively, we could end up with too little inventory and we may not be able to satisfy demand, which could have a material adverse effect on our customer relationships. Our risks related to inventory management are exacerbated by our strategy of closely matching inventory levels with product demand, leaving limited margin for error.

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We are subject to the cyclical nature of the consumer electronics industry and any future downturn could adversely affect our business.

The consumer electronics industry is highly cyclical and characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The flash memory markets have in the past experienced significant downturns often connected with, or in anticipation of, maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average sales prices. It is impossible to predict whether demand for our products will diminish or costs for any of our products will increase. Also our customers’ demand for storage capacity may not continue to grow at current industry estimates. For example, there has been a recent rapid growth in devices that do not contain a hard drive such as tablet computers and smartphones; this could affect demand for our SSD products. Any future downturns could have a material adverse effect on our business and results of operations.

To remain competitive and stimulate customer demand, we must successfully manage product introductions and transitions.

We believe that we must continually source and introduce new products, enhance our existing products and effectively stimulate customer demand for new and upgraded products. Our success depends on our ability to identify and originate product trends as well as to anticipate and react to changing consumer demands in a timely manner. The success of new product introductions depends on a number of factors including market and customer acceptance, the effective forecasting and management of product demand, purchase commitments and inventory levels, the management of manufacturing and supply costs, and the risk that new products may have quality or other defects in the early stages of introduction. In addition, the introduction of new products or product enhancements may shorten the life cycle of our existing products, or replace sales of some of our current products, thereby offsetting the benefit of even a successful product introduction, and may cause customers to defer purchasing our existing products in anticipation of the new products and potentially lead to challenges in managing inventory of existing products. If we are unable to introduce new products or novel technologies in a timely manner or our new products or technologies are not accepted by consumers, our competitors may introduce more attractive products, which could hurt our competitive position. Our new products might not receive consumer acceptance if consumer preferences shift to other products, and our future success depends in part on our ability to anticipate and respond to these changes. Failure to anticipate and respond in a timely manner to changing consumer preferences could lead to, among other things, lower revenue and excess inventory levels. As we seek to enhance our products, we may incur additional costs to incorporate new or revised features. We might not be able to, or determine that it is not in our interests to, raise prices to compensate for these additional costs. If we do not successfully manage product transitions, our revenue and business may be harmed.

Our markets are extremely competitive and subject to rapid technological change. Many of our significant competitors have greater financial and other resources than we do, and one or more of these competitors could use their greater resources to gain market share at our expense.

Competition is based on a multitude of factors, including product design, brand strength, distribution presence and capability, channel knowledge and expertise, geographic availability, breadth of product line, product cost, media capacity, access speed and performance, durability, reliability, scalability and compatibility. Specifically, the performance, functionality, reliability and price of our products are critical elements of our ability to compete. We believe that we offer, and that our target consumers seek, products that combine higher levels of performance, functionality and reliability at prices competitive with other leading brand-name products. Also, market penetration, brand recognition and inventory management are also critical elements of our ability to compete. Most consumers purchase products similar to ours from off-the-shelf retailers such as a large computer, consumer electronics and office supply superstores. Market penetration in the industries in which we compete is typically based on the number of retailers who offer a company’s products and the amount of shelf-space allocated to those products.

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Our existing competitors include many large domestic and international companies that have longer operating histories and have greater brand name recognition, substantially greater financial, technical, marketing and other resources, broader product lines and longer standing relationships with retailers, distributors, OEMs and end users. As a result, these competitors may be able to better absorb price declines, ensure more stable supply, adapt more quickly to new or emerging technologies or devote greater resources to the promotion and sale of their products than we may. Ultimately, this may lead to a decrease in our sales and market share and have a material adverse effect on our business, financial condition and results of operations.

We face competition from existing competitors and expect to face competition from future competitors that design and market similar or alternative data storage solutions that may be less costly or provide additional features. If a manufacturer of consumer electronic devices designs one of these alternative competing standards into its products, the digital media we manufacture, as currently configured, will not be compatible with that product and/or may cause our revenues to decline, which would result in a material adverse effect on our business.

We substantially rely on distributors and retailers to sell our data storage products and our inability to control the activities of such retailers could cause our operating results and gross margins to fluctuate significantly.

We sell substantially all of our data storage products through distributors and retailers. Sales to distributors and retailers subject us to many special risks, including the following:

•	continued downward pricing pressure may necessitate price protection of the inventories of our products that many of our customers carry;

•	distributors and retailers may emphasize our competitors’ products over our products or decline to carry our products;

•	loss of market share if the retailers that carry our products do not grow as quickly and sell as many digital media products as the retailers that carry the digital media products of our competitors;

•	loss of business or monetary penalties if we are unable to satisfy the product needs of these customers or fulfill their orders on a timely basis;

•	increased sales and marketing expenses if we are unable to accurately forecast our customer’s orders, including, among other items, increased freight and fulfillment costs if faster shipping methods are required to meet customer demand;

•	reduced ability to forecast sales; and

•	reduced gross margins, delays in collecting receivables and increased inventory levels due to the increasing tendency for some retailers to require products be supplied on a consignment basis.

Availability of reliable sell-through data varies throughout the retail channel, which will make it difficult for us to determine actual retail product revenues until after the end of each of our fiscal quarters. Unreliable sell-through data may result in either an overstatement or understatement of our reported revenues and results of operations. Our arrangements with our customers also provide them price protection against declines in our recommended selling prices. We do not have exclusive relationships with our retailers or distributors and therefore must rely on them to effectively sell our products over those of our competitors. Our reliance on the activities of distributors and retailers over which we have little or no control could cause our operating results and gross margin, to fluctuate significantly.

We obtain many products from a limited number of suppliers, and if these suppliers fail to meet our supply requirement or cease production of our products, we may lose sales and experience increased costs.

Our products inventory strategy is to maintain as little inventory as is necessary for the efficient operation of our business, which creates the risk that any shortage or delay in the supply of our products could harm our ability to meet demand. We obtain many of our products from a limited number of suppliers on a purchase order basis.

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Furthermore, none of our suppliers have a contractual commitment to supply us with products. These products include our SSDs, flash memory cards and USB flash drives. If demand for a specific product increases, we may not be able to obtain an adequate supply of that product in a timely manner, since our suppliers may fill other orders before ours. It could be difficult, costly and time-consuming to obtain alternative sources for these products, or to change products, or to change designs to make use of alternative products. In addition, difficulties in transitioning from an existing supplier to a new supplier could create delays in product availability that would have a significant impact on our ability to fulfill orders for our products. This would adversely impact on our ability to meet demand and damage our brand and reputation in the market, which would have a material adverse effect on our business and results of operations.

Because we protect some of our retail customers and distributors against the effects of price decreases on their inventories of our products, we may incur price protection charges if we reduce our prices when there are large quantities of our products in our distribution channel.

We provide price protection to certain of our major resellers. In the past we have incurred price protection charges ranging from 2% to 5% of gross sales before giving effect to such changes for the fiscal periods presented in this report. Price protection allows customers to receive a price adjustment on existing inventory when its published price is reduced. In an environment of slower demand and abundant supply of products, price declines and channel promotions expenses are more likely to occur and, should they occur, are more likely to have a significant impact on our operating results. Further, in this environment, high channel inventory may result in substantial price protection charges. These price protection charges have the effect of reducing gross sales and gross margins. We anticipate that we may continue to incur price protection charges due to competitive pricing pressures and, as a result, our revenues and gross margins may be adversely affected.

A significant product defect or product recall could materially and adversely affect our brand image, causing a decline in our sales and profitability, and could reduce or deplete our financial resources.

A significant product defect could materially harm our brand image and could force us to conduct a product recall. This could damage our relationships with our customers and reduce end-user loyalty. A product recall would be particularly harmful to us because we have limited financial and administrative resources to effectively manage a product recall and it would detract management’s attention from implementing our core business strategies. As a result, a significant product defect or product recall could cause a decline in our sales and profitability, and could reduce or deplete our financial resources.

A substantial portion of our sales have been made to customers accounting for over 10% of sales. We expect that this may continue in the foreseeable future. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity.

For the year ended December 31, 2016, one customer accounted for 34% of our gross sales. For the year ended December 31, 2015, three customers accounted for over 10% of our gross sales. We expect that we may continue to depend upon a limited number of major customers for a significant portion of our sales for the foreseeable future. We expect the composition of our major customer base to change over time, as our markets and strategies evolve, which could make our revenue less predictable from period-to-period.

Our agreements with our customers do not require them to purchase any specified number of products or dollar amount of purchases or to make any purchases whatsoever. Therefore, we cannot assure you that, in any future period, our sales generated from these customers, individually or in the aggregate, will equal or exceed historical levels. We also cannot assure you that, if sales to any of these customers cease or decline, we will be able to replace these sales with sales to either existing or new customers in a timely manner, or at all. A cessation or reduction of sales, or a decrease in the prices of products sold to one or more of these customers could cause a significant decline in our net sales and profitability.

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Our financial performance depends significantly on worldwide economic conditions and the related impact on levels of consumer spending, which have deteriorated in many countries and regions, including the U.S., and may not recover in the foreseeable future.

Demand for our products is adversely affected by negative macroeconomic factors affecting consumer spending. The tightening of consumer credit, low level of consumer liquidity, and volatility in credit and equity markets have weakened consumer confidence and decreased consumer spending primarily in the U.S. and European retail markets. A continuation or further deterioration of depressed economic conditions could have an even greater adverse effect on our business. Adverse economic conditions affect demand for devices that incorporate our products, such as personal computers and other computing and networking products, mobile devices, and flash memory cards. Reduced demand for our products could result in continued market oversupply and significant decreases in our average selling prices. A continuation of current negative conditions in worldwide credit markets would limit our ability to obtain external financing to fund our operations and capital expenditures. Difficult economic conditions may also result in a higher rate of losses on our accounts receivables due to credit defaults. As a result, our business, results of operations or financial condition could be materially adversely affected.

Negative or uncertain global economic conditions could also cause many of our direct and indirect customers to delay or reduce their purchases of our products. Further, many of our customers in our distribution and retail channels rely on credit financing in order to purchase our products. If negative conditions in the global credit markets prevent our customers’ access to credit, product orders in these channels may decrease, which could result in lower revenue. Likewise, our suppliers may face challenges in obtaining credit, in selling their products or otherwise in operating their businesses. These actions could result in reductions in our revenue, increased price competition and increased operating costs, which could adversely affect our business, results of operations and financial condition.

We are currently, and may be in the future, party to intellectual property rights claims that are expensive and time consuming to defend, and, if resolved adversely, could have a significant impact on our business, financial condition or operating results.

Our industry is characterized by vigorous protection and pursuit of intellectual property rights. Companies in the technology and consumer products industries own large numbers of patents, copyrights, trademarks and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert claims in order to extract value from technology and consumer products companies. We do not currently manufacture any products and currently purchase all our products from third parties for resale. From time to time we may receive claims from third parties which allege that we have infringed upon their intellectual property rights or we may be called upon to indemnify our customers for any intellectual property right infringements by us. If such products infringe the intellectual property rights of a third party or if we are found to owe license fees or royalties relating to these products, our margins and operating results would be severely negatively impacted.

In this regard, we received a letter from GoPro, Inc., or GoPro, alleging that we infringe on at least five U.S. patents held by GoPro, and requesting that we confirm in writing that we will permanently cease the sale and distribution of our 1080p action sports camera, along with any camera accessories, including the waterproof camera case and standard housing. The five patents specifically identified by GoPro in the letter were U.S. Patent No. D710,921: camera housing design, U.S. Patent No. D702,747: camera housing design, U.S. Patent No. D740,875: camera housing design, U.S. Patent No. D737,879: camera design, and U.S. Patent No. 721,395: camera design. Based upon our preliminary review of these patents, we believe we have some defenses to GoPro’s allegations. Our outside counsel has been in discussions with GoPro’s outside counsel and has forwarded them material which we believe supports defenses to these allegations, all in an effort to move the matter to resolution. But as of yet, there is no final resolution to this matter. There can be no assurance that we will be successful in defending against these allegations or reaching a business resolution that is satisfactory to us.

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Further, from time to time we may introduce new products and services, including in areas where we currently do not have an offering, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. Litigation could result in significant expense to us and divert the efforts of our technical and management personnel. In the event of an adverse result in litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of some products, and expend significant resources to develop non-infringing technology, discontinue the use of some processes or obtain licenses to use the infringed technology. Any of these results could have a material adverse effect on our business and results of operations.

Our indemnification obligations to our customers for product defects could require us to pay substantial damages.

A number of our product sales agreements provide that we will defend, indemnify and hold harmless our customers from damages and costs that arise from product warranty claims or claims for injury or damage resulting from defects in our products. Our insurance coverage may not be adequate to cover all or any part of the claims asserted against us. A successful claim brought against us that is in excess of, or excluded from, our insurance coverage could have a material adverse effect on our business and results of operations.

Substantially all of our executive officers were only recently appointed to their current roles and have a limited history of working together as a management group.

In December 2015, Jawahar Tandon stepped down as our Chief Executive Officer and David Clarke assumed that role; Mr. Tandon was appointed Executive Chairman of the Board. Mr. Clarke has no previous experience in the management or operation of a company that engages in the business currently conducted and proposed to be conducted by the Company. In addition, in December 2015 Vivek Tandon stepped down as our President and Mr. Clarke assumed that position as well; Mr. Tandon was appointed Vice President, Operations. In October 2016 Jonathan Clark was appointed Interim President; Mr. Clark has no previous experience in the management or operation of a company that engages in the business currently conducted and proposed to be conducted by our company. Also, in January 2016, the Company appointed its Executive Vice President, Sales and Marketing and an additional Vice President, Operations. In May 2016, Jawahar Tandon stepped down as our Executive Chairman of the Board but remained as a director. In August 2016, each of Vivek Tandon, Jawahar Tandon and Jonathan Orban stepped down as directors of the Company. As a result, our current management team has very limited experience working together as a management group which could cause short-term difficulties in implementing and overseeing significant corporate and operational functions.

To date, we have engaged in significant related party transactions.

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the proper consent of our audit committee. Further to such policy, any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review consideration and approval. However to date, we have engaged in a substantial number of related party transactions prior to the adoption of such policy and all of which were approved by a board with no independent members. While the board believed the terms and conditions of such transactions was fair and in the best interests of our company, there can be no assurance that the transactions were on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. See “Certain Relationships and Related Party Transactions.”

We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth with our limited resources effectively.

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The expansion of our business has placed a significant strain on our limited managerial, operational, and financial resources. We have been and will continue to be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management with experience in the memory and data storage industry. Competition is intense for these types of personnel from more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. To date we have had to limit the engagement of critical management and other key personnel due in part to limited financial resources. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our business, prospects, financial condition and operating results will be materially adversely affected.

Our international operations subject us to risks, which could adversely affect our operating results.

Our international operations are exposed to the following risks, several of which are out of our control:

•	political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•	preference for locally-branded products, and laws and business practices favoring local competition;

•	unusual or burdensome foreign laws or regulations, and unexpected changes to those laws or regulations;

•	import and export license requirements, tariffs, taxes and other barriers;

•	costs of customizing products for foreign countries;

•	increased difficulty in managing inventory;

•	less effective protection of intellectual property; and

•	difficulties and costs of staffing and managing foreign operations.

Any or all of these factors could adversely affect our ability to execute any geographic expansion strategies or have a material adverse effect on our business and results of operations.

Terrorist attacks, war, threats of war and government responses thereto may negatively impact our operations, revenues, costs and the market price of our securities.

Terrorist attacks, U.S. military responses to these attacks, war, threats of war and any corresponding decline in consumer confidence could have a negative impact on consumer demand. Any of these events may disrupt our operations or those of our customers and suppliers and may affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. Any of these events could also increase volatility in the U.S. and world financial markets, which could limit the capital resources available to us and our customers or suppliers, or adversely affect consumer confidence. Turmoil and unrest in regions from which we source our products could cause delays in the development or production of our products. This could harm our business and results of operation.

Our IT systems and operations are vulnerable because we have limited redundancy and backup systems.

Our internal order, inventory and product data management system is an electronic system through which our customers place orders for our products and through which we manage product pricing, shipments, returns and other matters. This system’s continued and uninterrupted performance is critical to our day-to-day business operations. Despite our precautions, unanticipated interruptions in our computer and telecommunications systems could occur in the future. We have extremely limited ability and personnel to process purchase orders and manage product pricing and other matters in any manner other than through this electronic system. Any interruption or delay in the operation of this electronic system could cause a significant decline in our sales and profitability.

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We may make acquisitions that are dilutive to existing stockholders. In addition, our limited experience in acquiring other businesses, product lines and technologies may make it difficult for us to overcome problems encountered in connection with any acquisitions we may undertake.

We intend to evaluate and explore strategic opportunities as they arise, including business combinations, strategic partnerships, and the purchase, licensing or sale of assets. In connection with any such future transaction, we could issue dilutive equity securities, incur substantial debt, reduce our cash reserves or assume contingent liabilities.

Our experience in acquiring other businesses, product lines and technologies is limited. Our inability to overcome problems encountered in connection with any acquisitions could divert the attention of management, utilize scarce corporate resources and otherwise harm our business. Any potential future acquisitions also involve numerous risks, including:

•	problems assimilating the purchased operations, technologies or products;

•	costs associated with the acquisition;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	potential loss of key employees of purchased organizations; and

•	potential litigation arising from the acquired company’s operations before the acquisition.

Furthermore, acquisitions may require material charges and could result in adverse tax consequences, substantial depreciation, deferred compensation charges, in-process research and development charges, the amortization of amounts related to deferred compensation and identifiable purchased intangible assets or impairment of goodwill, any of which could negatively affect our results of operations.

Sudden disruptions to the availability of freight lanes could have an impact on our operations.

We generally ship our products to our customers, and receive shipments from our suppliers, via air or ocean freight. The sudden unavailability or disruption of cargo operations or freight lanes, such as due to labor difficulties or disputes, severe weather patterns or other natural disasters, or political instability, terrorism or civil unrest, could impact our operating results by impairing our ability to timely and efficiently deliver our products.

If currency exchange rates fluctuate substantially in the future, our financial results, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Our sales contracts are denominated in U.S. dollars, and therefore substantially all of our revenues are not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our products to our customers outside of the United States, adversely affecting our business operations and financial results. To date, we have not engaged in any hedging strategies, and any such strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations.

Risks Related to the Ownership of Monster Digital Common Stock

Our share price is volatile and may be influenced by numerous factors, some of which are beyond our control.

The trading price of the shares of our common stock currently is, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this report, these factors include:

•	the success of competitive products or technologies;

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•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	regulatory or legal developments in the United States and other countries;

•	the recruitment or departure of key personnel;

•	the level of expenses;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	inconsistent trading volume levels of our shares;

•	announcement or expectation of additional financing efforts;

•	sales of our common stock by us, our insiders or our other stockholder;

•	market conditions in the technology sectors; and

•	general economic, industry and market conditions.

In addition, the stock market in general, and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of these risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of the shares of our common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Pursuant to our decision to cancel our proposed acquisition of Syrma Technologies Pvt. Ltd., in September 2015 Jawahar Tandon, our former Executive Chairman of the Board and former Chief Executive Officer, and Devinder Tandon, one of our significant stockholder and a former director, offered in the aggregate to each stockholder who purchased shares of our company for cash the opportunity to receive .07 additional shares from Mssrs. Tandon’s beneficial holdings for each .41 shares held by such stockholder (together the “Additional Shares”). As a condition to such grant, the executing stockholder agreed to release our company and Westpark Capital from any claim or cause of action that arise out of or are related in any way to the purchase or acquisition of our common stock (the “Release”). Stockholders holding an aggregate of 1,279,056 of such shares agreed to receive Additional Shares and sign the Release; an aggregate of 216,971 Additional Shares were afforded these stockholder from each of Jawahar Tandon's and Devinder Tandon’s beneficial holdings. Stockholders holding an aggregate of 199,248 of such shares did not agree to receive any Additional Shares and did not sign the Release. As such, these stockholder have reserved rights to file claims against our company in connection with the issuance of securities to them, which claims may include claims that securities were sold to them in violation of Section 10(b) of the Securities Exchange Act of 1934, as amended. While we have not received any notice that such a claim has been or is intended to be filed, no assurance can be given that any such claim will not be made against us or any of our officers or directors,. To the extent that any such claims or suits are brought and successfully concluded, we could be materially adversely affected, jeopardizing our ability to operate successfully. Furthermore, our human and capital resources of could be adversely affected by the need to defend any such actions, even if we are ultimately successful in our defense.

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We are an “emerging growth company” and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our shares of common stock or warrants being less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock or warrants less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our shares of common stock or warrants and the market price of such securities may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years. We will cease to be an “emerging growth company” upon the earliest of: (1) December 31, 2021, (2) the last day of the first fiscal year in which our annual gross revenues are $1 billion or more, (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, and (4) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with US generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

We have determined that we had a material weakness in our internal control over financial reporting as of December 31, 2016 and 2015 relating to the design and operation of our closing and financial reporting processes.

For a discussion of our remediation plan and the actions that we have executed during 2016 and 2015, in addition to the estimated costs incurred in connection with such remediation efforts, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control over Financial Reporting.” The actions we have taken are subject to continued review, supported by confirmation and testing by management. While we have implemented a plan to remediate this weakness, we cannot assure you that we will be able to remediate this weakness, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows. If we are unable to successfully remediate this material weakness, and if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with applicable Nasdaq listing requirements.

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Our failure to remediate the material weakness identified above or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the SEC on a timely and accurate basis. Moreover, our failure to remediate the material weakness identified above or the identification of additional material weaknesses could prohibit us from producing timely and accurate financial statements, which may adversely affect our the market price of shares of our common stock and we may be unable to maintain compliance with Nasdaq listing requirements.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of potential gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our shares of common stock and warrants will be your sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our common stock in the public market could cause the market price of shares of our common stock or warrants to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our shares of our common stock. In November 2016, we entered into a securities purchase agreement with a selling stockholder providing for the issuance and sale to such investor of 333,333 shares of our common stock. The shares were sold subject to a registration rights agreement and we filed with the Securities and Exchange Commission a registration statement on Form S-1 on February 13, 2017. Commencing on January 7, 2017, approximately 5,000,000 shares of our common stock may be resold in the public market, most without restriction on volume, unless held by our affiliates. We have also agreed to register all 382,575 shares of common stock held by Monster, Inc. (upon demand) and all shares underlying warrants issued in connection with our initial public offering. All of the shares involved in an effective registration statement may be freely sold and transferred. We have also registered all shares of common stock that we may issue under our equity compensation plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholder and may prevent attempts by our stockholder to replace or remove our current management.

Provisions in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholder, or remove our current management. These include provisions that:

•	permit our board of directors to issue up to 10,000,000 additional shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholder must be effected at a duly called annual or special meeting of stockholder and not be taken by written consent;

•	provide that stockholder seeking to present proposals before a meeting of stockholder or to nominate candidates for election as directors at a meeting of stockholder must provide advance notice in writing, and also satisfy requirements

•	as to the form and content of a stockholder’s notice;

•	not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock

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•	entitled to vote in any election of directors to elect all of the directors standing for election; and

•	provide that special meetings of our stockholder may be called only by the board of directors or by such person

or

persons requested by a majority of the board of directors to call such meetings. These provisions may frustrate or prevent any attempts by our stockholder to replace or remove our current management by making it more difficult for stockholder to replace members of our board of directors, who are responsible for appointing the members of our management. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholder. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our Certificate of Incorporation or Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholder to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for our shares of common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the trading price of our common stock or warrants and trading volume could decline.

The trading market for our shares of our common stock and warrants will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our shares of common stock or warrants. If no securities or industry analysts commence coverage of our company, the trading price for our shares of our stock and warrants would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our business, the price of our shares of common stock or warrants would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the trading price of our shares of common stock and trading volume to decline.

RISKS RELATED TO INNOVATE

The value of your investment in Monster following consummation of the Merger will be subject to the significant risks affecting Innovate and those inherent in the biopharmaceutical industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of the combined company’s common shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. The following risk factors apply to the business and operations of Innovate and will also apply to the business and operations of the combined company following the Merger.

Risks Related to Innovate’s Capital Requirements and Financial Condition

Innovate has a limited operating history and has incurred significant losses since inception, and expects that it will continue to incur losses for the foreseeable future, which makes it difficult to assess Innovate’s future viability.

Innovate is a clinical development-stage biopharmaceutical company with a limited operating history upon which to evaluate its business and prospects. Innovate has not been profitable since it commenced operations in 2012, and may never achieve or sustain profitability. In addition, Innovate has limited history as an organization and has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Drug development is a highly speculative undertaking and involves a substantial degree of risk. Innovate has not yet obtained any regulatory approvals for any of its product candidates, commercialized any of its product candidates, or generated any revenue from sales of products. Innovate has devoted significant resources to research and development and other expenses related to its ongoing clinical trials and operations, in addition to acquiring product candidates.

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Since inception, most of Innovate’s resources have been dedicated to the acquisition and development of its product candidates, INN-202 (Larazotide Acetate), INN-108 and INN-329 (Secretin). Innovate will require significant additional capital to continue operations and to execute on its current business strategy to develop INN-202 through to regulatory approval and further develop INN-108 and INN-329 for eventually seeking regulatory approval. Innovate cannot estimate with reasonable certainty the actual amounts necessary to successfully complete the development and commercialization of its product candidates and there is no certainty that Innovate will be able to raise the necessary capital on reasonable terms or at all.

Innovate’s auditor has expressed substantial doubt about its ability to continue as a going concern.

The audit report on Innovate’s financial statements for the years ended December 31, 2016 and 2015, includes an explanatory paragraph related to Innovate’s recurring losses from operations and dependence on additional financing to continue as a going concern. Innovate has incurred net losses for the years ended December 31, 2016 and 2015, and had an accumulated deficit of $7.7 million as of December 31, 2016. In view of these matters, Innovate’s ability to continue as a going concern is dependent upon its ability to raise additional debt or equity financings or enter into strategic partnerships. Since its inception, Innovate has financed its operations through convertible debt financings. Innovate intends to continue to finance its operations through debt or equity financing and/or strategic partnerships. The failure to obtain sufficient financing or strategic partnerships could adversely affect Innovate’s ability to achieve its business objectives and continue as a going concern.

Innovate will require substantial additional financing to obtain regulatory approval for INN-202 for celiac disease, and for further development of INN-108 (for ulcerative colitis) and INN-329 (for magnetic resonance cholangiopancreatography or MRCP), and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Innovate to delay, limit, reduce or terminate Innovate’s product development efforts or other operations.

For the year ended December 31, 2016, and the six months ended June 30, 2017, Innovate incurred losses from operations of $5.6 million and $6.8 million, respectively, and net cash used in operating activities was $2.2 million and $2.1 million, respectively. At June 30, 2017, Innovate had an accumulated deficit of $14.5 million, its cash, cash equivalents and investment securities were $5,023, and its working capital deficit was $9.9 million. Innovate expects to continue to incur substantial operating losses for the next several years as it advances its product candidates through clinical development, US and other regional regulatory approvals, and commercialization. No revenue from operations will likely be available until, and unless, one of its product candidates is approved by the FDA or another regulatory agency and successfully marketed, or Innovate enters into an arrangement that provides for licensing revenue or other partnering-related funding, outcomes which Innovate may not achieve on a timely basis, or at all.

Innovate’s capital requirements for the foreseeable future will depend in large part on, and could increase significantly as a result of, its expenditures on its development programs. Future expenditures on its development programs are subject to many uncertainties, and will depend on, and could increase significantly as a result of, many factors, including:

•	the number, size, complexity, results and timing of its drug development programs;

•	the number of clinical and nonclinical studies necessary to demonstrate acceptable evidence of the safety and efficacy of its product candidates;

•	the terms of any collaborative or other strategic arrangement that Innovate may establish;

•	changes in standards of care which could increase the size and complexity of clinical studies;

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•	the ability to locate patients to participate in a study given the limited number of patients available for orphan or ultra-orphan indications;

•	the number of patients who participate, the rate of enrollment, and the ratio of randomized to evaluable patients in each clinical study;

•	the number and location of sites and the rate of site initiation in each study;

•	the duration of patient treatment and follow-up;

•	the potential for additional safety monitoring or other post-marketing studies that may be requested by regulatory agencies;

•	the time and cost to manufacture clinical trial material and commercial product, including process development and scale-up activities, and to conduct stability studies, which can last several years;

•	the degree of difficulty and cost involved in securing alternate manufacturers or suppliers of drug product, components or delivery devices, as necessary to meet FDA requirements and/or commercial demand;

•	the costs, requirements, timing of, and the ability to, secure regulatory approvals;

•	the extent to which Innovate increases its workforce and the costs involved in recruiting, training and incentivizing new employees;

•	the costs related to developing, acquiring and/or contracting for sales, marketing and distribution capabilities,

•	supply chain management capabilities, and regulatory compliance capabilities, if Innovate obtains regulatory approval for a product candidate and commercializes it without a partner;

•	the costs involved in evaluating competing technologies and market developments or the loss in sales in case of such competition; and

•	the costs involved in establishing, enforcing or defending patent claims and other proprietary rights.

Additional capital may not be available when Innovate needs it, on terms that are acceptable to it or at all. If adequate funds are not available to Innovate on a timely basis, it will be required to delay, limit, reduce or terminate its establishment of sales and marketing, manufacturing or distribution capabilities, development activities or other activities that may be necessary to commercialize its product candidates, conduct preclinical or clinical studies, or other development activities.

If Innovate raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, it may have to relinquish certain valuable rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable. If Innovate raises additional capital through public or private equity offerings, the ownership interest of its stockholders will be diluted and the terms of any new equity securities may have preferential rights over its common stock. If Innovate raises additional capital through debt financing, it may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt or making capital expenditures, or subject to specified financial ratios, any of which could restrict its ability to develop and commercialize its product candidates or operate as a business.

Innovate has not generated any revenue from product sales and may never be profitable.

Innovate has no products approved for commercialization and has never generated any revenue from product sales. Innovate’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the requisite regulatory approvals necessary to commercialize, one or more of its product candidates.

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Innovate has not paid cash dividends in the past and does not expect to pay dividends in the future. Any return on investment may be limited to the value of its common stock.

Innovate has never paid cash dividends on its common stock and do not anticipate paying cash dividends in the near future. The payment of dividends on its common stock will depend on earnings, financial condition and other business and economic factors affecting Innovate at such time as the board of directors may consider relevant. If Innovate does not pay dividends, its common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Risks Related to Innovate’s Business Strategy and Operations

Innovate does not have any products that are approved for commercial sale.

Innovate currently does not have any therapeutic products approved for commercial sale. Innovate has not received, and may not receive within the next several years, if at all, any revenues from the commercialization of its product candidates if approved.

Innovate is substantially dependent upon the clinical, regulatory and commercial success of its three product candidates, INN-202, INN-108 and INN-329. Clinical drug development involves a lengthy and expensive process with an uncertain outcome, results of earlier studies and trials may not be predictive of future trial results, and Innovate’s clinical trials may fail to adequately demonstrate to the satisfaction of regulatory authorities the safety and efficacy of its three product candidates.

The success of Innovate’s business is dependent on its ability to advance the clinical development of INN-202 for the treatment of celiac disease, INN-108 for the treatment of mild to moderate ulcerative colitis, and INN-329 for MRCP. INN-202 has had successful completion of Phase 2 trials and Phase 3 pivotal studies and long-term safety studies remain to be conducted. INN-108 will be entering into Phase 2 efficacy trials for mild to moderate ulcerative colitis. INN-329 requires some additional studies to be performed for completion of Phase 3 trials.

Clinical testing is expensive and can take many years to complete. The outcome of this testing is inherently uncertain. A failure of one or more of Innovate’s clinical trials can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of Innovate’s product candidates may not necessarily be predictive of the results of later-stage clinical trials. There is a high failure rate for drugs proceeding through clinical trials, and product candidates in later stages of clinical trials may fail to show the required safety and efficacy despite having progressed through preclinical studies and initial clinical trials. Many companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier clinical trials, and Innovate cannot be certain that it will not face similar setbacks. Even if Innovate’s clinical trials are completed, the results may not be sufficient to obtain regulatory approval for its product candidates.

Because of the developmental nature of Innovate’s product candidates, Innovate is subject to risks associated with initiating, completing and achieving positive outcomes from its current and future clinical trials, including:

•	inability to enroll enough patients in the clinical trials;

•	slow implementation, enrollment and completion of the clinical trials;

•	low patient compliance and adherence to dosing and reporting requirements, such as incomplete reporting of patient reported outcomes in the clinical trials or missed doses;

•	lack of safety and efficacy in the clinical trials;

•	delays in the manufacture of supplies for drug components due to delays in formulation, process development, or manufacturing activities;

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•	requirements for additional nonclinical or clinical studies based on changes to formulation and/or changes to regulatory requirements;

•	requirements for additional clinical studies based on inconclusive clinical results or changes in market, standard of care, and/or regulatory requirements;

If Innovate successfully completes the necessary clinical trials for its product candidates, its success will be subject to the risks associated with obtaining regulatory approvals, product launch, and commercialization, including:

•	delays during regulatory review and/or requirements for additional CMC, nonclinical, or clinical studies, resulting in increased costs and/or delays in marketing approval and subsequent commercialization of the product candidates in the United States and other markets;

•	FDA rejection of Innovate’s New Drug Application (“NDA”) submissions for its product candidates;

•	regulatory rejection in the EU, Japan, and other markets;

•	inability to consistently manufacture commercial supplies of drug and delivery devices resulting in slowed market development and lower revenue;

•	poor commercial sales due to:

o	the ability of Innovate’s future sales organization or its potential commercialization partners to effectively sell the product candidates;

o	Innovate’s lack of success in educating physicians and patients about the benefits, administration, and

o	use of its product candidates;

o	low patient demand for the product candidates;

o	the availability, perceived advantages, relative cost, relative safety and relative efficacy of other products or treatments for the targeted indications of the product candidates;

o	poor prescription coverage and inadequate reimbursement for its product candidates;

•	Innovate’s inability to enforce its intellectual property rights in and to its product candidates; and

•	reduction in the safety profile of its product candidates following approval.

Many of these clinical, regulatory and commercial matters are beyond Innovate’s control and are subject to other risks described elsewhere in this “Risk Factors” section. Accordingly, Innovate cannot assure that it will be able to advance its product candidates further through final clinical development, or obtain regulatory approval of, commercialize or generate significant revenue from them. If Innovate cannot do so, or is significantly delayed in doing so, its business will be materially harmed.

If Innovate fails to attract and retain senior management and key scientific personnel, it may be unable to successfully develop and commercialize its product candidates.

Innovate has historically operated with a limited number of employees. As of July 31, 2017, Innovate had four full-time employees, including one employee engaged in research and development. Therefore, institutional knowledge is concentrated within a small number of employees. Innovate’s success depends in part on its continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. Innovate’s future success is highly dependent upon the contributions of its senior management team. The loss of services of any of these individuals could delay or prevent the successful development of its product pipeline, completion of its planned clinical trials or the commercialization of its product candidates.

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There may be intense competition from other companies and organizations for qualified personnel. Other companies and organizations with which Innovate competes for personnel may have greater financial and other resources and different risk profiles than Innovate, and a history of successful development and commercialization of its product candidates. Replacing key employees may be difficult and costly; and Innovate may not have other personnel with the capacity to assume all the responsibilities of a key employee upon his/her departure. If Innovate cannot attract and retain skilled personnel, as needed, Innovate may not achieve its development and other goals.

In addition, the success of Innovate’s business will depend on its ability to develop and maintain relationships with respected service providers and industry-leading consultants and advisers. If Innovate cannot develop and maintain such relationships, as needed, the rate and success at which Innovate can develop and commercialize product candidates may be limited. In addition, its outsourcing strategy, which has included engaging consultants to manage key functional areas, may subject Innovate to scrutiny under labor laws and regulations, which may divert management time and attention and have an adverse effect on its business and financial condition.

Innovate has identified a material weakness in its internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may impair its ability to produce accurate financial statements or prevent fraud.

Currently, Innovate is a private company and has limited resources to address its internal controls and procedures and relies on part-time consultants to assist Innovate with its financial accounting and compliance obligations. In connection with the preparation of Innovate’s audited financial statements for the year ended December 31, 2016, Innovate’s independent auditors advised management that a material weakness existed in internal controls over financial reporting due to Innovate’s inability to adequately segregate duties as a result of Innovate’s limited number of accounting personnel. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the subject company’s annual or interim financial statements will not be prevented or detected on a timely basis. Although Innovate is committed to continuing to improve its internal control processes and intends to implement a plan to remediate this material weakness, Innovate cannot be certain of the effectiveness of such plan or that, in the future, additional material weaknesses or significant deficiencies will not exist or otherwise be discovered. If Innovate is unable to maintain proper and effective internal controls, it may not be able to produce timely and accurate financial statements and prevent fraud.

Innovate’s employees, independent contractors and consultants, principal investigators, CROs, CMOs and other vendors, and any future commercial partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for Innovate and harm its reputation.

Innovate is exposed to the risk that its employees, independent contractors and consultants, principal investigators, clinical research organizations (CROs), contract manufacturing organizations (CMOs) and other vendors, and any future commercial partners may engage in fraudulent conduct or other misconduct. This type of misconduct may include intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, to provide accurate information to the FDA or comparable foreign regulatory authorities, to comply with manufacturing standards required by cGMP or Innovate standards, to comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, and to report financial information or data accurately or disclose unauthorized activities to them. The misconduct of its employees and other Innovate service providers could involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to its reputation. Innovate intends to adopt a code of business ethics and conduct, but it is not always possible to identify and deter such misconduct, and the precautions Innovate takes to detect and prevent this activity, such as the implementation of a quality system which entails vendor audits by quality experts, may not be effective in controlling unknown or unmanaged risks or losses or in protecting Innovate from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against them, and Innovate is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business and results of operations, including the imposition of significant fines or other sanctions.

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Innovate does not have, and does not have plans to establish manufacturing facilities. Innovate completely relies on third parties for the manufacture and supply of its clinical trial drug and delivery device supplies and, if approved, commercial product materials. The loss of any of these vendors or a vendor’s failure to provide Innovate with an adequate supply of clinical trial or commercial product material in a timely manner and on commercially acceptable terms, or at all, could harm its business.

Innovate outsources the manufacture of its product candidates and does not plan to establish its own manufacturing facilities. To manufacture Innovate’s product candidates, Innovate has made numerous custom modifications at CMOs, making Innovate highly dependent on these CMOs. For clinical and commercial supplies, if approved, Innovate has supply agreements with third party CMOs for drug substance and finished drug product. While Innovate has secured long-term commercial supply agreements with many of the third party CMOs, Innovate would need to negotiate agreements for commercial supply with several important CMOs, and Innovate may not be able to reach agreement on acceptable terms. In addition, Innovate relies on these third parties to conduct or assist Innovate in key manufacturing development activities, including qualification of equipment, developing and validating methods, defining critical process parameters, releasing component materials and conducting stability testing, among other things. If these third parties are unable to perform their tasks successfully in a timely manner, whether for technical, financial or other reasons, Innovate may be unable to secure clinical trial material, or commercial supply material if approved, which likely would delay the initiation, conduct or completion of its clinical studies or prevent Innovate from having enough commercial supply material for sale, which would have a material and adverse effect on its business.

Currently, Innovate does not have alternative vendors to back up its primary vendors of clinical trial material or, if approved, commercial supply material. Identification of and discussions with other vendors may be protracted and/or unsuccessful, or these new vendors may be unsuccessful in producing the same results as the current primary vendors producing the material. Therefore, if its primary vendors become unable or unwilling to perform their required activities, Innovate could experience protracted delays or interruptions in the supply of clinical trial material and, ultimately, product for commercial sale, which would materially and adversely affect its development programs, commercial activities, operating results and financial condition. In addition, the FDA or regulatory authorities outside of the United States may require Innovate to have an alternate manufacturer of a drug product before approving it for marketing and sale in the United States or abroad and securing such alternate manufacturer before approval of an NDA could result in considerable additional time and cost prior to NDA approval.

Any new manufacturer or supplier of finished drug product or its component materials, including drug substance and delivery devices, would be required to qualify under applicable regulatory requirements and would need to have sufficient rights under applicable intellectual property laws to the method of manufacturing of such product or ingredients required by Innovate. The FDA or foreign regulatory agency may require Innovate to conduct additional clinical studies, collect stability data and provide additional information concerning any new supplier, or change in a validated manufacturing process, including scaling-up production, before Innovate could distribute products from that manufacturer or supplier or revised process. For example, if Innovate were to engage a third party other than its current CMOs to supply the drug substance or drug product for future clinical trial, or commercial product, the FDA or regulatory authorities outside of the United States may require Innovate to conduct additional clinical and nonclinical studies to ensure comparability of the drug substance or drug product manufactured by its current CMOs to that manufactured by the new supplier.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling-up initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, and shortages of qualified personnel. Innovate’s product candidates have not been manufactured at the scale Innovate believes will be necessary to maximize its commercial value and, accordingly, Innovate may encounter difficulties in attempting to scale-up production and may not succeed in that effort on a timely basis or at all. In addition, the FDA or other regulatory authorities may impose additional requirements as Innovate scales-up initial production capabilities, which may delay its scale-up activities and/or add expense.

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All manufacturers of Innovate’s clinical trial material and, if approved, commercial product, including drug substance manufacturers, must comply with cGMP requirements enforced by the FDA through its facilities inspection program and applicable requirements of foreign regulatory authorities. These requirements include quality control, quality assurance and the maintenance of records and documentation. Manufacturers of Innovate’s clinical trial material may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. While Innovate or its representatives generally monitor and audit its manufacturers’ systems, Innovate does not have full control over their ongoing compliance with these regulations. And while the responsibility to maintain cGMP compliance is shared between Innovate and the third-party manufacturer, Innovate bears ultimate responsibility for its supply chain and compliance with regulatory standards. Failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay or failure to obtain product approval, product seizure or recall, or withdrawal of product approval.

If Innovate’s manufacturers encounter any of the aforementioned difficulties or otherwise fail to comply with their contractual obligations or there are delays entering commercial supply agreements due to capital constraints, Innovate may have insufficient quantities of material to support ongoing and/or planned clinical studies or to meet commercial demand, if approved. In addition, any delay or interruption in the supply of materials necessary or useful to manufacture its product candidates could delay the completion of its clinical studies, increase the costs associated with its development programs and, depending upon the period of delay, require Innovate to commence new clinical studies at significant additional expense or terminate the studies completely. Delays or interruptions in the supply of commercial product could result in increased cost of goods sold and lost sales. Innovate cannot provide assurance that manufacturing or quality control problems will not arise in connection with the manufacture of its clinical trial material or commercial product, if approved, or that third-party manufacturers will be able to maintain the necessary governmental licenses and approvals to continue manufacturing such clinical trial material or commercial product, as applicable. In addition, if Innovate products are manufactured entirely or partially outside the United States, Innovate may experience interruptions in supply due to shipping or customs difficulties or regional instability. Furthermore, changes in currency fluctuations, shipping costs, or import tariffs could adversely affect cost of goods sold. Any of the above factors could cause Innovate to delay or suspend anticipated or ongoing trials, regulatory submissions or commercialization of its product candidates, entail higher costs or result in Innovate being unable to effectively commercialize its products. Innovate’s dependence upon third parties for the manufacture of its clinical trial material may adversely affect its future costs and its ability to develop and commercialize its product candidates on a timely and competitive basis.

Innovate currently relies significantly on third parties to conduct its nonclinical testing and clinical studies and other aspects of its development programs and if those third parties do not satisfactorily perform their contractual obligations or meet anticipated deadlines, the development of its product candidates could be adversely affected.

Innovate does not currently employ personnel or possess the facilities necessary to conduct many of the activities associated with its programs. Innovate engages consultants, advisors, clinical research organizations (CROs), and others to assist in the design and conduct of nonclinical and clinical studies of its product candidates, with interpretation of the results of those studies and with regulatory activities, and Innovate expects to continue to outsource all or a significant amount of such activities. As a result, many important aspects of its development programs are and will continue to be outside its direct control, and its third-party service providers may not perform their activities as required or expected including the maintenance of GCP, GLP and GMP compliance, which are ultimately Innovate’s responsibility to ensure. Further, such third parties may not be as committed to the success of Innovate’s programs as Innovate’s own employees and, therefore, may not devote the same time, thoughtfulness or creativity to completing projects or problem-solving as Innovate’s own employees would. To the extent Innovate is unable to successfully manage the performance of third-party service providers, its business may be adversely affected.

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The CROs that Innovate may engage to execute its clinical studies play a significant role in the conduct of the studies, including the collection and analysis of study data, and Innovate likely will depend on CROs and clinical investigators to conduct future clinical studies and to assist in analyzing data from completed studies and developing regulatory strategies for its product candidates. Individuals working at the CROs with which it will contract, as well as investigators at the sites at which its studies are conducted, are not Innovate’s employees, and Innovate has limited control over the amount or timing of resources that they devote to their programs. If Innovate’s CROs, study investigators, and/or third-party sponsors fail to devote sufficient time and resources to studies of its product candidates, if Innovate and/or its CROs do not comply with all GLP and GCP regulatory and contractual requirements, or if their performance is substandard, it may delay commencement and/or completion of these studies, submission of applications for regulatory approval, regulatory approval, and commercialization of its product candidates. Failure of CROs to meet their obligations to Innovate could adversely affect development of its product candidates.

In addition, CROs Innovate engages may have relationships with other commercial entities, some of which may compete with Innovate. Through intentional or unintentional means, Innovate’s competitors may benefit from lessons learned on the Innovate project that could ultimately harm Innovate’s competitive position. Moreover, if a CRO fails to properly, or at all, perform its activities during a clinical study, Innovate may not be able to enter into arrangements with alternative CROs on acceptable terms or in a timely manner, or at all. Switching CROs may increase costs and divert management time and attention. In addition, there likely would be a transition period before a new CRO commences work. These challenges could result in delays in the commencement or completion of Innovate’s clinical studies, which could materially impact its ability to meet its desired and/or announced development timelines and have a material adverse impact on its business and financial condition.

Innovate may not achieve its projected development goals within the time frames that Innovate has announced.

Innovate has set goals for accomplishing certain objectives material to the successful development of its product candidates. The actual timing of these events may vary due to many factors, including delays or failures in its nonclinical testing, clinical studies and manufacturing and regulatory activities and the uncertainties inherent in the regulatory approval process. From time to time, Innovate creates estimates for the completion of enrollment of or announcement of data from clinical studies of its product candidates. However, predicting the rate of enrollment or the time from completion of enrollment to announcement of data for any clinical study requires Innovate to make significant assumptions that may prove to be incorrect. As discussed in other risk factors above, its estimated enrollment rates and the actual rates may differ materially and the time required to complete enrollment of any clinical study may be considerably longer than Innovate estimates. Such delays may adversely affect its financial condition and results of operations.

Even if Innovate completes a clinical study with successful results, Innovate may not achieve its projected development goals within the periods Innovate initially anticipates or announces. If a development plan for a product candidate becomes more extensive and costly than anticipated, Innovate may determine that the associated time and cost are not financially justifiable and, as a result, may discontinue development in a particular indication or of the product candidate as a whole. In addition, even if a study did complete with successful results, changes may occur in regulatory requirements or policy during the period of product development and/or regulatory review of an NDA that relate to the data required to be included in NDAs which may require additional studies that may be costly and time consuming. Any of these actions may be viewed negatively, which could adversely impact its financial condition.

Further, throughout development, Innovate must provide adequate assurance to the FDA and other regulatory authorities that Innovate can consistently develop and produce its product candidates in conformance with GLP, GCP, cGMP, and other regulatory standards. As discussed above, Innovate relies on CMOs for the manufacture of clinical, and future commercial, quantities of its product candidates. If future FDA or other regulatory authority inspections identify cGMP compliance deficiencies at these third-party facilities, production of its clinical trial material or, in the future, commercial product, could be disrupted, causing potentially substantial delay in or failure of development or commercialization of its product candidates.

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Innovate currently has limited marketing capabilities and no sales organization. If Innovate is unable to establish sales and marketing capabilities on its own or through third parties, it will be unable to successfully commercialize its products, if approved, or generate product revenue.

To commercialize Innovate’s products, if approved, in the United States and other jurisdictions it seeks to enter, Innovate must build its marketing, sales, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and it may not be successful in doing so. If Innovate’s products receive regulatory approval, it expects to market such products in the United States through a focused, specialized sales force, which will be costly and time consuming. Innovate has no prior experience in the marketing and sale of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including its ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Outside of the United States, Innovate may consider collaboration arrangements. If Innovate is unable to enter into such arrangements on acceptable terms or at all, it may not be able to successfully commercialize its products in certain markets. Any failure or delay in the development of its internal sales, marketing and distribution capabilities would adversely impact the commercialization of its products. If Innovate is not successful in commercializing its products, either on its own or through collaborations with one or more third parties, its future product revenue will suffer and it would incur significant additional losses.

To establish a sales and marketing infrastructure and expand its manufacturing capabilities, Innovate will need to increase the size of its organization, and Innovate may experience difficulties in managing this growth.

As of July 31, 2017, Innovate had four full-time employees, including one employee engaged in research and development. As Innovate advances its product candidates through the development process and to commercialization, it will need to continue to expand its development, regulatory, quality, managerial, sales and marketing, operational, finance and other resources to manage its operations and clinical trials, continue its development activities and commercialize its product candidates, if approved. As its operations expand, Innovate expects that it will need to manage additional relationships with various manufacturers and collaborative partners, suppliers and other organizations.

Due to Innovate’s limited financial resources and its limited experience in managing a company with such anticipated growth, Innovate may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. In addition, the physical expansion of its operations may lead to significant costs and may divert its management and resources. Any inability to manage growth could delay the execution of its development and strategic objectives, or disrupt its operations, which could materially impact its business, revenue and operating results.

Innovate’s product candidates may cause undesirable side effects or adverse events, or have other properties that could delay or prevent its clinical development, regulatory approval or commercialization.

As with many pharmaceutical products, undesirable side effects or adverse events caused by Innovate’s product candidates could interrupt, delay or halt clinical studies and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all indications, and in turn prevent Innovate from commercializing its product candidates. A significant challenge in clinical development is that the patient population in early studies, where small numbers of patients are required, is different from the patient population observed in later stage studies, where larger groups of patients are required. For example, patients in earlier stage studies may be sicker, more compliant, or otherwise motivated than patients in larger studies.

If undesirable side effects occur, they could possibly prevent approval, which would have a material and adverse effect on its business.

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If any of its product candidates receive marketing approval and Innovate or others later identify undesirable side effects caused by the product:

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•	Innovate may be required to change the way the product is administered, conduct additional clinical studies or change the labeling of the product; and

•	regulatory authorities may withdraw approval of the product;

•	its reputation may suffer.

Any of these events could prevent Innovate from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent Innovate from generating significant revenue from its sale.

Innovate’s business and operations would suffer in the event of third-party computer system failures, cyber-attacks on third-party systems or deficiency in its cyber security.

Innovate relies on information technology systems, including third-party “cloud based” service providers, to keep financial records, maintain laboratory data, clinical data and corporate records, to communicate with staff and external parties, and to operate other critical functions. This includes critical systems such as email, other communication tools, electronic document repositories, and archives. If any of these third-party information technology (IT) providers are compromised due to computer viruses, unauthorized access, malware, natural disasters, fire, terrorism, war and telecommunication failures, electrical failures, cyber-attacks or cyber-intrusions over the internet, then sensitive emails or documents could be exposed or deleted. Similarly, Innovate could incur business disruption if its access to the internet is compromised and Innovate is unable to connect with third-party IT providers. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition, Innovate relies on those third parties to safeguard important confidential personal data regarding its employees and patients enrolled in its clinical trials. If a disruption event were to occur and cause interruptions in a third-party IT provider’s operations, it could result in a disruption of its drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in its regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to its data or applications, or inappropriate disclosure of confidential or proprietary information, Innovate could incur liability and development of its product candidates could be delayed, or could fail.

Risks Related to Drug Development and Commercialization

Innovate depends on the successful completion of clinical studies of its product candidates, and any positive results in prior clinical studies do not ensure that ongoing or future clinical studies will be successful.

Pharmaceutical products are subject to stringent regulatory requirements covering quality, safety, and efficacy. The burden of proof is on the manufacturer, such as Innovate, to show with substantial clinical data that the risk/benefit profile for any new drug is favorable. Only after successfully completing extensive pharmaceutical development, nonclinical testing, and clinical studies may a product be considered for regulatory approval.

If Innovate licenses rights to develop its product candidates to independent third parties or otherwise permit such third parties to evaluate its product candidates in clinical studies, Innovate may have limited control over those clinical studies. Any safety or efficacy concern identified in a third-party sponsored study could adversely affect its or another licensee’s development of its product candidate and prospects for its regulatory approval, even if the data from that study are subject to varying interpretations and analyses.

There is significant risk that ongoing and future clinical studies of its product candidates are unsuccessful. Negative or inconclusive results could cause the FDA and other regulatory authorities to require Innovate to repeat or conduct additional clinical studies, which could significantly increase the time and expense associated with development of that product candidate or cause Innovate to elect to discontinue one or more clinical programs. Failure to complete a clinical study of a product candidate or an unsuccessful result of a clinical study could have a material adverse effect on its business.

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Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

Clinical studies are expensive, difficult to design and implement, may take many years to complete, and outcomes are inherently uncertain. A drug product may fail to demonstrate positive results at any stage of testing despite having progressed satisfactorily through nonclinical testing and initial clinical studies. There is significant risk in clinical development where later stage clinical studies are designed and powered based on the analysis of data from earlier studies, with these earlier studies involving a smaller number of patients, and the results of the earlier studies being driven primarily by a subset of responsive patients. In addition, interim results of a clinical study do not necessarily predict final results. Further, clinical study data frequently are susceptible to varying interpretations. Medical professionals and/or regulatory authorities may analyze or weigh study data differently than the sponsor company, resulting in delay or failure to obtain marketing approval for a product candidate. Additionally, the possible lack of standardization across multiple investigative sites may induce variability in the results, which can interfere with the evaluation of treatment effects.

Delays in commencement and completion of clinical studies are common and have many causes. Delays in clinical studies of Innovate’s product candidates could increase overall development costs and jeopardize its ability to obtain regulatory approval and successfully commercialize any approved products.

Clinical studies may not commence on time or be completed on schedule, if at all. The commencement and completion of clinical studies can be delayed for a variety of reasons, including:

•	inability to raise sufficient funding to initiate or to continue a clinical study;

•	delays in obtaining regulatory approval to commence a clinical study;

•	delays in identifying and reaching agreement on acceptable terms with prospective contract research

•	organizations, or CROs, and clinical study sites and investigators, which agreements can be subject to extensive negotiation and may vary significantly among study sites;

•	delays in obtaining regulatory approval in a prospective country;

•	delays in obtaining ethic committee approval to conduct a clinical study at a prospective site;

•	delays in reaching agreements on acceptable terms with prospective contract manufacturing organizations, or CMOs, or other vendors for the production and supply of clinical trial material and, if necessary, drug administration devices, which agreements can be subject to extensive negotiation;

•	delays in the production or delivery of sufficient quantities of clinical trial material from its CMOs and other vendors to initiate or continue a clinical study;

•	delays due to product candidate recalls as a result of stability failure, excessive product complaints or other failures of the product candidate during its use or testing;

•	invalidation of clinical data caused by premature unblinding or integrity issues;

•	invalidation of clinical data caused by mixing up of the active drug and placebo through randomization or manufacturing errors;

•	delays on the part of its CROs, CMOs, and other third-party contractors in developing procedures and protocols or otherwise conducting activities in accordance with applicable policies and procedures and in accordance with agreed upon timelines;

•	delays in identifying and hiring or engaging, as applicable, additional employees or consultants to assist in managing clinical study-related activities;

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•	delays in recruiting and enrolling individuals to participate in a clinical study, which historically can be challenging in orphan diseases;

•	delays caused by patients dropping out of a clinical study due to side effects, concurrent disorders, difficulties in adhering to the study protocol, unknown issues related to different patient profiles than in previous studies, or otherwise;

•	delays in having patients complete participation in a clinical study, including returning for post-treatment follow-up;

•	delays resulting from study sites dropping out of a trial, providing inadequate staff support for the study, problems with shipment of study supplies to clinical sites, or focusing its staff’s efforts on enrolling studies that compete for the same patient population;

•	suspension of enrollment at a study site or the imposition of a clinical hold by the FDA or other regulatory authority following an inspection of clinical study operations at study sites or finding of a drug-related

•	serious adverse event; and

•	delays in quality control/quality assurance procedures necessary for study database lock and analysis of unblinded data.

Innovate may experience difficulties in the enrollment of patients in its clinical trials, which may delay or prevent Innovate from obtaining regulatory approval.

Innovate may not be able to continue clinical trials for its product candidates if Innovate is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. In particular, because Innovate is focused on diseases in genomically defined patient populations, our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate. In addition, some of our competitors have ongoing clinical trials for drug candidates that treat the same indications as our drug candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ drug candidates.

Patient enrollment, a critical component to successful completion of a clinical study, is affected by many factors, including:

•	the size of the target patient population;

•	other ongoing studies competing for the same patient population;

•	the eligibility criteria for the clinical trial;

•	the design of the clinical study;

•	the perceived risks and benefits of the product candidate under study;

•	the efforts to facilitate timely enrollment in clinical trials;

•	the proximity and availability of clinical trial sites for prospective patients; and

•	the ability to monitor patients adequately during and after treatment.

Clinical studies may not begin on time or be completed in the time frames Innovate anticipates. The length of time necessary to successfully complete clinical studies varies significantly and is difficult to predict accurately. Innovate may make statements regarding anticipated timing for completion of enrollment in and/or availability of results from its clinical studies, but such predictions are subject to a number of significant assumptions and actual timing may differ materially for a variety of reasons, including patient enrollment rates, length of time needed to prepare raw study data for analysis and then to review and analyze it, and other factors described above. If Innovate experiences delays in the completion of a clinical study, if a clinical study is terminated, or if failure to conduct a study in accordance with regulatory requirements or the study’s protocol leads to deficient safety and/or efficacy data, the regulatory approval and/or commercial prospects for its product candidates may be harmed and its ability to generate product revenue will be delayed. In addition, any delays in completing its clinical studies likely will increase its development costs. Further, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may ultimately lead to the denial of regulatory approval of a product candidate. Even if Innovate ultimately commercializes its product candidates, the standard of care may have changed or other therapies for the same indications may have been introduced to the market in the interim and may establish a competitive threat to Innovate or may diminish the need for Innovate’s products.

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Clinical studies are very expensive, difficult to design and implement, often take many years to complete, and the outcome is inherently uncertain.

Clinical development of pharmaceutical products for humans is generally very expensive, takes many years to complete and failures can occur at any stage of clinical testing. Innovate estimates that clinical development of its product candidates will take several additional years to complete, but because of the variety of factors that can affect the design, timing, and outcome of clinical studies, Innovate is unable to estimate the exact funds required to complete research and development, to obtain regulatory approval and to commercialize all of its product candidates. Innovate will need significant additional capital to continue to advance its products as per current business plans.

Failure at any stage of clinical testing is not uncommon and Innovate may encounter problems that would require additional, unplanned studies or cause Innovate to abandon a clinical development program.

In addition, a clinical study may be suspended or terminated by Innovate, an IRB, a data safety monitoring board, the FDA or other regulatory authorities due to a number of factors, including:

•	lack of adequate funding to continue the study;

•	failure to conduct the study in accordance with regulatory requirements or the study’s protocol;

•	inspection of clinical study operations or sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	unforeseen safety issues, including adverse side effects; or

•	changes in governmental regulations or administrative actions.

Changes in governmental regulations and guidance relating to clinical studies may occur and Innovate may need to amend study protocols to reflect these changes, or Innovate may amend study protocols for other reasons. Amendments may require Innovate to resubmit protocols to IRBs for reexamination and approval or renegotiate terms with CROs, study sites and investigators, all of which may adversely impact the costs or timing of or its ability to successfully complete a trial.

There is significant uncertainty regarding the regulatory approval process for any investigational new drug, substantial further testing and validation of its product candidates and related manufacturing processes may be required, and regulatory approval may be conditioned, delayed or denied, any of which could delay or prevent Innovate from successfully marketing its product candidates and substantially harm its business.

Pharmaceutical products generally are subject to rigorous nonclinical testing and clinical studies and other approval procedures mandated by the FDA and foreign regulatory authorities. Various federal and foreign statutes and regulations also govern or materially influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate U.S. and foreign statutes and regulations is time-consuming and requires the expenditure of substantial resources.

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Innovate is preparing INN-202, larazotide acetate, for a Phase 3 clinical trial, the success of which will be needed for FDA approval to market INN-202 in the United States to treat celiac disease in patients with persistent symptoms while adhering to a gluten free diet. While significant communication with the FDA on the Phase 3 study design has occurred, even if the Phase 3 clinical study meets all of its statistical goals and protocol end points, the FDA may not view the results as robust and convincing. They may require additional clinical studies and/or other costly studies, which could require Innovate to expend substantial additional resources and could significantly extend the timeline for clinical development prior to market approval. Additionally, Innovate is required by the FDA to conduct a long-term safety study. The results of this study will not be known until a short time prior to potential submission of an NDA for INN-202. If the safety study cannot be completed for technical or other reasons, or provides results that the FDA determines to be concerning, this may cause a delay or failure in obtaining approval for INN-202. INN-108 plans to initiate Phase 2 clinical trials for mild to moderate ulcerative colitis. Concurrently, Innovate plans to make formulation changes to INN-108 that would simplify the composition for use in pediatric patients. While this change is expected by Innovate to reduce studies and/or other documentation requirements, the regulatory agencies may require additional clinical or nonclinical studies prior to approval, even if current clinical studies are deemed successful, which could require Innovate to expend substantial additional resources and significantly extend the timeline for clinical development of INN-108.

Innovate is preparing INN-329, secretin, for additional testing in its Phase 3 clinical trial, the success of which will be needed for FDA approval to market INN-329 in the United States for MRCP procedures. While significant communication with the FDA on the Phase 3 study design has occurred in the past, Innovate will be required to initiate communication with the FDA to finalize the study design and to seek their approval for the additional Phase 3 trial design. Even if the Phase 3 clinical study meets all of its statistical goals and protocol end points, the FDA may not view the results as robust and convincing. The FDA may require additional clinical studies and/or other costly studies, which could require Innovate to expend substantial additional resources and could significantly extend the timeline for clinical development prior to market approval. Additionally, Innovate is required by the FDA to conduct a long term safety study. The results of this study will not be known until a short time prior to potential submission of an NDA for INN-329. If the safety study cannot be completed for technical or other reasons, or provides results that the FDA determines to be concerning, this may cause a delay or failure in obtaining approval for INN-329.

Significant uncertainty exists with respect to the regulatory approval process for any investigational new drug, including INN-202, INN-108 and INN-329. Regardless of any guidance the FDA or foreign regulatory agencies may provide a drug’s sponsor during its development, the FDA or foreign regulatory agencies retain complete discretion in deciding whether to accept an NDA or the equivalent foreign regulatory approval submission for filing or, if accepted, approve an NDA. There are many components to an NDA or marketing authorization application submission in addition to clinical study data. For example, the FDA or foreign regulatory agencies will review the sponsor’s internal systems and processes, as well as those of its CROs, CMOs and other vendors, related to development of its product candidates, including those pertaining to its clinical studies and manufacturing processes. Before accepting an NDA for review or before approving the NDA, the FDA or foreign regulatory agencies may request that Innovate provide additional information that may require significant resources and time to generate and there is no guarantee that its product candidates will be approved for any indication for which Innovate may apply. The FDA or foreign regulatory agencies may choose not to approve an NDA for any of a variety of reasons, including a decision related to the safety or efficacy data, manufacturing controls or systems, or for any other issues that the agency may identify related to the development of its product candidates. Even if one or more Phase 3 clinical studies are successful in providing statistically significant evidence of the efficacy and safety of the investigational drug, the FDA or foreign regulatory agencies may not consider efficacy and safety data from the submitted studies adequate scientific support for a conclusion of effectiveness and/or safety and may require one or more additional Phase 3 or other studies prior to granting marketing approval. If this were to occur, the overall development cost for the product candidate would be substantially greater and its competitors may bring products to market before Innovate, which could impair its ability to generate revenues from the product candidates, or even seek approval, if blocked by a competitor’s Orphan Drug exclusivity, which would have a material adverse effect on Innovate’s business, financial condition and results of operations.

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Further, development of Innovate’s product candidates and/or regulatory approval may be delayed for reasons beyond its control. For example, U.S. federal government shut-down or budget sequestration, such as one that occurred during 2013, may result in significant reductions to the FDA’s budget, employees and operations, which may lead to slower response times and longer review periods, potentially affecting Innovate’s ability to progress development of its product candidates or obtain regulatory approval for its product candidates.

Even if the FDA or foreign regulatory agencies grant approvals for Innovate’s product candidates, the conditions or scope of the approval(s) may limit successful commercialization of the product candidates and impair Innovate’s ability to generate substantial sales revenue. The FDA or foreign regulatory agencies may also only grant marketing approval contingent on the performance of costly post-approval nonclinical or clinical studies, or subject to warnings or contraindications that limit commercialization. Additionally, even after granting approval, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for its products will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, and continued compliance with current good manufacturing processes, or cGMP, good clinical practices, international conference on harmonization regulations and good laboratory practices, which are regulations and guidelines that are enforced by the FDA or foreign regulatory agencies for all of its clinical development and for any clinical studies that Innovate conducts post-approval. The FDA or foreign regulatory agencies may decide to withdraw approval, add warnings or narrow the approved indications in the product label, or establish risk management programs that could restrict distribution of its products. These actions could result from, among other things, safety concerns, including unexpected side effects or drug-drug interaction problems, or concerns over misuse of a product. If any of these actions were to occur following approval, Innovate may have to discontinue commercialization of the product, limit its sales and marketing efforts, implement risk minimization procedures, and/or conduct post-approval studies, which in turn could result in significant expense and delay or limit its ability to generate sales revenues.

Regulations may be changed prior to submission of an NDA that require higher hurdles than currently anticipated. These may occur as a result of drug scandals, recalls, or a political environment unrelated to Innovate’s products.

Even if Innovate receives regulatory approval for a product candidate, Innovate may face regulatory difficulties that could materially and adversely affect its business, financial condition and results of operations.

Even if initial regulatory approval is obtained, as a condition to the initial approval the FDA or a foreign regulatory agency may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or marketing surveillance programs, any of which would limit the commercial potential of the product. Its product candidates also will be subject to ongoing FDA requirements related to the manufacturing processes, labeling, packaging, storage, distribution, advertising, promotion, record-keeping and submission of safety and other post-market information regarding the product. For instance, the FDA may require changes to approved drug labels, require post-approval clinical studies and impose distribution and use restrictions on certain drug products. In addition, approved products, manufacturers and manufacturers’ facilities are subject to continuing regulatory review and periodic inspections. If previously unknown problems with a product are discovered, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, the FDA may impose restrictions on that product or Innovate, including requiring withdrawal of the product from the market. If Innovate or a CMO of Innovate’s fails to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	impose civil or criminal penalties;

•	suspend or terminate any ongoing clinical studies;

•	close the facilities of a CMO;

•	refuse to approve pending applications or supplements to approved applications;

•	suspend or withdraw regulatory approval;

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•	exclude its product from reimbursement under government healthcare programs, including Medicaid or Medicare;

•	impose restrictions or affirmative obligations on Innovate’s or its CMO’s operations, including costly new manufacturing requirements; or

•	seize or detain products or require a product recall.

If any of Innovate’s product candidates for which Innovate receives regulatory approval fails to achieve significant market acceptance among the medical community, patients or third-party payers, the revenue Innovate generates from its sales will be limited and its business may not be profitable.

Innovate’s success will depend in substantial part on the extent to which its product candidates, if approved, are accepted by the medical community and patients and reimbursed by third-party payers, including government payers. Innovate cannot predict with reasonable accuracy whether physicians, patients, healthcare insurers or health maintenance organizations, or the medical community in general, will accept or utilize any of its products, if approved. If its product candidates are approved but do not achieve an adequate level of acceptance by these parties, Innovate may not generate sufficient revenue to become or to remain profitable. In addition, its efforts to educate the medical community and third-party payers regarding benefits of its products may require significant resources and may never be successful.

The degree of market acceptance with respect to each of its approved products, if any, will depend upon a number of factors, including:

•	the safety and efficacy of its products as demonstrated in clinical studies;

•	acceptance in the medical and patient communities of its products as a safe and effective treatment;

•	the perceived advantages of its product over alternative treatments, including with respect to the incidence and severity of any adverse side effects and the cost of treatment;

•	the indications for which its product is approved;

•	claims or other information (including limitations or warnings) in its product’s approved labeling;

•	reimbursement and coverage policies of government and other third-party payers;

•	smaller than expected market size due to lack of disease awareness of a rare disease, or the patient population with a specific rare disease being smaller than anticipated;

•	availability of alternative treatments;

•	pricing and cost-effectiveness of its product relative to alternative treatments;

•	inappropriate diagnostic efforts due to limited knowledge and/or resources among clinicians;

•	the prevalence of off-label substitution of chemically equivalent products or alternative treatments; and the resources Innovate devotes to marketing its product and restrictions on promotional claims Innovate can make with respect to the product.

If Innovate determines that a product candidate may not achieve adequate market acceptance or that the potential market size does not justify additional expenditure on the program, Innovate may reduce its expenditures on the development and/or the process of seeking regulatory approval of the product candidate while Innovate evaluates whether and on what timeline to move the program forward.

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Even if Innovate receives regulatory approval to market one or more of its product candidates in the United States, Innovate may never receive approval or commercialize its products outside of the United States, which would limit its ability to realize the full commercial potential of its product candidates.

In order to market products outside of the United States, Innovate must establish and comply with the numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. The time required to obtain approval in other countries generally differs from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States, as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects detailed above regarding FDA approval in the United States. As described above, such effects include the risks that its product candidates may not be approved for all indications requested, which could limit the uses of its product candidates and have an adverse effect on product sales, and that such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.

Conversely, if the product candidates do receive approval outside the US in the future, Innovate may not meet the FDA requirements in the United States for approval.

Innovate must comply with the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws.

The U.S. Foreign Corrupt Practices Act, to which Innovate is subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, to offer to pay or to authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Other countries, such as the U.K., have similar laws with which Innovate must comply. Innovate faces the risk that an employee or agent could be accused of violating one or more of these laws, particularly in geographies where significant overlap exists between local government and healthcare industries. Such an accusation, even if unwarranted, could prove disruptive to Innovate’s developmental and commercialization efforts.

Risks Related to Innovate’s Intellectual Property

Innovate’s success will depend in part on obtaining and maintaining effective patent and other intellectual property protection for its product candidates and proprietary technology.

Innovate relies on patents and other intellectual property to maintain exclusivity for its product candidates. INN-202 and INN-108 are covered by several issued patents in the U.S. as well as patents outside the U.S., with patent applications pending in several jurisdictions. INN-329 is not protected by patents. Further, the INN-202 primary end point is a proprietary Patient Report Outcome measure (CeD PRO) that is protected by copyright. Intellectual property relating to the INN-202 program is exclusively licensed from Alba Therapeutics Corp. Intellectual property relating to INN-108 program is exclusively licensed from Seachaid Pharmaceuticals Inc. Innovate’s success will depend in part on its ability to:

•	obtain and maintain patents and other exclusivity with respect to its products;

•	prevent third parties from infringing upon its proprietary rights;

•	maintain proprietary know-how and trade secrets;

•	operate without infringing upon the patents and proprietary rights of others; and

•	obtain and maintain appropriate licenses to patents or proprietary rights held by third parties if infringement would otherwise occur or if necessary to secure exclusive rights to them, both in the United States and in foreign countries.

The patent and intellectual property positions of biopharmaceutical companies generally are highly uncertain, involve complex legal and factual questions, and have been and continue to be the subject of much litigation. There is no guarantee that Innovate has or will develop or obtain the rights to products or processes that are patentable, that patents will issue from any pending applications or that claims issued will be sufficient to protect the technology Innovate develops or has developed or that is used by Innovate, its CMOs or its other service providers. In addition, any patents that are issued and/or licensed to Innovate may be limited in scope or challenged, invalidated, infringed or circumvented, including by its competitors, and any rights Innovate has under issued and/or licensed patents may not provide competitive advantages to Innovate. If competitors can develop and commercialize technology and products similar to Innovate’s, its ability to successfully commercialize its technology and products may be impaired.

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Patent applications in the United States are confidential for a period of time until they are published, and publication of discoveries in scientific or patent literature typically lags actual discoveries by several months. As a result, Innovate cannot be certain that the inventors listed in any patent or patent application owned or licensed by Innovate were the first to conceive of the inventions covered by such patents and patent applications (for U.S. patent applications filed before March 16, 2013), or that such inventors were the first to file patent applications for such inventions outside the United States and, after March 15, 2013, in the United States. In addition, changes in or different interpretations of patent laws in the United States and foreign countries may affect Innovate’s patent rights and limit the patents Innovate can obtain, which could permit others to use its discoveries or to develop and to commercialize Innovate’s technology and products without any compensation to Innovate.

Innovate also relies on unpatented know-how and trade secrets and continuing technological innovation to develop and maintain its competitive position, which Innovate seeks to protect, in part, through confidentiality agreements with employees, consultants, collaborators and others. Innovate also has invention or patent assignment agreements with its employees and certain consultants. The steps Innovate has taken to protect its proprietary rights, however, may not be adequate to preclude misappropriation of or otherwise protect its proprietary information or prevent infringement of its intellectual property rights, and Innovate may not have adequate remedies for any such misappropriation or infringement. In addition, it is possible that inventions relevant to Innovate’s business could be developed by a person not bound by an invention assignment agreement with Innovate or independently discovered by a competitor.

Innovate also intends to rely on regulatory exclusivity for protection of its product candidates, if approved for commercial sale. Implementation and enforcement of regulatory exclusivity, which may consist of regulatory data protection and market protection, varies widely from country to country. Failure to qualify for regulatory exclusivity, or failure to obtain or to maintain the extent or duration of such protections that Innovate expects for its product candidates, if approved, could affect its decision on whether to market the products in a particular country or countries or could otherwise have an adverse impact on its revenue or results of operations.

Innovate may rely on trademarks, trade names and brand names to distinguish its products, if approved for commercial sale, from the products of its competitors. However, Innovate’s trademark applications may not be approved. Third parties may also oppose Innovate’s trademark applications or otherwise challenge its use of the trademarks in which case Innovate may expend substantial resources to defend its proposed or approved trademarks and may enter into agreements with third parties that may limit Innovate’s use of its trademarks. In the event that Innovate’s trademarks are successfully challenged, Innovate could be forced to rebrand its products, which could result in loss of brand recognition and could require Innovate to devote significant resources to advertising and marketing these new brands. Further, Innovate’s competitors may infringe its trademarks or Innovate may not have adequate resources to enforce its trademarks.

Innovate’s success depends on its ability to prevent competitors from duplicating or developing and commercializing equivalent versions of its product candidates, and intellectual property protection may not be sufficient or effective to exclude this competition.

Innovate has patent protection in the United States and other countries to cover the composition of matter, formulation and method of use for INN-202 and INN-108. However, these patents may not provide Innovate with significant competitive advantages, because the validity, scope, term, or enforceability of the patents may be challenged and, if instituted, one or more of the challenges may be successful. Patents may be challenged in the United States under post-grant review proceedings, inter partes reexamination, ex parte re-examination, or challenged in district court. Any patents issued in foreign jurisdictions may be subjected to comparable proceedings lodged in various foreign patent offices, or courts. These proceedings could result in either loss of the patent or loss or reduction in the scope of one or more of the claims of the patent. Even if a patent issues, and is held valid and enforceable, competitors may be able to design around Innovate’s patent rights, such as by using pre-existing or newly developed technology, in which case competitors may not infringe Innovate’s issued claims and may be able to market and sell products that compete directly with Innovate’s before and after its patents expire.

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Further, the INN-202 primary end point is a proprietary Patient Report Outcome measure (CeD PRO) that is protected by copyright. However, copyright protection may not be sufficient to exclude others from developing products that compete with INN-202.

The patent prosecution process is expensive and time-consuming. Innovate and any future licensors and licensees may not apply for or prosecute patents on certain aspects of its product candidates at a reasonable cost, in a timely fashion, or at all. Innovate may not have the right to control the preparation, filing and prosecution of some patent applications related to its product candidates or technologies. As a result, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of Innovate. It is also possible that Innovate or any future or present licensors or licensees will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Further, it is possible that defects of form in the preparation or filing of Innovate’s patent applications may exist, or may arise in the future, such as with respect to proper priority claims, inventorship, assignment, term or claim scope. If there are material defects in the form or preparation of its patents or patent applications, such patents or applications may be invalid or unenforceable. In addition, one or more parties may independently develop similar technologies or methods, duplicate its technologies or methods, or design around the patented aspects of its products, technologies or methods. Any of these circumstances could impair Innovate’s ability to protect its products, if approved, in ways which may have an adverse impact on Innovate’s business, financial condition and operating results.

Furthermore, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and Innovate’s owned and licensed patents may be challenged in the courts or patent offices in and outside of the United States. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit Innovate’s ability to use its patents to stop others from using or commercializing similar or identical products or technology, or to limit the duration of the patent protection of its technology and drugs. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, Innovate’s owned and licensed patent portfolio may not provide Innovate with sufficient rights to exclude others from commercializing drugs similar to or identical to those of Innovate.

Enforcement of intellectual property rights in certain countries outside the United States, including China in particular, has been limited or non-existent. Future enforcement of patents and proprietary rights in many other countries will likely be problematic or unpredictable. Moreover, the issuance of a patent in one country does not assure the issuance of a similar patent in another country. Claim interpretation and infringement laws vary by nation, so the extent of any patent protection is uncertain and may vary in different jurisdictions.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Innovate’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications are required to be paid to the United States Patent and Trademark Office, or USPTO, and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which non-compliance can result in decreased patent term or in abandonment or lapse of the patent or patent application, leading to partial or complete loss of patent rights in the relevant jurisdiction.

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Third parties may claim that Innovate’s products, if approved, infringe on their proprietary rights and may challenge the approved use or uses of a product or its patent rights through litigation or administrative proceedings, and defending such actions may be costly and time consuming, divert management attention away from Innovate’s business, and result in an unfavorable outcome that could have an adverse effect on Innovate’s business.

Innovate’s commercial success depends on its ability and the ability of its CMOs and component suppliers to develop, manufacture, market and sell its products and product candidates and use its proprietary technologies without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Innovate is or may be developing products. Because patent applications can take many years to publish and issue, there currently may be pending applications, unknown to Innovate, that may later result in issued patents that its products, product candidates or technologies infringe, or that the process of manufacturing its products or any of its respective component materials, or the component materials themselves, infringe, or that the use of its products, product candidates or technologies infringe.

Innovate or its CMOs or component material suppliers may be exposed to, or threatened with, litigation by third parties alleging that Innovate’s products, product candidates and/or technologies infringe its patents and/or other intellectual property rights, or that one or more of the processes for manufacturing its products or any of its respective component materials, or the component materials themselves, or the use of its products, product candidates or technologies, infringe its patents and/or other intellectual property rights. If a third-party patent or other intellectual property right is found to cover its products, product candidates, technologies or its uses, or any of the underlying manufacturing processes or components, Innovate could be required to pay damages and could be unable to commercialize its products or to use its technologies or methods unless Innovate is able to obtain a license to the patent or intellectual property right. A license may not be available to Innovate in a timely manner or on acceptable terms, or at all. In addition, during litigation, the third-party alleging infringement could obtain a preliminary injunction or other equitable remedy that could prohibit Innovate from making, using, selling or importing its products, technologies or methods.

There generally is a substantial amount of litigation involving patent and other intellectual property rights in the industries in which Innovate operates and the cost of such litigation may be considerable. Innovate can provide no assurance that its product candidates or technologies will not infringe patents or rights owned by others, licenses to which might not be available to Innovate in a timely manner or on acceptable terms, or at all. If a third party claims that Innovate or its CMOs or component material suppliers infringe its intellectual property rights, Innovate may face a number of issues, including, but not limited to:

•	infringement and other intellectual property claims which, with or without merit, may be expensive and time consuming to litigate and may divert management’s time and attention from Innovate’s core business;

•	substantial damages for infringement, including the potential for treble damages and attorneys’ fees, which Innovate may have to pay if it is determined that the product and/or its use at issue infringes or violates the third party’s rights;

•	a court prohibiting Innovate from selling or licensing the product unless the third-party licenses its intellectual property rights to Innovate, which it may not be required to do;

•	if a license is available from the third party, Innovate may have to pay substantial royalties, fees and/or grant cross-licenses to the third party; and

•	redesigning Innovate’s products or processes so they do not infringe, which may not be possible or may require substantial expense and time.

No assurance can be given that patents do not exist, have not been filed, or could not be filed or issued, which contain claims covering Innovate’s products, product candidates or technology or those of its CMOs or component material suppliers or the use of its products, product candidates or technologies. Because of the large number of patents issued and patent applications filed in the industries in which Innovate operates, there is a risk that third parties may allege they have patent rights encompassing Innovate’s products, product candidates or technologies, or those of its CMOs or component material suppliers, or uses of its products, product candidates or technologies.

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In the future, it may be necessary for Innovate to enforce its proprietary rights, or to determine the scope, validity and unenforceability of other parties’ proprietary rights, through litigation or other dispute proceedings, which may be costly, and to the extent Innovate is unsuccessful, adversely affect its rights. In these proceedings, a court or administrative body could determine that its claims, including those related to enforcing patent rights, are not valid or that an alleged infringer has not infringed its rights. The uncertainty resulting from the mere institution and continuation of any patent- or other proprietary rights-related litigation or interference proceeding could have a material and adverse effect on its business prospects, operating results and financial condition.

Risks Related to Innovate’s Industry

Innovate is subject to uncertainty relating to healthcare reform measures and reimbursement policies that, if not favorable to its products, could hinder or prevent its products’ commercial successes, if any of its product candidates are approved.

The unavailability or inadequacy of third-party payer coverage and reimbursement could negatively affect the market acceptance of its product candidates and the future revenues Innovate may expect to receive from those products. The commercial success of its product candidates, if approved, will depend in part on the extent to which the costs of such products will be covered by third-party payers, such as government health programs, commercial insurance and other organizations. Third-party payers are increasingly challenging the prices and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. If these third-party payers do not consider its products to be cost-effective compared to other therapies, Innovate may not obtain coverage for its products after approval as a benefit under the third-party payers’ plans or, even if Innovate does, the level of coverage or payment may not be sufficient to allow Innovate to sell its products on a profitable basis.

Significant uncertainty exists as to the reimbursement status for newly approved drug products, including coding, coverage and payment. There is no uniform policy requirement for coverage and reimbursement for drug products among third-party payers in the United States, therefore coverage and reimbursement for drug products can differ significantly from payer to payer. The coverage determination process is often a time-consuming and costly process that will require Innovate to provide scientific and clinical support for the use of its products to each payer separately, with no assurance that coverage and adequate payment will be applied consistently or obtained. The process for determining whether a payer will cover and how much it will reimburse a product may be separate from the process of seeking approval of the product or for setting the price of the product. Even if reimbursement is provided, market acceptance of its products may be adversely affected if the amount of payment for its products proves to be unprofitable for healthcare providers or less profitable than alternative treatments or if administrative burdens make its products less desirable to use. Third-party payer reimbursement to providers of its products, if approved, may be subject to a bundled payment that also includes the procedure of administering its products or third-party payers may require providers to perform additional patient testing to justify the use of its products. To the extent there is no separate payment for its product(s), there may be further uncertainty as to the adequacy of reimbursement amounts.

The continuing efforts of governments, private insurance companies, and other organizations to contain or to reduce costs of healthcare may adversely affect:

•	Innovate’s ability to set an appropriate price for its products;

•	the rate and scope of adoption of its products by healthcare providers;

•	its ability to generate revenue or achieve or maintain profitability;

•	the future revenue and profitability of its potential customers, suppliers and collaborators; and

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•	its access to additional capital.

Innovate’s ability to successfully commercialize its products will depend in part on the extent to which governmental authorities, private health insurers and other organizations establish what Innovate believes are appropriate coverage and reimbursement for its products. The containment of healthcare costs has become a priority of federal and state governments worldwide and the prices of drug products have been a focus in this effort. For example, there have been several recent U.S. Congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs, and the new US President has stated that reducing drug pricing is a priority for his administration. Innovate expects that federal, state and local governments in the United States, as well as in other countries, will continue to consider legislation directed at lowering the total cost of healthcare. In addition, in certain foreign markets, the pricing of drug products is subject to government control and reimbursement may in some cases be unavailable or insufficient. It is uncertain whether and how future legislation, whether domestic or abroad, could affect prospects for its product candidates or what actions federal, state, or private payers for healthcare treatment and services may take in response to any such healthcare reform proposals or legislation. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures reforms may prevent or limit its ability to generate revenue, attain profitability or commercialize its product candidates, especially in light of Innovate’s plans to price its product candidates at a high level.

Furthermore, Innovate expects that Congress will again attempt to pass reform measures that may be adopted in the future, including the possible repeal and replacement of the Affordable Care Act, which the Trump administration has stated is a priority. These potential courses of action are unpredictable; and the potential impact of new legislation on Innovate’s operations and financial position is uncertain, but may result in more rigorous coverage criteria, lower reimbursement, and additional downward pressure on the price Innovate may receive for an approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent Innovate from being able to generate revenue, attain profitability or commercialize its products, if approved.

Innovate expects competition in the marketplace for its product candidates, should any of them receive regulatory approval.

Larazotide Acetate has issued patents for composition of matter, method of use and its formulation in the United States, Innovate’s primary market. INN-202 has either been issued patents or is prosecuting patent applications in numerous countries outside the United States. The barrier to entry for any company developing larazotide acetate for celiac disease is very high. Innovate believes that INN-202 is the first drug entering into Phase 3 clinical trials for celiac disease. Additionally, if Innovate has the first drug approved for celiac disease, any competitor bringing any other molecule into market for celiac disease may need to license or to seek approval from Innovate for the usage of its CeD-PRO as an endpoint.

Innovate has received Orphan Drug Designation from the FDA for INN-108. Orphan Drug Designation will provide market exclusivity in the U.S. for seven years, but only if (1) INN-108 receives market approval before a competitor using the same active compound for the same indication, (2) Innovate is able to produce sufficient supply to meet demand in the marketplace, and (3) another product with the same active ingredient(s) is not deemed clinically superior.

INN-329, secretin, has received Orphan Drug Designation from the FDA. Orphan Drug Designation will provide market exclusivity in the U.S. for seven years, but only if (1) INN-329 receives market approval before a competitor using the similar peptide for the same indication, (2) Innovate is able produce sufficient supply to meet demand in the marketplace, and (3) another product with the same active ingredient is not deemed clinically superior.

The industries in which Innovate operates (biopharmaceutical, specialty pharmaceutical, biotechnology and pharmaceutical) are highly competitive and subject to rapid and significant change. Developments by others may render potential application of any of its product candidates in a particular indication obsolete or noncompetitive, even prior to completion of its development and approval for that indication.

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If successfully developed and approved, Innovate expects its product candidates will face competition. Innovate may not be able to compete successfully against organizations with competitive products, particularly large pharmaceutical companies. Many of its potential competitors have significantly greater financial, technical and human resources than Innovate, and may be better equipped to develop, manufacture, market and distribute products. Many of these companies operate large, well-funded research, development and commercialization programs, have extensive experience in nonclinical and clinical studies, obtaining FDA and other regulatory approvals and manufacturing and marketing products, and have multiple products that have been approved or are in late-stage development. These advantages may enable them to receive approval from the FDA or any foreign regulatory agency before Innovate and prevent Innovate from competing due to their orphan drug protections. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Furthermore, heightened awareness on the part of academic institutions, government agencies and other public and private research organizations of the potential commercial value of their inventions have led them to actively seek to commercialize the technologies they develop, which increases competition for investment in Innovate’s programs. Competitive products may be more effective, easier to dose, or more effectively marketed and sold, than theirs, which would have a material adverse effect on Innovate’s ability to generate revenue.

Innovate faces potential product liability exposure and, if successful claims are brought against it, Innovate may incur substantial liability for a product or product candidate and may have to limit its commercialization. In the future, Innovate anticipates that it will need to obtain additional or increased product liability insurance coverage and it is uncertain whether such increased or additional insurance coverage can be obtained on commercially reasonable terms, if at all.

Innovate’s business (in particular, the use of its product candidates in clinical studies and the sale of any products for which it obtains marketing approval) will expose Innovate to product liability risks. Product liability claims might be brought against Innovate by patients, healthcare providers, pharmaceutical companies or others selling or involved in the use of its products. If Innovate cannot successfully defend itself against any such claims, Innovate will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	significant costs of related litigation;

•	decreased demand for its products and loss of revenue;

•	impairment of its business reputation;

•	a “clinical hold,” suspension or termination of a clinical study or amendments to a study design;

•	delays in enrolling patients to participate in its clinical studies;

•	withdrawal of clinical study participants;

•	substantial monetary awards to patients or other claimants; and

•	the inability to commercialize its products and product candidates.

Innovate maintains limited product liability insurance for its clinical studies, but its insurance coverage may not reimburse Innovate or may not be sufficient to reimburse Innovate for all expenses or losses it may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, Innovate may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect itself against losses.

Innovate expects that it will expand its insurance coverage to include the sale of commercial products if it obtains marketing approval for any of its product candidates, but Innovate may be unable to obtain product liability insurance on commercially acceptable terms or may not be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect Innovate against potential losses. Large judgments have been awarded in class action lawsuits based on drug products that had unanticipated side effects. A successful product liability claim or series of claims brought against Innovate, if judgments exceed its insurance coverage, could decrease its cash and adversely affect its business.

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RISKS RELATED TO THE OFFER TO AMEND AND EXERCISE.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Amend and Exercise.

Although our Board of Directors has approved the Offer to Amend and Exercise, it makes no recommendation as to whether Eligible Holders of Original Warrants should accept the Offer to Amend and Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of Eligible Holders of Original Warrants for purposes of negotiating the terms of the Offer to Amend and Exercise. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants will in the future equal or exceed the exercise price per share of the Amended Warrants. We do not take a position as to whether you ought to participate in the Offer to Amend and Exercise.

If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants for common stock, and will be subject to all the risks associated with being a stockholder of the Company and give up the time value attributable to your Original Warrant.

If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants prior to the effective date of the Merger. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s common stock. In addition, you will be giving up the time value attributable to your Original Warrants by exercising the Original Warrants, as amended, prior to the original expiration date of your Original Warrant.

Shares of common stock issuable upon exercise of the Amended Warrants are “restricted securities.”

All shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities” and may not be sold by any Exercising Eligible Holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. The Company does not intend to file a registration statement covering such shares, Therefore, exercising Eligible Holders (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months further to the provisions of Rule 144.

Income tax consequences of participation in the Offer to Amend and Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of amending the Original Warrants and immediately exercising the Amended Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See Section 20 “Material U.S. Federal Income Tax Consequences” under “Description of the Offer to Amend and Exercise.”

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Amend and Exercise. See Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds; Plans or Proposals” for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Amended Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Offer to Amend and Exercise.

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The risks above do not necessarily comprise all of those associated with an investment in the Company. Offer to Amend and Exercise contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company and Innovate to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE

PLEASE NOTE that the Offer to Amend and Exercise has been amended by the Company further to Amendment No. 1 and Amendment No. 2 to Schedule TO as filed with the Securities and Exchange Commission on October 12, 2017 and October 17, 2017, respectively. Specifically, the following amendments to the Offer to Amend and Exercise have been made and are reflected herein:

Elimination of IPO Warrants from this Offer to Amend and Exercise

The Company has eliminated from this Offer to Amend and Exercise warrants held by Eligible Holders to purchase 2,025,000 shares of the Company’s common stock at an exercise price of $5.625 per share issued to investors in the Company’s initial public offering which closing occurred in July 2016 (the “IPO Warrants”). The Company is making a separate and distinct offer to amend and exercise to Eligible Holders of IPO Warrants that is not contingent or conditioned upon this Offer to Amend and Exercise.

Extension of the Offer to Amend and Exercise

The Company has extended the Offer to Amend and Exercise. The Offer to Amend and Exercise, which was previously scheduled to expire October 30, 2017 at 5:00 p.m. Pacific time, will now remain open until November 17, 2017 at 5:00 p.m. Pacific time, unless further extended. Throughout the Offer to Amend and Exercise and the other Offering Materials and Acceptance and Exercise Documents, all references to the Expiration Date of the Offer to Amend and Exercise are hereby amended to extend the Expiration Date of the Offer to Amend and Exercise until 5:00 p.m. Pacific time on November 17, 2017.

Clarification Regarding Who May Participate in the Offer to Amend and Exercise

Although the Company requires that Eligible Holders of Original Warrants complete an accredited investor questionnaire, Eligible Holders of Original Warrants are not required to be accredited investors in order to participate in the Offer to Amend and Exercise. All Eligible Holders of Original Warrants at the time of their issuance to such Holders represented to the Company that they were accredited investors as of the date of their investment. If any Eligible Holders of Original Warrants have ceased to be accredited investors, we ask that they indicate as such in the accredited investor questionnaire by checking the box marked “The person/entity is not an ‘Accredited Investor’ because none of the above apply.”

Rescheduling of Date of Special Meeting

As described herein, on July 3, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, the Company’s wholly owned subsidiary, Monster Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”). Under the terms of the Merger Agreement, Merger Sub will merge into Innovate with Innovate surviving the merger and becoming a wholly-owned subsidiary of Monster (the “Merger”). On August 25, 2017, the Company filed a proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”) with respect to a special meeting of stockholders to take place on October 31, 2017 (the “Special Meeting”) to approve the Merger as well as other matters, including Proposal No. 6 therein as described more fully below whereby Company stockholders will vote at the Special Meeting as to those matters set forth in this Offer to Amend and Exercise. The Company has rescheduled the date of the Special Meeting to November 9, 2017.

Overview

Monster Digital, Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” “Monster Digital” or the “Company,” and holders of record as of September 19, 2017 of outstanding warrants are referred to as “Eligible Holder” or “you.”

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants to purchase an aggregate of 2,396,676 shares of common stock held by Eligible Holders(the “Offer to Amend and Exercise”), consisting of outstanding warrants to purchase (i) 1,405,007 shares of the Company’s common stock at an exercise price of $5.625 per share issued to holders of promissory notes, Series A Convertible Preferred stock and other indebtedness upon conversion of such indebtedness and preferred stock in connection with the Company’s initial public offering which closing occurred in July 2016 (the “Conversion Warrants”), (ii) 888,858 at an exercise price of $2.00 per share, issued to investors participating in and brokers assisting with certain of the Company’s private placement financings which closings occurred from January 2017 to September 2017 (the “$2.00 Warrants”),(iii) 64,668 issued to the placement agent and its assignees of the Company’s private placement financings with respect to which closings occurred from October 2012 to January 2015 (35,547 at an exercise price of $14.85 per share and 29,121 at an exercise price of $22.28 per share (together the “Placement Agent’s Warrants”), and (iv) 38,143 issued to the Company’s public relations firm (6,004 in January 2017 at an exercise price of $5.00 per share, 7,230 in January 2017 at an exercise price of $7.00 per share, 9,986 in March 2017 at an exercise price of $9.00 per share and 14,923 in March 2017 at an exercise price of $11.00 per share) (together the “PR Warrants”). The shares of common stock underlying the Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and the PR Warrants are known together as the “Warrant Shares”. The Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and the PR Warrants are known together as the “Original Warrants”.

Pursuant to the Offer to Amend and Exercise, the Original Warrants of Eligible Holders who elect to participate in the Offer to Amend and Exercise will be amended (the “Amended Warrants”) to: (i) shorten the exercise period so that they expire concurrently with the expiration of the Warrant Offer at 5:00 p.m. (Pacific Time) on November 17, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”).and (ii) reduce the exercise price to $0.45 (the “Revised Exercise Price”).

As further described in the Proxy Statement, the Company’s stockholders are being asked to approve Proposal No. 6 at the Special Meeting which is to approve the potential issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to this Offer to Amend and Exercise which has the effect of a reduction in the exercise price of outstanding Original Warrants.

Reasons for Requesting Stockholder Approval. Because the Company’s common stock is traded on the Nasdaq Capital Market (“NasdaqCM”), the Company is subject to the NASDAQ Listing Rules, including Listing Rule 5635(d). Pursuant to Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction (or a series of related transactions) other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Since the Revised Exercise Price is below ‘‘market’’, any securities issued for greater than the book or market value of the Company’s Common Stock at the time of the exercise of the Original Warrants will be included in the calculation of the 20% beneficial ownership limitation cap set forth in Listing Rule 5635(d). If the Company’s stockholders approve Proposal No. 6, the Company will not be subject to the issuance of beneficial ownership limitation cap set forth in Listing Rule 5635(d) and the Company would be able to adjust the exercise price of the Original Warrants to the Revised Exercise Price and issue the shares further to the Offer to Amend and Exercise. The Company is seeking stockholder approval to permit adjustments to the exercise price of the Original Warrants and to allow us to make such issuances of its common stock described above in accordance with NASDAQ Listing Rule 5635(d).

Vote Required. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting on the matter is necessary under Rule 5635(e)(4) of the NASDAQ Marketplace Rules to approve Proposal 6. If stockholder approval of Proposal No. 6 is not obtained, no shares will be issued and terms of the Original Warrants will be unaffected. The exercise of the Original Warrants pursuant to this Offer to Amend and Exercise is expressly contingent on the approval of Proposal No. 6 by Company stockholders at the Special Meeting.

The purpose of the Offer to Amend and Exercise is to encourage the amendment and exercise of the Original Warrants at a significantly reduced exercise price in order to provide funds to support the Company’s operations. Please see Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds; Plans or Proposals” below for a description of the purposes of the Offer to Amend and Exercise.

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Eligible Holders may elect to participate in the Offer to Amend and Exercise with respect to some, all or none of their Original Warrants. If you choose not to participate in the Offer to Amend and Exercise, your Original Warrants will remain in full force and effect, as originally issued with the original exercise price per share.

The period during which Original Warrants may be amended and exercised in the Offer to Amend and Exercise will commence on September 22, 2017 (the date the materials relating to the Offer to Amend and Exercise are first sent to Eligible Holders) through the Expiration Date.

PLEASE NOTE that all shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities” and may not be sold by any exercising Eligible Holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. The Company does not intend to file a registration statement covering such shares, Therefore, exercising Eligible Holders (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months further to the provisions of Rule 144.

Proposed Merger

On July 3, 2017, Monster Digital entered into the Merger Agreement by and among the Company, Merger Sub and Innovate. Under the terms of the Merger Agreement, pending stockholder approval of the transaction, Merger Sub will merge into Innovate with Innovate surviving the merger and becoming a wholly-owned subsidiary of Monster (the “Merger”). Subject to the terms of the Merger Agreement, at the effective time of the Merger, Innovate stockholders will receive a number of newly issued shares of Monster common stock determined using the exchange ratio described below in exchange for their shares of Innovate stock. Following the Merger, stockholders of Innovate will become the majority owners of Monster.

The exchange ratio will be based on a pre-transaction valuation of $60 million for Innovate’s business and $6 million for Monster’s business. As a result, current Monster security holders will collectively own approximately 9% and Innovate security holders will collectively own approximately 91% of the combined company on a pro-forma basis, subject to adjustment based on Monster’s net cash balance and Monster’s and Innovate’s capitalization at closing, but not including any dilution that may result from securities sold by Innovate for capital raising purposes prior to the closing of the Merger, which are subject to certain valuation thresholds described in the Merger Agreement. For purposes of calculating the exchange ratio, outstanding warrants and options of Monster with a per share exercise price of $5.00 or greater would be excluded from Monster’s capitalization, as described in the Merger Agreement. Affiliates of Monster have entered into agreements in support of the proposed transaction.

The combined company, led by Innovate’s management team, is expected to be named “Innovate Biopharmaceuticals, Inc.” Prior to the closing of the Merger, Monster will seek stockholder approval to conduct a reverse split of its outstanding shares to satisfy listing requirements of the Nasdaq Capital Market (the “NasdaqCM”). The combined company is expected to trade on the NasdaqCM under a new ticker symbol. At the closing, the combined company’s board of directors is expected to consist of seven members from Innovate, which is expected to include Jay Madan, Sandeep ‘Steve’ Laumas, who are currently directors and officers of Innovate, and Christopher Prior, who is currently Innovate’s Chief Executive Officer. The Merger has been unanimously approved by the Board of Directors of each company. The transaction is expected to close in 2017, subject to approvals by the stockholders of Monster and Innovate, and other customary closing conditions, including but not limited to the approval of the continued listing of the combined company’s common stock on the NasdaqCM.

 The parties to the Merger Agreement have made representations and warranties to each other as of specific dates for the purpose of allocating risk and not for the purpose of establishing facts. In addition, the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties together with the Merger Agreement. While the Company does not believe that these schedules contain material information that the securities laws require it to publicly disclose, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts.

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In accordance with the terms of the Merger Agreement, (a) the executive officers and directors and certain stockholders of the Company have each entered into a support agreement with Innovate (the “Monster Support Agreements”), and (b) the officers, directors and specified stockholders of Innovate owning or controlling, in the aggregate, over a majority of Innovate’s outstanding capital stock have each entered into a support agreement with Monster (the “Innovate Support Agreements,” together with the Monster Support Agreements, the “Support Agreements”). The Support Agreements place certain restrictions on the transfer of the shares of the Company and Innovate held by the respective signatories and include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against taking specified actions that could adversely affect the consummation of the Merger.

Proposed Spin-Off

Prior to the closing of the Merger, the Company currently intends to transfer all of its businesses, assets and certain liabilities not assumed by Innovate further to the Merger to a new corporation (“Newco”), which will be either wholly owned or substantially owned by the Company. This transfer is known as the “Spin-Off”. The Company intends to distribute all shares of Newco held by it pro rata to the Company’s stockholders of record as of the record date set for said distribution. Eligible Holders who accept the Offer to Amend and Exercise will be record holders with respect to the Spin-Off. The Spin-Off requires the consent of Monster stockholders and is one of the proposals being voted upon at the Special Meeting (as defined below).

SECTION 1.       FORWARD LOOKING STATEMENTS

This Offer to Amend and Exercise contains forward-looking statements regarding, among other things, Monster’s and Innovate’s plans, strategies and prospects, both business and financial. Although Monster and Innovate believe that their plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Monster nor Innovate can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in Monster’s filings with the SEC. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	the number and percentage of our public stockholders voting against the proposals set forth in this proxy statement;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the ability to obtain and/or maintain the listing of the combined company’s common stock on the NasdaqCM following the Merger;

•	changes adversely affecting the business in which Innovate is engaged;

•	management of growth;

•	general economic conditions;

•	Innovate’ business strategy and plans;

•	the result of future financing efforts; and

•	and the other factors summarized under the section entitled “Risk Factors”.

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You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer to Amend and Exercise. All forward-looking statements included herein attributable to any of Monster, Innovate or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

For a discussion of the factors that may cause Monster’s or Innovate’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, see “Risk Factors” beginning on page 7.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the actual results of Monster or Innovate could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Monster and Innovate do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

SECTION 2.       PURPOSES OF THE OFFER TO AMEND AND EXERCISE AND USE OF PROCEEDS; PLANS OR PROPOSALS

The primary purpose of the Offer to Amend and Exercise is to raise funds to support the Company’s future operations and capital requirements by encouraging the participating Eligible Holders to exercise their Original Warrants at a significantly reduced exercise price during a shortened exercise period. The Company plans to use the net proceeds from the Offer to Amend and Exercise to fund its ongoing operations.

Plans or Proposals

The Company intends to cancel the Original Warrants that are amended and exercised by the Eligible Holders thereof pursuant to the Offer to Amend and Exercise. Original Warrants that are not so amended and exercised will remain outstanding pursuant to their original terms.

No plans or proposals described in this Offer to Amend and Exercise or in any materials sent to Eligible Holders of the Original Warrants in connection with this Offer to Amend and Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any Eligible Holder of Original Warrants who elects to exercise such Holder’s Original Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of September 19, 2017, the Company had 9,420,680 shares of common stock outstanding. The Original Warrants are exercisable for an aggregate of 2,396,676 shares of common stock. Assuming all Original Warrants are exercised at the Revised Exercise Price, the Company’s outstanding shares of common stock would increase to 11,817,357 shares, with the shares issued upon exercise of the Original Warrants representing 20.3% of the then outstanding shares of common stock.

SECTION 3.       ELIGIBLE WARRANTS

The Original Warrants that are subject to the Offer to Amend and Exercise consist of warrants held by holders of record as of September 19, 2017 to purchase an aggregate of 2,396,676 shares of common stock, consisting of outstanding warrants to purchase (i) 1,405,007 shares of the Company’s common stock at an exercise price of $5.625 per share issued to holders of promissory notes, Series A Convertible Preferred stock and other indebtedness upon conversion of such indebtedness and preferred stock in connection with the Company’s initial public offering which closing occurred in July 2016 (the “Conversion Warrants”), (ii) 888,858 at an exercise price of $2.00 per share, issued to investors participating in and brokers assisting with certain of the Company’s private placement financings which closings occurred from January 2017 to September 2017 (the “$2.00 Warrants”),(iii) 364,668 issued to the placement agent and its assignees of the Company’s private placement financings with respect to which closings occurred from October 2012 to January 2015 (35,547 at an exercise price of $14.85 per share and 29,121 at an exercise price of $22.28 per share (together the “Placement Agent’s Warrants”), and (iv) 38,143 issued to the Company’s public relations firm (6,004 in January 2017 at an exercise price of $5.00 per share, 7,230 in January 2017 at an exercise price of $7.00 per share, 9,986 in March 2017 at an exercise price of $9.00 per share and 14,923 in March 2017 at an exercise price of $11.00 per share) (together the “PR Warrants”). The shares of common stock underlying, the Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and the PR Warrants are known together as the “Warrant Shares”. The Conversion Warrants, the $2.00 Warrants, the Placement Agent Warrants and the PR Warrants are known together as the “Original Warrants”.

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SECTION 4.       EXPIRATION DATE

The Offer to Amend and Exercise will be open through 5:00 p.m., Pacific Time on November 17, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”).

SECTION 5.       TERMS OF AMENDED WARRANTS

Pursuant to the Offer to Amend and Exercise, the Original Warrants of Eligible Holders who elect to participate in the Offer to Amend and Exercise will be amended as described below:

New Exercise Price:  The exercise price will be reduced to $0.45 per share.

New Termination Date:  The termination date of the Original Warrants is being shortened to run concurrently with the Expiration Date.

No Cashless Exercise:  The Amended Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Amended Warrants.

Other Terms:  Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants. See the applicable form of amendment to Original Warrant as is applicable to the Original Warrants held by an Exercising Holder attached as Exhibit A-1, A-2, A-3 and A-4 to the Election to Consent, Participate and Amend Warrant (Exhibit A-1 with respect to Conversion Warrants, Exhibit A-2 with respect to $2.00 Warrants, Exhibit A-3 with respect to Placement Agent Warrants and Exhibit A-4 with respect to PR Warrants).

Partial Participation Permitted: Eligible Holders may elect to participate in the Offer to Amend and Exercise with respect to some, all or none of their Original Warrants. If an Eligible Holder of Original Warrants elects to participate in the Offer to Amend and Exercise with respect to less than all of such Holder’s Original Warrants, then the Company will issue a new Original Warrant with the original exercise price exercisable for that number of shares of common stock that such Eligible Holder elects to exclude from the Offer to Amend and Exercise.

SECTION 6.       CONDITIONS TO THE OFFER TO AMEND AND EXERCISE

The Offer to Amend and Exercise is subject to certain conditions, as described herein:

(i) As further described in the Proxy Statement, the Company’s stockholders are being asked to approve Proposal No. 6 at the Special Meeting which is to approve the potential issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to this Offer to Amend and Exercise which has the effect of a reduction in the exercise price of outstanding Original Warrants.

Reasons for Requesting Stockholder Approval. Because the Company’s common stock is traded on the Nasdaq Capital Market (“NasdaqCM”), the Company is subject to the NASDAQ Listing Rules, including Listing Rule 5635(d). Pursuant to Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction (or a series of related transactions) other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Since the Revised Exercise Price is below ‘‘market’’, any securities issued for greater than the book or market value of the Company’s Common Stock at the time of the exercise of the Original Warrants will be included in the calculation of the 20% beneficial ownership limitation cap set forth in Listing Rule 5635(d). If the Company’s stockholders approve Proposal No. 6, the Company will not be subject to the issuance of beneficial ownership limitation cap set forth in Listing Rule 5635(d) and the Company would be able to adjust the exercise price of the Original Warrants to the Revised Exercise Price and issue the shares further to the Offer to Amend and Exercise. The Company is seeking stockholder approval to permit adjustments to the exercise price of the Original Warrants and to allow the Company to make such issuances of its common stock described above in accordance with NASDAQ Listing Rule 5635(d).

Vote Required. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting on the matter is necessary under Rule 5635(e)(4) of the NASDAQ Marketplace Rules to approve Proposal 6. If stockholder approval of Proposal No. 6 is not obtained, no shares will be issued and terms of the Original Warrants will be unaffected.

The exercise of the Original Warrants pursuant to this Offer to Amend and Exercise is expressly contingent on the approval of Proposal No. 6 by Company stockholders at the Special Meeting

(ii) As part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. In addition, as part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants are asked to make certain representations and warranties upon which the Company will rely in establishing that the transactions contemplated by the Offer to Amend and Exercise are exempt from the registration requirements of the Securities Act. The holders of the Original Warrants, previously made substantially the same representations and warranties to the Company, including a representation that they were “accredited investors”, in connection with the private placement transactions in which such holders acquired the Original Warrants.

(iii) Although the Company requires that Eligible Holders of Original Warrants complete an accredited investor questionnaire, Eligible Holders of Original Warrants are not required to be accredited investors in order to participate in the Offer to Amend and Exercise.

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Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

You may not elect to exercise your Original Warrants pursuant to this Offer to Amend and Exercise unless you both consent to (a) the amendment of your Original Warrants in the form of amendment to Original Warrant as is applicable to the Original Warrants held by an Exercising Holder attached as Exhibit A-1, A-2, A-3 and A-4 to the Election to Consent, Participate and Amend Warrant (Exhibit A-1 with respect to Conversion Warrants, Exhibit A-2 with respect to $2.00 Warrants, Exhibit A-3 with respect to Placement Agent Warrants and Exhibit A-4 with respect to PR Warrants) and (b) the exercise of your Amended Warrant, which will happen automatically on the Expiration Date if the Company’s stockholders approve Proposal No. 6 at the Special Meeting, should you choose to participate in the Offer to Amend and Exercise.

SECTION 7.       EXTENSION OF OFFER TO AMEND AND EXERCISE PERIOD; TERMINATION; AMENDMENTS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date.

There can be no assurance, however, that the Company will exercise its right to extend the Offer to Amend and Exercise. Amendments to the Offer to Amend and Exercise will be made by written notice thereof to Eligible Holders of the Original Warrants. Material changes to information previously provided to Eligible Holders of the Original Warrants in this Offer to Amend and Exercise or in documents furnished subsequent thereto will be disseminated to Eligible Holders of Original Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer to Amend and Exercise, materially amend the Offer to Amend and Exercise, the Company will ensure that the Offer to Amend and Exercise remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer to Amend and Exercise or the information concerning the Offer to Amend and Exercise, or it waives a material condition of the Offer to Amend and Exercise, the Company will extend the Offer to Amend and Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Amend and Exercise or information concerning the Offer to Amend and Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

SECTION 8.       PROCEDURE FOR PARTICIPATING IN OFFER TO AMEND AND EXERCISE AND EXERCISING AMENDED WARRANTS

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Loss and Indemnification Agreement), for cancellation, and (iv) cash in the amount equal to $0.45 per share multiplied by the number of shares of common stock the Eligible Holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash must be tendered in the form of a check payable to “Corporate Stock Transfer as Warrant Agent for Monster Digital, Inc.”, or by wire transfer to the Company’s escrow account at Corporate Stock Transfer, Inc. which is acting as the Escrow Agent for the Company (the “Escrow Agent”), as set forth in the Election to Consent, Participate and Exercise Warrant, and the cash must be received before the Expiration Date. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Monster Digital, Inc., 2655 First Street, Suite 250, Simi Valley, Ca 93065, Attn: Chief Financial Officer, telephone number (805) 915-4775 (or in the case of the cash exercise price, pursuant to the wire or check delivery instructions set forth in the Election to Consent, Participate and Exercise Warrant).

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If you execute and deliver an Affidavit of Loss and Indemnification Agreement in lieu of delivering the original copy of your Original Warrant, your Original Warrant will be cancelled by the Company, and the Company will promptly following the Expiration Date issue to you a new Original Warrant with the original exercise price per share exercisable for that number of shares of common stock that such Eligible Holder elects to exclude from the Offer to Amend and Exercise.

SECTION 9.       MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to the Expiration Date and if the Company stockholders approve Proposal No. 6 at the Special Meeting, promptly following the Expiration Date, we intend to notify our Escrow Agent and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant.

SECTION 10.    WITHDRAWAL RIGHTS

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned, before the Expiration Date, to: Monster Digital, Inc., 2655 First Street, Suite 250, Simi Valley, Ca 9306, Attn: Chief Financial Officer, or via facsimile to: (805) 915-4701. Following the Expiration Date, you cannot withdraw your Election to Consent, Participate and Exercise Warrant.

If you properly withdraw prior to the Expiration Date, we will promptly: (i) cancel your signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant or issue you a new Original Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid upon exercise of the Amended Warrant without interest thereon or deduction therefrom.

SECTION 11.    REGISTRATION OF WARRANT SHARES

All shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities” and may not be sold by any exercising Eligible Holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. The Company does not intend to file a registration statement covering such shares, Therefore, exercising Eligible Holders (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months further to the provisions of Rule 144.

SECTION 12.    TRADING MARKET AND PRICE RANGE OF IPO WARRANTS AND COMMON STOCK

Our common stock and IPO Warrants are quoted on the Nasdaq Capital Market under the symbols “MSDI.” and “MSDIW”, respectively. There is no established market for any Original Warrants other than the IPO Warrants.

The following table sets forth the high and low last-bid prices for our common stock for the periods indicated, as reported by the Nasdaq Capital Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

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	High	Low
Fiscal Year 2016
Third Quarter	$4.01	$1.62
Fourth Quarter	$2.15	$1.04

Fiscal year 2017
First quarter	$2.16	$1.17
Second quarter	$1.17	$0.43
Third quarter ( through September 19, 2017*)	$1.68	$0.53

The following table sets forth the high and low last-bid prices for our IPO Warrants for the periods indicated, as reported by the Nasdaq Capital Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Fiscal Year 2016
Third Quarter	$2.394	$0.167
Fourth Quarter	$0.4891	$0.121

Fiscal year 2017
First quarter	$0.50	$0.12
Second quarter	$0.3399	$0.0513
Third quarter ( through September 19, 2017*)	$0.3501	$0.0511

Our common stock will be deemed to be “penny stock” as that term is generally defined in the Exchange Act to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

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Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our common stock, which may affect the ability of the selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock even if our common stock becomes publicly traded. In addition, the liquidity for our common stock may be decreased, with a corresponding decrease in the price of our common stock.

SECTION 13.   SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to Eligible Holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. The Company will use its existing working capital to pay the fees and expenses associated with this Offer to Amend and Exercise.

SECTION 14.   TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS

Except with respect to the negotiation and execution of the Warrant Agent Agreement described in Section 20 titled “Fees and Expenses” below, none of our directors or executive officers participated in any transaction involving the Original Warrants during the past 60 days.

SECTION 15.   INFORMATION REGARDING THE COMPANY

The following summary highlights selected information regarding each of Monster Digital and Innovate. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer to Amend and Exercise or exercise your Amended Warrant. Before making an investment decision, you should read the entire Offer to Amend and Exercise carefully, including the “Risk Factors” section above.

Overview

We were incorporated under the name WRASP 35, Inc., changed our name to AOTS 35, Inc. in September 2011, changed our name to Tandon Digital, Inc. in May 2012 and changed our name to Monster Digital, Inc. in August 2015. Our principal executive offices are located at 2655 Park Center Drive, Unit C, Simi Valley, California and our telephone number is (805) 381-5544. Our website address is www.monsterdigital.com.Our authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.0001, and 10,000,000 shares of “blank check” preferred stock, par value $0.001.

Our common stock and IPO Warrants are quoted on the Nasdaq Capital Market under the symbols “MSDI.” And “MSDIW”, respectively.

As of September 19, 2017, the Company has: (i) 9,420,681 shares of common stock outstanding; (ii) outstanding warrants to purchase 4,421,676 shares of common stock ; and (iii) outstanding equity awards to purchase 16,834 shares of common stock issued pursuant to the Company’s 2012 Omnibus Incentive Plan (the “Plan”). In addition, the Company has reserved an additional 150,049 shares of common stock for issuance pursuant to the Plan.

Proposed Merger

On August 25, 2017, Monster Digital filed a proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”) with respect to a special meeting of stockholders to take place on November 9, 2017 (the “Special Meeting”). Further to the Proxy Statement, stockholders of Monster will be solicited to vote at the Special Meeting to approve the Merger between Monster and Innovate, as well as the Spin-Off. The Offer to Amend and Exercise will require Eligible Holders of Warrants that elect to exercise their Original Warrants further to the Offer to Amend and Exercise to do so prior to the effective date of the Merger. As such, exercising Eligible Holders of Original Warrants will be investing solely in Monster Digital, and not the combined company. Contained in this Offer to Amend and Exercise is information with respect to Monster Digital. If stockholders approve the Merger at the special meeting, exercising Eligible Holders of Original Warrants will hold shares of stock of the combined company which will solely be the business of Innovate.

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Monster Business

Our primary business focus is the design, development and marketing of premium products under the “Monster Digital” brand for use in high-performance consumer electronics, mobile products and computing applications. Our license with Monster, Inc. allows us to manufacture and sell certain high-end products utilizing the “Monster Digital” brand name; Monster, Inc. which is highly recognized by consumers for its high-quality audio-video products. We work with our subcontract manufacturers and suppliers to offer new and enhanced products that use existing technology and adopt new technologies to satisfy existing and emerging consumer demands and preferences. On the marketing side, we partner with Monster, Inc. to support the sales and marketing of these products on a global basis.

We have invested significantly in building a broad distribution channel for the sale of products bearing the “Monster Digital” brand. Our current focus is to leverage our distribution network through cooperating with Monster, Inc. to identify and market additional specialty and consumer electronics products.

Currently, our primary product offerings are as follows:

•	A line of action sports cameras used in adventure sport, adventure photography and extreme-action videography.

•	A line of ultra-small mobile external memory drive products for Apple iOS devices.

•	On-The-Go Cloud devices on an exclusive basis which create a wi-fi hot spot for multiple users while simultaneously allowing data to be viewed, played or transferred among the connected storage.

•	A broad selection of high-value memory storage products consisting of high-end, ruggedized Solid State Drives (“SSDs”), removable flash memory CompactFlash cards (“CF cards”), secured digital cards (“SD cards”) and USB flash drives.

We intend to focus our efforts on increasing sales of higher margin specialty products over lower margin memory items. While sales of memory products helped to build our Monster Digital brand, we believe our future success depends in large part on our ability to substantially increase sales of specialty products bearing the Monster Digital brand as a percentage of revenues.

Products

Action Sports Cameras

Our Action Sports Cameras. We believe that to succeed in the competitive action camera marketplace, it is imperative that we to distinguish our product offerings through clear and unique value propositions. For this reason, we have positioned our current action sports camera offerings as “ready-to-go” cameras. We believe our approach is unique to this category as we intend to provide a completely “all included” solution for the consumer. The strategy provides the end user with everything necessary to start enjoying the product straight out of the box. The “all included” package contains numerous universal mounts designed to enable users to capture content when engaged in a wide variety of activities. These include helmet, handlebar grip and tripod mounts. Also included are helmet straps, a tripod and a removable replaceable battery. We also sell accessories to further expand the features, versatility and convenience of our camera.

1080p Action Sports Camera.  We introduced our initial entry into the action sports camera market in November 2015. Our 1080p action camera is easy handling with sharing options that ensure high-quality images, long battery life and expandable memory storage. The camera comes in a small, easy-to-use form factor housing with dimensions of 2 5/16” W by 1¾” H, weighing 2.5 pounds with the battery installed and featuring a 2” LCD display and a 32GB Sport Series SDXC Card. The 1080p camera is a fixed-lens camera with a 5 mega-pixel sensor, a 140 degree viewing angle, and provides video recording at 1080 pixels at 30 frames per second and 12 mega pixel photos. This camera can be used in time lapse mode and is wi-fi enabled. The camera is contained in a removable polycarbonate floating water proof housing with a glass lens that is rated shockproof and waterproof to 100 feet. Our 1080p camera features a quick-release buckle and threads at the bottom to attach to all our offered mounts. In addition, we have priced our 1080p camera on an “all included basis” at $99.99, which we believe makes it extremely price competitive with other entries in the action camera market. This camera is currently offered under the name “Villain” in the United States, Monster Vision 1080p in the EU and will be sold only as Monster Vision 1080p when our current packaged inventory sells through. For information concerning certain patent infringement claims surrounding our 1080p action sports camera, see “— Litigation.”

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Monster Vision 360 Action Sports Camera.  We introduced our Monster Vision 360 action sports camera in March 2016. The Monster 360 Vision is a shockproof and waterproof 360 degree action camera designed for action enthusiasts. The Vision features a 190 degree wide angle lens and can record, playback and share 360 degree videos up to 30 frames per second. A user can control the camera via Bluetooth with his or her smartphone or tablet and can connect to a user’s WiFi router or function as a standalone WiFi access point to stream and control the camera. The included USB 3.0 cable allows a user the ability to transfer videos and photos with the high-speed USB 3.0 protocol. The Micro SD memory slot and included 32GB Micro SD card enables a user to add and upgrade memory as needed. The Vision 360 features electronic vibration reduction, enabled through applications during playback, that reduces the effect of camera shake to help produce sharp and crisp picture quality. Also, the Vision is designed to be used with existing virtual reality headsets currently provided by others. We have priced the Monster 360 Vision on an “all included basis” at $149.99, which we believe makes the Vision extremely price competitive with other 360 degree entries in the 360 degree action camera market.

Monster Vision HD Action Sports Camera.  We introduced our Monster Vision HD action sports camera in May 2016. This 720p action sports camera is meant as an entry level action camera built for simplicity and fun and designed for use in outdoor sports as well as for tourism, action shooting and daily life recording. Featuring a 1.7” color display and a 120-degree viewing angle, users can see what they are shooting, digitally zoom to up to 8x and use over 20 on-board visual effects to get creative. In addition to video recording it is a 5 mega-pixel digital camera with the ability to take individual still shots or take a burst of 3 shots in rapid succession. Like our 1080p action sports camera, the camera is a fixed-lens camera that comes in a small, easy-to-use form factor housing with the battery installed. This camera can be used in time lapse mode, is wi-fi enabled and is offered with a 16GB Sport Series SDXC card. And like our 1080p action sports camera, the camera is contained in a removable polycarbonate floating water proof housing with a glass lens that is rated shockproof and waterproof to 100 feet. We have priced our Monster Vision HD on an “all included basis” at $49.99, which we believe makes it extremely price competitive with other entry level action sports camera offerings.

Dual lens 360 VR action sports camera.  We offer a dual lens 360 degree action sports camera which can be used with virtual reality headsets. This action sports camera substantially enhances the 360 degree experience for our consumers. During playback, viewers can choose where they look, being able to see up, down and all the way around for a truly immersive experience. This camera connects both camera images with simple drag-and-drop software. It features fixed focus lenses, a 2 X 220 degree wide angle and resolution of 1920 X 960. Like our other cameras, it is offered on an “all included basis”, at an attractive price point of $250.

Virtual reality headset.  We offer a virtual reality headset that can be used to view videos created by our existing Monster Vision 360 and dual lens 360 VR action sports cameras. The headset offers integrated high performance with on-ear headphones. The headset features pupil distance adjustment, precision polished glass lenses for a better picture and call answer, pause/play and multifunction control. We offer our headset at $40.

Data Storage Devices

Our primary end markets for our memory storage products are as follows:

Consumer.  We provide flash memory storage products to multiple consumer markets, including imaging, gaming, audio/video and mobile applications. Flash storage cards are used as the film for all major brands of digital cameras. In addition, many portable game devices include advanced features that require high capacity memory storage. Also, multimedia features and download applications in mobile phones drive demand for additional flash memory storage.

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Computing.  We provide data storage solutions for the computing market. CF and SD card and USB flash drive flash memory allows consumers to store pictures and music on cards and then quickly and easily transfer these files to and between laptops, notebooks, desktops, and other devices. In addition, we sell SSDs for the computing market. We plan to continue to develop new releases of our SSDs for the notebook and desktop computer markets as we believe that SSDs are increasingly likely to replace HDDs in a variety of computing solutions.

Monster Apple iPhone/iPad External Memory Drive

We offer a family of ultra-small mobile external memory drive products for Apple iOS devices (iPhone/iPad/iPod) under the iX32 and Memory Cable trade names.

We offer an iX32 flash drive which contains a memory module (16GB up to 128GB) with a Lightning connector and a USB connector. Lightning is a proprietary computer bus and power connector created by Apple Inc. and is used to connect Apple mobile devices like iPhones, iPads and iPods to host computers, external monitors, cameras, USB battery chargers and other peripherals. Through the USB port, the user can plug his/her Apple device to any computer to store data/media and take it for future use. Through the Lightning connector, the user can download data from selected Apple iOS devices onto the drive and then transfer the data to another iOS device or to a device with a USB port (such as a TV or a computer). As a result, the user creates “freed” up space on his/her Apple device by directly copying content off the device instead of having to move the content by sending it to iCloud or other remote cloud storage destinations. It is also helpful if a user wants to consume large megabyte data, such as a movie, and does not want to store that content on his/her iOS device which would further diminish the available memory. In such an instance the “movie” can be loaded onto the drive and then watched from the drive when it is plugged into the iOS device.

The device also allows backup of photos, contacts, documents and videos, access to Dropbox, internal App storage and is security protected with optional password/fingerprint protection. In the case of the Memory Cable, it also serves as a charging cable if needed for the iOS device.

On-The-Go Cloud

Our On-The-Go Cloud device, which we market on an exclusive basis, is an innovative multi-function wireless media access hub. This device allows a user to create a wi-fi hot spot for multiple users, share photos and videos with friends and stream movies while on the road or in the air to any wi-fi enabled device. This lightweight, smartphone-sized device is equipped with dedicated ports for SD and microSD cards up to 64GB, as well as standard-size USB flash drives or external hard drives up to 2TB. A Micro USB cable is used for connectivity and charging the onboard battery which can last five hours on a single charge while streaming videos. When a PC or Mac is connected via the micro USB cable, it acts as a reader and hub, simultaneously giving access to memory cards and/or a storage device plugged into the USB port. Not only can data be viewed or played, it can be transferred among the connected storage. For example, an HD movie file from an SD card can be copied to an external hard drive.

The same functionality above can also be done wirelessly. The device has 2.4GHz (b/g/n) encrypted Wi-Fi capability, which gives cable-free connectivity to PCs, Macs, tablets and smartphones. Files can be accessed via any web browser and by wireless enumeration, in which it operates as a network drive. With a streaming capacity of up to five devices at 720p (three devices at 1080p) and unlimited direct access, it’s ideal for sharing media. The device also has an Ethernet port allowing it to act as a wi-fi hotspot. The device comes with a travel bag and micro USB cable and is priced under $100.

SSDs

SSDs are data storage devices that utilize solid-state memory to store persistent data. SSDs contain no moving parts and use microchips that retain data in non-volatile memory chips, meaning they retain their memory when the power is turned off. SSDs have the same interface as hard disk drives (“HDDs”) and easily replace them in most applications. SSDs are used in consumer electronic products which are primarily designed for small form factor, battery powered consumer hand held devices, such as laptop computers and tablets.

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Our drives are used for laptop, notebook, desktop and enterprise server applications. These drives feature enhanced reliability, higher performance and reduced power consumption compared to typical HHDs and are more than twice as fast as many other SSD drives.

Overdrive 3.0 SSD and Overdrive 3.0 Mini.  Our Overdrive 3.0 Series of SSDs is designed for consumer applications that require high-performance and endurance with easy plug and play compatibility. The drives are USB powered making them energy efficient with no external power switch required. Our Overdrive 3.0 and Overdrive 3.0 Minis are USB 2.0 compatible as well. Its robust construction is designed to survive impact up to 500g and resistant to magnetic interference and extreme temperatures. The drives have a laser extended stainless steel enclosure with a small form factor that travels easily.

This family of SSDs is available in densities of 128GB, 256GB and 512GB, and 1 Terra Byte (“TB”) with 250/150 Megabytes (“MB”) sequential read/write speeds. Prices for our Overdrive 3.0 SSDs range from $99 to $700.

Overdrive Thunderbolt SSD.

Our Overdrive Thunderbolt SSD series incorporates Intel’s Thunderbolt technology that simultaneously supports high resolution displays and high performance data devices through a single compact port. With read/write speeds of 500/450 MB/s, our Overdrive Thunderbolt is substantially faster than many other commercially offered Thunderbolt connected drives. Our drive features an integrated 250mm Thunderbolt Cable with a press-to-release catch. With the same robust construction durability and stainless steel enclosure as our Overdrive 3.0 series, this family of drives offers high performance in demanding data applications.

This family of SSDs is available in densities of 240GB, 480GB and 1TB and prices range from $99 to $799.

Overdrive Advanced SSD.  This device is an entry level SSD for less demanding data applications. The external SSD has a density of 128GB and a speed of 140 MB/s, making it substantially faster than many other commercially available USB 3.0 drives. The SSD includes a USB 3.0 cable and has a price point of $100.

Monster “Superfast” SSD.  Our Monster “Superfast” SSD allows a user the ability to upgrade an PC from the internal traditional rotating HDD to our MD-550 2.5” SSD. The upgrade increases the speed, battery life and reliability of the PC. The MD-550 SSD has no rotating parts thus offering substantially more reliability and durability than standard rotating HDDs.

Our Monster “Superfast” SSD comes in 240GB, 480GB and 1TB configurations and range in price from $150 to $450.

CompactFlash Cards

CF cards are flash memory mass storage devices used mainly in portable electronic devices. Flash memory products are electronically re-writable, non-volatile semiconductor memory devices that retain content when power is turned off. CF cards make data easy to add to a wide variety of computer devices, including digital cameras and music players, desktop computers, personal digital assistants, digital audio recorders and photo printers.

Our line of CF cards consists of the following:

800xCF. These cards are designed for discerning photo and video users. Built with a robust structure, our CF Cards feature 120 MB/s read read/write speeds and superior memory card performance. The cards are offered in 320GB and 64GB configurations, are waterproof and impact resistant to 1500g. These cards are ideal for fast action photography and video capture.

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Our CF cards are offered at prices of $140 and $280.

Secure Digital Cards

SD cards are removable flash memory products. SD cards are used in many consumer electronic devices and have become a widespread means of storing several gigabytes (“GB”) of data in a smaller site. Devices where the user may remove and replace cards often, such as laptop or notebook computers, digital cameras, camcorders and video game consoles tend to use full-sized cards. Devices where small size is paramount, such as action sports cameras and mobile phones, tend to use microSD cards.

We offer a variety of SD cards with a range of speeds, capacities and value-added features in all major media formats.

Sport Series SDXC.  Our line of Secure Digital eXtreme Capacity, or SDXC, cards is tailored for those users seeking the highest standards in memory card technology. These products have the highest speed rating in our SD product line and are targeted at users of action sports cameras, professional photographers and high-end gamers. Speed, capacity and protection are maximized for consumers’ important data; our SDXC cards have 90/45 MBs read/write speeds and are waterproof, magnetic, impact and temperature resistant. Storage densities include 64GB and 128GB offered at $120 and $200 respectively.

Legacy Series SDHC Card.  Our line of Secure Digital High Capacity, or SDHC, cards are specially designed for personal electronics applications. Our SDHC cards include 8GB, 16GB and 32GB storage densities; they also support the UHS104 (ultra-high speed) SD interface and are compliant with the industry standard SD Memory Card Standard Version 3.0 (SD 3.0) which supports SD interface speeds up to 104MB per second. Prices range from $19 to $40.

USB Flash Drives

USB flash drives are small portable data storage devices that include flash memory. The integrated universal serial bus (“USB”) interface plug into a computer’s USB port and function as portable hard drives. USB flash drives have less storage capacity than an external hard drive, but they are smaller and more durable because they do not contain any internal moving parts. They are often used for storage, back-up and transfer of computer files, thus facilitating data transfers between different devices.

We offer a wide selection of customized USB flash drives in different memory capacities and with a wide variety of features.

COPPA 3.0 and 2.0.  Our Coppa 3.0 and 2.0 USB flash drives are lightweight, compact and have high quality memory. The COPPA 3.0 USB has speed up to 160/45 MB/s read/write and the COPPA 3.0 USB has 32/28 MB/s read/write, each allowing users to quickly and easily transfer large documents, HD movies, high resolution photographs and other large memory use data. The COPPA 3.0 is backwards compatible with the USB 2.0 allowing use with devices that are not 3.0 enabled.

The drives come with an integrated twist cover, a lanyard key chain loop and are offered in configurations of 8GB, 16GB, 32GB and 64GB at prices ranging from $9 to $100.

Advanced 3.0 OTG.  Our advanced 3.0 OTG USB flash drives allow users the ability to easily backup and transfer files from a place without a computer, cable or wifi. Files can be transferred directly without sending information through the drive or on an unsecured wireless network. The drive has similar features to our COPPA 3.0 USB drives and can be used with our proprietary On-The-Go Cloud Storage device. The Advanced 3.0 OTG is offered in 16GB, 32GB and 64GB configurations at prices ranging from $24 to $75.

Legacy 2.0 UFD.  We also offer an entry level series of drives for businesses, schools, and home applications at speeds of up to 14 MB/S. These drives are offered in configurations of 2GB, 4GB, 8Gb, 16GB and 32GB at prices ranging from $7 to $30.

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Manufacturing and Product Development

Manufacturing

We do not directly manufacture any of the products we sell. Instead, we depend exclusively on third parties for the manufacture and sourcing of our products. Reliance on third party manufacturers and suppliers exposes us to material risks, especially as our action sports cameras and iX32 flash drive are currently sourced from sole source suppliers. See Item 1A, “Risk Factors — We depend exclusively on third parties to manufacture and supply our products. If third party manufacturers are unable to timely deliver required quantities of our products at acceptable qualities and prices, we will not be able to meet customer demand for our products, which would adversely impact the success of our business.” However, we believe that by outsourcing the manufacture and sourcing of these products, we benefit from lower manufacturing and engineering costs. For this reason, for the foreseeable future we expect to continue to rely on third party manufacturers and suppliers to produce and supply the substantial majority of our products.

We do not have long-term agreements with any of our third party suppliers or manufacturers for our primary memory products or our iX32 flash drive. We currently source our current action sports camera offerings and iX32 flash drive from sole source suppliers and while we believe there is an alternative supplier available for our iX32 flash drive we do not currently have an alternative supplier for our action sports cameras. We obtain our action sports cameras further to a formal agreement with Shuoying Digital Science & Technology (China) Co., Ltd. that expires in January 2018 but automatically renews for successive 12 months periods unless sooner terminated by either party with six months prior written notice. We believe it may be more difficult to find alternative sources for our action sports cameras if necessary. We intend to endeavor to locate alternative sources for our action sports cameras to mitigate risks related to reliance on this sole source supplier.

We seek to differentiate our products through product features offered, product positioning, packaging, merchandising and branding. By continuing to subcontract manufacture and source our products from third parties, we believe that we are able to sell products incorporating new technology without having to make the substantial investment in, or having to incur the fixed costs associated with, product development and manufacturing.

Our in-house testing and production staff in Simi Valley, California regularly inspects and tests product samples, assembles pilot production runs and repackages bulk quantities received from our subcontract manufacturers and suppliers. We also develop user manuals, product packaging and marketing materials, as well as installation guides, software and hardware designed to permit user friendly product installation. Our staff periodically tours our subcontract manufacturers’ and suppliers’ facilities and monitors and tests to minimize defective products.

The majority of our products are shipped directly by our subcontractor manufacturers and suppliers to our facility in Simi Valley, California. These products are then packaged and shipped by us directly to our customers.

Product development

To date, we have not made material expenditures on product development. However, we realize that to compete in this industry, we must continue to offer technologically advanced products. New products are developed and offered by our subcontractors, manufacturers and suppliers and then offered by us. We believe our relationship with our contract manufacturers and suppliers allows us to enhance and expand our product offerings with existing and new technologies that such third parties develop internally and avoid the costs associated with an in-house research and development team. Our efforts are directed at the evaluation of new products and enhancements to existing products. We monitor market and industry trends to understand and identify new technologies and plan for new product offerings.

We intend to continue to devote efforts to introduce new products that meet emerging demands and preferences, including new versions of our existing product lines. Specifically, we plan to continue to penetrate the global action camera market, while identifying additional consumer electronic products to be introduced based on leading technologies.

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Sales and Marketing

Sales

We sell our products primarily through distributors and independent sales representatives and distributors.

Distributors.  We use distributors to sell our products to non-direct customers such as small computer manufacturers, dealers, systems integrators, online retailers and other resellers. Distributors generally enter into non-exclusive agreements with us for the purchase and redistribution of our products in specific territories.

Retailers.  We sell our branded devices directly to a select group of major retailers such as computer superstores, warehouse clubs, online retailers, and computer electronics stores, and authorize sales through distributors to smaller retailers. The retail channel complements our other sales channels while helping to build brand awareness for our products. We also offer our branded products through our website.

Although we have established a substantial domestic distribution channel for our memory products bearing the Monster brand, we believe it is necessary to substantially expand our distribution channels with respect to sales of our higher margin specialty products. Our executive sales team has recently established domestic distribution arrangements for our actions sports cameras with major entities such as Fry’s, Sam’s Club and Toys R’ Us. We also believe that international markets represent a significant growth opportunity for us. Our executive sales team seeks to enhance our international presence by capitalizing on the strength of the Monster Digital brand. Examples of recently added international retailers and strategic distribution arrangements include Synchro France, ADL, Selfridges and FNAC.

We protect some of our customers against the effects of price decreases on their inventories. Accordingly, if we reduce our prices, we pay certain distributors and retailers the difference between the price paid for the product still in their inventory and the reduced price. Additionally, some of our retail customers and distributors have the right to return limited amounts of products still in their inventory for credit.

Marketing

We believe our marketing relationships with key industry leaders distinguishes our company from others in our industry. Our Overdrive 3.0 SSD and Overdrive Thunderbolt SSD, each with a 1TB configuration, are currently offered in all Apple stores throughout Europe. Our Advanced 3.0 OTG USB flash drive is the first Apple certified external memory of iOS. Our action sports cameras are being sold under the widely recognized Monster brand.

Also, our products are offered and supported by Monster, Inc.’s large global and retail distribution network. Further to the license with Monster, Inc., our company and Monster, Inc. consult and cooperate with each other in the design process of products sold under the Monster Digital brand name. Also, the license provides that our company and Monster, Inc. will cooperate to promote and effect the offer and marketing of products sold under the Monster Digital brand name through Monster, Inc.’s existing and future sales and distribution channels.

To date, Monster, Inc. sales team has introduced our Monster Digital memory products to many of their key distributors and retail chains and has indicated that it intends to continue to do so in the future. We believe that approximately 19% and 33% of our gross revenues for the years ended December 31, 2016 and 2015, respectively, were derived from Monster, Inc.’s introductions to buyers and retailers. Monster, Inc. has existing relationships with virtually all major retail chains and strategic distributors across North America, Latin America and Europe.

In addition, Monster, Inc. has a global network of independent sales representatives established which affords us the ability to access additional sales coverage and to take advantage of established local market relationships. To ensure the quality of its sales forces, our products are incorporated into Monster, Inc.’s internal sales metrics that measure sales performance for all sales people, independent sales representatives and customers.

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We participate in co-sponsored events with our customers and industry trade shows such as Consumer Electronics Show. We participate in these events and trade shows in order to develop new relationships with potential customers and maintain relationships with our existing customers. We also intend to fund cooperative advertising campaigns with our customers, develop custom product promotions and cooperate with our retailers to use point-of-sale and mail-in rebate promotions to increase sales of our products. We also intend to utilize sales circulars to obtain regional and national exposure for our products and our brands. We believe that these marketing efforts will help generate additional shelf-space for our products with our major retailers, promote retail traffic and sales of our products, and enhance our goodwill with these retailers.

Monster License Agreement

We entered into a trademark license agreement with Monster, Inc. effective July 7, 2010. The agreement gives us exclusive rights to utilize the tradenames “Monster Memory”, “Monster Digital, Inc.” and the M (stylized) mark on (i) action sports cameras, (ii) cable memory, (iii) flash based cards, (iv) flash based SSD drive products, (v) DRAM modules, (vi) USB flash drives and (vii) internal power supplies for personal computers. The 25 year agreement provides for the payment of royalties to Monster, Inc. on all sales of the referenced products, excluding sales to Monster, Inc., as follows:

Years 1 (2010) and 2: Royalties on all sales excluding sales to Monster, Inc. at a rate of four (4) percent, with no minimum.

Years 3 through 6: Minimum royalty payments of $50,000 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

Years 7 through 10: Minimum royalty payments of $125,000 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

Years 11 through 15: Minimum royalty payments of $187,500 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

Years 16 through 25: Minimum royalty payments of $250,000 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

At any time during the term of the agreement, a permanent license may be negotiated subject to the parties reaching a mutually acceptable agreement.

Effective July 1, 2014, the royalty rate on certain products was reduced to 2% for a period of 12 months.

Monster, Inc. may purchase licensed products from us at a price no greater than 20% above our standard costs. Monster, Inc. has agreed not to sell products sourced from us in a way that undermines our position in the marketplace. We have agreed that all design, packaging and marketing materials for any licensed products would be in accordance with and conform to design standards prescribed by Monster, Inc. Monster, Inc. and our company have agreed to cooperate to promote and affect the offer and marketing of the licensed products through Monster Inc.’s existing and future sales and distribution channels.

Monster, Inc. may use and grant others the right to use any trademarks, logos, domain names and/or trademarks for use in connection any products except (i) the granting to others of the use of the Monster mark in connection with the manufacture, design, distribution, sales or other similar exploitation of any licensed Monster mark (but not the Monster Digital mark or the M (stylized) mark) if the primary purpose of such license is the settlement of a claim of infringement of the Monster mark with that of the subject licensee and not the commercial exploitations of the Monster Mark and (ii) Monster, Inc. itself may use (but not sublicense) the Monster mark and the M (stylized) mark (but not the Monster Digital mark) in connection with any licensed products or other data memory products subject to the condition that Monster, Inc. provides us with at least thirty (30) days prior written notice of its intention to so enter the market and offers us the first right to supply such products pursuant to a commercially reasonable arrangement similar to the Monster License Agreement.

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In August 2015, we executed an amendment to the license agreement with Monster whereby Monster granted us the additional right further to the aforementioned License Agreement to use the name “Monster Digital, Inc.” as our corporate name. Further to the amendment, in addition to the royalties mentioned above, we issued Monster, Inc. 382,575 shares of our common stock and paid Monster a cash fee of $500,000.

We are required to remit royalty payments to Monster, Inc. on or before the 30th day following the end of each calendar quarter. For the years ended December 31, 2016 and 2015, royalty expense amounted to $371,000 and $262,000, respectively. We were not in compliance with the royalty remittance policy during each of the aforementioned fiscal periods. We were in full compliance with the remittance policy at December 31, 2016. This license agreement contains various termination clauses that include (i) change in control, (ii) breach of contract and (iii) insolvency, among others. Either party to the license agreement has the right to terminate the agreement if the other is in material breach of any of the terms and conditions of the agreement and such party fails to cure such breach within 30 days after the date of receipt of written notice from the other party.

In addition, in August 2015, and in connection with the aforementioned amendment to the trademark license agreement, we entered into a two-year advisory board agreement with Noel Lee, the Chief Executive Officer and sole shareholder of Monster, Inc. Further to the advisory board agreement, we issued Mr. Lee a warrant to purchase up to 191,289 shares of our common stock at a per share exercise price of $14.85; this warrant has expired.

Warranties

Because the design and manufacturing process for our products is highly complex, it is possible that our products may contain defects or are otherwise not compatible with end uses. In accordance with industry practice, we generally provide a limited warranty that our products are in compliance with our specifications existing at the time of delivery. Under our general terms and conditions of sale, liability for certain failures of products during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items. Under certain circumstances, we may provide more extensive limited warranty coverage than that provided under our general terms and conditions.

Backlog

Because of volatile conditions in our markets, customers are reluctant to enter into long-term, fixed-price contracts. Accordingly, new order volumes for our products do and are expected to continue to fluctuate significantly. We typically accept orders with acknowledgment that the terms may be adjusted to reflect market conditions at the date of shipment. For these reasons, we do not believe that our order backlog as of any particular date is a reliable indicator of actual sales for any succeeding period.

Competition

Our industry is characterized by intense competition, supply shortages or oversupply, rapid technological change, evolving industry standards, declining average selling prices and rapid product obsolescence.

Competition is based on multitude of factors, including product design, brand strength, distribution presence and capability, channel knowledge and expertise, geographic availability, breadth of product line, product cost, media capacity, access speed and performance, durability, reliability, scalability and compatibility. Specifically, the performance, functionality, reliability and price of our products are critical elements of our ability to compete. We believe that we offer, and that our target consumers seek products that combine higher levels of performance, functionality and reliability at prices competitive with other leading brand-name products. Also, market penetration, brand recognition and inventory management are also critical elements of our ability to compete. Most consumers purchase products similar to ours from off-the-shelf retailers such as large consumer electronics and office supply superstores. Market penetration in the industries in which we compete is typically based on the number of retailers who offer a company’s products and the amount of shelf-space allocated to those products.

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Our existing competitors include many large domestic and international companies that have longer operating histories and have greater brand name recognition, substantially greater financial, technical, marketing and other resources, broader product lines and longer standing relationships with retailers, distributors, OEMs and end users. As a result, these competitors may be able to better absorb price declines, ensure more stable supply, adapt more quickly to new or emerging technologies or devote greater resources to the promotion and sale of their products than we may. Ultimately, this may lead to a decrease in our sales and market share and have a material adverse effect on our business, financial condition and results of operations.

We expect to face competition from existing or future competitors that design and market similar or alternative data storage solutions that may be less costly or provide additional features. If a manufacturer of consumer electronic devices designs one of these alternative competing standards into its products, the digital media we sell, as currently configured, will not be compatible with that product and our revenues may decline, which would result in a material adverse effect on or business.

Our competition includes:

Action sports cameras.  The market for action sports cameras is highly competitive. Further, we expect competition to intensify in the future as existing competitors introduce new and more competitive offerings alongside their existing products, and as new market entrants introduce new products into this market. We compete against established, well-known action camera and traditional camera manufacturers such as GoPro, Inc., Canon Inc., Nikon Corporation, Olympus Corporation, Polaroid Holding Corporation and Vivitar Corporation, large, diversified electronics companies such as JVC Kenwood Corporation, Panasonic Corporation, Samsung Electronics Co., Sony Corporation and Toshiba Corporation, and specialty companies such as Garmin Ltd. Most of these competitors have substantial market share, diversified product lines, well-established supply and distribution systems, strong worldwide brand recognition and greater financial, marketing, research and development and other resources than we do. In addition, many of these existing and potential competitors enjoy substantial competitive advantages, such as:

•	longer operating histories;

•	the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;

•	broader distribution and established relationships with channel partners;

•	access to larger established customer bases;

•	greater resources to make acquisitions;

•	larger intellectual property portfolios; and

•	the ability to bundle competitive offerings with other products and services.

Moreover, smartphones and tablets with photo and video functionality have significantly displaced the market for traditional camera sales. It is possible that, in the future, the manufacturers of these devices, such as Apple Inc. and Samsung, may design them for use in a range of conditions, including challenging physical environments, or develop products similar to our action sport camera. In addition to competition or potential competition from large, established companies, new companies may emerge and offer competitive products.

Solid-state drive and hard disk drive manufacturers.  Our SSDs face competition from other manufacturers, including Intel, Micron and Samsung, Toshiba, and others. Our SSDs also face competition from hard disks drives, which are offered by companies including, among others, Seagate, Samsung and Western Digital Corporation.

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CF and SD card and USB flash drive manufacturers and resellers.  We compete with semiconductor companies that manufacture and sell flash memory chips, flash memory cards and USB flash drives. These include Hynix, Infineon, Micron, Samsung, SanDisk, and Toshiba. We also face significant competition from manufacturers or card assemblers and resellers that either resell flash cards and USB flash drives purchased from others or assemble cards and USB flash drives from controllers and flash memory chips purchased from companies such as Renesas, Samsung or Toshiba, into flash cards and USB flash drives. These companies include Crucial, Dane-Elec, Delkin Devices, Feiya, Fuji, Hagiwara, Hama, Hewlett Packard, Data I/O, Infineon, Kingston, Kodak, M-Systems, Matsushita, Memorex, Memory Plus, Micron, PNY, PQI, Pretec, Ritek, Samsung, SanDisk, Silicon Storage Technology, SimpleTech, SMART Modular Technologies, Sony, TDK, Transcend and Viking InterWorks.

Litigation

On February 16, 2016 we received a letter from GoPro, Inc., or GoPro, alleging that we infringe on at least five U.S. patents held by GoPro, and requesting that confirm in writing that we will permanently cease the sale and distribution of our 1080p action sports camera, along with any camera accessories, including the waterproof camera case and standard housing. The five patents specifically identified by GoPro in the letter were U.S. Patent No. D710,921: camera housing design, U.S. Patent No. D702,747: camera housing design, U.S. Patent No. D740,875: camera housing design, U.S. Patent No. D737,879: camera design and U.S. Patent No. 721,935: camera design. Based upon our preliminary review of these patents, we believe we have some defenses to GoPro’s allegations. Our outside counsel has been in discussions with GoPro’s outside counsel and has forwarded them material which we believe supports defenses to these allegations, all in an effort to move the matter to resolution. But as of yet, there is no final resolution to this matter. There can be no assurance that we will be successful in defending against these allegations or reaching a business resolution that is satisfactory to us.

The supplier of our action sports cameras has contractually represented and warranted that it owns or has paid royalties to any and all intellectual property, designs, software, hardware, packaging, components, manuals and any other portion, part or element that is or may be subject to such products and the parts and accessories thereof sourced by the supplier. This supplier has contractually agreed to pay any claims, damages, or costs that we suffer as a result of the patent infringement or a violation of international, U.S. or state laws or regulations as detailed in the prior sentence.

We have learned that on September 15, 2017, a putative class action complaint (the “Complaint”) was apparently filed in the United States District Court for the Central District of California against the Company, David H. Clarke, the Company’s Chief Executive Officer and a member of the Company’s Board of Directors, Jonathan Clark (“Clark”), the Company’s Interim President and a member of the Company’s Board of Directors, Robert Machinist (“Machinist”), a member of the Company’s Board of Directors, Christopher Miner (“Miner”), a member of the Company’s Board of Directors and Steven Barre (“Barre”), a member of the Company’s Board of Directors (Messrs. Clarke, Clark, Machinist, Miner and Barre are hereinafter referred to as the “Individual Defendants”).

Although the Company has yet to be served with a copy of the Complaint, the Complaint purportedly seeks class status on behalf of all of the Company’s public shareholders persons and alleges violations by the Company and the Individual Defendants of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder, and secondary control person liability against the Individual Defendants under Section 20(a) of the Exchange Act primarily related to that Agreement and Plan of Merger and Reorganization pursuant to which a wholly-owned subsidiary of the Company will merge with and into Innovate Biopharmaceuticals, Inc. (“Innovate”), with Innovate surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). The Complaint seeks to enjoin the Company and the Individual Defendants from proceeding with an anticipated stockholder vote on the Merger or consummating the Merger, unless and until the Company discloses certain alleged material information which the Complaint alleges has been omitted from the Proxy Statement or in the event the Merger is consummated, to recover an unspecified amount of damages resulting from the Individual Defendants’ alleged violations Sections 14(a) and 20(a) of the Exchange Act.

Although the ultimate outcome of this matter cannot be determined with certainty, the Company believes that the allegations stated in the Complaint are without merit and the Company and the Individual Defendants intend to defend themselves vigorously against such allegations and claims.

On September 15, 2017, a putative class action complaint (the “ Class Complaint”) was filed in the United States District Court for the Central District of California against the Registrant, David H. Clarke, the Registrant’s Chief Executive Officer and a member of the Company’s Board of Directors (“Clarke”), Jonathan Clark (“Clark”), the Company’s Interim President and a member of the Registrant’s Board of Directors, Robert Machinist (“Machinist”), a member of the Registrant’s Board of Directors, Christopher Miner (“Miner”), a member of the Company’s Board of Directors and Steven Barre (“Barre”), a member of the Company’s Board of Directors (Messrs. Clarke, Clark, Machinist, Miner and Barre are hereinafter referred to as the “Individual Defendants”).

The Class Complaint seeks class status on behalf of all of the Company’s public shareholders persons and alleges violations by the Company and the Individual Defendants of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder, and secondary control person liability against the Individual Defendants under Section 20(a) of the Exchange Act primarily related to the Merger. The Class Complaint seeks to enjoin the Company and the Individual Defendants from proceeding with an anticipated stockholder vote on the Merger or consummating the Merger, unless and until the Company discloses certain alleged material information which the Class Complaint alleges has been omitted from the Proxy or in the event the Merger is consummated, to recover an unspecified amount of damages resulting from the Individual Defendants’ alleged violations Sections 14(a) and 20(a) of the Exchange Act.

Although the ultimate outcome of this matter cannot be determined with certainty, the Company believes that the allegations stated in the Class Complaint are without merit and the Company and the Individual Defendants intend to defend themselves vigorously against such allegations and claims.

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Employees

As of December 31, 2016 we had 15 full-time employees. In addition to our full-time employees, we employ temporary and part-time employees. Our employees are not represented by any collective bargaining agreements. We have never experienced a work stoppage at any of our facilities. We consider our relationship with our employees to be good.

Innovate Business

Overview

Innovate is a clinical-stage biopharmaceutical company developing novel therapies for autoimmune and inflammatory disorders. Innovate’s lead program, larazotide acetate (larazotide or INN-202), is entering Phase 3 registration trials and has the potential to be the first-to-market therapeutic for celiac disease, an unmet medical need, which effects an estimated 1% of the North American population or approximately 3 million individuals. Celiac patients have no treatment alternative other than a strict lifelong adherence to a gluten-free diet (GFD), which is difficult to maintain and can result in a lack in nutrients. Additionally, current FDA labeling standards allow up to 20 parts per million of gluten in GFD-labelled foods, which can be sufficient in many patients to cause celiac symptoms, including abdominal pain, cramping, bloating, gas, headaches, ataxia, “brain fog” and fatigue. Long-term sequelae of celiac disease include non-Hodgkin lymphoma, osteoporosis and anemia. Innovate’s second clinical program, INN-108, is in development for the treatment of mild-to-moderate ulcerative colitis (UC), an inflammatory bowel disease (IBD) with more than 1.25 million people affected in the major markets.

Innovate is led by an executive management team and board of directors that have held senior positions at leading pharmaceutical and biotechnology companies and that possess substantial experience across the spectrum of drug discovery, development and commercialization. Innovate’s CEO co-founded two successful biotechnology companies which were acquired by biotech and large pharmaceutical companies. Innovate’s medical and regulatory team conducted the Phase 2b trial for larazotide and have managed multiple other large scale clinical trials with successful New Drug Application (NDA) submissions and approvals. Members of Innovate’s board of directors have played key roles at Johnson & Johnson, Bristol-Myers Squibb, and AstraZeneca. One of Innovate’s directors was a co-founder of Salix Pharmaceuticals, the largest gastroenterology-focused company that was acquired for $16 billion in 2015.

Larazotide is an 8-amino acid synthetic peptide orally administered as a capsule which has been tested in more than 500 celiac patients with proven safety and efficacy in clinical trials. The FDA has granted larazotide Fast Track Designation for celiac disease. Larazotide’s proven safety profile is due to its lack of systemic absorption into the blood circulation which allows it to act locally in the small bowel. Additionally, larazotide has a first-in-class mechanism of action (MoA) as a tight junction regulator. Pre-clinical studies showed larazotide causes a reduction in permeability across the epithelial barrier, making it the only drug known to Innovate which is in clinical trials with this MoA. Increased intestinal permeability is a MoA which underlies several other diseases, including Crohn’s disease, irritable bowel syndrome (IBS) and non-alcoholic steatohepatitis (NASH), among others (Figure 1). Innovate is engaging in academic collaborations to expand larazotide’s clinical indications with a shorter time to clinical proof-of-concept due to larazotide’s safety profile and exposure in more than 800 subjects.

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With the release of the Phase 2b trial data in 342 patients as a late-breaker presentation at the 2014 Digestive Disease Week (DDW), larazotide became the first and the only drug for the treatment of celiac disease (published data) yet to meet its primary endpoint with statistical significance. The Phase 2b data showed clinically meaningful and statistically significant (p=0.022) reduction in abdominal and non-GI (headache) symptoms. After a successful End-of-Phase 2 meeting with the FDA, which confirmed the regulatory path forward to approval, Innovate is preparing to launch the Phase 3 registration program later this year with topline pivotal data expected by 2019.

For celiac patients, larazotide is being investigated as an adjunct to a GFD for patients who continue to experience symptoms despite following a GFD. As a result of the difficulty of maintaining a gluten-free lifestyle due to access to and cost of gluten-free foods, contamination from gluten and social pressures, more than half the celiac population experiences multiple, potentially debilitating symptoms per month. A recent study from the UK indicates that more than 70% of patients diagnosed with celiac disease consume gluten either intentionally or inadvertently (Hall et al. 2013). In academic studies and proprietary market research, there is a clear need for a therapeutic for this large and growing population.

Innovate’s second drug candidate, INN-108, is in development for the treatment of mild-to-moderate UC. It is an oral tablet that uses an azo-bonded pro-drug approach linking mesalamine to 4-APAA (approved as Actarit in Japan in 1994 for the treatment of rheumatoid arthritis) and is entering a proof-of-concept Phase 2 trial in 2018, after having completed a successful Phase 1 trial demonstrating safety at currently approved doses of mesalamine. The azo-bond protects INN-108 from the low pH in the stomach, allowing it to transit to the colon where the UC lesions are primarily located (Figure 2). In the colon, the azo bond is broken enzymatically, leading to mesalamine and 4-APAA releasing and having a synergistic anti-inflammatory effect. Although the majority of patients present with mild-to-moderate UC, which can progress to severe UC, the focus of drug development has been in moderate-to-severe UC with little innovation or drug development for mild-to-moderate UC. The mainstay of treatment for mild-to-moderate UC remains various oral reformulations of mesalamine or 5-ASA (5-amino salicylic acid) such as Shire’s Lialda (approved 2007) and Pentasa (approved 1993), Allergan’s Asacol HD (approved 2008) and Valeant/Salix’s Apriso (approved 2008).

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Innovate also owns the global rights to INN-329, a proprietary formulation of secretin, a peptide hormone which is used to improve visualization in magnetic resonance cholangiopancreatography (MRCP) procedures. Secretin is a 27-amino acid long hormone which rapidly stimulates release of pancreatic secretions, thus improving visualization of the pancreatic ducts during imaging procedures. Secretin has also been tested in a variety of central nervous system conditions such as autism, though currently approved only for pancreatic function testing and imaging with endoscopic retrograde cholangiopancreatography (ERCP).

Innovate is based in Raleigh, North Carolina, was incorporated under the laws of North Carolina under the name “GI Therapeutics, Inc.” in 2012, and changed its name when it converted to a Delaware corporation in 2014.

Innovate’s Strategy

Innovate’s goal is to become a leading biopharmaceutical company by developing novel therapeutics that have the potential to transform current treatment paradigms for patients and to address unmet medical needs. Innovate is currently pursuing the development of oral drugs for autoimmune and inflammatory diseases that target established biological pathways. The critical components of Innovate’s strategy are as follows:

•	Advance larazotide for celiac disease into Phase 3 clinical trials. Innovate’s immediate priority is to initiate the Phase 3 trials for larazotide for the treatment of celiac disease. Innovate had a successful End-of-Phase 2 meeting with the FDA in 2017. With the guidance and agreement reached with the FDA, Innovate plans to initiate its Phase 3 trials by the end of 2017.

•	Advance INN-108 for ulcerative colitis into a proof-of-concept Phase 2 trial. Innovate is currently developing the plans to initiate the proof of concept Phase 2 trials for INN-108 for the treatment of ulcerative colitis. INN-108 will be initially developed for mild-to-moderate ulcerative colitis in adults.

•	Leverage and protect Innovate’s existing intellectual property portfolio and secure patents for additional indications. Innovate intends to continue to expand its intellectual property protection strategy, grounded in securing composition of matter patents and method of use patents for newer indications. Innovate plans to develop newer formulations for the product candidates for other indications and improved performance of existing indications.

•	Seek Partnerships to Commercialize Late Stage Pipeline Drugs. With large addressable markets, such as celiac disease, Innovate plans to seek out partners with established presence and a history of successful commercialization.

•	In-license additional intellectual property and pipeline drugs to expand Innovate’s presence in the treatment of autoimmune and inflammatory diseases. In addition to broadening its current pipeline through indication expansion, Innovate plans to explore expansion of its product pipeline through strategic partnerships and product acquisitions, as it did in 2016 through its in-licensing of larazotide, Alba Therapeutics, Inc.’s celiac program. Future pipeline expansion decisions will be based on the unmet medical needs within the gastrointestinal disease area including, but not limited to, celiac disease and ulcerative colitis, the commercial opportunity, and the ability to rapidly develop and commercialize a product candidate.

•	Out-license Innovate’s non-core assets/indications and establish research collaborations. Innovate continually reviews its internal research priorities and therapeutic focus areas and may decide to out-license non-core assets/indications that arise from current and future available data. Innovate may seek research collaborations that leverage the capabilities of its core assets in order to monetize and expand upon the breadth of opportunities that may be uniquely accessible through its drug candidates.

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•	Leverage the expertise of Innovate’s management team and network of scientific advisors and key opinion leaders. Innovate is led by a strong management team with deep experience in drug development, collaborations, operations, and corporate finance. Innovate’s team has been involved in a broad spectrum of R&D activities leading to successful outcomes, including FDA approvals and drug launches. Innovate will continue to leverage the collective experience and talent of its management team, network of leading scientific experts, and key opinion leaders (KOLs) to strategize and implement its development and eventually its commercialization strategy.

•	Outsource capital intensive operations. Innovate plans to continue to outsource capital intensive operations, including most clinical development and all manufacturing operations of its product candidates in order to facilitate the rapid development of its pipeline by using high quality specialist vendors and consultants in a capital efficient manner.

Innovate’s Product Pipeline

Innovate’s current pipeline is focused on two clinical stage assets, one for celiac disease and one for ulcerative colitis. Innovate continues to leverage additional proof-of-concept work for larazotide to expand into additional indications, including irritable bowel syndrome (IBS) and inflammatory bowel disease (IBD). The following table summarizes key information about Innovate’s pipeline product candidates to date (Table 1):

Larazotide (INN-202) for Celiac Disease

Larazotide has been developed for the treatment of celiac disease and has successfully completed a Phase 2b trial showing clinically meaningful and statistically significant reduction in abdominal and non-GI (headache) symptoms. Innovate is planning to launch a Phase 3 trial later this year.

Larazotide is an orally administered, locally acting, non-systemic, synthetic 8-amino acid, first in class tight junction regulator being investigated as an adjunct to a gluten-free diet in celiac disease patients who still experience persistent GI symptoms despite being on a gluten-free diet (Figure 3). Due to its lack of absorption into the bloodstream, larazotide has a safer profile than most drugs, which is also an advantage for a chronically dosed lifetime medication.

The larazotide drug product is enteric coated (EC) drug product and formulated as enteric-coated multiparticulate beads filled into hard gelatin capsules for oral delivery. The enteric coating is designed to allow the bead particles to bypass the stomach and release larazotide upon entry into the small intestine (duodenum). A mixed bead formulation is used to allow partial release of larazotide upon entry into the duodenum and release of the remaining larazotide approximately 30 minutes later. In clinical trials, larazotide has been dosed 15 minutes before meals allowing time for its effect in the small bowel before exposure to gluten.

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Larazotide’s Mechanism of Action

In research studies supportive of the mechanism of action, larazotide has been shown to stimulate recovery of mucosal barrier function via the regulation of tight junctions both in vitro and in vivo , including in the celiac disease mouse model (Gopalakrishnan, 2012; Gopalakrishnan, 2012). In doing so, it is proposed that larazotide reduces the signs and symptoms associated with celiac disease.

In several autoimmune diseases, this increased intestinal permeability or paracellular leakage allows increased exposure to a triggering antigen and a consequent inflammatory response, the characteristics of which are determined by the particular disease and the genetic makeup of the individual. A new paradigm for autoimmune disease is that there are three contributing factors to the development of disease:

1.	A genetically susceptible immune system that allows the host to react abnormally to an environmental antigen;

2.	An environmental antigen that triggers the disease process; and

3.	The ability of the environmental antigen to interact with the immune system.

Larazotide inhibits tight junction opening triggered by both gluten and inflammatory cytokines, thus reducing uptake of gluten. Larazotide disrupts the intestinal permeability-inflammation loop, and reduces symptoms associated with celiac disease.

The Intestinal Barrier, Tight Junctions, and Intestinal Permeability

The intestine is the largest interface between a person and his or her environment, and an intact intestinal barrier is essential in maintaining health. An important function of the intestinal barrier is to regulate the trafficking of macromolecules between the environment and the host. Together with gut-associated lymphoid tissue (GALT) and the neuroendocrine network, the intestinal epithelial barrier controls the equilibrium between tolerance and immunity to non-self antigens. When the finely tuned trafficking of macromolecules is dysregulated, both intestinal and extra-intestinal autoimmune disorders can occur in genetically susceptible individuals (Figure 4).

Transcellular fluxes (through the cell membrane) allow nutrients and small molecules to enter the cell from the luminal side of the intestine and exit on the serosal side (internal milieu). Paracellular fluxes (between cells) in contrast are limited by size and charge constraints imposed by the tight junctions between epithelial cells. The paracellular pathway is the key regulator of intestinal permeability to larger more complex macromolecules that may be immunogenically significant.

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Intestinal epithelial cells adhere to each other through junction complexes. The tight junction, also referred to as zonula occludens, represents the major barrier to diffusion within the paracellular space between intestinal cells. Multiple proteins that make up the tight junction have been identified including occludin, claudin family members, and junctional adhesion protein (JAM). These interact with cytosolic proteins (ZO-1, ZO-2, and ZO-3) that function as adaptors between the tight junction proteins and actin and myosin contractile elements within the cell. Acting together, they open and close the paracellular junctions between cells. It is now apparent that tight junctions are dynamic structures that are involved in developmental, physiological, and pathological processes.

The role of tight junction dysfunction in the pathogenesis of autoimmune diseases is under active investigation. Many autoimmune populations have increased intestinal permeability and it is believed that this may play a fundamental role in the development of autoimmunity. In susceptible populations, the opening of tight junctions between intestinal epithelial cells may lead to exposure to oral antigens via paracellular transport and a consequent autoimmune response. A wide range of gastrointestinal and systemic inflammatory diseases are associated with abnormal intestinal permeability including celiac disease, type 1 diabetes, inflammatory bowel diseases (Crohn’s disease and ulcerative colitis), and ankylosing spondylitis.

Summary of Key Clinical Trials using Larazotide in Celiac Disease

Larazotide has been administered to humans in seven (7) clinical trials. These include three Phase 1 trials: (two trials in healthy subjects and a Phase 1b proof of concept (PoC) trial in subjects with celiac disease), two (2) Phase 2 gluten challenge studies in subjects with controlled celiac disease, and additionally two (2) Phase 2 trials in subjects with active celiac disease (Table 2). After demonstrating safety in the Phase 1 studies, larazotide was tested to explore which endpoint would be suitable for celiac disease. After looking at permeability changes in the gut, which turned out to be highly variable in a large trial setting, and then mucosal healing, which likely requires a longer-term study, symptom reduction showed the most consistent and reliable reduction both in a gluten challenge and a “real-life” trial. Importantly, after exposure in more than 800 subjects, the safety profile of larazotide remained similar to placebo due to its lack of absorption into the bloodstream — a critical advantage for a chronically dosed drug.

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Trial	Clinical Trial	No. of Subjects
-001	Phase 1: Single Escalating Doses in Healthy Volunteers	24
-002	Phase 1b: Multiple Dose POC in Celiac Patients – Gluten Challenge	21
-003	Phase 1: Multiple Escalating Dose in Volunteers	24
-004	Phase 2a: Multiple Dose POC in Celiac Patients Gluten Challenge 2 weeks	86
-006	Phase 2b: Dose Ranging, in Celiac Patients Gluten Challenge, 6 weeks	184
-011	Phase 2b: POC and Dose Ranging in Active Celiac Patients	105
-06B	Phase 2b: Similar to -006, in Celiac Patients	42
-012	Phase 2b: Multiple dose in Celiac patients with Symptoms on a GFD	342

Table 2: Significant drug exposure in more than 800 subjects in multiple clinical trials consistently showed a solid safety profile similar to placebo, which is a critical advantage for chronic lifetime administration.

Clinical Trial (‘006) Results Revealed Key Insight into Symptom Reduction as a Primary Endpoint

A Phase 2b study with a gluten challenge (CLIN1001-006) was conducted in 184 subjects with well-controlled celiac disease on a GFD. Subjects were randomized to one of four treatment groups, (placebo, 1 mg, 4 mg, or 8 mg larazotide) and asked to take treatment 15 minutes prior to each meal (TID). Nine hundred (900) mg of gluten was taken with each meal. Subjects remained on their GFD throughout the duration of the trial. The trial results revealed key insight into how to move the program forward by focusing on reduction of symptoms. The 1-mg dose prevented the development of gluten-induced symptoms as measured by GSRS (a patient-reported outcome (PRO) devised and validated by AstraZeneca), and all drug treatment groups had lower anti-transglutaminase antibody levels than the placebo group. Results of pre-specified secondary endpoints suggest that larazotide reduced antigen exposure as manifested by reduced production of anti-tTG levels and immune reactivity towards gluten and gluten-related gastrointestinal symptoms in subjects with celiac disease undergoing a gluten challenge.

Clinical Trial (‘012) Met the Primary Endpoint with Statistical Significance (CeD-GSRS/CeD PRO)

The purpose of the ‘012 study was to assess the efficacy (reduction and relief of signs and symptoms of celiac disease) of 3 different doses of larazotide (0.5 mg, 1 mg, and 2 mg TID) versus placebo for the treatment of celiac disease in adults as an adjunct to a GFD. Larazotide or placebo which was administered TID, 15 minutes prior to each meal. After a screening period, subjects were asked to continue following their current GFD diets into a placebo-run in phase for 4 weeks after which they were randomized to drug versus placebo. Subjects maintained an electronic diary capturing: daily symptoms celiac disease patient reported outcome (CeD-PRO), weekly symptoms (CeD-GSRS), bowel moments (BSFS), and a self-reported daily general well-being assessment (Figure 5).

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The primary endpoint of average on-treatment CeD GSRS score throughout the treatment period was met at the 0.5 mg TID dose. In addition, a number of pre-specified secondary and exploratory endpoints, such as symptomatic days and symptom-free days, collectively demonstrated that a dose of 0.5 mg TID was superior to placebo and higher doses of larazotide. No difference was observed between the two higher dose levels (1 and 2 mg TID) or placebo, suggesting a narrow dose range around the 0.5mg dose which seems to correlate with pre-clinical data.

The CeD PRO, a copyrighted PRO created for specifically for celiac disease and wholly owned by Innovate, showed a statically significant (p=0.022) result with a treatment effect of 14.3% (drug responder rate minus placebo responder rate). Although, there are no celiac drugs approved as a comparator, the treatment effect was greater than several other GI dugs approved for irritable bowel syndrome (IBS) and chronic idiopathic constipation (CIC) which use a similar clinical trial design and have GI/abdominal symptoms similar to celiac disease (Figure 7).

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Clinical Path Forward to Phase 3 Trials

After a successful End-of-Phase 2 meeting with the FDA, agreements were reached on the key aspects of the Phase 3 trials. The FDA agreed on using the previously validated CeD PRO as the primary endpoint with two doses of larazotide which bracket the range of efficacy in previous trials. Two Phase 3 trials with a size of about 450 patients each would allow for more than a 90% power to replicate the Phase 2b trial results. Most other criteria such as inclusion, exclusion, site selection/coordination will remain the same as the ‘012 Phase 2b trial. One of the leading causes of Phase 3 trial failure is toxicity which appears when drugs are tested in larger populations and in the case of larazotide, this risk is diminished due to larazotide’s lack of systemic absorption into the blood circulation.

About Celiac Disease

Celiac disease is a genetic autoimmune disease triggered by the ingestion of gluten-containing foods such as wheat, barley, and rye. Individuals with celiac disease have increased intestinal permeability, commonly referred to as a “leaky” gut. This allows macromolecules that normally remain on the luminal side of the intestine to pass through to the serosal side through tight junctions via paracellular diffusion (Figure 8). In the case of celiac disease, this permeability may allow gluten break-down products, the triggering antigens of celiac disease, to reach gut-associated lymphoid tissue (GALT), initiating an inflammatory response. Celiac disease is characterized by chronic inflammation of the small intestinal mucosa that may result in diverse symptoms, malabsorption, atrophy of intestinal villi, and a variety of clinical manifestations.

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Large Population — Unmet Need (no drug approved); Serious Long-Term Sequelae

Celiac disease affects an estimated 1% of the Western population (Dubé, 2005). Currently, there are no therapeutics available to treat celiac disease, and the current management of celiac disease is a life-long adherence to a gluten-free diet. Changes in dietary habits are difficult to maintain, and foods labeled as gluten-free can still contain small amounts of gluten (up to 20 ppm per FDA labeling standards). Dietary compliance is imperfect in a large fraction of patients (Rostom, 2006) and difficult to adhere to on an ongoing basis (Green, 2007). In a recent survey conducted in the United Kingdom non-adherence to the gluten-free diet was found to be as high as 70% (Hall, 2013).

There are serious long-term consequences to exposure to gluten in patients with celiac disease, including the risk of developing osteoporosis, stomach, esophageal, or colon cancer, and T cell lymphoma (Green 2003, Green 2007) (Figure 9). The continuous GI symptoms often result in significant morbidity with a substantial reduction in quality of life. In addition, not all patients respond to a gluten-free diet. Patients with known celiac disease can continue to have or re-develop symptoms despite being on a gluten-free diet (Rostom 2006). This suggests a need for a therapeutic agent for the treatment of celiac disease (Green, 2007; Hall, 2013).

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Celiac disease represents a unique model of an autoimmune disorder in that the following elements are known:

1.	The triggering environmental factor is glutenin or gliadin, the proline and glycine rich glycoprotein fractions of gluten;

2.	There is a close genetic association with HLA haplotypes DQ2 and/or DQ8; and

3.	A highly specific humoral autoimmune response occurs.

Genetics of Celiac Disease

The high incidence of celiac disease in first degree relatives of celiac patients (10 – 15%) and high concordance rate in monozygotic twins (80%) suggest a strong genetic component. Gliadin deamidation by tissue transglutaminase (tTG) enhances the recognition of gliadin peptides by human leukocyte antigen (HLA) DQ2 and DQ8 T cells in genetically predisposed subjects, which in turn may initiate the cascade of autoimmune reactions responsible for mucosal destruction. This interaction implies that gliadin and/or its breakdown peptides in some way cross the intestinal epithelial barrier and reach the lamina propria of the intestinal mucosa where they are recognized by antigen-presenting cells. The enhanced paracellular permeability of individuals with celiac disease would allow passage of macromolecules through the paracellular spaces with resulting autoimmune inflammation. There is a strong genetic predisposition to celiac disease, with major risk associated with HLA DQ2 (approximately 95% of celiac disease patients) and HLA-DQ8 (approximately 5% of celiac disease patients). The prevalence of celiac disease in the U.S. is estimated to be approximately 1%; however approximately 30% of the general U.S. population is HLA DQ2 positive (Figure 10), indicating that additional factors are involved in the development of celiac disease.

In celiac disease, an inflammatory reaction occurs in the intestine that is characterized by infiltration of immune cells in the lamina propria and epithelial compartments with chronic inflammatory cells and progressive architectural changes to the mucosa. Both adaptive and innate branches of the immune system are involved. The adaptive response is mediated by gluten-reactive CD4+ T cells in the lamina propria that recognize gluten-derived peptides when presented by the HLA class II molecules DQ2 or DQ8. The CD4+ T cells then produce pro-inflammatory cytokines such as interferon gamma. This results in an inflammatory cascade with the release of cytokines, anti-tTG antibodies, T cells, and other tissue-damaging mediators leading to villous injury and crypt hyperplasia in the intestine. Anti-human tissue transglutaminase (anti-tTG) antibodies are also produced, which form the basis of serological diagnosis of celiac disease.

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Anti-tTG Antibodies: Highly Sensitive and Specific Blood-based ELISA Diagnostic Test

The current approach for diagnosis of celiac disease, is to use anti-tissue transglutaminase-2 (tTG-2) antibody tests as an initial screen with definitive diagnosis from biopsy of the small intestine mucosa. The diagnosis of celiac disease is confirmed by demonstration of characteristic histologic changes in the small intestinal mucosa, which are scored based on criteria initially put forth by Marsh and later modified. In 2012, the European Society of Pediatric Gastroenterology, Hepatology, and Nutrition (ESPGHAN) Guidelines allowed symptomatic children with serum anti-tTG antibody levels 10 times upper limit of normal (ULN) to avoid duodenal biopsies after positive HLA test and serum anti-endomysial antibodies (EMAs). It’s likely with further improvement in diagnostic testing, the guidelines will expand to include adults in the EU and eventually in the US as well, making it easier to quickly and cost effectively screen the broader population.

The need for multiple clinical and laboratory findings to diagnose celiac disease makes monitoring of disease progression difficult. International guidelines give standardized definitions and criteria for the diagnosis of celiac disease, however there are not clear standards for follow-up and monitoring of treatment. This is particularly true for celiac patients diagnosed as adults, who respond differently and less completely to a GFD than do celiac patients diagnosed as children. It is not clear who should perform follow-up of patients with celiac disease and at what frequency but the American College of Gastroenterology suggests that an annual follow-up seems reasonable. Recommendations for monitoring disease progression include assessing symptoms and dietary compliance, and repeating serology tests. Markers of celiac disease progression and improvement that are both validated and provide a timely assessment of disease activity are lacking.

Role of Tissue Transglutaminase in Celiac Disease

anti-tTG-2 antibodies are produced in the small-intestinal mucosa (Picarelli et al. 1996), where they can bind tTG-2 present in the basement membrane and around blood vessels and form deposits characteristic of the disease. tTG-2 has been implicated in a variety of human disorders including several neurodegenerative conditions and cancer. Transglutaminases (TGs) were first discovered in the 1950s and are a family of enzymes which catalyze Ca2+-dependent post-translational modification of proteins. Of the seven isoforms discovered so far all share the same basic four-domain tertiary structure, with minor variations, although their catalytic mechanism is conserved, resembling that of the cysteine proteases. tTGs cause transamidation, esterification, and hydrolysis; all of which lead to post-translational modifications in the target proteins. Characteristically, tTG’s mediate selective protein cross-linking by forming covalent isopeptide linkages between two target proteins. The resulting cross-linked products in many cases have high molecular masses and are unusually resistant to proteolytic degradation and mechanical strain as in the case of gliadin fragment in celiac disease which are able to pass thru the leaky paracellular pathway from the lumen to the lamina propria , where the immune cells reside and are then activated.

Gliadin fragments, in addition to being rich in proline, also have high glutamine content, which makes them suitable substrates for tTG-2, which targets glutamine residues. For augmented DQ2/8 binding, the conversion of glutamine residues to glutamic acid is catalyzed by tTG-2 as a deamidation reaction. After deamidation, the gliadin peptides become highly negatively charged in key anchor positions, thereby increasing their affinity to the HLA molecules. CD4+ T cells recognize the deamidated gliadin peptides bound to the HLA DQ2 or DQ8 molecules by their T cell receptors, thus activating intestinal inflammation leading to villous atrophy.

Gluten and Food Labeling

Gluten is a complex molecule contained in several grains such as wheat, rye and barley. Gluten can be subdivided into two major protein subgroups according to their solubility in alcohol and aqueous solutions. These subclasses consist of gliadins, soluble in 40 – 70% ethanol and glutenins which are large, polymeric molecules insoluble in both alcohol and aqueous solutions. The gliadins and glutenins can be further subdivided into groups according to their molecular weight. Glutenins can be subdivided into low and high molecular weight proteins, while the gliadin protein family contains α-, β-, ϒ- and |gq- types. Both glutenins and gliadins are characterized by a high amount of prolines (20%) and glutamines (40%) that protect them from complete degradation in the gastrointestinal tract and make them difficult to digest. Currently 31 nine-amino acid peptide sequences in the prolamins of wheat and related species have been defined as being celiac toxic or celiac “epitopes.” These epitopes are located in the repetitive domains of the prolamins, which are proline and glutamine-rich, and the high levels of proline make the peptide resistant to proteolysis. In addition, the prolamin-reactive T cells also recognize these epitopes to a greater extent when specific glutamine residues in their sequences have been deamidated to glutamic acid by tTG-2. The immunodominant sequence after wheat challenge corresponds to a well-characterized 33 residue peptide from α — gliadin, “33-mer”, that is resistant to gastrointestinal digestion (with pepsin and trypsin) and was initially identified as the major celiac toxic peptide in the gliadins.

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The FDA only finalized a standard definition of “gluten-free” in August 2013. As of August 5, 2014, all manufacturers of FDA-regulated packaged food making a gluten-free claim must comply with the guidelines outlined by the FDA ( www.fda.gov/gluten-freelabeling ). A “gluten free” claim still allows up to 20 ppm of gluten which leads to more than 100mg/day up to 500 mg/day of gluten exposure. Due to presence of gluten in foods, beer/liquor, cosmetics and household products, exposure is virtually impossible to completely avoid and with cross-contamination celiac patients cannot avoid exposure to gluten and therefore symptoms are more frequent than expected.

Non-GI Manifestations of Celiac Disease and Co-Morbidities

CNS	Endocrine	Oncology/Heme	Skin	Other
Headaches	Type 1 Diabetes	Enteropathy- associated T-cell lymphoma (EATL)	Dermatitis herpetiformis	Rheumatoid arthritis (RA)

Gluten ataxia	Autoimmune thyroid	Anemia	Alopecia areata	Reduced bone density

Peripheral neuropathies	Addison’s disease		Vitiligo	Sjogren’s syndrome

Table 3: Diseases associated with celiac disease

Headache, Gluten Ataxia: Nervous System Manifestation of Celiac Disease

The association between celiac disease and neurologic disorders has been supported by numerous studies over the past 40 years. While peripheral neuropathy and ataxia have been the most frequently reported neurologic extra-intestinal manifestations of celiac disease a growing body of literature has established headache as a common presentation of celiac disease as well. The exact prevalence of headache among patients ranges from about 30% to 6% (Lebwohl, 2016).

Dermatitis herpetiformis: Skin Manifestation of Celiac Disease

Dermatitis herpetiformis (DH) is an inflammatory cutaneous disease characterized by intensely pruritic polymorphic lesions with a chronic-relapsing course, first described by Duhring in 1884. DH’s only treatment is a strict lifelong GFD, for achieving and maintaining a permanent control. It appears in around 25% patients with CD, at any age of life, mainly in adults and is a very characteristic clinical presenting symptom.

Non-alcoholic steatohepatitis (NASH)

NASH is a very common disorder (up to 25%) in the general population though its incidence is elevated 6-fold in celiac patients. Recently, it has been suggested that NASH is associated with increased gut permeability caused by disruption of intercellular tight junctions in the intestine allowing lipopolysaccharide (LPS) from bacteria to pass into the portal circulation to the liver. Explosive growth in the market for NASH therapeutics is expected according to GlobalData across the seven major markets of the U.S., France, Germany, Italy, Spain, the UK, and Japan, with such market set to grow to around $25.3 billion by 2026.

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Enteropathy-associated T-cell lymphoma (EATL): High Mortality Rate and Unmet Need

Cancer associated with celiac disease occurs in about 2% – 3% of the celiac population, with the most common representing approximately  2/3 of the cases, being Enteropathy-associated T-cell lymphoma (EATL). EATL effects approximately 1% of the celiac population. EATL is an intestinal tumor of intraepithelial T lymphocytes found throughout the small intestines and increased in number in celiac disease. Intestinal intraepithelial α-β T-cells, in various stages of transformation, are thought to be the normal-cell counterpart for EATL. Currently there are no standardized treatment regimens and surgery and/or radiation maybe indicated depending on tumor bulk and spread followed by anthracycline-containing chemotherapy such as CHOP is often used. Relapses after CHOP or CHOP-like chemotherapy occur 1 – 60 months from diagnosis in |mf80% of responsive patients, with a mortality of 85% due to progressive disease or complications.

Refractory Celiac Disease

Refractory celiac disease is clinically defined as the persistence of pathologic changes in the intestine consistent with celiac disease despite a strict gluten-free diet for more than 12 months. These pathologic changes include increased intraepithelial lymphocytes, villous atrophy, and crypt hyperplasia. Cases of refractory celiac disease are commonly divided into two types:

•	Type I refractory celiac disease — These lesions typically show no atypia in the intraepithelial lymphocytes, normal surface T cell receptor, CD3 and CD8 expression by intraepithelial T lymphocytes and a polyclonal pattern on T cell receptor gene rearrangement studies.

•	Type II refractory celiac disease — These lesions also have no atypia in the intraepithelial lymphocytes, but demonstrate a loss of surface T cell receptor, CD3, or CD8 expression and may have a monoclonal T cell receptor gene rearrangement.

The clinical significance of refractory celiac disease type is incompletely understood. While type I refractory celiac disease is unlikely to progress to EATL, type II may be a precursor lesion to EATL. Imaging with computed tomography, positron emission tomography, and video capsule endoscopy may help to identify cases of refractory celiac disease that have progressed to EATL.

Type I Diabetes Mellitus

Celiac disease is overrepresented in type 1 diabetes (T1DM), which shares a mutual genetic predisposition with celiac disease; both diseases are associated with the HLA class II genes (HLA-DQB1) on chromosome 6p21 (Smyth et al. 2008). The incidence of celiac disease is increased by 8 to 10-fold in the T1DM population versus the overall population incidence. In fact, T1DM patients with the HLADQ2/8 haplotype are also positive for anti-tTG antibodies, an established highly sensitive test for celiac disease.

The association of Human Leukocyte Antigens (HLA) with type 1 diabetes was first reported in the 1970s. Classical HLA molecules are cell-surface proteins that bind and present peptide antigens for recognition by the T cell receptor (TCR). The shape of the peptide binding groove and charges within it determine the type of peptides which bind to a given HLA and the combination then activates the TCR and in celiac disease leads to the intestinal-inflammatory loop causing villous atrophy and in T1DM causing destruction of the insulin secreting pancreatic β- cells.

In addition to the genetic link, several studies over the past two decades have implicated a leaky or damaged intestinal barrier leading to passage of toxins and/or viruses as a potential causative factor in T1DM. (Vaarala, 2008). Increased intestinal permeability, also common to celiac disease, and reports of gliadin activated lymphocytes trafficking to the pancreas lead to a link amongst autoimmunity, intestinal permeability, intestinal inflammation and potential role of gliadin. A growing body of evidence also suggests the beneficial effects of a GFD (for patients with concomitant celiac disease) may actually protect against the long-term complications of T1DM. such as retinopathy, nephropathy and others. Heretofore, until larazotide, no drug, to Innovate’s knowledge, with a MoA to decrease intestinal permeability has advanced into clinical trials and with its established safe profile as an oral capsule, a targeted exploratory clinical study could help further elucidate the role of intestinal permeability as a therapeutic mode laity for T1DM as well.

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Non-Celiac Gluten Sensitivity: Large Growing Patient population with Celiac Symptoms

Non-celiac gluten sensitivity (NCGS) is a syndrome diagnosed in patients with symptoms that respond to removal of gluten from the diet, after celiac disease and wheat allergy have been excluded. NCGS patients lack the villous atrophy of the small intestine, yet biopsies show reduced numbers of T-regulatory cells, which may indicate that the innate immune system is involved. Anti-tTG antibodies are not elevated in NCGS as in celiac disease which is another key difference between the two diseases. Anti-gliadin antibodies (AGA) may be an indicator of NCGS as up to 50% of such patients presenting to gastroenterologists have detectable circulating levels, primarily of IgG AGA.

The “classical” presentation of NCGS is a combination of GI symptoms including abdominal pain, bloating, bowel habit abnormalities (either diarrhea or constipation), and extra-intestinal symptoms such as “brain fog,” depression, headache, fatigue, and leg or arm numbness. NCGS has been described in the literature since the 1980s and is distinct from celiac disease, however, both share symptomatic relief from a GFD, implying benefit from preventing gluten from passing through the epithelial barrier is beneficial.

Other Indications using Larazotide’s Mechanism of Action

Larazotide for Crohn’s Disease: IL-10 Knockout Mouse Model.

The effect of larazotide on disease attenuation in an IL-10 knockout mouse study was studied (Arrieta, 2009). Larazotide was placed in the drinking water of the mice at a low dose (0.1 mg/ml) or high dose (1.0 mg/ml) during the period from 4 to 17 weeks of age. Results were compared to wild type mice, IL-10 knockout mice with no treatment, and IL-10 knockout mice treated with probiotics. Intestinal and colonic permeability was significantly reduced in the high dose larazotide treatment group, but not in the untreated IL-10 knockout group. Larazotide treatment caused a reduction in all tissue markers of colonic inflammation (IFNγ and TNFα) and in histological inflammation.

Larazotide for Environmental Enteric Dysfunction (EED): Positive in vitro Data; Potential for Priority Review Voucher

Environmental Enteric Dysfunction (EED) is a rare pediatric tropical disease in the US and Europe, however, more than 165 million children in developing countries in Africa and Asia suffer from it.  As per section 524 of the Federal Food, Drug, and Cosmetic Act (FD&C) Act, EED would likely fall under “Current List of Tropical Disease” number ‘S’, thus making a drug approved for EED in the US eligible for a Priority Review Voucher (PRV).  PRV’s save time to approval for a drug and can be sold to a large pharma company.  The most recent PRV sale by Sarepta Therapeutics, Inc. last year to Gilead Sciences, Inc. yielded $125 million to Sarepta.

The histological presentation of EED is very similar to celiac disease with villous atrophy and chronic inflammation of the small bowel and the pathogenesis of EED is linked to increased intestinal permeability.  We have tested Larazotide against some of the pathogens commonly found in EED (unpublished) and found positive in vitro results which will need to be confirmed in animal models before starting a clinical trial in EED.

INN-108: Mild-to-Moderate Ulcerative Colitis

INN-108 is in development for mild-to-moderate ulcerative colitis (UC) and is expected to enter a proof-of-concept Phase 2 trial in 2018 after a successful Phase 1 trial demonstrating safety at currently approved doses of mesalamine. UC is an inflammatory bowel disorder (IBD) that affects more than 1.25 million people in the major markets and is characterized by inflammation and ulcers in the colon and rectum. UC is a chronic disease that can be debilitating and sometimes lead to life-threatening complications. While poorly understood, a multitude of environmental factors and genetic vulnerabilities are thought to lead to the dysregulation of the immune response via a defective epithelial barrier. Although the majority of patients present with mild-to-moderate UC which can progress to severe UC, the focus of drug development has been in moderate-to-severe UC with little innovation or drug development for mild-to-moderate UC. The mainstay of treatment for mild-to-moderate UC remain various oral reformulations of mesalamine or 5-ASA (5-amino salicylic acid) such as Shire’s Lialda (approved 2007) and Pentasa (approved 1993), Allergan’s Asacol HD (approved 2008) and Valeant/Salix’s Apriso (approved 2008).

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INN-108 uses an azo-bonded pro-drug approach linking mesalamine to 4-APAA. Mitsubishi Pharma developed 4-APAA as Actarit in Japan which was approved in 1994 for rheumatoid arthritis. IBD drugs were all originally approved for rheumatoid arthritis (RA), from the oldest 5-ASA, sulfasalazine, to the latest biologics, Humira and Enbrel. 4-APAA has more than two decades of safety data as a standalone drug and has a MoA which is differentiated from mesalamine though the ultimate effect for both is anti-inflammatory (Figure 11). Taken orally as a tablet, the azo-bond protects INN-108 from the low pH in the stomach, thus allowing it to transit to the colon where the UC lesions are located. In the colon, the azo bond is broken enzymatically leading to the release of mesalamine and 4-APAA which have a synergistic anti-inflammatory effect. With the addition of 4-APAA, which is not approved in the U.S. or EU, to the already approved mesalamine, the synergistic effect could lead to superior clinical efficacy over the currently approved oral mesalamines.

INN-108: UC Animal Model Data Shows Synergy between 4-APAA and Mesalamine

The effects of chronic treatment with INN-108 on Clostridium difficile toxin A — induced colitis of the colon is shown in Figure 12. Orally administered INN-108 was significantly more potent than sulfasalazine or 4-APAA alone (McVey, 2005).

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INN-108 Clinical Development Pathway

After completing a Phase 1 study with 24 subjects, safety was established with dosing of mesalamine and 4-APAA at 2 grams each for a total of 4 grams TID. The typical dose of the various approved mesalamine formulations range from 1.5g to 2.4g per day, thus INN-108’s mesalamine content is within the established approved dose range. The addition of 4-APAA is thought to improve the efficacy above mesalamine, which would allow INN-108 to be used either after or instead of current mesalamines. In a Phase 2 trial, Innovate plans to compare INN-108 to mesalamine seeking to demonstrate a greater clinical effect than mesalamine alone.

Ulcerative Colitis: Lack of Innovation in New Drug Development for Past Several Decades

Conventional therapies broadly inhibit mechanisms involved in the inflammatory process and are commonly used to effectively treat patients experiencing a mild-to-moderate form of the disease. For mild-to-moderate UC, oral mesalamine has an established efficacy and safety profile; however, gastroenterologists cite the need for new therapies for mild-to-moderate UC.

Patients who do not respond to mesalamine are eventually transitioned to biologics. The primary targets for biologics have been to control the immune response and inflammatory cascade, by inhibiting or downregulating molecules such as TNF-α, NF-|gkB, IL-1β and IFN1-ϒ. We believe INN-108 bridges the gap between mesalamine and biologics by its mechanism of action of both inhibiting the inflammatory process as well as down-regulating the cytokines.

Branded mesalamine formulations didn’t face any generics and have been a profit generator until July 2017, when Zydus Cadila launched the first generic of Shire’s Lialda. Within weeks generic Lialda grabbed about 40% unit market share as per IMS. This rapid generic penetration would be expected over time for the remaining mesalamines as well. Thus, if INN-108 shows improved efficacy over mesalamine, it could convert branded mesalamines, some generics as well as steroids/AZA/6-MP and early use of biologics. INN-108 could offer a more cost effective and more efficacious profile than mesalamines and avoid or delay the need for high-cost biologics (Figure 13).

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About Ulcerative Colitis

UC is a chronic intermittent relapsing inflammatory disorder of the large intestine and rectum. While poorly understood, a multitude of environmental factors and genetic vulnerabilities are thought to lead to the dysregulation of the immune response via a defective epithelial barrier. As a result, chronic inflammation and ulceration of the colon occurs. UC is specific to the colon and affects only the mucosal lining of the colon. Common symptoms of UC include diarrhea, bloody stools, and abdominal pain. The majority of patients are intermittent in their disease course, in that they experience a relapse among periods of remission. However, some patients experience only a single episode of the disease prior to maintaining remission whereas other patients are chronically symptomatic and may require a proctocolectomy to treat their condition.

History of Drug Development in Mild-to-Moderate Ulcerative Colitis

The original compound used in UC was sulfasalazine (Azulfidine), a conjugate of 5-ASA linked to sulfapyridine by an azo bond, which is split into the two molecules by bacterial azoreductases in the colon. The 5-ASA component or mesalamine is the active therapeutic moiety of sulfasalazine, with sulfapyridine thought to have little if any therapeutic effect. Sulfapyridine, however, is the cause of most of the significant adverse side effects of sulfasalazine.

This led to the development of other 5-ASA preparations utilizing azo chemistry to deliver high concentrations of mesalamine or 5-ASA to the colon by preventing early absorption of the drug in the small intestine. Such preparations include olsalazine (Dipentum), consisting of two molecules of 5-ASA bonded together by an azo bond, and balsalazide (Colazal), consisting of 5-ASA azo bonded to an inert carrier (4-aminobenzoyl-β-alanine). The efficacy of these newer oral forms of 5-ASA is comparable to that of sulfasalazine, but they are better tolerated. However, some side effects persist which prevent wider use. In each of these preparations, the only active moiety is mesalamine or 5-ASA, an anti-inflammatory agent.

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INN-329

INN-329 is a proprietary formulation of secretin, a peptide hormone which is used to improve visualization in a magnetic resonance MRCP procedures. Secretin is a 27-amino acid long hormone which rapidly stimulates release of pancreatic secretions, thus improving visualization of the pancreatic ducts during imaging procedures. Secretin has also been tested in a variety of central nervous system conditions such as autism, though currently approved only for pancreatic function testing and imaging with endoscopic retrograde cholangiopancreatography (ERCP). The currently marketed synthetic secretin, approved by the FDA in 2004, is not approved by the FDA or the EMEA for Secretin-MRCP (S-MRCP) procedures. Innovate acquired the assets of secretin from Repligen Corporation in December 2014.

MRCP has been used for more than 20 years as a non-invasive tool for imaging pancreatic ducts. With the addition of secretin, pancreatic secretions are increased leading to significantly improved visualization of the pancreatic ducts for detection of abnormalities, including pancreatic cancer. The gold standard for pancreatic duct imaging had been ERCP, an expensive and invasive procedure with complications such as pancreatitis (3 – 5%), bleeding (1 – 2%), perforation (1%), infection (1 – 2%) and death (1/250). More than a half-million ERCP procedures are performed annually in the US and as the role of ERCP diminishes for screening, it will further the need for approval of secretin for S-MRCP. Innovate expects to repeat a Phase 3 trial with a partner, if and when secured, as per previous discussion with the FDA to look at improvement in visualization of the pancreatic duct via MRCP with and without secretin.

Innovate’s Intellectual Property

Innovate strives to protect the proprietary technology that it believes is important to its business, including its product candidates and its processes. Innovate seeks patent protection in the United States and internationally for its products, their methods of use, and processes of manufacture and any other technology to which Innovate has rights, as appropriate. Additionally, Innovate has licensed the rights to intellectual property related to certain of its product candidates, including patents and patent applications that cover the products or their methods of use or processes of manufacture. The terms of the licenses are described below under the heading “Licensing Agreements.” The patent families related to the intellectual property covered by the licenses include 29 U.S. patents and 107 foreign patents with expirations dates ranging from 2018 to 2035. Innovate also relies on trade secrets that may be important to the development of its business.

Innovate’s success will in part depend on the ability to obtain and maintain patent and other proprietary rights in commercially important technology, inventions and know-how related to its business, the validity and enforceability of its patents, the continued confidentiality of its trade secrets as well as its ability to operate without infringing the valid and enforceable patents and proprietary rights of third parties. Innovate also relies on continuing technological innovation and in-licensing opportunities to develop and maintain its proprietary position.

Innovate cannot be sure that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications it may own or license in the future, nor can Innovate be sure that any of its existing patents or any patents it may own or license in the future will be useful in protecting its technology and products. For this and more comprehensive risks related to Innovate’s intellectual property, please see “Risk Factors — Risks Related to Innovate’s Intellectual Property.”

CeD PRO: Copyrighted Primary Endpoint for Celiac Disease Tested in a Successful Clinical Trial

The patient reported outcome (PRO) primary end point for celiac disease (CeD PRO). was developed based on FDA guidance and is copyrighted. Innovate believes that if larazotide is the first approved drug for celiac disease, the CeD PRO will become part of the drug label creating another barrier to entry for potential competitors. Any company seeking to develop a drug for celiac disease would either have to spend the same amount of time and money to develop their own PRO or would be required to license the CeD PRO from Innovate.

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Strategic Collaborations and License Agreements

Innovate has entered into collaboration agreements with several academic institutions and other contract research organizations to investigate pre-clinical studies for the use of its drug candidates in potential other indications or to further broaden its understanding of its current indications.

Licensing Agreements

License with Alba Therapeutics Corporation

In February 2016, Innovate entered into a license agreement (the “Alba License”) with Alba Therapeutics Corporation (“Alba”) to obtain an exclusive worldwide license to certain intellectual property relating to larazotide and related compounds.

Innovate’s initial area of focus for this asset relates to the treatment of celiac disease. This program is now referred to as INN-202 by Innovate. The license agreement gives Innovate the rights to (i) the patent families owned by University of Maryland, Baltimore (UMB) and licensed to Alba, (ii) the patent families (ALB-015, ALB-062, and ALB-065) are owned by Alba Therapeutics Corporation, and (iii) one patent family (ALB-030) that is jointly owned. In connection with the Alba License, Innovate also entered into a sublicense agreement with Alba under which Alba sublicensed the UMB patents to Innovate (the “Alba Sublicense”).

As consideration for the Alba License, Innovate agreed to pay a one-time, non-refundable fee at the time of execution and set payments upon the achievement of certain milestones in connection with the development of the product, including the dosing of the first patient in the Phase 3 clinical trial, acceptance and approval of the New Drug Application, the first commercial sale, and the achievement of certain net sales targets. The last milestone payment is due upon the achievement of annual net sales of INN-202 in excess of $1.5 billion. Upon the first commercial sale of INN-202, the license becomes perpetual and irrevocable. The term of the Alba Sublicense extends until the earlier of (i) the termination of the Alba License, (ii) the termination of the underlying license agreement, or (iii) an assignment of the underlying license agreement to Innovate. After Innovate makes the first milestone payment after the dosing of the first patient in the Phase 3 clinical trial and is able to demonstrate sufficient financial resources to complete the trial, Innovate has the exclusive option to purchase the assets covered by the license. During the term of the Alba License, Alba has the right to sell the covered assets to Innovate upon delivering a notice to Innovate of such intent.

License with Seachaid Pharmaceuticals, Inc.

In April 2013, Innovate entered into a license agreement (the “ Seachaid License ”) with Seachaid Pharmaceuticals, Inc. (“ Seachaid ”) to further develop and commercialize the licensed product, the compound known as APAZA. This program is now referred to as INN-108 by Innovate.

The license agreement gives Innovate the exclusive rights to (i) commercialize products covered by the patents owned or controlled by Seachaid related to the composition, formulation or use of any APAZA compound in the territory that includes the U.S., Canada, Japan, and most countries in Europe, and (ii) use, research, develop, export and make products worldwide for the purposes of such commercialization.

As consideration for the Seachaid License, Innovate agreed to pay a one-time, non-refundable fee at the earlier of the time Innovate met certain financing levels or 18 months following the execution of the agreement and set payments upon the achievement of certain milestones in connection with the development of the product, filing of the New Drug Application, the first commercial sale, and the achievement of certain net sales targets. There are future royalty payments based on achieving sales targets, and Innovate is required to pay Seachaid a portion of any sublicense revenue. The royalty payments continue for each licensed product and in each applicable country until the earlier of (i) the date of expiration of the last valid claim for such products to expire or (ii) the date that one or more generic equivalents if such product makes up 50 percent or more of sales in the applicable country. The term of the Seachaid License extends on a product-by-product and country-by-country basis until the expiration of the royalty period for the applicable product in the applicable country.

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Asset Purchase Agreement

In December 2014, Innovate entered into an Asset Purchase Agreement (the “ Asset Purchase Agreement”) with Repligen Corporation (“ Repligen ”) to acquire Repligen’s RG-1068 program for the development of secretin for the pancreatic imaging market and MRCP) procedures. This program is now referred to as INN-329 by the Innovate. As consideration for the Asset Purchase Agreement, Innovate agreed to make a non-refundable cash payment on the date of the agreement and future royalty payments consisting of a percentage of annual net sales, with the royalty payment percentage increasing as annual net sales increase. The royalty payments are made on a product-by-product and country-by-country basis and the obligation to make the payments expires with respect to each country upon the later of (i) the expiration of regulatory exclusivity for the product in that country or (ii) ten years after the first commercial sale in that country. The royalty amount is subject to reduction in certain situations, such as the entry of generic competition in the market.

Manufacturing and Supply

Innovate contracts with third parties for the manufacturing of all of its product candidates, including INN-108, INN-202 and INN-329 for pre-clinical and clinical studies, and intends to continue to do so in the future. Innovate does not own or operate any manufacturing facilities and Innovate has no plans to build any owned clinical or commercial scale manufacturing capabilities. Innovate believes that the use of contract manufacturing organization (CMOs) eliminates the need to directly invest in manufacturing facilities, equipment and additional staff. Although Innovate relies on contract manufacturers, its personnel and consultants have extensive manufacturing experience overseeing CMOs.

As Innovate furthers its molecules Innovate will consider secondary or back-up manufacturers for both active pharmaceutical ingredient and drug product manufacturing. To date, Innovate’s third-party manufacturers have met the manufacturing requirements for the product candidates in a timely manner. Innovate expects third-party manufacturers to be capable of providing sufficient quantities of Innovate’s product candidates to meet anticipated full-scale commercial demands but Innovate has not assessed these capabilities beyond the supply of clinical materials to date. Innovate currently engages CMOs on a “fee for services” basis based on Innovate’s current development plans. Innovate plans to identify CMOs and enter into longer term contracts or commitments as Innovate moves its product candidates into Phase 3 clinical trials.

Innovate believes there are alternate sources of manufacturing that have been and could be engaged and enabled to satisfy its clinical and commercial requirements, however Innovate cannot guarantee that identifying and establishing alternative relationships with such sources will be successful, cost effective, or completed on a timely basis without significant delay in the development or commercialization of Innovate’s product candidates. All of the vendors used by Innovate conduct their operations under current Good Manufacturing Practices, or cGMP, a regulatory standard for the manufacture of pharmaceuticals.

Commercialization

Innovate owns exclusive rights to all three of its product candidates in the United States and all other major markets, including Japan and the European Union. Innovate plans to pursue regulatory approvals for its products in the United States and the European Union, and may independently commercialize these products in the United States. In doing so, Innovate may engage with strategic partners to help implement optimal sales and promotion activities.

Innovate’s commercialization strategy will target key prescribing physicians including specialists such as gastroenterologists, as well as provide patients with support programs to ensure product access. Outside of the United States, Innovate plans to seek partners to commercialize its products via out-licensing agreements or other similar commercial arrangements.

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Competition

The pharmaceutical industry is highly competitive and characterized by intense and rapidly changing competition to develop new technologies and proprietary products. Innovate’s potential competitors include both major and specialty pharmaceutical companies worldwide.

The competitive landscape in celiac disease is currently limited due to lack of significant past R&D investments and lack of recognition and education around the disease. To Innovate’s knowledge, there are no late stage competitors entering Phase 3 clinical trials or any who have successfully completed Phase 2 studies to date. However, in recent years large pharmaceutical companies have begun to expand their focus areas to autoimmune diseases such as celiac disease, and given the unmet medical needs in these areas, Innovate anticipates increasing competition. A few early stage programs are active, with time to enter Phase 1 clinical trials still several years away, including Roche/Genetech’s RG7625 (cathepsin S inhibitor), Takeda/PvP’s KumaMax (gluten degrading enzyme), Celimmune/Amgen’s AMG-714 (an IL-15 MAb) and Dr. Falk Pharma/Zeria’s ZED-1227 (a tTG-2 inhibitor). ImmunogenX’s IMGX003 (two gluten degrading enzymes) failed to meet its primary endpoint in a Phase 2b trial in 2015.

Product	Status	Mechanism	Company	Route	Product Type
AMG 714	Phase 2	Anti-IL-15 MAb	Celimmune/ Amgen	Subcutaneous; 2x/month	MAb (humanized)

RG7625	Phase 1	Cathepsin S inhibitor	Roche/ Genentech	Oral	Small molecule

ZED-1227	Phase 1b	TGase-2 inhibitor	Zedira GmbH/ Dr Falk Pharma	Oral	Small molecule (peptidomimetic)

Nexvax2	Phase 1	Tolerizing vaccine	ImmusanT	Intradermal	3 gliadin epitopes (peptides)

KumaMax	Pre-clinical	Enzymatic degradation of gluten	Takeda/PvP Biologics	Oral	Recombinant enzyme

Table 4: Current celiac drugs in development are still in pre-clinical to early Phase 2 proof-of-concept stage. No drugs have completed a successful Phase 2b other than larazotide.

Ulcerative colitis drug development has historically been primarily focused on the moderate-to-severe UC population with little investment and R&D in mild-to-moderate UC, which is the majority of the patient populations. Current treatments for mild-to-moderate UC include the mesalamine reformulations that are pictured in Figure 13 and described above under the heading “History of Drug Development in Mild to Moderate Ulcerative Colitis,” as well as Lialda, Pentasa, Asacol HD and Apriso, Valeant/Salix’s Uceris (oral MMX-formulated budesonide; a corticosteroid) and 5-mercaptopurine (severe side effects). Eventually, half of the mild-to-moderate UC patients progress from mesalamine to the more expensive biologics, which creates a significant potential market opportunity for any drug that is more effective than mesalamine and less expensive than the biologics.

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Government Regulations

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of drugs, such as those Innovate is developing. Innovate, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which it wishes to conduct studies or seek approval or licensure of its product candidates. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources.

Government Regulation of Drugs

The process required by the FDA before drug product candidates may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices, or GLP, regulation;

•	submission to the FDA of an Investigational New Drug application, or IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•	approval by an independent Institutional Review Board, or IRB, or ethics committee for each clinical site before a clinical trial can begin;

•	performance of adequate and well-controlled human clinical trials to establish the safety, purity and potency of the proposed product candidate for its intended purpose;

•	reparation of and submission to the FDA of a New Drug Application, or NDA, after completion of all required clinical trials;

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•	a determination by the FDA within 60 days of its receipt of a NDA to file the application for review;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with current Good Manufacturing Practices, or cGMP, and to

•	assure that the facilities, methods and controls are adequate to preserve the product’s continued safety, purity and potency, and of selected clinical investigational sites to assess compliance with current Good Clinical Practices, or cGCPs; and

•	FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States, which must be updated annually and when significant changes are made.

The testing and approval process requires substantial time, effort and financial resources, and Innovate cannot be certain that any approvals for its product candidates will be granted on a timely basis, if at all. Prior to beginning the first clinical trial with a product candidate, Innovate must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with cGCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent Institutional Review Board, or IRB, for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

For purposes of NDA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

•	Phase 1. The drug product is initially introduced into healthy human subjects and tested for safety. In the case of some products for severe or life-threatening diseases, the initial human testing is often conducted in patients.

•	Phase 2. The drug product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.
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•	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk to benefit ratio of the product and provide an adequate basis for product labeling.

•	Phase 4. In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be required as a condition to approval of the NDA.

Phase 1, Phase 2 and Phase 3 testing may not be completed successfully within a specified period, if at all, and there can be no assurance that the data collected will support FDA approval or licensure of the product. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the drug characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

NDA Submission and Review by the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a NDA requesting approval to market the product for one or more indications. The NDA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by investigators. The submission of a NDA requires payment of a substantial User Fee to FDA, and the sponsor of an approved NDA is also subject to annual product and establishment user fees. These fees are typically increased annually. A waiver of user fees may be obtained under certain limited circumstances.

Within 60 days following submission of the application, the FDA reviews an NDA to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA must be resubmitted with the additional information. Once a NDA has been filed, the FDA’s goal is to review the application within ten months after it accepts the application for filing, or, if the application relates to an unmet medical need in a serious or life-threatening indication, six months after the FDA accepts the application for filing. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA reviews a NDA to determine, among other things, whether a product is safe and effective for the indication being pursued, and the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety and effectiveness. The FDA may convene an advisory committee to provide clinical insight on application review questions. Before approving a NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a NDA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

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The testing and approval process requires substantial time, effort and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all, and Innovate may encounter difficulties or unanticipated costs in its efforts to secure necessary governmental approvals, which could delay or preclude us from marketing its products. After the FDA evaluates a NDA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter may request additional information or clarification. The FDA may delay or refuse approval of a NDA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy, or REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing regulatory standards is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of its products under development.

A sponsor may seek approval of its product candidate under programs designed to accelerate FDA’s review and approval of new drugs that meet certain criteria. Specifically, new drug products are eligible for fast track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. For a fast track product, the FDA may consider sections of the NDA for review on a rolling basis before the complete application is submitted if relevant criteria are met. A fast track designated product candidate may also qualify for priority review, under which the FDA sets the target date for FDA action on the NDA at six months after the FDA accepts the application for filing. Priority review is granted when there is evidence that the proposed product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. If criteria are not met for priority review, the application is subject to the standard FDA review period of 10 months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

Under the accelerated approval program, the FDA may approve an NDA on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Post-marketing studies or completion of ongoing studies after marketing approval are generally required to verify the biologic’s clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit. In addition, the Food and Drug Administration Safety and Innovation Act, or FDASIA, which was enacted and signed into law in 2012, established breakthrough therapy designation. A sponsor may seek FDA designation of its product candidate as a breakthrough therapy if the product candidate is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Sponsors may request the FDA to designate a breakthrough therapy at the time of or any time after the submission of an IND, but ideally before an end-of-phase 2 meeting with FDA. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application, which may include holding meetings with the sponsor and the review team throughout the development of the therapy; providing timely advice to, and interactive communication with, the sponsor regarding the development of the drug to ensure that the development program to gather the nonclinical and clinical data necessary for approval is as efficient as practicable; involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review; assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and considering alternative clinical trial designs when scientifically appropriate, which may result in smaller or more efficient clinical trials that require less time to complete and may minimize the number of patients exposed to a potentially less efficacious treatment. Breakthrough designation also allows the sponsor to file sections of the NDA for review on a rolling basis. Innovate may seek designation as a breakthrough therapy for some or all of its product candidates.

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Fast Track designation, priority review and breakthrough therapy designation do not change the standards for approval but may expedite the development or approval process.

Orphan Drug Status

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drug candidates intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that costs of research and development of the drug for the indication can be recovered by sales of the drug in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Although there may be some increased communication opportunities, orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a drug candidate that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in very limited circumstances, such as if the second applicant demonstrates the clinical superiority of its product or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

Orphan drug exclusivity could block the approval of Innovate’s drug candidates for seven years if a competitor obtains approval of the same product as defined by the FDA or if Innovate’s drug candidate is determined to be contained within the competitor’s product for the same indication or disease.

As in the United States, designation as an orphan drug for the treatment of a specific indication in the European Union, must be made before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to 10 years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan designated product.

The FDA and foreign regulators expect holders of exclusivity for orphan drugs to assure the availability of sufficient quantities of their orphan drugs to meet the needs of patients. Failure to do so could result in the withdrawal of marketing exclusivity for the orphan drug.

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Post-Approval Requirements

Any products manufactured or distributed by Innovate pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with GMP, which impose certain procedural and documentation requirements upon Innovate and its third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that Innovate may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Innovate cannot be certain that it or its present or future suppliers will be able to comply with the cGMP regulations and other FDA regulatory requirements. If Innovate’s present or future suppliers are not able to comply with these requirements, the FDA may, among other things, halt its clinical trials, require them to recall a product from distribution, or withdraw approval of the NDA.

Future FDA and state inspections may identify compliance issues at Innovate’s facilities or at the facilities of its contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing.

The FDA may withdraw approval of an NDA if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or withmanufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, or product recalls;

•	fines, warning letters, or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of drugs and biologics. A company can make only those claims relating to safety and efficacy that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by Innovate and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

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Other Healthcare Laws and Compliance Requirements

Innovate’s sales, promotion, medical education, clinical research and other activities following product approval will be subject to regulation by numerous regulatory and law enforcement authorities in the United States in addition to FDA, including potentially the Federal Trade Commission, the Department of Justice, the Centers for Medicare and Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services and state and local governments. Innovate’s promotional and scientific/educational programs and interactions with healthcare professionals must comply with the federal Anti-Kickback Statute, the civil False Claims Act, physician payment transparency laws, privacy laws, security laws, and additional federal and state laws similar to the foregoing.

The federal Anti-Kickback Statute prohibits, among other things, the knowing and willing, direct or indirect offer, receipt, solicitation or payment of remuneration in exchange for or to induce the referral of patients, including the purchase, order or lease of any good, facility, item or service that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts, and free or reduced price items and services. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to increased scrutiny and review if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the federal Anti-Kickback Statute has been violated. The government has enforced the federal Anti-Kickback Statute to reach large settlements with healthcare companies based on sham research or consulting and other financial arrangements with physicians. Further, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Many states have similar laws that apply to their state health care programs as well as private payers.

Federal false claims and false statement laws, including the federal civil False Claims Act, or FCA, impose liability on persons and/or entities that, among other things, knowingly present or cause to be presented claims that are false or fraudulent or not provided as claimed for payment or approval by a federal health care program. The FCA has been used to prosecute persons or entities that “cause” the submission of claims for payment that are inaccurate or fraudulent, by, for example, providing inaccurate billing or coding information to customers, promoting a product off-label, submitting claims for services not provided as claimed, or submitting claims for services that were provided but not medically necessary. Actions under the FCA may be brought by the Attorney General or as a qui tam action by a private individual, or whistleblower, in the name of the government. Violations of the FCA can result in significant monetary penalties and treble damages. The federal government is using the FCA, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical and biotechnology companies throughout the country, for example, in connection with the promotion of products for unapproved uses and other illegal sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the FCA in addition to individual criminal convictions under applicable criminal statutes. In addition, certain companies that were found to be in violation of the FCA have been forced to implement extensive corrective action plans, and have often become subject to consent decrees or corporate integrity agreements, restricting the manner in which they conduct their business.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payers; knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services; and willfully obstructing a criminal investigation of a healthcare offense. Like the federal Anti-Kickback Statute, the Affordable Care Act amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

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Given the significant size of actual and potential settlements, it is expected that the federal government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws. Many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payer, in addition to items and services reimbursed under Medicaid and other state programs. To the extent that Innovate’s products, once commercialized, are sold in a foreign country, Innovate may be subject to similar foreign laws.

There has been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, among other things, imposed new reporting requirements on certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, for payments or other transfers of value made by them to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Covered manufacturers are required to collect and report detailed payment data and submit legal attestation to the accuracy of such data to the government each year. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests that are not timely, accurately and completely reported in an annual submission. Additionally, entities that do not comply with mandatory reporting requirements may be subject to a corporate integrity agreement. Certain states also mandate implementation of commercial compliance programs, impose restrictions on covered manufacturers’ marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians and other healthcare professionals.

Innovate may be subject to data privacy and security regulation by both the federal government and the states in which it conducts its business. HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and their respective implementing regulations impose specified requirements on certain health care providers, plans and clearinghouses (collectively, “covered entities”) and their “business associates,” relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, certain states have their own laws that govern the privacy and security of health information in certain circumstances, many of which differ from each other and/or HIPAA in significant ways and may not have the same effect, thus complicating compliance efforts.

If Innovate’s operations are found to be in violation of any of such laws or any other governmental regulations that apply to them, Innovate may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of its operations, exclusion from participation in federal and state healthcare programs, imprisonment, contractual damages, reputational harm, and diminished profits and future earnings, any of which could adversely affect its ability to operate its business and its financial results.

In addition to the foregoing health care laws, Innovate is also subject to the U.S. Foreign Corrupt Practices Act, or FCPA, and similar worldwide anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to government officials or private-sector recipients for the purpose of obtaining or retaining business. Innovate has plans to adopt an anti-corruption policy, which will become effective upon the completion of this transaction, and expects to prepare and implement procedures to ensure compliance with such policy. The anti-corruption policy mandates compliance with the FCPA and similar anti-bribery laws applicable to its business throughout the world. However, Innovate cannot assure you that such a policy or procedures implemented to enforce such a policy will protect them from intentional, reckless or negligent acts committed by its employees, distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties or prosecution and have a negative impact on its business, results of operations and reputation.

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Coverage and Reimbursement

Sales of pharmaceutical products depend significantly on the extent to which coverage and adequate reimbursement are provided by third-party payers. Third-party payers include state and federal government health care programs, managed care providers, private health insurers and other organizations. Although Innovate currently believes that third-party payers will provide coverage and reimbursement for its product candidates, if approved, Innovate cannot be certain of this. Third-party payers are increasingly challenging the price, examining the cost-effectiveness, and reducing reimbursement for medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. The U.S. government, state legislatures and foreign governments have continued implementing cost containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit Innovate’s net revenue and results. Innovate may need to conduct expensive clinical studies to demonstrate the comparative cost-effectiveness of its products. The product candidates that Innovate develops may not be considered cost-effective and thus may not be covered or sufficiently reimbursed. It is time consuming and expensive for them to seek coverage and reimbursement from third-party payers, as each payer will make its own determination as to whether to cover a product and at what level of reimbursement. Thus, one payer’s decision to provide coverage and adequate reimbursement for a product does not assure that another payer will provide coverage or that the reimbursement levels will be adequate. Moreover, a payer’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Reimbursement may not be available or sufficient to allow them to sell its products on a competitive and profitable basis.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could materially affect Innovate’s ability to sell its products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

By way of example, in 2010 the Affordable Care Act was signed into law, intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Among the provisions of the Affordable Care Act of importance to Innovate’s potential drug candidates are:

•	an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

•	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

•	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

•	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for a manufacturer’s outpatient drugs to be covered under Medicare Part D;

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•	extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; and

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. These changes include, among others, the Budget Control Act of 2011, which mandates aggregate reductions to Medicare payments to providers of up to 2% per fiscal year effective in 2013, and, due to subsequent legislative amendments, will remain in effect through 2024, unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for Innovate’s product candidates, if approved, and, accordingly, its financial operations.

Innovate expects that healthcare reform measures that may be adopted in the future, including the possible repeal and replacement of the Affordable Care Act which the Trump administration has stated is a priority, are unpredictable, and the potential impact on Innovate’s operations and financial position are uncertain, but may result in more rigorous coverage criteria and lower reimbursement, and place additional downward pressure on the price that it receives for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent Innovate from being able to generate revenue, attain profitability or commercialize their drugs.

Foreign Regulation

In addition to regulations in the United States, Innovate will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of its products to the extent Innovate chooses to develop or sell any products outside of the United States. The approval process varies from country to country and the time may be longer or shorter than that required to obtain FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Innovate’s Employees

As of June 30, 2017, Innovate had 4 full-time employees. Innovate also engages consultants to provide services to Innovate, including clinical development, manufacturing support, regulatory support, business development, and general business operational support.

Facilities

Innovate’s main office is based in Raleigh, North Carolina, where the company leases approximately 200 square feet of office space. The lease expires on October 31, 2017.

Innovate believes that its existing facilities are adequate for its near-term needs. Innovate believes that suitable alternative space would be available if required in the future on commercially reasonable terms.

103

Legal Matters

Innovate is not currently a party to any legal or governmental regulatory proceedings, nor is Innovate’s management currently aware of any pending or threatened legal or governmental regulatory proceedings proposed to be initiated against Innovate that would have a material adverse effect on its business, financial condition or operating results.

SECTION 16. HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE COMPANY AND INNOVATE

See Exhibit A attached hereto.

SECTION 17. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO AMEND AND EXERCISE

The current officers and directors of the Company are:

Name	Position(s)

David H. Clarke	Director and Chief Executive Officer

Jonathan Clark	Director and Interim President

Robert Machinist	Director

Christopher Miner	Director

Steven Barre	Director

David Olert	Chief Financial Officer

Steven Brownsell	Executive Vice President

As of September 19, 2017, there were outstanding Original Warrants to purchase an aggregate of 4,421,676 shares of common stock. The Company’s executive officers, directors and control persons, as described below, hold the following Original Warrants and will be entitled to participate in the Offer to Amend and Exercise on the same terms and conditions as the other Eligible Holders of Original Warrants:

Name	Position with the Company	Number of Original Warrants Beneficially Held	Percentage of Original Warrants Held
David H. Clarke	Director	145,702	*

*   Less than 1%.

Except as set forth above, none of the Company’s other executive officers, directors or control persons hold Original Warrants.

SECTION 18. LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer to Amend and Exercise and the issuance of the shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Offer to Amend and Exercise are subject to the conditions described in Section 6 “Conditions of the Offer to Amend and Exercise” above.

104

SECTION 19. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences that we believe will be applicable to Eligible Holders of Original Warrants who participate in the Offer to Amend and Exercise. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of federal income taxation that may be relevant to you in light of your particular circumstances, or to those Eligible Holders of Original Warrants who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”).

This discussion assumes that Eligible Holders of Original Warrants hold the Original Warrants as capital assets. In addition, the following discussion does not address the tax consequences of the participation in the Offer to Amend and Exercise under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Amend and Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

Tax Treatment of Eligible Holders of Original Warrants Participating in the Offer to Amend and Exercise

Although not free from doubt, the Company intends to take the position that the amendment of your Original Warrants followed by an exercise of the Amended Warrants are treated as separate events for U.S. tax purposes and that the exchange of Original Warrants for Amended Warrants will therefore constitute a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants. Under this treatment, (i) the exchange of Original Warrants for Amended Warrants by an Eligible Holder of Original Warrants would not require income recognition under Code Section 356, (ii) such U.S. Holder’s tax basis in the shares of our common stock received upon exercise of the Amended Warrants would be equal to the U.S. Holder’s tax basis in the Original Warrants plus the amount of any cash paid to exercise the Amended Warrants, and (iii) the holding period of the common stock would begin on the day after the exercise of the Amended Warrants.

The foregoing tax discussion is based on current tax law, regulations and interpretive rulings as they exist at this time. The Internal Revenue Service has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Amend or of an Eligible Holder’s participation in the Offer to Amend, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Amend, the U.S. federal income tax consequences of the Offer to Amend are unclear, and alternative characterizations are possible that could require you to recognize gain or loss or may impact your holding period. Therefore, we urge you to consult your tax advisor regarding the potential tax consequences of the Offer to Amend to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock Received upon Exercise of Amended Warrants

After you exercise the Amended Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate Eligible Holder currently qualify for taxation at a reduced 15% rate (subject to increase for tax years beginning after December 31, 2012) if the Eligible Holder meets certain holding period and other applicable requirements. Dividends received by a corporate Eligible Holder will be eligible for the dividends-received deduction if the Holder meets certain holding period and other applicable requirements.

105

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, certain Eligible Holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain Eligible Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, an Eligible Holder of common stock may be subject to backup withholding (currently at a rate of 28%, subject to increase for taxable years beginning after December 31, 2012) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such Eligible Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against an Eligible Holder’s U.S. federal income tax liability and may entitle such Eligible Holder to a refund, provided the required information is timely furnished to the IRS. You should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

SECTION 20. FEES AND EXPENSES

The Company has retained Westpark Capital, Inc. ( the “Warrant Agent”) to act as its exclusive Warrant Agent for the Offer to Amend and Exercise pursuant to that Warrant Agent Agreement attached as Exhibits (d)(1) to the Schedule TO. The Warrant Agents in accordance with the terms of the Warrant Agent Agreement, will use its reasonable best efforts to maximize the number of Eligible Holders of Original Warrants who elect to participate in the Offer to Amend and Exercise and exercise their Amended Warrants, including appropriate communications with Eligible Holders of Original Warrants, as well as with such Holders’ brokers, agents or other representatives. The Warrant Agent will receive an aggregate fee equal to 8% of the cash exercise prices paid by Eligible Holders of the Original Warrants who participate in the Offer to Amend and Exercise (excluding Amended Warrants exercised by Gravitas Capital LLC, Gibralt Capital Corporation or their affiliates or assignees for which the Warrant Agent shall receive no fee). In addition, the Company has agreed to reimburse the Warrant Agents for their legal fees in the aggregate amount of $5,000.

The Company has agreed to indemnify the Warrant Agent against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws. The Company may also use the services of its officers and employees to solicit Eligible Holders of the Original Warrants to participate in the Offer to Amend and Exercise without additional compensation.

SECTION 21. TRANSFERS

The terms of the Original Warrants provide that an Eligible Holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act to the reasonable satisfaction of the Company (except with respect to IPO Warrants which were registered in connection with the Company’s initial public offering and are thus freely tradable). Any Eligible Holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in such Original Warrants.

106

SECTION 22. ADDITIONAL INFORMATION

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that Eligible Holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Amend and Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise is an individual one that should be based on a variety of factors. Eligible Holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.

The Company issued the Original Warrants in private placement transactions which were registered further to the Company’s initial public offering, in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection with such transactions, the holders of the Original Warrants represented that they were “accredited investors.”

The Company is subject to the information requirements of Section 15(d) of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

SECTION 23. INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Consent, Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agent at the following address.

WestPark Capital, Inc.

225 NE Mizner Blvd.,

Suite 750

Boca Raton, FL 33432

Tel: (561) 427-2424

Attn: Operations

operations@wpcapital.com

107

You may direct requests for additional copies of this Offer to Amend and Exercise, Election to Consent, Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company  — Monster Digital, Inc., 2655 First Street, Suite 250, Simi Valley, Ca 93065, Attn: Chief Financial Officer, telephone number (805) 915-4775, facsimile number (805) 915-4701.

Sincerely,

/s/ David H. Clarke
David H. Clarke
Chief Executive Officer

Monster Digital, Inc.
2655 First Street, Suite 250
Simi Valley, Ca 93065

108

Exhibit A

MONSTER DIGITAL, INC.

AND SUBSIDIARY

CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2016 and 2015

F-1

F-2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Monster Digital, Inc.

We have audited the accompanying consolidated balance sheets of Monster Digital, Inc. and Subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended. Monster Digital, Inc. and Subsidiary’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monster Digital, Inc. and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred net losses and negative cash flows from operating activities for the years ended December 31, 2016 and 2015 and has an accumulated deficit as of December 31, 2016. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CohnReznick LLP

Roseland, New Jersey
March 30, 2017

F-3

MONSTER DIGITAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	December 31,
	2016	2015
ASSETS
Current assets
Cash	$1,453	$119
Accounts receivable, net of allowances of $253 and $99, respectively	856	644
Inventories	1,105	633
Prepaid expenses and other	619	141
Total current assets	4,033	1,537
Trademark, net of amortization of $185 and $54, respectively	2,417	2,548
Deferred IPO and debt issuance costs	—	619
Deposits and other assets	14	14
Total assets	$6,464	$4,718
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Line of credit	$—	$215
Accounts payable	268	1,021
Accrued expenses	1,786	3,311
Customer refund	1,840	1,850
Due to related parties	44	510
Notes payable, net	38	3,505
Total current liabilities	3,976	10,412
Commitments and contingencies
Shareholders’ equity (deficit)
Preferred stock; 10,000,000 shares authorized — none issued	—	—
Common stock; $.0001 par value; 100,000,000 shares authorized; 7,785,011 and 3,702,865 shares issued and outstanding, respectively	1	—
Additional paid-in capital	34,575	20,181
Accumulated deficit	(32,088)	(25,875)
Total shareholders’ equity (deficit)	2,488	(5,694)
Total liabilities and shareholders’ equity (deficit)	$6,464	$4,718

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

F-4

MONSTER DIGITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share)

	Year Ended December 31,
	2016	2015
Net sales	$4,065	$8,266
Cost of goods sold	3,329	7,840
Gross profit	736	426
Operating expenses
Research and development	270	333
Selling and marketing	2,425	2,928
General and administrative	3,984	3,625
Total operating expenses	6,679	6,886
Operating loss	(5,943)	(6,460)
Other expenses
Interest and finance expense	825	1,381
Gain on debt conversion	(557)	—
Debt conversion expense	—	898
Total other expenses	268	2,279
Loss before income taxes	(6,211)	(8,739)
Provision for income taxes	2	2
Net loss	$(6,213)	$(8,741)
Loss per share
Basic and diluted	$(1.12)	$(2.65)
Number of shares used in computation
Basic and diluted	5,524	3,294

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

F-5

MONSTER DIGITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

 (Dollars in thousands)

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance December 31, 2014	2,841,090	$—	—	$—	$12,146	$(17,134)	$(4,988)
Stock purchase warrants issued with convertible debt	—	—	—	—	335	—	335
Exchange of debt for equity	160,654	—	—	—	2,272	—	2,272
Cancellation of founders’ shares in debt for equity exchange	(2,028)	—	—	—	—	—	—
Cancellation of founders’ shares in connection with trademark license	(157,603)	—	—	—	—	—	—
Issuance of common stock in connection with trademark license	382,575	—	—	—	2,103	—	2,103
Issuance of common stock in connection with consulting agreement	84,170	—	—	—	179	—	179
Issuance of common stock for cash	394,007	—	—	—	2,969	—	2,969
Amortization of non-cash stock-based compensation	—	—	—	—	177	—	177
Net loss	—	—	—	—	—	(8,741)	(8,741)
Balance December 31, 2015	3,702,865	—	—	—	20,181	(25,875)	(5,694)
Issuance of preferred stock	—	—	2,802,430	—	2,393	—	2,393
Conversion of preferred to common stock	756,806	—	(2,802,430)	—	—	—	—
Exchange of debt for equity	782,244	—	—	—	3,520	—	3,520
Issuance of common stock and warrants in IPO, net of issuance costs	2,025,000	1	—	—	6,842	—	6,843
Issuance of restricted shares of common stock	33,248	—	—	—	—	—	—
Issuance of restricted shares of common stock, net of issuance costs	484,848	—	—	—	673	—	673
Amortization of non-cash stock-based compensation	—	—	—	—	966	—	966
Net loss	—	—	—	—	—	(6,213)	(6,213)
Balance December 31, 2016	7,785,011	$1	—	$—	$34,575	$(32,088)	$2,488

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

F-6

MONSTER DIGITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year ended December 31,
	2016	2015
Cash flows from operating activities
Net loss	$(6,213)	$(8,741)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of stock-based compensation	966	356
Amortization of deferred debt issuance costs and debt discount	740	583
Amortization of trademark	131	54
Gain on debt conversion	(557)	—
Debt conversion expense	—	898
Provision for doubtful accounts	153	179
Changes in operating assets and liabilities:
Accounts receivable	(365)	2,746
Inventories	(472)	1,954
Prepaid expenses and other	(478)	(73)
Other assets	—	28
Accounts payable	(753)	(585)
Accrued expenses	(1,569)	(887)
Customer refund	(10)	1,850
Due to related party	—	(92)
Net cash used in operating activities	(8,427)	(1,730)
Cash flows from financing activities
Proceeds from issuance of preferred stock, net	2,393	—
Proceeds from issuance of common stock, net	673	—
Proceeds from issuance of IPO common stock and warrants	8,151	—
Prepaid IPO Costs	(689)	—
Private placement offering	—	2,969
Proceeds from short-term loan – related party	—	100
Payments on short-term loan – related party	—	(151)
Proceeds from issuance of convertible debt and warrants	—	1,645
Proceeds from issuance of bridge financing	406	2,955
Payments on bridge financing	(462)	—
Proceeds from credit facility	641	6,902
Payments on credit facility	(845)	(11,738)
Payments on trademark note payable	(450)	(50)
Deferred financing costs	(57)	(880)
Net cash provided by financing activities	9,761	1,752
Net increase in cash	1,334	22
Cash, beginning of the year	119	97
Cash, end of the year	$1,453	$119
Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$59	$333
Income taxes	$2	$2
Non-cash investing and financing activities:
Reclassification of deferred IPO costs	$619	$—
Exchange of debt for equity upon IPO	$3,520	$—
Exchange of debt for equity	$—	$2,272
Issuance of common stock in connection with trademark license	$—	$2,103
Accrued deferred IPO and debt issuance costs	$—	$592

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

F-7

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization Monster Digital, Inc. (“MDI”), a Delaware corporation (formed in November 2010), and its subsidiary, SDJ Technologies, Inc. (“SDJ”) (collectively referred to as the “Company”), is an importer of high-end memory storage products, flash memory and action sports cameras marketed and sold under the Monster Digital brand name acquired under a long-term licensing agreement with Monster, Inc. The Company sources its products from China, Taiwan and Hong Kong.

Public Offering: The Company closed its initial public offering (the “Offering”) on July 13, 2016 and its common stock and warrants are listed on the Nasdaq Capital Market under the symbols “MSDI” and “MSDIW”, respectively. The Offering generated gross proceeds of $9,132,750 on the sale of 2,025,000 common shares at $4.50 per share and 2,025,000 warrants at $0.01 per warrant.

Basis of Presentation:  The consolidated financial statements of MDI and its subsidiary SDJ have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation:  The consolidated financial statements include accounts of MDI and SDJ. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities (including sales returns, price protection allowances, bad debts, inventory reserves, warranty reserves, and asset impairments), disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Concentration of Cash:  The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on its cash balances.

Accounts Receivable:  Accounts receivable are carried at original invoice amount less allowance for doubtful accounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 90 days past the customer’s granted terms. The Company does not charge interest on past due balances or require collateral on its accounts receivable. As of December 31, 2016 and 2015, the allowance for doubtful accounts is approximately $253,000 and $99,000, respectively.

Inventories:  Inventories are stated at the lower of cost or market, with cost being determined on the weighted average cost method of accounting. The Company purchases finished goods and materials to assemble kits in quantities that it anticipates will be fully used in the near term. Changes in operating strategy, customer demand, and fluctuations in market values can limit the Company’s ability to effectively utilize all products purchased and can result in finished goods with above-market carrying costs which may cause losses on sales to customers. The Company’s policy is to closely monitor inventory levels, obsolescence and lower market values compared to costs and, when necessary, reduce the carrying amount of its inventory to its market value. As of December 31, 2016 and 2015, inventory on hand was comprised primarily of finished goods ready for sale.

F-8

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Financial Instruments:  Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Fair value is based on a hierarchy of valuation techniques, which is determined on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own market assumptions. These two types of inputs create a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Quoted prices for identical instruments in active markets.

Level 2:	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

All stock purchase warrants (see Note 5) are valued under methods of fair value under the Level 3 tier, as described above.

The carrying amount for other financial instruments, which include cash, accounts receivable, accounts payable, notes payable and line of credit, approximate fair value based upon their short term nature and maturity.

Revenue Recognition:  Revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the sales price is fixed or determinable, (3) collectability is reasonably assured, and (4) products have been shipped and the customer has taken ownership and assumed the risk of loss. Distributors and retailers take full ownership of their product upon delivery and sales are fully recognized at that time.

Revenue is reduced by reserves for price protection, sales returns, allowances and rebates. Our reserve estimates are based upon historical data as well as projections of sales, customer inventories, market conditions and current contractual sales terms. If the Company reduces the list price of its products, certain customers may receive a credit from the Company (i.e. price protection). The Company estimates the impact of such pricing changes on a regular basis and adjusts its allowances accordingly. Amounts charged to operations for price protection are calculated based on actual price changes on individual products and customer inventory levels. The reserve is then reduced by actual credits given to these customers at the time the credits are issued. We calculate the allowance for doubtful accounts and provision for sales returns and rebates based on management’s estimate of the amount expected to be uncollectible or returned on specific accounts. We provide for future returns, price protection and rebates at the time the products are sold. We calculate an estimate of future returns of product by analyzing units shipped, units returned and point of sale data to ascertain consumer purchases and inventory remaining with retail to establish anticipated returns. Price protection is calculated on a product by product basis. The objective of price protection is to mitigate returns by providing retailers with credits to ensure maximum consumer sales. Price protection is granted to retailers after they have presented the Company an affidavit of existing inventory. The Company also offers market development credits to certain of its customers. These credits are also charged against revenue.

Shipping and Handling Costs:  Historically, the Company has not charged its customers for shipping and handling costs, which is a component of marketing and selling expenses. These costs totaled approximately $137,000 in 2016 and $329,000 in 2015.

Income Taxes:  Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax basis of assets and liabilities and net operating loss carryforwards, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

F-9

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more likely than not to be realized upon settlement. As of December 31, 2016 and 2015, there are no known uncertain tax positions.

The Company policy is to classify the liability for unrecognized tax benefits as current to the extent that it is more likely than not to be realized upon settlement and to the extent that the Company anticipates payment (or receipt) of cash within one year. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in the tax provision.

Product Warranty:  The Company’s memory products are sold under various limited warranty arrangements ranging from three years to five years on solid state drives and a limited lifetime warranty on all other products. Company policy is to establish reserves for estimated product warranty costs in the period when the related revenue is recognized. The Company has the right to return defective products to the manufacturer. As of December 31, 2016 and 2015, the Company has established a warranty reserve of $118,000 and $234,000, respectively, which are included in accrued expenses in the accompanying consolidated balance sheets.

Research and Development:  The Company incurs costs to improve the appeal and functionality of its products. Research and development costs are charged to expense when incurred.

Earnings (Loss) per Share:  Basic earnings (loss) per share is calculated by dividing net earnings (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is calculated similarly but includes potential dilution from the exercise of common stock options, warrants and conversion of debt to equity, except when the effect would be anti-dilutive. Earnings (loss) per share is computed using the “treasury stock method.” For 2016, outstanding warrants to acquire 4,159,909 shares of common stock (2,025,000 issued further to the Offering, 1,405,007 issued in connection with the conversion of preferred stock and bridge loans upon closing of the Offering and 729,902 other warrants), 101,077 stock options, and $38,000 in convertible notes payable have been excluded from the computation of diluted loss per share because their effect was anti-dilutive. For 2015, warrants outstanding for 122,239 and 325,093 shares of common stock, respectively, and 71,040 stock options and $38,000 in convertible notes payable in 2015 have been excluded from the computation of diluted loss per share because their effect was anti-dilutive.

Recently Issued Accounting Pronouncements — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective in the first quarter of 2018 and requires either a retrospective or a modified retrospective approach to adoption. We have not yet selected a transition method and are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern, which requires that management of an entity evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued. This update became effective beginning December 31, 2016. The adoption of this standard has not had a material impact to the Company.

F-10

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. Debt disclosures will include the face amount of the debt liability and the effective interest rate. The update requires retrospective application and represents a change in accounting principle. The update is effective for fiscal years beginning after December 15, 2015 and was adopted as of January 1, 2016. The adoption of ASU 2015-03 did not have a material impact on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The standard requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market (market in this context is defined as one of three different measures, one of which is net realizable value). The standard is effective for the Company prospectively beginning January 1, 2017. The Company is currently evaluating the impact of the adoption of this guidance on its financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes, which includes amendments that require deferred tax liabilities and assets be classified as non-current in a classified statement of financial position.  The amendments in this ASU are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  Earlier application is permitted as of the beginning of an interim or annual reporting period.  The amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented.  The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (Topic 718), which provides for simplification of certain aspects of employee share-based payment accounting including income taxes, classification of awards as either equity or liabilities, accounting for forfeitures and classification on the statement of cash flows. ASU 2016-09 will be effective for the Company in the first quarter of 2017 and will be applied either prospectively, retrospectively or using a modified retrospective transition approach depending on the area covered in this update. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations – Clarifying the Definition of a Business, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company does not expect this new guidance to have a material impact on its consolidated financial statements.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the consolidated financial statements of the Company.

F-11

NOTE 2 — GOING CONCERN

As of December 31, 2016, the Company has incurred cumulative net losses from its inception of approximately $32 million and has incurred a loss in 2016 of approximately $6 million. These circumstances raise substantial doubt as to the Company’s ability to continue as a going concern. In response to this uncertainty, Management has taken certain measures to date in 2017 and has plans for the remainder of 2017 and beyond, with the objective of alleviating this concern. They include the following:

•	Subsequent to December 31, 2016, the Company raised approximately $287,000, net of offering costs, upon the issuance of restricted stock. The Company continues to seek funding in order to support its operations.

•	In order to meet customers’ needs for consumer products, the Company is continuing to develop new products to complement existing products and expand overall product offerings, with the objective of increasing revenue and gross profit percentages. The Company introduced two new action sports cameras in the third quarter of 2016 and will be introducing additional new action sports cameras in 2017.

While the Company believes it will be successful in obtaining the necessary financing to fund its operations, there are no assurances that such additional funding will be achieved and that it will succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 3 — DEBT FINANCING

Credit Facility

In June 2015, the Company secured an accounts receivable financing facility with Bay View Funding. The contract provides for maximum funding of $4 million and a factoring fee of 1.35% for the first 30 days and .45% for each 10-day period thereafter that the financed receivable remains outstanding. Upon the execution of this contract, the balance owed under a prior credit facility was repaid and the contract was terminated. The total amount outstanding under this Facility as of December 31, 2016 and 2015 was $0 and $215,000, respectively. There are no financial or similar covenants associated with this facility. The facility automatically renews for one year at year-end unless terminated with 30 days notice.

Debt to Equity Exchange Offer

In December 2014, the Company extended an offer to its convertible Note holders for the exchange of convertible Notes, accrued interest and common stock purchase warrants into common stock. In the offer, the conversion rate on the principal amount of the Notes was reduced from $22.27 per share to $14.85 per share, with accrued interest being cancelled. Furthermore, in exchange for the cancellation of all warrants, the Note holders received .07 shares of common stock for every .13 shares that would have been issued upon exercise of the warrants.

As further inducement to the offer for the new shares issued in connection with the exchange offer, the Company’s principal shareholder agreed to put back to the Company an equal number of shares owned by him (to a maximum of 336,682 shares) and have such shares cancelled.

Through December 31, 2014, a total of $3,428,000 in convertible Notes had been converted to equity pursuant to the exchange offer. As a result of the foregoing exchange, $5,870,000 was credited to additional paid-in capital, which is the net amount of the principal of the Notes, unpaid accrued interest, unamortized debt discount, and the debt conversion expense. For the year ended December 31, 2015, the Company continued its private offering of convertible Notes concurrent with a related offer to exchange the notes for shares of common stock on the terms indicated above and gross proceeds of $1,645,000 were raised in the offering from the issuance of convertible Notes payable in 2015. In March 2015, these Notes were converted to common stock pursuant to the exchange offer, resulting in an inducement charge of $898,000. As a result of these transactions, an additional 158,265 common shares were issued during the period. As of December 31, 2016 and 2015, a total of $38,000 in principal of convertible Notes payable remain outstanding. These Notes matured in the second quarter of 2015 and remain outstanding as of December 31, 2016.

F-12

NOTE 3 — DEBT FINANCING  – (continued)

Promissory notes

From October 2015 through March 7, 2016, the Company issued promissory notes; the notes were due and payable at the earlier of one year from the date of issuance or the closing date of the Company’s initial public offering, bear an interest rate of 15% that was accrued upon issuance, irrespective of whether the promissory note was outstanding for part or full term until maturity, and had a loan origination fee of $.225 for each dollar loaned. The loan origination fee associated with the notes as of December 31, 2015 was $756,000 and was recorded as accrued interest and debt discount to the notes payable and is being amortized over the life of the notes. Debt discount amortized as interest expense in the year ended December 31, 2016 was approximately $389,000. All principal, fees and interest were payable on the due date. In July 2016, the Company completed the Offering whereby 90% of the outstanding promissory notes totaling $3,024,000 were converted to 672,000 shares of common stock and 672,000 warrants at the offering price of $4.50 per share. The 15% accrued interest and the 22.5% origination fee were waived as part of the conversion. The remaining, unconverted $336,000 of promissory notes were paid out of the proceeds of the Offering along with the accrued interest and origination fee attributable to those notes. As of December 31, 2015, a total of $3.0 million in principal of these notes payable was outstanding and no balance is due as of December 31, 2016.

Due to Monster, Inc.

In addition to the issuance of shares of common stock and common stock purchase warrants (see Note 5), the Company has agreed to pay Monster, Inc. $500,000 as consideration for use of the name Monster Digital, Inc. pursuant to Amendment No. 3 to the Trademark License Agreement between the Company and Monster, Inc. Of this total balance, the Company agreed to pay $125,000 in December 2015 and the balance from the proceeds of the planned IPO. The Company paid $50,000 of the $125,000 in December 2015 and the balance in January 2016. The remaining $375,000 was paid in September 2016.

Notes payable consists of the following (in thousands):

	December 31, 2016	December 31, 2015
Note payable, convertible debt	$38	$38
Due to Monster, Inc.	—	450
Interest and loan origination fee accrued related to promissory notes payable and accrued at issuance	—	1,108
Promissory notes payable, 2015 bridge loans, net $563 debt discount and net debt issuance cost of $483	—	1,909
Total	$38	$3,505

F-13

NOTE 4 — ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31, 2016	December 31, 2015
Royalties	$125	$103
Market development credits	109	336
Price protection	107	563
Return reserves	118	891
Reserve for legal contingencies	—	300
Accrued purchase orders	158	123
Due to customer for promotional credits	445	445
Others	724	550
Total	$1,786	$3,311

NOTE 5 —  STOCKHOLDERS’ EQUITY

Reverse Stock Splits: By action by written consent of the Company’s stockholders effective as of November 6, 2015, the Company’s stockholders approved a reverse stock split in a range of between one-for-five and one-for-twelve, such exact amount to be determined by the Company’s Board of Directors prior to the effective date of a planned equity offering. On January 7, 2016, the Board of Directors of the Company approved a one-for-11.138103 reverse stock split. On June 6, 2016, the Board of Directors of the Company approved an additional one-for-1.2578616 reverse stock split. On June 23, 2016, the Board of Directors of the Company approved an additional one-for-1.06 reverse stock split. All share and per share information in these consolidated financial statements, except for par value and authorized shares, have been amended to reflect the reverse stock splits.

Common Stock Purchase Warrants:  From 2011 through June 30, 2015, the Company issued common stock purchase warrants in connection with the initial formation of the Company, the execution of a license agreement, and the issuance of convertible notes payable. All warrants have been valued on the date of their issuance using the Black-Sholes option pricing model using various assumptions regarding stock price volatility, risk-free interest rates, expected dividend rates, and expected term of the contract. Through December 31, 2016, none of the warrants have been exercised, and during the year ended December 31, 2015, 99,681 warrants were canceled in connection with the exchange offer described above (see Note 3).

In August 2015, the Company issued 191,289 common stock purchase warrants in connection with an Advisory Board Agreement with Noel Lee, the Chief Executive Officer of Monster, Inc., and recognized a $156,000 charge related to the issuance. In 2016, the Company issued warrants to acquire 3,755,100 shares of common stock, 2,025,000 issued further to the Offering and 1,405,007 issued in connection with the conversion of preferred stock and bridge loans upon closing of the Offering. As of December 31, 2016 and 2015, warrants to purchase 4,159,909 and 325,093 shares of common stock, respectively, are outstanding. Unexercised warrants will expire from 2016 to 2021.

The Company utilizes the Black-Scholes valuation method to value warrants. The expected life represents the contractual terms. The expected volatility was estimated by analyzing the historic volatility of similar public companies. No dividend payouts were assumed as the Company has not historically paid, and is not anticipating to pay, dividends in the foreseeable future. The risk-free rate of return reflects the interest rate offered for US treasury rates over the expected life of the warrants.

F-14

NOTE 5 —  STOCKHOLDERS’ EQUITY  – (continued)

A summary of significant assumptions used to estimate the fair value of the warrants issued in August 2015 are as follows:

Fair value of warrants issued	$.89
Expected term (years)	5.0
Risk-free interest rate	1.60%
Volatility	45.4%
Dividend yield	None

Common Stock Purchase Rights Offering:  In April 2015, the Company initiated a common stock purchase rights offering to its existing shareholders. The offering consists of 108,138 Units, with each Unit consisting of 3 newly issued shares of common stock and 2 shares of common stock owned by the Company’s principal shareholder and chairman. Each Unit is offered for $44.55, with all proceeds going to the Company. In April 2015 through September 2015, the Company closed on the sale of approximately 78,801 Units (representing 236,405 newly issued common shares) and has received net proceeds of approximately $2,969,000.

Restricted Shares:  In August 2015, the Company issued 84,170 shares of restricted common stock to the Company’s Chairman of the Board pursuant to a consulting agreement. The consulting agreement was effective in May 2015 and $274,000 and $179,000 of compensation expense was recognized in the years ended December 31, 2016 and 2015, respectively, related to the stock issuance.

In August 2015, the Company issued 382,575 shares of restricted common stock in connection to the Trademark License Agreement with Monster, Inc. The fair value of the 382,575 shares approximating $2,103,000 were recorded as part of the Trademark in August 2015. In regards to the valuation of the Company’s common stock, the Board of Directors engaged an independent third party valuation of the Company. Factors included in the valuation included the Company’s present value of future cash flows, its capital structure, valuation of comparable companies, its existing licensing agreements and the growth prospects for its product line. These factors were incorporated into an income approach and a market approach in order to derive an overall valuation of the Company’s common stock of $5.49 per share at August 2015.

In August 2016, the Company authorized the issuance of 40,000 shares of restricted common stock pursuant to a services agreement with an investment relations firm and recognized $23,000 of compensation expense related to restricted shares in 2016. In addition, the Company authorized the issuance of 125,000 shares of restricted common stock to Jawahar Tandon pursuant to a consulting agreement and recognized $563,000 of compensation expense related to the restricted shares during the year ended December 31, 2016.

In November 2016, the Company entered into a securities purchase agreement with the selling stockholder providing for the issuance and sale to such investor of 333,333 shares of our common stock. The shares issued in the Private Placement were sold at a purchase price per share of $1.50, for aggregate gross proceeds to us of approximately $500,000 and aggregate net proceeds to us, after deducting for placement agent fees and expenses, of approximately $446,000. In addition, under the same Private Placement Memorandum, the Company issued 151,515 shares of restricted common stock to its Chairman of the Board at a purchase price of $1.65 per share for gross proceeds of $250,000 and net proceeds of approximately $226,000.

Subsequent to December 31, 2016, the Company issued additional shares pursuant to a Private Placement Memorandum at $1.50 per share. Through March 17, 2017, 226,000 shares have been sold for aggregate gross proceeds of $339,000 and aggregate net proceeds to us, after deducting for commission and placement agent fees and expenses, of approximately $287,000.

Preferred Stock: In March 2016, the Company issued a confidential Private Placement Memorandum (“PPM”) for a maximum of 3,000,000 shares of Series A Convertible Preferred Stock, with a purchase price of $1.00 per share and convertible into one share of the Company’s common stock and having an 8%, noncumulative dividend. Pursuant to the PPM, as of June 30, 2016, 2,802,430 shares of Series A Preferred Stock were subscribed for net proceeds of approximately $2.4 million. In July 2016, the Company completed the Offering in which all shares of Series A Preferred Stock was converted into 622,762 shares of common stock and 622,762 warrants at the public offering price of $4.50 per share and the issuance of 134,044 shares of common stock further to the conversion.

F-15

NOTE 6 — STOCK OPTIONS

In 2012, the Company’s Board of Directors approved the 2012 Omnibus Incentive Plan (the “Plan”) which allows for the granting of stock options, stock appreciation rights, awards of restricted stock and restricted stock Units, stock bonuses and other cash and stock-based performance awards. A total of 970,350 shares of common stock have been approved and reserved for issuance under the Plan, which includes a 600,000 share increase approved by the Company’s stockholders in May 2016. During 2016 and 2015, 124,645 and 71,040 options, respectively, had been granted under the Plan. There were 778,949 and 299,310 options available for grant at December 31, 2016 and 2015, respectively.

On December 23, 2015, the Company authorized restricted stock grants under its 2012 Omnibus Incentive Plan of 13,467 shares to David Clarke in connection with his appointment as the Company’s President and Chief Executive Officer and 33,668 shares to Neal Bobrick in connection with his appointment as the Company’s Executive Vice President, Sales and Marketing, grants accepted and effective January 4, 2016. The Company recorded non-cash stock-based compensation of $39,000 during the year ended December 31, 2016 related to the issuance of this restricted stock. An additional $49,000 of stock-based compensation remains to be recognized over 24 months.

On the effective date of the Offering, 25,000 shares of restricted stock were granted to each of David Olert, the Company’s Chief Financial Officer, Vivek Tandon, the Company’s Executive Vice President - Operations and Marc Matejka, the Company’s Vice President of Operations as well as 36,332 restricted shares to Neal Bobrick, its Executive Vice President – Sales and Marketing. These shares vest over three years. Concurrently, 10,000 shares of restricted stock were granted to each of the Company’s four outside directors. The Company recorded non-cash stock-based compensation of $56,000 during the year ended December 31, 2016 related to these issuances of restricted stock. An additional $154,000 of stock-based compensation remains to be recognized over 42 months.

Also granted on the effective date of the Offering were previously approved options to acquire 16,834 and 33,668 common shares at an exercise price per share of $4.50 to David Olert and Neal Bobrick, respectively. Options to purchase 18,000 common shares at an exercise price per share of $4.50 were granted each to Vivek Tandon and Marc Matejka. The Company recorded non-cash stock-based compensation of $2,000 during the year ended December 31, 2016 related to these issuances of common stock options. An additional $16,000 of stock-based compensation remains to be recognized over 42 months. All options and restricted stock granted to Neal Bobrick were forfeited, unvested, upon his departure from the Company.

In August 2016, pursuant to a services agreement, the Company granted options to acquire 38,143 shares of common stock to an investor relations firm and recognized $9,000 of non-cash stock-based compensation related to the issuance during the year ended December 31, 2016. An additional $26,000 of stock-based compensation remains to be recognized over 9 months.

The Company follows the provision of the ASC Topic 718, Compensations — Stock Compensation which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and non-employee directors, including employee stock options. Stock compensation expense based on the grant date fair value estimated in accordance with the provisions of ASC 718 is generally recognized as an expense over the requisite service period.

F-16

NOTE 6 — STOCK OPTIONS  – (continued)

In 2015 and 2016, the following stock option grants were made:

Option Date	Options Granted	Exercise Price	Estimated Fair Value of Underlying Stock	Intrinsic Value
May 2015	71,040	$29.71	$5.79	None
July 2016	86,502	$4.50	$4.50	None
August 2016	6,004	$5.00	$3.00	None
August 2016	7,230	$7.00	$3.00	None
August 2016	9,986	$9.00	$3.00	None
August 2016	14,923	$11.00	$3.00	None

The Company’s Board of Directors granted options for 71,040 shares of common stock to certain employees on May 8, 2015. The option prices were determined based on such factors as recent equity transactions and other factors as deemed necessary and relevant in the circumstances. The exercise prices for options granted were set by the Company’s Board of Directors at a premium over fair market value of its common stock at the time the grants were authorized.

In regards to the valuation of the Company’s common stock, the Board of Directors engaged an independent third party valuation of the Company. Factors included in the valuation included the Company’s present value of future cash flows, its capital structure, valuation of comparable companies, its existing licensing agreements and the growth prospects for its product line. These factors were incorporated into an income approach and a market approach in order to derive an overall valuation of the Company’s common stock of $5.79 per share at May 8, 2015.

The Company utilizes the Black-Scholes valuation method to value stock options and recognizes compensation expense over the vesting period. The expected life represents the period that the Company’s stock-based compensation awards are expected to be outstanding. The Company uses a simplified method provided in Securities and Exchange Commission release Staff Accounting Bulletin No. 110 which averages an awards weighted average vesting period and contractual term for “plain vanilla” share options. The expected volatility was estimated by analyzing the historic volatility of similar public companies. No dividend payouts were assumed as the Company has not historically paid, and is not anticipating to pay, dividends in the foreseeable future. The risk-free rate of return reflects the weighted average interest rate offered for U.S. treasury rates over the expected life of the options.

A summary of significant assumptions used to estimate the fair value of the stock options granted in 2015 are as follows:

Weighted average fair value of options granted	$0.45
Expected term (years)	6.0 to 6.25
Risk-free interest rate	1.89%
Volatility	45.4%
Dividend yield	None

F-17

NOTE 6 — STOCK OPTIONS  – (continued)

A summary of significant assumptions used to estimate the fair value of the stock options granted in 2016 are as follows:

Weighted average fair value of options granted	$1.70
Expected term (years)	6.0 to 10.0
Risk-free interest rate	1.21% to 1.51%
Volatility	45.4%
Dividend yield	None

The Company recorded non-cash stock-based compensation of $14,000 and $21,000 during the years ended December 31, 2016 and 2015, respectively, related to the issuance of stock options. An additional $42,000 of stock-based compensation remains to be amortized over 42 months.

A summary of option activity for the Plan as of December 31, 2016 and 2015 and changes for the years then ended are represented as follows:

	Number of Options	Weighted Avg. Exercise Price	Weighted Average Remaining Contract Term (Years)	Aggregate Intrinsic Value
Options outstanding January 1, 2015	—	$—	—	$—
Granted	71,040	29.71	9.50	—
Forfeited	—	—	—	—
Outstanding at December 31, 2015	71,040	$29.71	9.50	$—
Granted	124,645	5.81	9.83	—
Forfeited	(94,608)	—	—	—
Outstanding at December 31, 2016	101,077	$8.63	9.49	$—
Vested and expected to vest	101,077	$8.63	9.49	$—
Exercisable at December 31, 2016	9,259	$29.71	8.50	$—

F-18

NOTE 7 — RELATED PARTY TRANSACTIONS

Borrowings:  From time to time, the Company received short-term, non-interest bearing loans from Tandon Enterprises, Inc., a company controlled and owned by Jawahar Tandon, a former director and our former Executive Chairman of the Board and Chief Executive Officer, and Devinder Tandon, a former director, for the purpose of funding temporary working capital needs. For the year ended December 31, 2015 the Company repaid net $151,000. For the year ended December 31, 2016, the Company borrowed $24,000, net of repayments. The $346,100 owed to Tandon Enterprises at June 30, 2016 was converted into 76,911 shares of common stock and warrants at the effective date of the Offering.

Restricted Shares:  In November 2016, the Company issued 151,515 shares of restricted common stock to its Chairman of the Board at a purchase price of $1.65 per share pursuant to a Private Placement Memorandum.

Employment Agreement:  The Company had an Executive Employment Agreement with Jawahar Tandon (“Executive”) to serve as the Company’s Chief Executive Officer. The agreement expired May 30, 2015 and was renewed automatically for an additional (1) year effective June 1, 2015 and shall be renewed each anniversary date thereafter. The agreement can be terminated by either party with 60 days’ notice prior to May 30, 2015 or any subsequent period thereafter. The Company shall pay the Executive a base annual salary of $250,000, which may be increased at the discretion of the Company. The Executive will be entitled to an annual bonus of up to 30% of the base salary, and is allotted a monthly automobile and country club membership allowance totaling $3,500. Additionally, the Company is to pay 100% of the Executive’s healthcare and medical premiums. At December 31, 2015, there were no unpaid expenses under this agreement. Effective December 23, 2015, Mr. Tandon resigned as Chief Executive Officer and is subsequently not paid a salary by the Company.

Other arrangements: Pursuant to an arrangement with the Company, 4PAC, LLC, an entity owned by Tayel Tandon, the wife of Vivek Tandon, has provided marketing services to the Company commencing February 2015 at the rate of $5,000 per month, plus expenses. Further to this arrangement, we paid 4PAC, LLC an aggregate of $55,200 in 2015 and discontinued the arrangement subsequent to December 31, 2015.

In September 2015 David Clarke, the Company’s Chairman of the Board and a significant stockholder of the Company, loaned the Company $100,000 further to a promissory note bearing interest at 5% per annum, principal and unpaid interest payable on demand. In addition, Mr. Clarke incurred expenses on behalf of the Company totaling approximately $50,000. Concurrent with the closing of the Offering, the loan and liability related to the expenses were converted into 33,333 shares of common stock and 33,333 warrants at the public offering price of $4.50.

Due to related parties consists of the following at December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016	December 31, 2015
Tandon Enterprises, Inc.	$—	$322
SDJ Partners LLC	44	88
Shareholders/Officers	—	100
Total	$44	$510

F-19

NOTE 8 — INCOME TAXES

For the years ended December 31, 2016 and 2015, the income tax provision of $2,000 consists of state income taxes currently paid or payable.

The deferred tax asset is comprised of the following (dollars in thousands):

	2016	2015
Deferred tax assets
Net operating losses	$11,473	$9,061
Accrued warranty	50	100
Other accrued expenses	484	774
Total deferred tax assets	12,007	9,935
Valuation allowance	(12,007)	(9,935)
Net deferred tax asset	$—	$—

The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. As of December 31, 2016, the state and federal net operating loss carryforwards are approximately $ 25,515,000 and $ 29,476,000, respectively. Due to the uncertainty surrounding the realization of these deferred tax assets, the Company has recorded a 100% valuation allowance. Net operating loss carryforwards expire between the years 2029 and 2036. Tax years ended December 31, 2016, 2015, 2014 and 2013 are open and subject to audit. The Company’s net operating losses are subject to examination until those net operating losses are utilized and those tax years are closed.

The reconciliation of the U.S. statutory rate with the Company’s effective test rate is summarized as follows:

	2016	2015
	% of pre-tax Earnings	% of pre-tax Earnings
Federal tax	(34.0)%	(34.0)%
State tax, net	(4.9)	(4.9)
Non-deductible expenses	—	0.1
Change in valuation allowance	33.3	37.4
Miscellaneous	5.6	1.4
	0.0%	0.0%

Management is not aware of any uncertain tax positions and does not expect the total amount of recognized tax benefits to change significantly in the next twelve months.

NOTE 9 — CUSTOMER AND VENDOR CONCENTRATIONS

Customers:

Approximately 34%, 8%, and 7% of the Company’s gross sales were made to three customers for the year ended December 31, 2016. At December 31, 2016, the amount included in outstanding accounts receivable related to these three customers was approximately $433,000.

Approximately 19%, 18%, and 12% of the Company’s gross sales were made to three customers for the year ended December 31, 2015. At December 31, 2015, the amount included in outstanding accounts receivable related to these three customers was approximately $239,000.

Vendors:

Approximately 31% of the Company’s purchases were provided by one vendor for the year ended December 31, 2016. At December 31, 2016, the amount in accounts payable related to this vendor was $6,000.

Approximately 46% of the Company’s purchases were provided by three vendors for the year ended December 31, 2015. At December 31, 2015, the amount in accounts payable related to these vendors was $24,000.

F-20

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Royalty

The Company entered into the initial trademark license agreement with Monster, Inc., (formerly Monster Cable Products, Inc.) effective July 7, 2010. In 2012, the agreement was amended giving the Company exclusive rights to utilize the name “Monster Digital” on memory products for a period of 25 years (expires July 7, 2035) under the following payment schedule of royalties to Monster, Inc. This license agreement contains various termination clauses that include (i) change in control, (ii) breach of contract and (iii) insolvency, among others. The Company is required to remit royalty payments to Monster, Inc. on or before the 30th day following the end of each calendar quarter. At any time during the term of the agreement, a permanent license may be negotiated.

The royalty schedule became effective in August 2011 and was further amended in April 2012. As amended, royalties under this contract are as follows:

•	Years 1 (2010) and 2: Royalties on all sales excluding sales to Monster, Inc. at a rate of four (4) percent, with no minimum.

•	Years 3 through 6: Minimum royalty payments of $50,000 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

•	Years 7 through 10: Minimum royalty payments of $125,000 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

•	Years 11 through 15: Minimum royalty payments of $187,500 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

•	Years 16 through 25: Minimum royalty payments of $250,000 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

Effective July 1, 2014, the royalty rate on certain products was reduced from 4% to 2% for a period of 12 months, based on a mutual understanding between the Company and the licensor.

For the years ended December 31, 2016 and 2015, royalty expense amounted to approximately $371,000 and $262,000, respectively, which is included as a component of selling and marketing expenses in the accompanying consolidated statements of operations (see also Note 4). The Company was not in compliance with the royalty remittance policy during each period presented in the accompanying consolidated financial statements. The Company was in full compliance with the royalty remittance policy at December 31, 2016 and owes $125,000 in royalties as of December 31, 2016, such royalty paid subsequent to December 31, 2016.

Operating Lease

The Company occupies executive offices in Simi Valley, CA pursuant to a lease through January 31, 2018 at a monthly rental rate of $13,850.

Customer payment agreement

In July 2015, the Company entered into an agreement with a customer under which the Company will pay the customer a total of $835,000 owed to the customer for promotional and other credits related to sales that occurred in 2014. The credits were accrued as contra-sales in 2014. Under the terms of the agreement, there is no interest and the Company will make 12 monthly payments of $65,000 beginning in August 2015, and one final payment of $65,000 in August 2016. The Company is not in compliance with the payment agreement and the balance owed is $445,000 at December 31, 2016.

F-21

NOTE 10 — COMMITMENTS AND CONTINGENCIES – (continued)

Legal matters

The Company is subject to certain legal proceedings and claims arising in connection with the normal course of its business.

On March 9, 2015, Memphis Electronics, Inc. (“MEI”) filed a complaint against SDJ and the Company, case no. 4:15-cv-1104; in U.S. District Court for the Southern District of Texas. The complaint alleged breach of contract and tort for an alleged order or orders for computer components. Plaintiff’s claims are based in contract and tort (negligent and intentional misrepresentations) relating to nonpayment of approximately $275,000 for goods ordered. In August 2016, the Company settled the complaint for (i) a payment of $170,000 to MEI, (ii) the return from MEI of the components that were in dispute, and (iii) the parties mutually releasing each other from all claims that were filed or that could have been filed in this litigation.

On August 18, 2015, Phison Electronics Corp. (“Phison”) filed a complaint against SDJ, case no. 115 CV284516, in California Superior Court in Santa Clara County. The complaint alleged breach of contract and breach of implied covenant of good faith and fair dealing resulting in claimed damages of approximately $585,000 in connection with SDJ’s alleged failure to purchase products manufactured on its account by Phison. While the complaint has been filed, Phison has not yet served it. For this reason, the Court dismissed the case, without prejudice, for failure of Phison to file a return of service and no case is currently pending. SDJ believes the claims are without merit.

On August 28, 2015, Unigen Corporation, or Unigen, filed a complaint against SDJ, case no. HG15-78385, in California Superior Court in Alameda County. The complaint alleged breach of contract for an alleged order or orders for 219,200 specially constructed computer components. The complaint sought $180,000 in lost profit; $678,669 for the cost of parts ordered; and $35,000 in incidental expenses. The case was mediated in October 2016 resulting in a Stipulation for Settlement of $225,000. Subsequent to payment of the settlement amount, the case was dismissed with prejudice on December 16, 2016.

On February 16, 2016, the Company received a letter from GoPro, Inc., or GoPro, alleging that the Company infringes on at least five U.S. patents held by GoPro, and requesting that confirm in writing that the Company will permanently cease the sale and distribution of its Villain camera, along with any camera accessories, including the waterproof camera case and standard housing. The five patents specifically identified by GoPro in the letter were U.S. Patent No. D710,921: camera housing design, U.S. Patent No. D702,747: camera housing design, U.S. Patent No. D740,875: camera housing design, U.S. Patent No. D737,879: camera design and U.S. Patent No. 721,935: camera design. Based upon our preliminary review of these patents, the Company believes it has some defenses to GoPro’s allegations, although there can be no assurance that the Company will be successful in defending against these allegations or reaching a business resolution that is satisfactory to us. In addition, we have begun marketing and selling the camera under the name “Monster Vision” and phasing out the “Villain” name. We have had no correspondence from GoPro since instituting the name change.

The supplier of the Company’s Villain camera has contractually represented and warranted that it owns or has paid royalties to any and all intellectual property, designs, software, hardware, packaging, components, manuals and any other portion, part or element that is or may be subject to the Villain and the parts and accessories thereof sourced by the supplier. This supplier has contractually agreed to pay any claims, damages, or costs that the Company suffers as a result of the patent infringement or a violation of international, U.S. or state laws or regulations as detailed in the prior sentence.

F-22

MONSTER DIGITAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	June 30, 2017	December 31, 2016
	(unaudited)	(Note 1)
ASSETS
Current assets
Cash	$39	$1,453
Accounts receivable, net of allowances of $271 and $253, respectively	214	856
Inventories	607	1,105
Prepaid expenses and other	325	619
Total current assets	1,185	4,033
Trademark, net of amortization of $251 and $185, respectively	2,351	2,417
Deposits and other assets	14	14
Total assets	$3,550	$6,464
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$599	$268
Accrued expenses	1,416	1,786
Customer refund	1,336	1,840
Due to related parties	34	44
Notes payable	378	38
Total current liabilities	3,763	3,976
Commitments and contingencies
Shareholders’ (deficit) equity
Preferred stock; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.0001 par value; 100,000,000 shares authorized; 9,343,202 and 7,785,011 shares issued and outstanding, respectively	1	1
Additional paid-in capital	35,753	34,575
Accumulated deficit	(35,967)	(32,088)
Total shareholders’ (deficit) equity	(213)	2,488
Total liabilities and shareholders’ (deficit) equity	$3,550	$6,464

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

F-23

MONSTER DIGITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016

Net sales	$187	$1,683	$1,138	$2,220
Cost of goods sold	226	1,253	1,224	1,743
Gross profit (loss)	(39)	430	(86)	477

Operating expenses
Research and development	81	65	150	114
Selling and marketing	327	591	1,027	1,227
General and administrative	1,191	675	2,683	1,470
Total operating expenses	1,599	1,331	3,860	2,811
Operating loss	(1,638)	(901)	(3,946)	(2,334)
Other (income) expense, net
Interest and finance expense	—	339	1	787
Gain on settlement of customer refund	—	—	(68)	—
Total other (income) expense	—	339	(67)	787
Loss before income taxes	(1,638)	(1,240)	(3,879)	(3,121)
Provision for income taxes	—	—	—	—
Net Loss	$(1,638)	$(1,240)	$(3,879)	$(3,121)

Loss Per Share
Basic and Diluted	$(0.19)	$(0.33)	$(0.47)	$(0.83)
Number of Shares used in Computation
Basic and Diluted	8,446	3,750	8,323	3,749

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

F-24

MONSTER DIGITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ (DEFICIT) EQUITY

(Dollars in thousands)

(unaudited)

	Common Stock		Preferred	Stock	Additional Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit) Equity
Balance December 31, 2016	7,785,011	$1	—	$—	$34,575	$(32,088)	$2,488
Issuance of common stock, net of issuance costs	469,478	—	—	—	419	—	419
Issuance of common stock pursuant to stock option plan	795,610	—	—	—	—	—	—
Issuance of common stock pursuant to consulting arrangements	82,500	—	—	—	—	—	—
Warrant exercise	38,189	—	—	—	—	—	—
Conversion of related party debt into equity	172,414	—	—	—	100	—	100
Amortization of non-cash stock-based compensation	—	—	—	—	659	—	659
Net loss	—	—	—	—	—	(3,879)	(3,879)
Balance June 30, 2017	9,343,202	$1	—	$—	$35,753	$(35,967)	$(213)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

F-25

MONSTER DIGITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(3,879)	$(3,121)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	659	179
Amortization of deferred debt issuance costs and debt discount	—	691
Amortization of trademark	66	65
Gain on settlement of customer refund	(68)	—
Provision for doubtful accounts	20	119
Changes in operating assets and liabilities:
Accounts receivable	622	(513)
Inventories	498	(396)
Prepaid expenses and other	294	87
Accounts payable	331	445
Accrued expenses	(302)	317
Customer refund	(504)	(25)
Due to related parties	(10)	—
Net cash used in operating activities	(2,273)	(2,152)
Cash flows from financing activities
Proceeds from issuance of preferred stock, net	—	2,393
Issuance of common stock, net of issuance cost	419	—
Proceeds from issuance of convertible notes	340	—
Short-term loan – related party	100	24
Proceeds from issuance of bridge financing	—	406
Payments on trademark note payable	—	(75)
Proceeds from credit facility	—	581
Payments on credit facility	—	(474)
Prepaid IPO costs	—	(613)
Deferred financing costs	—	(57)
Net cash provided by financing activities	859	2,185
Net (decrease) increase in cash	(1,414)	33
Cash, beginning of the period	1,453	119
Cash, end of the period	$39	$152
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1	$29
Non-cash investing and financing activities:
Conversion of related party debt into equity	$100	$—
Deferred IPO costs	$—	$356

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

F-26

MONSTER DIGITAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:  Monster Digital, Inc. (“MDI”), a Delaware corporation (formed in November 2010), and its subsidiary, SDJ Technologies, Inc. (“SDJ”) (collectively referred to as the “Company”), is an importer of high-end memory storage products, flash memory and action sports cameras marketed and sold under the Monster Digital brand name acquired under a long-term licensing agreement with Monster, Inc. The Company sources its products from China, Taiwan and Hong Kong.

Public Offering: The Company closed its initial public offering (the “Offering”) on July 13, 2016 and its common stock and warrants are now listed on the Nasdaq Capital Market under the symbols “MSDI” and “MSDIW”, respectively. The Offering generated gross proceeds of $9,132,750 on the sale of 2,025,000 common shares at $4.50 per share and 2,025,000 warrants at $0.01 per warrant.

Basis of Presentation:  The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and with the SEC’s instructions for interim financial information. They do not include all information and footnotes necessary for a fair presentation of financial position, operating results and cash flows in conformity with U.S. GAAP for complete financial statements. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2016 which are included in Form 10-K filed by the Company that on March 31, 2017. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation of the operating results for the periods presented have been included in the interim periods. Operating results for the three and six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for other interim periods or the year ending December 31, 2017. For interim financial reporting purposes, income taxes are recorded based upon estimated annual effective income tax rates taking into consideration discrete items occurring in a quarter. The consolidated balance sheet as of December 31, 2016 is derived from the 2016 audited financial statements.

Principles of Consolidation:  The consolidated financial statements include the accounts of MDI and SDJ. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities (including sales returns, price protection allowances, bad debts, inventory reserves, warranty reserves, and asset impairments), disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates

Concentration of Cash:  The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on its cash balances.

Accounts Receivable:  Accounts receivable are carried at original invoice amount less allowance for doubtful accounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 90 days past the customer’s granted terms. The Company does not charge interest on past due balances or require collateral on its accounts receivable. As of June 30, 2017 and December 31, 2016, the allowance for doubtful accounts was approximately $271,000 and $253,000, respectively.

F-27

Inventories:  Inventories are stated at the lower of cost or market, with cost being determined on the weighted average cost method of accounting. The Company purchases finished goods and materials to assemble kits in quantities that it anticipates will be fully used in the near term. Changes in operating strategy, customer demand, and fluctuations in market values can limit the Company’s ability to effectively utilize all products purchased and can result in finished goods with above-market carrying costs which may cause a write-down of inventory. The Company’s policy is to closely monitor inventory levels, obsolescence and lower market values compared to costs and, when necessary, reduce the carrying amount of its inventory to its market value. As of June 30, 2017 and December 31, 2016, inventory on hand was comprised primarily of finished goods ready for sale and packaging and supplies.

Fair Value of Financial Instruments:  Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Fair value is based on a hierarchy of valuation techniques, which is determined on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own market assumptions. These two types of inputs create a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Quoted prices for identical instruments in active markets.

Level 2:	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amount for other financial instruments, which include cash, accounts receivable and accounts payable, approximate fair value based upon their short-term nature and maturity.

Revenue Recognition:  Revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the sales price is fixed or determinable, (3) collectability is reasonably assured, and (4) products have been shipped and the customer has taken ownership and assumed the risk of loss. Distributors and retailers take full ownership of their product upon delivery and sales are fully recognized at that time.

Revenue is reduced by reserves for price protection, sales returns, allowances and rebates. The Company’s reserve estimates are based upon historical data as well as projections of sales, customer inventories, market conditions and current contractual sales terms. If the Company reduces the list price of its products, certain customers may receive a credit from the Company (i.e., price protection). The Company estimates the impact of such pricing changes on a regular basis and adjusts its allowances accordingly. Amounts charged to operations for price protection are calculated based on actual price changes on individual products and customer inventory levels. The reserve is then reduced by actual credits given to these customers at the time the credits are issued. We calculate the allowance for doubtful accounts and provision for sales returns and rebates based on management’s estimate of the amount expected to be uncollectible or returned on specific accounts. We provide for future returns, price protection and rebates at the time the products are sold. We calculate an estimate of future returns of product by analyzing units shipped, units returned and point of sale data to ascertain consumer purchases and inventory remaining with retail to establish anticipated returns. Price protection is calculated on a product by product basis. The objective of price protection is to mitigate returns by providing retailers with credits to ensure maximum consumer sales. Price protection is granted to retailers after they have presented the Company an affidavit of existing inventory.

F-28

The Company also offers market development credits (“MDF credits”) to certain of its customers. These credits are also charged against revenue.

Shipping and Handling Costs:  Historically, the Company has not charged its customers for shipping and handling costs, which is a component of marketing and selling expenses. These costs totaled approximately $22,000 and $59,000 in the three months ended June 30, 2017 and 2016, respectively, and approximately $53,000 and $94,000 in the six months ended June 30, 2017 and 2016, respectively.

Income Taxes:  Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax basis of assets and liabilities and net operating loss carryforwards, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more likely than not to be realized upon settlement. As of June 30, 2017 and December 31, 2016, there are no known uncertain tax positions.

The Company’s policy is to classify the liability for unrecognized tax benefits as current to the extent that it is more likely than not to be realized upon settlement and to the extent that the Company anticipates payment (or receipt) of cash within one year. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in the tax provision.

Product Warranty:  The Company’s memory products are sold under various limited warranty arrangements ranging from three years to five years on solid state drives and a limited lifetime warranty on all other products. Company policy is to establish reserves for estimated product warranty costs in the period when the related revenue is recognized. The Company has the right to return defective products to the manufacturer. As of June 30, 2017 and December 31, 2016, the Company has established a warranty reserve of $101,000 and $118,000, respectively. The warranty reserve is included in accrued expenses in the accompanying consolidated balance sheets.

Research and Development:  The Company incurs costs to improve the appeal and functionality of its products. Research and development costs are charged to expense when incurred.

Earnings (Loss) per Share:  Basic earnings (loss) per share is calculated by dividing net earnings (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is calculated similarly but includes potential dilution from the exercise of common stock warrants and options and conversion of debt to equity, except when the effect would be anti-dilutive. Earnings (loss) per share are computed using the “treasury stock method.” At June 30, 2017, outstanding warrants to acquire 4,224,664 shares of common stock (2,025,000 issued further to the Offering, 1,405,007 issued in connection with the conversion of preferred stock and bridge loans upon closing of the Offering and 794,657 other warrants), 16,834 stock options, and $378,000 in convertible notes payable have been excluded from the computation of diluted loss per share because their effect was anti-dilutive. At June 30, 2016, warrants outstanding for 325,093 shares of common stock, 19,528 stock options, 2,802,430 convertible preferred shares and $378,000 in convertible notes payable have been excluded from the computation of diluted loss per share because their effect was anti-dilutive.

F-29

Recently Issued Accounting Pronouncements — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective in the first quarter of 2018 and requires either a retrospective or a modified retrospective approach to adoption. We have not yet selected a transition method and are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The standard requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market (market in this context is defined as one of three different measures, one of which is net realizable value). The standard is effective for the Company prospectively beginning January 1, 2017. The adoption of this standard has not had a material impact to the Company.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes, which includes amendments that require deferred tax liabilities and assets be classified as non-current in a classified statement of financial position.  The amendments in this ASU are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  Earlier application is permitted as of the beginning of an interim or annual reporting period.  The amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented.  The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (Topic 718), which provides for simplification of certain aspects of employee share-based payment accounting including income taxes, classification of awards as either equity or liabilities, accounting for forfeitures and classification on the statement of cash flows. ASU 2016-09 will be effective for the Company in the first quarter of 2017 and will be applied either prospectively, retrospectively or using a modified retrospective transition approach depending on the area covered in this update. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations – Clarifying the Definition of a Business, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company does not expect this new guidance to have a material impact on its consolidated financial statements.

Other pronouncements issued by the FASB with future effective dates are either not applicable or not significant to the consolidated financial statements of the Company.

F-30

NOTE 2 — GOING CONCERN

As of June 30, 2017, the Company has incurred cumulative net losses from its inception of approximately $36 million, has incurred a year to date loss of approximately $3.9 million, and has negative operating cash flows, a working capital deficit and shareholder’s deficit. These circumstances raise substantial doubt as to the Company’s ability to continue as a going concern. In response to this uncertainty, Management has taken certain measures in 2016 and to date in 2017 and has plans for the remainder of 2017 and beyond, with the objective of alleviating this concern. They include the following:

•	In the six months ended June 30, 2017, the Company raised approximately $419,000, net of offering costs, upon the issuance of restricted stock, $340,000 upon the issuance of convertible debt and has raised an additional $200,000 subsequent to June 30, 2017. The Company continues to seek funding in order to support its operations.

•	The Company has entered into an agreement that is intended to culminate in a merger as well as a spin-off of its camera business (see Note 3). This potential transaction is expected to result in a surviving entity that would be better capitalized.

•	In order to meet customers’ needs for consumer products, the Company is continuing to develop new products to complement existing products and expand overall product offerings, with the objective of increasing revenue and gross profit percentages. The Company plans on introducing additional new action sports cameras in the fourth quarter of 2017.

While the Company believes it will be successful in obtaining the necessary financing to fund its operations, there are no assurances that such additional funding will be achieved and that it will succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should the Company be unable to continue in existence as a going concern.

NOTE 3 — POTENTIAL MERGER

On July 3, 2017, the Company entered into an Agreement and Plan of Merger with Innovate Biopharmaceuticals, Inc. (“Innovate”). The Merger Agreement is filed as Exhibit 2.1 to the Company’s Form 8K filed with the Securities and Exchange Commission on July 6, 2017 and this discussion regarding the potential merger should be read in conjunction with the Merger Agreement. Under the terms of the Merger Agreement, pending stockholder approval of the transaction, the Company will merge into Innovate with Innovate surviving the merger and becoming a wholly-owned subsidiary of the Company. Subject to the terms of the Merger Agreement, at the effective time of the Merger, Innovate stockholders will receive a number of newly issued shares of the Company’s common stock determined using an exchange ratio defined in the Merger Agreement. The exchange ratio will be based on a pre-transaction valuation of $60 million for Innovate’s business and $6 million for the Company’s business. As a result, current securityholders of the Company would collectively own approximately 9% and Innovate securityholders would collectively own approximately 91% of the combined company on a pro-forma basis, subject to adjustment based on the Company’s net cash balance and the relative capitalization of the two companies at closing, as described more fully in the Merger Agreement. Following the Merger, stockholders of Innovate will become the majority owners of the Company.

In addition, prior to the closing of the Merger, the Company currently intends to transfer all of its businesses, assets and certain liabilities not assumed by Innovate further to the Merger to a new corporation, which will be either wholly owned or substantially owned by the Company.

The Company is in the process of drafting a preliminary Schedule 14A, Information Required in a Proxy Statement, to obtain the required stockholder approval for the merger transaction. There can be no assurance that such stockholder approval will be attained or that, if such stockholder approval is attained, that the merger transaction will be completed.

NOTE 4 — DEBT AND EQUITY FINANCING

Credit Facility

In June 2015, the Company secured an accounts receivable financing facility with Bay View Funding. The contract provides for maximum funding of $4 million and a factoring fee of 1.35% for the first 30 days and .45% for each 10-day period thereafter that the financed receivable remains outstanding. Upon the execution of this contract, the balance owed under a prior credit facility was repaid and that contract was terminated. There was no amount outstanding under this facility as of June 30, 2017 and December 31, 2016. There are no financial or similar covenants associated with this facility.

F-31

Notes Payable

During the three and six months ended June 30, 2017, the Company issued $340,000 in convertible Notes payable; the notes are due and payable the earlier of March 31, 2018 or at the closing of the Company’s potential merger transaction at which time they would convert, along with accrued interest, to common stock concurrent with the merger. The notes are convertible at the lesser of $0.75 or 75% of the average market price of the Company’s common stock during the five days prior to the merger closing and bear an interest rate of 15%. The Company has agreed to give one-year warrant coverage at 25% of the number of shares issued upon conversion. As of June 30, 2017, a total of $340,000 in principal of the convertible Notes remains outstanding. Subsequent to June 30, 2017, the Company issued $200,000 of additional convertible Notes under the same terms.

As of June 30, 2017 and December 31, 2016, a total of $38,000 in principal of convertible Notes payable that matured in the second quarter of 2015 remains outstanding.

Promissory notes

From October 2015 through March 7, 2016, the Company issued promissory notes; the notes were due and payable at the earlier of one year from the date of issuance or the closing date of the Company’s initial public offering, bore an interest rate of 15% that was accrued upon issuance, irrespective of whether the promissory note was outstanding for part or full term until maturity, and had a loan origination fee of $.225 for each dollar loaned. The loan origination fee associated with the notes as of September 30, 2016 was $756,000 and was recorded as accrued interest and debt discount to the notes payable and is being amortized over the life of the notes. Debt discount amortized as interest expense in the three and nine months ended September 30, 2016 was approximately $25,000 and $389,000, respectively. All principal, fees and interest were payable on the due date. In July 2016, the Company completed the Offering whereby 90% of the outstanding promissory notes totaling $3,024,000 were converted to 672,000 shares of common stock and 672,000 warrants at the offering price of $4.50 per share. The 15% accrued interest and the 22.5% origination fee were waived as part of the conversion. The remaining, unconverted $336,000 of promissory notes were paid out of the proceeds of the Offering along with the accrued interest and origination fee attributable to those notes. No balance is due as of June 30, 2017 and December 31, 2016.

Due to Monster, Inc.

In addition to the issuance of shares of common stock and common stock purchase warrants, the Company agreed to pay Monster, Inc. $500,000 as consideration for use of the name Monster Digital, Inc. pursuant to Amendment No. 3 to the Trademark License Agreement between the Company and Monster, Inc. Of this total balance, the Company agreed to pay $125,000 in December 2015 and the balance from the proceeds of the planned IPO. The Company paid $50,000 of the $125,000 in December 2015 and the balance in January 2016. The remaining $375,000 was paid in September 2016.

Notes payable consists of the following (in thousands):

	June 30, 2017	December 31, 2016
Notes payable, convertible debt	$38	$38
Convertible notes payable	340	—
Total	$378	$38

F-32

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	June 30, 2017	December 31, 2016
Royalties	$250	$125
Reserve for charges against sales	174	334
Accrued purchase orders	113	158
Deferred gain	273	—
Due to customer for promotional credits	59	445
Others	547	724
Total	$1,416	$1,786

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock Purchase Warrants:   In 2016, the Company issued warrants to acquire 3,755,100 shares of common stock, 2,025,000 issued further to the Offering and 1,405,007 issued in connection with the conversion of preferred stock and bridge loans upon closing of the Offering. In March and April 2016, the Company issued 171,000 warrants to purchase shares of common stock at $2.00 per share in connection with the issuance of restricted stock. In May 2017, 39,392 warrants to purchase common stock at $0.0052 were exercised, in a cashless exercise, in exchange for the net equivalent shares of common stock. In June 2017, 102,041 warrants to purchase shares of common stock at $2.00 per share were issued in connection with the conversion of debt to equity. As of June 30, 2017 and December 31, 2016, warrants to purchase 4,224,664 and 3,991,015 shares of common stock, respectively, are outstanding. Unexercised warrants will expire from 2017 to 2025.

Restricted Shares:  In August 2015, the Company issued 84,170 shares of restricted common stock to the Company’s Chairman of the Board pursuant to a consulting agreement. The consulting agreement was effective in May 2015.

In August 2015, the Company issued 382,575 shares of restricted common stock in connection with the Trademark License Agreement with Monster, Inc. The fair value of the 382,575 shares approximating $2,103,000 were recorded as part of the Trademark in August 2015. In regards to the valuation of the Company’s common stock, the Board of Directors engaged an independent third party valuation of the Company.

In August 2016, the Company authorized the issuance of 40,000 shares of restricted common stock pursuant to a services agreement with an investment relations firm and recognized $7,000 and $14,000 of compensation expense related to restricted shares in the three and six months ended June 30, 2017, respectively. In addition, the Company authorized the issuance of 125,000 shares of restricted common stock to Jawahar Tandon pursuant to a consulting agreement and recognized the full $563,000 of compensation expense related to the restricted shares during the year ended December 31, 2016.

In November 2016, the Company entered into a securities purchase agreement with the selling stockholder providing for the issuance and sale to such investor of 333,333 shares of our common stock. The shares issued in the Private Placement were sold at a purchase price per share of $1.50, for aggregate gross proceeds to us of approximately $500,000 and aggregate net proceeds to us, after deducting for placement agent fees and expenses, of approximately $446,000. The investor was issued an additional 80,000 shares in May 2017 in a non-cash transaction. The additional share issuance was intended to adjust the aggregate shares awarded to the investor in relation to future investment rounds that were transacted at $1.15 per share. Under the same Private Placement Memorandum, the Company issued 151,515 shares of restricted common stock to its Chairman of the Board at a purchase price of $1.65 per share for gross proceeds of $250,000 and net proceeds of approximately $226,000.

F-33

In March 2017, the Company issued 226,000 shares of common stock at $1.50 per share pursuant to a Private Placement Memorandum for aggregate gross proceeds of $339,000 and net proceeds, after deducting for commission and placement agent fees and expenses, of approximately $307,000. In April 2017, the Company issued an additional 116,000 shares at $1.15 for aggregate gross proceeds of $133,400 and net proceeds, after deducting for commission, of approximately $112,000.

On June 23, 2017, the Company issued 172,414 shares of common stock at $0.58 per share in exchange for a $100,000 promissory note dated June 7, 2017 due to GSB Holdings, Inc., a family owned company of David Clarke, the Company’s CEO and Chairman of the Board. The issuance price was $0.05 greater than the closing price of the Company’s common stock on the issuance date.

During the three months ended June 30, 2017, the Company issued 87,500 fully vested shares of restricted common stock and recognized $56,150 of non-cash, stock-based compensation at the time of issuance. The Company issued 15,000 of the 87,500 shares for product marketing, 12,500 shares pursuant to an employee severance agreement, 25,000 additional shares to its investor relations firm and 35,000 shares as compensation for the activities of a special committee of its board of directors.

Also during the three months ended June 30, 2017, the Company issued 95,000 shares of restricted common stock to certain employees and recognized $4,000 of non-cash, stock-based compensation during the period. Another $43,000 of stock-based compensation remains to be amortized over 22 months.

Preferred Stock: In March 2016, the Company issued a confidential Private Placement Memorandum (“PPM”) for a maximum of 3,000,000 shares of Series A Convertible Preferred Stock, with a purchase price of $1.00 per share and convertible into one share of the Company’s common stock and having an 8%, noncumulative dividend. Pursuant to the PPM, as of June 30, 2016, 2,802,430 shares of Series A Preferred Stock were subscribed for net proceeds of approximately $2.4 million. In July 2016, the Company completed the Offering in which all shares of Series A Preferred Stock was converted into 622,762 shares of common stock and 622,762 warrants at the public offering price of $4.50 per share and the issuance of 134,044 shares of common stock further to the conversion.

NOTE 7 — STOCK OPTIONS

In 2012, the Company’s Board of Directors approved the 2012 Omnibus Incentive Plan (the “Plan”) which allows for the granting of stock options, stock appreciation rights, awards of restricted stock and restricted stock Units, stock bonuses and other cash and stock-based performance awards. A total of 970,350 shares of common stock have been approved and reserved for issuance under the Plan, which includes a 600,000 share increase approved by the Company’s stockholders in May 2016. During the six months ended June 30, 2017 and 2016, no options were granted under the Plan. In addition, during the six months ended June 30, 2017 and 2016, 46,100 and 51,512 options, respectively, were forfeited for employees who were no longer with the Company and were returned to the pool of available options. There were 145,049 and 778,949 shares of common stock available to grant as options or restricted stock at June 30, 2017 and December 31, 2016, respectively.

On December 23, 2015, the Company authorized restricted stock grants under its 2012 Omnibus Incentive Plan of 47,135 to two executives of the Company, the grants accepted and effective January 4, 2016. In August 2016, 33,688 shares were forfeited and returned to the option pool.

On the effective date of the Offering, 111,332 shares of restricted stock were granted to four executives of the Company. In January 2017, an additional 30,000 shares were granted to two of the same executives. Subsequent to the granting of the restricted stock, 101,332 shares were forfeited and returned to the option pool. Also concurrent to the Offering, 10,000 shares of restricted stock were granted to each of the Company’s four outside directors. In January 2017, an additional 5,000 shares were granted to three of the directors. Since 45,000 of these shares were issued during the quarter fully vested, the Company recognized $29,000 of stock-based compensation at grant. Also in January 2017, 175,000 shares of restricted stock were issued to the Company’s CEO fully vested and the Company recognized $266,000 of stock-based compensation at the time of the grant.

Also granted on the effective date of the Offering were previously approved options to acquire 86,502 common shares at an exercise price per share of $4.50 to four executives of the Company. Subsequent to the granting of the stock options, 69,668 options were forfeited and returned to the option pool.

F-34

In August 2016, pursuant to a services agreement and outside of the Plan, the Company granted options to acquire 38,143 shares of common stock to an investor relations firm.

The Company follows the provision of ASC Topic 718, Compensations – Stock Compensation which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and non-employee directors, including employee stock options. Stock compensation expense based on the grant date fair value estimated in accordance with the provisions of ASC 718 is generally recognized as an expense over the requisite service period.

In 2016, the following stock option grants were made:

Option Date	Options Granted	Exercise Price	Estimated Fair Value of Underlying Stock	Intrinsic Value
August 2016	6,004	$5.00	$3.00	None
August 2016	7,230	$7.00	$3.00	None
August 2016	9,986	$9.00	$3.00	None
August 2016	14,923	$11.00	$3.00	None

No stock options were granted during the six months ended June 30, 2017.

The Company utilizes the Black-Scholes valuation method to value stock options and recognizes compensation expense over the vesting period. The expected life represents the period that the Company’s stock-based compensation awards are expected to be outstanding. The Company uses a simplified method provided in Securities and Exchange Commission release Staff Accounting Bulletin No. 110 which averages an awards weighted average vesting period and contractual term for “plain vanilla” share options. The expected volatility was estimated by analyzing the historic volatility of similar public companies. No dividend payouts were assumed as the Company has not historically paid, and is not anticipating to pay, dividends in the foreseeable future. The risk-free rate of return reflects the weighted average interest rate offered for U.S. treasury rates over the expected life of the options.

A summary of significant assumptions used to estimate the fair value of the stock options granted in 2016 are as follows:

Weighted average fair value of options granted	$1.70
Expected term (years)	6.0 to 10.0
Risk-free interest rate	1.21% to 1.51%
Volatility	45.4%
Dividend yield	None

F-35

A summary of option activity for the Plan as of June 30, 2017 and changes for the six months then ended are represented as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Years)	Aggregate Intrinsic Value
Options outstanding January 1, 2017	62,934	$4.50	9.50	$—
Granted	—	—	—	—
Forfeited	(46,100)	—	—	—
Outstanding at June 30, 2017	16,834	$4.50	9.00	$—

The following table summarizes restricted share activity for the six months ended June 30, 2017:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding January 1, 2017	128,467	$3.87
Granted	1,094,103	1.18
Vested	(622,570)	1.21
Forfeited	(70,000)	3.06
Outstanding at June 30, 2017	530,000	$1.48

The Company recorded non-cash stock-based compensation related to stock options and restricted stock of $226,000 and $659,000 during the three and six months ended June 30, 2017, respectively. The Company recorded $179,000 non-cash stock-based compensation in the six months ended June 30, 2016.

As of June 30, 2017, the total compensation expense related to unvested options and restricted stock not yet recognized totaled approximately $547,000. The weighted average vesting period over which the total compensation expense will be recorded related to unvested options and restricted stock not yet recognized at June 30, 2017 was approximately 13 months.

F-36

NOTE 8 — RELATED PARTY TRANSACTIONS

Borrowings:  From time to time, the Company receives short-term, non-interest bearing loans from Tandon Enterprises, Inc. for the purpose of funding temporary working capital needs. For the six months ended June 30, 2016, the Company borrowed $24,000, net of repayments. The $346,100 owed to Tandon Enterprises at June 30, 2016 was converted into 76,911 shares of common stock and warrants at the effective date of the Offering.

In September 2015, David Clarke, the Company’s Chairman of the Board and a significant stockholder of the Company, loaned the Company $100,000 further to a promissory note bearing interest at 5% per annum, principal and unpaid interest payable on demand. In addition, Mr. Clarke incurred expenses on behalf of the Company totaling approximately $50,000. Concurrent with the closing of the Offering, the loan and liability related to the expenses were converted into 33,333 shares of common stock and 33,333 warrants at the public offering price of $4.50.

On June 7, 2017, GSB Holdings, Inc., a family owned company of David Clarke, the Company’s CEO and Chairman of the Board, loaned the Company $100,000 further to a promissory note and issued 102,041 three-year warrants at an exercise price of $2.00 in lieu of interest. On June 23, 2017, the Company issued 172,414 shares of common stock at $0.58 per share in exchange for the promissory note. The issuance price was $0.05 greater than the closing price of the Company’s common stock on the issuance date.

Restricted Shares:  In November 2016, the Company issued 151,515 shares of restricted common stock to its Chairman of the Board at a purchase price of $1.65 per share pursuant to a Private Placement Memorandum. In March 2017, the Company issued 70,000 shares of restricted stock to its Chairman of the Board at a purchase price of $1.50 per share pursuant to a Private Placement Memorandum.

NOTE 9 — INCOME TAXES

For the six months ended June 30, 2017 and 2016, there was no income tax provision recorded. The Company’s income tax provision generally consists of state income taxes currently paid or payable.

The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Due to the uncertainty surrounding the realization of these deferred tax assets, the Company has recorded a 100% valuation allowance. Net operating loss carryforwards expire between the years 2029 and 2036. Tax years ended December 31, 2016, 2015, 2014 and 2013 are open and subject to audit.

The effective income tax provision as a percentage of pre-tax loss differs from expected combined federal and state income tax of 40% as a result of the full valuation allowance.

Management is not aware of any uncertain tax positions and does not expect the total amount of recognized tax benefits to change significantly in the next twelve months.

NOTE 10 — CUSTOMER AND VENDOR CONCENTRATIONS

Customers:

Approximately 22%, 19%, 16% and 11% of the Company’s gross sales were made to four customers for the six months ended June 30, 2017. At June 30, 2017, the amount included in outstanding accounts receivable related to these customers was approximately $323,000. Approximately 41% and 18% of the Company’s gross sales were made to two customers for the six months ended June 30, 2016.

F-37

Vendors:

Approximately 99% of the Company’s purchases were provided by three vendors for the six months ended June 30, 2017. At June 30, 2017, the amount in accounts payable related to these vendors was approximately $6,000. Approximately 94% of the Company’s purchases were provided by three vendors for the six months ended June 30, 2016.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Royalty

The Company entered into the initial trademark license agreement with Monster, Inc. (formerly Monster Cable Products, Inc.) effective July 7, 2010. In 2012, the agreement was amended giving the Company exclusive rights to utilize the name “Monster Digital” on memory products for a period of 25 years (expires July 7, 2035) under the following payment schedule of royalties to Monster, Inc. This license agreement contains various termination clauses that include (i) change in control, (ii) breach of contract and (iii) insolvency, among others. The Company is required to remit royalty payments to Monster, Inc. on or before the 30th day following the end of each calendar quarter. At any time during the term of the agreement, a permanent license may be negotiated.

The royalty schedule became effective in August 2011 and was further amended in April 2012. As amended, royalties under this contract are as follows:

•	Years 1 (2012) and 2: Royalties on all sales excluding sales to Monster, Inc. at a rate of four (4) percent, with no minimum.

•	Years 3 through 6: Minimum royalty payments of $50,000 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

•	Years 7 through 10: Minimum royalty payments of $125,000 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

•	Years 11 through 15: Minimum royalty payments of $187,500 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

•	Years 16 through 25: Minimum royalty payments of $250,000 per quarter up to a maximum of four (4) percent of all sales excluding sales to Monster, Inc.

Effective July 1, 2014, the royalty rate on certain products was reduced from 4% to 2% for a period of 12 months, based on a mutual understanding between the Company and the licensor.

For the three months ended June 30, 2017 and 2016, royalty expense amounted to approximately $125,000 and $71,000, respectively. For the six months ended June 30, 2017 and 2016, royalty expense amounted to approximately $250,000 and $121,000, respectively, and is included as a component of selling and marketing expenses in the accompanying consolidated statements of operations. At June 30, 2017, $250,000 is due for royalties and the Company is not in compliance with the royalty payment schedule.

Operating Lease

The Company occupied executive offices in Simi Valley, CA pursuant to a lease through January 31, 2018. Effective as of March 31, 2017, the Company terminated the lease by mutually accepted and favorable terms with the lessor. Effective April 1, 2017, the Company entered into a one year lease for warehouse space in Ontario, CA.

Customer Payment Agreement

In July 2015, the Company entered into an agreement with a customer under which the Company will pay the customer a total of $835,000 owed to the customer for promotional and other credits related to sales that occurred in 2014. The credits were accrued as contra-sales in 2014. Under the terms of the agreement, there is no interest and the Company will make 12 monthly payments of $65,000 beginning in August 2015, and one final payment of $65,000 in August 2016. The Company is not in compliance with the payment agreement and the balance owed is $57,000 at June 30, 2017.

F-38

In January 2017, the Company entered into an agreement with a customer under which the Company settled an amount due of $1.84 million for $1.5 million, recording a $341,000 deferred gain and recognizing a current period gain of $68,000. The settlement included an initial payment of $250,000 with the remaining balance to be paid in monthly installments through December 2018. The Company is not in compliance with the payment agreement and the balance owed is $1.2 million at June 30, 2017.

Legal Matters

The Company is subject to certain legal proceedings and claims arising in connection with the normal course of its business. In the opinion of management, the reserve established for the three cases noted below is adequate so that the claims will have no material adverse effect on its consolidated financial position, results of operations or cash flows.

On February 16, 2016, the Company received a letter from GoPro, Inc., or GoPro, alleging that the Company infringes on at least five U.S. patents held by GoPro, and requesting that the Company confirms in writing that it will permanently cease the sale and distribution of its Villain camera, along with any camera accessories, including the waterproof camera case and standard housing. The five patents specifically identified by GoPro in the letter were U.S. Patent No. D710,921: camera housing design, U.S. Patent No. D702,747: camera housing design, U.S. Patent No. D740,875: camera housing design, U.S. Patent No. D737,879: camera design and U.S. Patent No. 721,935: camera design. Based upon our preliminary review of these patents, the Company believes it has some defenses to GoPro’s allegations, although there can be no assurance that the Company will be successful in defending against these allegations or reaching a business resolution that is satisfactory to us. In addition, we have begun marketing and selling the camera under the name “Monster Vision” and phasing out the “Villain” name. We have had no correspondence from GoPro since instituting the name change.

The supplier of the Company’s Villain camera has contractually represented and warranted that it owns or has paid royalties to any and all intellectual property, designs, software, hardware, packaging, components, manuals and any other portion, part or element that is or may be subject to the Villain name and the parts and accessories thereof sourced by the supplier. This supplier has contractually agreed to pay any claims, damages, or costs that the Company suffers as a result of the patent infringement or a violation of international, U.S. or state laws or regulations as detailed in the prior sentence.

NOTE 12 — SUBSEQUENT EVENTS

Convertible Debt Financing

On July 24, 2017, the Company entered into a Private Placement Engagement Agreement with WestPark Capital, Inc. for the purpose of raising up to $1,150,000 in convertible debt. The Promissory Notes will bear interest at 15% and be convertible to common stock concurrent with a potential merger (see Note 3) at the lesser of $0.75 per share or 75% of the average market value of the Company’s common stock for the five days preceding the consummation of such merger. Otherwise, the Notes become due March 31, 2019. For every $2.50 in Note principal purchased, investors will receive one Warrant, exercisable for five years, to purchase shares of common stock at $2.00. As of August 18, 2017, $305,500 has been raised under this arrangement.

Class Complaint

On September 15, 2017, a putative class action complaint (the “ Class Complaint”) was filed in the United States District Court for the Central District of California against the Registrant, David H. Clarke, the Registrant’s Chief Executive Officer and a member of the Company’s Board of Directors (“Clarke”), Jonathan Clark (“Clark”), the Company’s Interim President and a member of the Registrant’s Board of Directors, Robert Machinist (“Machinist”), a member of the Registrant’s Board of Directors, Christopher Miner (“Miner”), a member of the Company’s Board of Directors and Steven Barre (“Barre”), a member of the Company’s Board of Directors (Messrs. Clarke, Clark, Machinist, Miner and Barre are hereinafter referred to as the “Individual Defendants”).

The Class Complaint seeks class status on behalf of all of the Company’s public shareholders persons and alleges violations by the Company and the Individual Defendants of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder, and secondary control person liability against the Individual Defendants under Section 20(a) of the Exchange Act primarily related to the Merger. The Class Complaint seeks to enjoin the Company and the Individual Defendants from proceeding with an anticipated stockholder vote on the Merger or consummating the Merger, unless and until the Company discloses certain alleged material information which the Class Complaint alleges has been omitted from the Proxy or in the event the Merger is consummated, to recover an unspecified amount of damages resulting from the Individual Defendants’ alleged violations Sections 14(a) and 20(a) of the Exchange Act.

F-39

INNOVATE

BIOPHARMACEUTICALS, INC.

Financial Statements

December 31, 2016 and 2015

F-40

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Innovate Biopharmaceuticals, Inc.

Raleigh, North Carolina

We have audited the accompanying balance sheets of Innovate Biopharmaceuticals, Inc. (the “Company”) as of December 31, 2016 and 2015 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovate Biopharmaceuticals, Inc. as of December 31, 2016 and 2015 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations, and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.
Irvine, California
April 18, 2017

F-41

INNOVATE BIOPHARMACEUTICALS, INC.

Balance Sheets

December 31, 2016 and 2015

	2016	2015
Assets
Cash	$360,811	$4,207
Prepaid expenses and other current assets	12,085	—
Related party loan	75,000	—
Total current assets	447,896	4,207
Other assets	—	1,798
Computer equipment, net	7,767	—
Total assets	$455,663	$6,005

Liabilities
Current liabilities:
Accounts payable	$1,752,045	$731,612
Accrued expenses	1,723,225	511,494
Due to related party	—	28,165
Total current liabilities	3,475,270	1,271,271
Convertible promissory notes, net	3,216,137	625,000
Convertible promissory notes, related party, net	188,199	145,025
Due to related party	—	35,737
Accrued interest	163,611	25,280
Total liabilities	7,043,217	2,102,313
Commitments and contingencies (Note 9)
Stockholders’ deficit
Common stock; $0.001 par value, 250,000,000 and 100,000,000 shares authorized, 31,545,000 shares issued and outstanding	31,545	31,545
Additional paid-in-capital	1,128,800	—
Stock subscription receivable	(25)	(25)
Accumulated deficit	(7,747,874)	(2,127,828)
Total stockholders’ deficit	(6,587,554)	(2,096,308)
Total liabilities and stockholders’ deficit	$455,663	$6,005

F-42

INNOVATE BIOPHARMACEUTICALS, INC.

Statements of Operations

For the Years Ended December 31, 2016 and 2015

	2016	2015
Operating expenses:
Research and development expenses:
License fees	$525,000	$225,100
Development and consulting	1,420,806	281,172
Total research and development expenses	1,945,806	506,272
General and administrative expenses	3,470,429	763,553
Total operating expenses	5,416,235	1,269,825
Other income (expense):
Interest income	94	—
Interest expense	(203,905)	(18,738)
Total other expense, net	(203,811)	(18,738)
Net loss	$(5,620,046)	$(1,288,563)
Net loss per common share – basic and diluted	$(0.18)	$(0.04)
Weighted-average common shares outstanding – basic and diluted	31,545,000	31,545,000

F-43

INNOVATE BIOPHARMACEUTICALS, INC.

Statements of Stockholders’ Deficit

For the Years Ended December 31, 2016 and 2015

	Common Stock*		Additional Paid-in- Capital	Accumulated Deficit	Stock Subscription Receivable
	Total	Shares				Amount
Balance as of January 1, 2015	31,545,000	$31,545	$—	$(839,265)	$(175)	$(807,895)
Payment of stock subscription receivable	—	—	—	—	150	150
Net loss	—	—	—	(1,288,563)	—	(1,288,563)
Balance as of December 31, 2015	31,545,000	31,545	—	(2,127,828)	(25)	(2,096,308)
Share-based compensation	—	—	1,048,800	—	—	1,048,800
Debt conversion feature	—	—	80,000	—	—	80,000
Net loss	—	—	—	(5,620,046)	—	(5,620,046)
Balance as of December 31, 2016	31,545,000	$31,545	$1,128,800	$(7,747,874)	$—	$(6,587,554)

*	Common shares adjusted for all years for the 1 for 3 stock splits that occurred in 2016 and 2015

F-44

INNOVATE BIOPHARMACEUTICALS, INC.

Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities
Net loss	$(5,620,046)	$(1,288,563)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	806	—
Accrued interest on convertible promissory notes	166,905	18,738
Amortization of debt discount	37,000	—
Share-based compensation	1,048,800	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(10,287)	(1,798)
Accounts payable	1,020,433	321,160
Accrued expenses	1,211,731	311,494
Due to related party	(28,165)	(35,874)
Net cash used in operating activities	(2,172,823)	(674,843)
Cash flows from investing activities
Purchase of computer equipment	(8,573)	—
Loan to related party	(135,000)	—
Loan payments from related party	60,000	—
Net cash used in investing activities	(83,573)	—
Cash flows from financing activities
Borrowings from convertible promissory notes	2,613,000	625,000
Borrowings from convertible promissory notes, related party	—	25,000
Borrowings from related party	—	28,900
Payment of stock subscription receivable	—	150
Net cash provided by financing activities	2,613,000	679,050
Net increase in cash	356,604	4,207
Cash as of beginning of year	4,207	—
Cash as of end of year	$360,811	$4,207
Supplemental schedule of noncash financing activities
Conversion of due to related party to convertible promissory notes	$35,737	$—
Conversion of accrued interest to convertible promissory notes	$28,574	$—
Debt conversion feature	$80,000	$—

F-45

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description

Innovate Biopharmaceuticals, Inc. (the “Company”) was originally incorporated in the state of North Carolina on January 12, 2012 as GI Therapeutics, Inc. The Company is developing clinical stage products for celiac disease, pancreatic imaging and ulcerative colitis/inflammatory bowel diseases.

On April 10, 2014 the Company changed its name from GI Therapeutics, Inc. to Innovate Biopharmaceuticals, Inc. and reincorporated in Delaware on June 23, 2014.

Business Risks

The Company faces risks associated with companies whose products are in the early stage of development. These risks include, among others, the Company’s need for additional financing to achieve key development milestones, the need to defend intellectual property rights, and the dependence on key members of management.

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements of the prior years presented have been adjusted to reflect the change in common shares and the change in the par value of common shares from stock splits that occurred in 2015 and 2016 and the change from no par value common stock to common stock with a par value of $0.001 per share (see Note 6).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Areas of the financial statements where estimates may have the most significant effect include accrued expenses, share-based compensation, deferred compensation, valuation allowance for income tax assets and management’s assessment of the Company’s ability to continue as a going concern. Changes in the facts or circumstances underlying these estimates could result in material changes and actual results could differ from these estimates.

Concentration of Credit Risk

Cash consists of checking accounts. While cash held by financial institutions may at times exceed federally insured limits, management believes that no material credit or market risk exposure exists due to the high quality of the financial institutions. The Company has not experienced any losses on such accounts.

Computer Equipment

Computer equipment is recorded at cost and depreciated using the straight-line method over its estimated useful life. The Company’s computer equipment is depreciated over a period of three years. As of December 31, 2016, the total cost of computer equipment was $8,573 and accumulated depreciation was $806. During 2016, depreciation expense totaled $806.

The costs of maintenance and repairs are expensed as incurred. Improvements and betterments that add new functionality or extend the useful life of the asset are capitalized. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the Statements of Operations.

F-46

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Accrued Expenses

The Company incurs periodic expenses such as research and development, salaries, taxes, and professional fees. An adjusting entry to accrue expenses is necessary when expenses have been incurred by the Company prior to them being paid. When a vendor’s invoice is not received, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice monthly in arrears for services performed or when contractual milestones are met. The Company estimates accrued expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary.

Accrued expenses consisted of the following as of December 31:

	2016	2015
Compensation and benefits	$1,682,900	$351,000
License fees	—	100,000
Other	40,325	60,494
Total	$1,723,225	$511,494

Research and Development

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred from contracted services and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development .

Share-Based Compensation

The Company accounts for share-based compensation using the fair value method of accounting which requires all such compensation to employees, including the grant of employee stock options, to be recognized in the Statements of Operations based on its fair value at the grant date. The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award or the vesting period, whichever is greater. For share-based compensation granted to non-employees, the measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.

F-47

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50.00% likelihood of being realized upon ultimate settlement.

The determination of recording or releasing tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

These tiers include:

•	Level 1 — defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2 — defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3 — defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement and Disclosures , requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2016 and 2015, the recorded values of cash, accounts payable, accrued expenses, and convertible notes approximate the fair values due to the short-term nature of the instruments.

Net Loss Per Share

The Company calculates net loss per share as a measurement of the Company’s performance while giving effect to all dilutive potential common shares that were outstanding during the reporting period. There were no potentially dilutive shares of common stock outstanding during the reporting periods. Furthermore, the Company had a net loss for all periods presented; accordingly, the inclusion of common stock options or other similar instruments would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted earnings per share are the same.

Comprehensive Loss

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive loss in the financial statements in the period in which they are recognized. Net loss and other comprehensive loss, including foreign currency translation adjustments and unrealized gains and losses on investments are reported, net of their related tax effect, to arrive at a comprehensive loss. For the years ended December 31, 2016 and 2015, comprehensive loss was equal to the net loss.

F-48

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Segments

The Company operates in only one segment. The chief operating decision-maker, who is the Company’s Chief Executive Officer (the “CEO”), and management use cash flows as the primary measure to manage the business and do not segment the business for internal reporting or decision making.

Reclassification

A reclassification of the value of common stock and accumulated deficit was made for all years presented to account for the stock split that occurred in the current year. These reclassifications had no effect on 2015 net loss or total stockholders’ deficit.

Recent Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment . The FASB issued ASU 2016-09 to simplify several aspects of the accounting for share-based payment transactions, including income tax consequences. The guidance is currently effective for the Company for the year-ending December 31, 2018. The Company is currently evaluating the effect of this guidance on its financial statements.

In November 2015, FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes . The new standard requires that deferred tax assets and liabilities be classified as noncurrent in a classified statement of financial position. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual report period. The amendments in this ASU may be applied either prospectively to all deferred tax assets and liabilities or retrospectively to all periods presented. The Company adopted this standard as of December 31, 2016. The adoption of this standard did not impact the prior period presentation as all deferred tax assets and liabilities were noncurrent as of December 31, 2015.

In August 2014, FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern , which requires management to assess an entity’s ability to continue as a going concern and to provide related disclosures in certain circumstances. Under the new guidance, disclosures are required when conditions give rise to substantial doubt about an entity’s ability to continue as a going concern within one year from the financial statement issuance date. The guidance is effective for annual periods ending after December 15, 2016, and all annual and interim periods thereafter. The Company adopted ASU 2014-15 for the year ended December 31, 2016.

NOTE 2: LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these financial statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses. Management’s plans with regard to these matters include seeking additional debt or equity financing arrangements. There is no assurance such financing will be available to the Company when required or that such financing will be available under favorable terms, or that the Company can achieve its developmental milestones. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

F-49

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3: RELATED PARTY TRANSACTIONS

Certain owners of the Company were hired as executive employees (“Executives”) of the Company during 2016. In prior years, these Executives paid certain expenses on behalf of the Company and provided certain consulting services through companies owned by the Executives (“Executive Companies”). During 2016 there were no consulting expenses incurred to the Executives or Executive Companies and there were no expenses paid by the Executives. During 2015, the Company incurred $69,000 in expenses to Executive Companies and these Executives paid approximately $36,000 worth of expenses incurred on behalf of the Company. As of December 31, 2016 and 2015, there was approximately $0 and $64,000 owed to Executives and Executive Companies included in due to related party, respectively. During 2016, approximately $28,000 of the amount in due to related party was paid to the Executives with the remaining $36,000 converted to convertible promissory notes. In addition, during 2016, approximately $14,000 of accrued interest was converted to convertible promissory notes.

During 2016 and 2015, certain Executives and the CEO of the Company provided services to the Company in management roles for which they had not been paid for. The Company has recorded the value of the services performed based on the expected amounts to be paid in the future for the services performed. Management believes that the amount of expense accrued represents the fair value for the services performed by these executives. Certain executives are also shareholders of the Company. During 2016 and 2015, the Company recorded approximately $1,332,000 and $351,000 in compensation expense for the services performed. Included in accrued expenses as of December 31, 2016 and 2015 was approximately $1,683,000 and $351,000 of compensation expense, respectively (See Note 9). In addition, during 2015 certain relatives of the CEO acquired $50,000 of the Company’s convertible promissory notes, which are included in the amount outstanding as of December 31, 2016 and 2015.

As of December 31, 2016, there was approximately $195,000 of convertible promissory notes and approximately $11,000 of accrued interest owed to certain Executives. As of December 31, 2015, there was $145,025 of convertible promissory notes and approximately $13,500 of accrued interest owed to certain Executives.

During 2016, the Company advanced payments to Executive Companies under short-term note receivable arrangements. As of December 31, 2016, there was $75,000 included in due from related party for a note receivable owed to the Company with a due date of April 30, 2017.

The Company obtains legal services from a law firm that owns a minority portion of the Company’s common stock. During 2016 and 2015, the Company incurred expenses with this law firm of approximately $63,000 and $53,000, respectively. As of December 31, 2016 and 2015, approximately $113,000 and $108,000 was owed to this law firm with $113,000 and $88,000 recorded in accounts payable and $0 and $20,000 recorded in accrued expenses, respectively.

NOTE 4: CONVERTIBLE PROMISSORY NOTES

During 2013, the Company entered into a convertible note purchase agreement (the “2013 Notes”) and issued $120,025 in convertible notes which were to convert at 80.00% of the price paid per share in the next equity financing of $2,500,000 or more. The 2013 Notes bore interest at 5.00% annually and the outstanding principal and accrued interest were due and payable on December 31, 2015.

During 2015, the Company entered into convertible note purchase agreements (the “2015 Notes”) and issued $650,000 in convertible notes which were to convert at 80.00% of the price paid per share in the next equity financing of $2,500,000 or more. The 2015 Notes bore interest at 5.00% annually and the outstanding principal and accrued interest were due and payable on December 31, 2015, for certain notes issued and December 31, 2017, for other notes issued, provided no conversion had occurred on or prior to such date.

The 2013 Notes and 2015 Notes included a redemption provision that required the Company, unless the note is converted, if there is a liquidity event, as defined in the agreement, to redeem the note in the Amount equal to 150.00% of the principal balance, plus accrued and unpaid interest. The Company evaluated this redemption feature under the provisions of ASC 405, Accounting for Contingencies , and determined that the likelihood of the Company being required to redeem the note at 150.00% of its principal balance was not probable. Therefore, the Company did not accrue any portion of this contingent liability as of December 31, 2015.

F-50

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: CONVERTIBLE PROMISSORY NOTES  – (continued)

During January 2016 the Company issued an additional $150,000 of 2015 Notes. On January 22, 2016, the 2013 Notes and 2015 Notes and accrued interest totaling approximately $949,000 were exchanged for new convertible promissory notes (the “2016 Notes”) bearing an interest rate of 7.00% annually with a maturity date for the outstanding principal and accrued interest of January 22, 2018. In addition, the 2016 Notes will convert at 75.00% of the price paid per share in the next equity financing of $7,500,000 or more. The redemption provision from the 2015 Notes and 2013 Notes was eliminated upon the issuance of the 2016 Notes. The conversion discount embedded in the 2016 Notes creates a contingent beneficial conversion feature which will be recorded as a charge to interest expense when the contingency is probable of occurring.

The Company examined the terms of the exchange of the 2015 Notes and 2013 Notes and determined that the exchange did not result in a debt extinguishment under the guidance of ASC 470-50, Debt Modifications and Extinguishments . There was a change in the fair value of the embedded conversion option from changing the conversion rate from 80.00% to 75.00% immediately before and after the modification, which resulted in an increase to the fair value of the embedded conversion feature. In accordance with ASC 470-50, the carrying amount of the debt instrument must be adjusted for an increase in the fair value of the embedded conversion option resulting from the modification.

The estimated fair value of the change in the embedded conversion option approximated $80,000 and was recorded as a debt discount and additional paid-in-capital at the modification date of January 22, 2016. The estimated fair value of the embedded conversion option was calculated as the difference in the conversion amount of the original conversion option of 80.00% versus the new conversion option of 75.00% at the exchange date, certain future dates and the maturity date of the 2016 Notes based on a probability-weighted scenario, discounted using the effective interest rate of the 2013 and 2015 Notes. During 2016, $37,000 of the debt discount was amortized to interest expense using the effective interest method.

After the conversion of the 2015 Notes and 2013 Notes, the Company issued approximately $2,499,000 of additional 2016 Notes after January 22, 2016.

As of December 31, 2016 and 2015, the convertible promissory notes and related accrued interest were reported as long-term liabilities as the outstanding principal and accrued interest are due and payable on January 22, 2018.

The convertible promissory notes consist of the following as of December 31:

	2016	2015
Convertible promissory notes	$3,251,937	$625,000
Less debt discount	(35,800)	—
Total	$3,216,137	$625,000

F-51

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: CONVERTIBLE PROMISSORY NOTES  – (continued)

The convertible promissory notes, related party consist of the following as of December 31:

	2016	2015
Convertible promissory notes, related party	$195,399	$145,025
Less debt discount	(7,200)	—
Total	$188,199	$145,025

NOTE 5: LICENSE AGREEMENTS

During 2015, the Company entered into an Option Agreement (the “Alba Option”) with Alba Therapeutics Corporation (“Alba”). The Alba Option provided the Company with a period of time to evaluate Alba’s intellectual property and enter into a license agreement with Alba. During 2015, the Company paid $225,000 to Alba for the Alba Option, which was recorded as research and development expense in the Company’s Statements of Operations. In January 2016, the Company paid the remaining $25,000 option fee and exercised its rights under the Alba Option and in February 2016 entered into another agreement with Alba (the “Alba License”) to obtain the rights to certain intellectual property relating to Larazotide acetate and related compounds. The Company’s initial area of focus for these assets relates to the treatment of Celiac Disease.

Upon execution of the Alba License, the Company paid Alba a non-refundable license fee of $500,000. In addition, the Company is required to make milestone payments to Alba upon the achievement of certain clinical and regulatory milestones totaling up to $1,500,000 and payments upon regulatory approval and commercial sales of a licensed product totaling up to $150,000,000, which is based on sales ranging from $100,000,000 to $1,500,000,000. The Company recorded $525,000 and $225,000 in research and development expenses from the Alba License in 2016 and 2015, respectively.

Upon the Company paying Alba $2,500,000 for the first commercial sale of a licensed product, the Alba License becomes perpetual and irrevocable. Upon the achievement of net sales in a year exceeding $1,500,000,000, the Alba License also becomes milestone fee free. The Alba License provides Alba with certain termination rights; including failure of the Company to use Commercially Reasonable Efforts to develop the licensed products.

During 2013, the Company entered into an exclusive license agreement with Seachaid Pharmaceuticals, Inc. (the “Seachaid Agreement”) to further develop and commercialize the licensed product. The agreement shall continue in effect on a country-by-country basis, unless terminated sooner in accordance with the termination provisions of the agreement, until the expiration of the royalty term for such product and such country. The royalty term for each such product and such country shall continue until the earlier of the expiration of certain patent rights (as defined in the agreement) or the date that the sales for one or more generic equivalents makes up a certain percentage of sales in an applicable country during a calendar year.

During 2015, the Company entered into amendments to the Seachaid Agreement to modify the payment terms and paid $100,000 in 2015 and $100,000 in January 2016. As of December 31, 2016 and December 31, 2015, $0 and $100,000 was included in accrued expenses for amounts owed under the Seachaid Agreement.

The agreement also calls for milestone payments totaling up to $6,000,000 to be paid when certain clinical and regulatory milestones are met. There are also commercialization milestone payments ranging from $1,000,000 to $2,500,000 depending on net sales of the products in a single calendar year, followed by royalty payments to be made based on net product sales.

F-52

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5: LICENSE AGREEMENTS  – (continued)

During 2014, the Company entered into an Asset Purchase Agreement with Repligen Corporation (“Repligen”) to acquire Repligen’s RG-1068 program for the development of Secretin for the Pancreatic Imaging Market and Magnetic Resonance Cholangiopancreatography. This program is now referred to as INN-329 by the Company. Upon commercialization of a product, royalty payments are to be made based on a percentage of net product sales.

NOTE 6: STOCKHOLDERS’ DEFICIT

Pursuant to the Articles of Incorporation and Bylaws approved in January 2012, the Company was authorized to issue 1,000,000 shares of common stock having no par value. The Company filed Amended and Restated Articles of Incorporation and Amended and Restated Bylaws in February 2014, which included a 1-to-4 stock split, and increased the authorized shares to 5,000,000 shares of common stock having no par value. During September 2015, the Company amended its Articles of Incorporation and Amended and Restated Bylaws further to increase the authorized shares of stock to 100,000,000 shares of common stock at a par value of $.001 including a 1-to-3 stock split. During August 2016, the Company amended its Articles of Incorporation and Amended and Restated Bylaws further to increase the authorized shares of stock to 250,000,000 shares of common stock at a par value of $0.001 including a 1-to-3 stock split. As a result, the Company recorded a reclassification in 2016 and 2015 to increase the amount recorded for common stock to equal its par value as of December 31, 2016 and 2015. This reclassification had no effect on the results of operations or the total amount of stockholders’ deficit. Share amounts for all periods presented are shown at post-split amounts.

During 2014, the Company issued 525,000 shares of common stock for a stock subscription receivable of $175. During 2015, $150 of the stock subscription receivable was paid to the Company.

NOTE 7: SHARE-BASED COMPENSATION

During 2015, the Company’s board of directors adopted the 2015 Stock Incentive Plan (the “Stock Plan”), which was approved by the Company’s stockholders. The Company has reserved 15,000,000 shares of common stock for issuance to officers, directors, employees and consultants of the Company in accordance with the terms of the Stock Plan. During 2015, the Company committed to grant 5,400,000 stock options to an executive at an exercise price that was to be based on a future equity financing event. During 2016, the option agreement was modified such that an exercise price for these options was determined by the board of directors after obtaining an external valuation of the Company’s common stock and a measurement date was established in July 2016. The options were granted with exercise prices of $0.11 per share, which was less than the deemed fair value of $0.30 per share in July 2016, resulting in an intrinsic value of $0.19 per share. The weighted average fair value at the date of grant for these options was $0.23.

As of December 31, 2016, there were 9,600,000 shares available for future stock option grants under the Stock Plan. The terms of the agreements are determined by the Company’s board of directors. The Company’s awards vest based on the terms in the agreements with some awards vesting immediately and others over a period of three to four years with a term of ten years.

The Company utilizes the Black-Scholes option pricing model to value awards under its Stock Plan. Key valuation assumptions include:

•	Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.

•

Expected stock-price volatility.   As the Company’s common stock is not publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

F-53

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7: SHARE-BASED COMPENSATION  – (continued)

•	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:

	Years Ended December 31
	2016	2015
Expected dividend yield	0%	N/A
Expected stock-price volatility	69% – 71%	N/A
Risk-free interest rate	1.0% – 1.2%	N/A
Term of options	5.0 – 5.8	N/A
Stock price	$0.30	N/A

The following table summarizes stock option activity under the Stock Plan for the year ended December 31, 2016:

	Number of Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted- Average Remaining Contractual Life (in years)
Outstanding at December 31, 2015	—	$—	$—	—
Options granted	5,400,000	0.11
Options forfeited	—	—
Options exercised	—	—
Outstanding at December 31, 2016	5,400,000	0.11	3,618,000	8.84
Exercisable at December 31, 2016	4,537,500	0.11	3,040,000	8.84
Vested and expected to vest at December 31, 2016	5,356,875	$0.11	$3,589,000	8.84

The Company recognized share-based compensation expense for services within general and administrative expense in the accompanying statements of operations of approximately $1,049,000 and $0 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, there was approximately $192,000 of total unrecognized compensation cost related to un-vested stock-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.5 years.

The Plan provides for accelerated vesting under certain change-of-control transactions.

F-54

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows as of December 31:

	2016	2015
Noncurrent:
Deferred tax assets:
Tax loss and contribution carryforwards	$536,000	$300
Deferred compensation	605,500	128,600
Intangible assets	1,165,900	617,600
Other	300	—
Valuation allowance	(2,307,700)	(746,500)
Total deferred tax assets, noncurrent	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. During 2016 and 2015, the valuation allowance increased by $1,561,200 and $447,500, respectively.

The reasons for the difference between actual income tax expense (benefit) for the years ended December 31, 2016 and 2015, and the amount computed by applying the statutory federal income tax rate to losses before income tax (benefit) are as follows:

	2016		2015
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income tax benefit at statutory rate	$(1,910,800)	(34.0)%	$(438,100)	(34.0)%
State income taxes, net of federal tax benefit	(111,300)	(2.0)%	(34,000)	(2.6)%
Non-deductible expenses	454,200	8.1%	19,400	1.5%
Change in state tax rate	13,600	0.2%	5,200	0.4%
Other	(6,900)	(0.1)%	—	0.0%
Change in valuation allowance	1,561,200	27.8%	447,500	34.7%
Income tax benefit	$—	0.0%	$—	0.0%

As of December 31, 2016 and 2015, the Company had no unrecognized tax benefits.

The Company is subject to United States federal income tax and income tax in multiple state jurisdictions. The Company has analyzed its filing positions in all federal and state jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions. The Company is subject to United States federal, state, and local tax examinations by tax authorities for all years of operation. No income tax returns are under examination by taxing authorities at this time.

The Company’s policy for recording interest and penalties is to record them as a component of interest expense and general and administrative expenses. During December 31, 2016 and 2015, the Company did not record any expense to the income statement or balance sheet for interest and penalties.

As of December 31, 2016, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $1,481,000, which begin to expire in 2034 and 2029, respectively. As of December 31, 2016, the Company has contribution carryforwards of approximately $10,000, which begin to expire in 2020.

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INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: COMMITMENTS AND CONTINGENCIES

During 2015, the Company entered into employment agreements with certain executives and amended these agreements in 2016 (the “Executive Agreements”). In accordance with the Executive Agreements, the Company had committed to pay these individuals a base salary for 2016 and certain bonuses upon the occurrence of certain financial milestone events. The amount of the base salary and bonus to be paid was dependent on the amount of equity financing raised by the Company before March 15, 2017.

The amount of total salary and bonus that could be earned by the executives prior to March 15, 2017 was dependent upon the amount of equity financing raised by this date. Upon raising at least $25,000,000 in equity financing, the executives would have earned a total amount of approximately $1,635,000, which represented the maximum amount they could earn under the Executive Agreements. As of December 31, 2016 and 2015, there was approximately $1,683,000 and $351,000 recorded in accrued expenses for payroll taxes and services performed by the executives in 2016 and 2015 (see Note 3).

On March 1, 2017, the Company amended the Executive Agreements (the “Amended Executive Agreements”). The Amended Executive Agreements added an additional milestone for the achievement of a financing event with gross proceeds of at least $45,000,000 and it extended the date that the financial milestone events must occur by to March 15, 2018. The total amount of milestone bonuses that the executives would be paid upon raising at least $45,000,000 prior to March 15, 2018 approximates $1,700,000 and the amount of potential deferred salary is up to $525,000 for total payments of up to $2,225,000. In addition, since a minimum financial event did not occur as of March 15, 2017, the executives are eligible for discretionary bonuses totaling $285,000 if certain corporate objectives occur on or before December 31, 2017.

The Company has entered into agreements with independent contractors that are providing consulting services to the Company, which can be terminated upon 30 days’ notice. During 2016, there were no significant expenses incurred to any one contractor. As of December 31, 2016, approximately 18.00% of outstanding accounts payable were due to one contractor. During 2015, expenses to two independent contractors represented approximately 47.00% of total research and development expenses, respectively and as of December 31, 2015, amounts due to these independent contractors represented 64.00% of outstanding accounts payable, respectively.

The Company utilizes third-party vendors for the manufacturing of active pharmaceutical ingredients, clinical materials, stability testing, and analytical and other services necessary for clinical trials. As of December 31, 2016, amounts due to two vendors represented approximately 36.00% of accounts payable. The Company believes there are other vendors that could provide these services if necessary.

The Company has entered into agreements with individuals that are serving in an advisory role or as scientific advisors to the Company. Our scientific advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, our scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

The Company has entered into contracts in the normal course of business with consultants for services and products for operating purposes, which generally provide for termination on written notice or by a specified date.

Legal

The Company is not currently involved in any legal matters arising in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict.

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INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: COMMITMENTS AND CONTINGENCIES  – (continued)

Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

Office Lease

During 2016, the Company entered into a lease agreement for office space with a 12 month term that expired in April 2017. The Company plans to renew the lease on a month-to-month basis. Total rent expense incurred by the Company in 2016 and 2015 was approximately $15,000 and $12,000, respectively.

NOTE 10: SUBSEQUENT EVENTS

During 2017, the Company increased the number of shares reserved under the Stock Plan to 20,000,000 shares and granted 11,775,850 stock options to employees, contractors, vendors and consultants at an exercise price of $0.78 per share.

During 2017, the Company amended its employment agreements with certain executives (see Note 9).

During 2017, the Company issued $700,000 of promissory notes to third-party investors. These promissory notes were issued with the same terms as the 2016 Notes.

Subsequent events have been evaluated through April 18, 2017, the date at which the financial statements were available to be issued.

F-57

INNOVATE

BIOPHARMACEUTICALS, INC.

Condensed Financial Statements

F-58

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Innovate Biopharmaceuticals, Inc.

Raleigh, North Carolina

We have reviewed the accompanying interim financial statements of Innovate Biopharmaceuticals, Inc., which comprise the balance sheet as of June 30, 2017 and the related statements of operations and cash flows for the six-month periods ended June 30, 2017 and 2016, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these interim financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountants’ Responsibility

Our responsibility is to conduct the review engagement in accordance with standards of the Public Company Accounting Oversight Board (United States) and Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the interim financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has incurred recurring losses from operations, and is dependent on additional financing to fund operations. These conditions raise an uncertainty about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.

Accountants’ Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C
Irvine, California
August 22, 2017

F-59

INNOVATE BIOPHARMACEUTICALS, INC.

Condensed Balance Sheets

June 30, 2017 and December 31, 2016

	(Unaudited) 2017	2016
Assets
Cash	$5,023	$360,811
Due from related party	75,000	75,000
Prepaid expenses and other current assets	22,305	12,085
Total current assets	102,328	447,896
Computer equipment, net	7,693	7,767
Total assets	$110,021	$455,663
Liabilities
Current liabilities:
Accounts payable	$2,316,300	$1,752,045
Accrued expenses	2,247,471	1,723,225
Convertible promissory notes, net	4,932,937	—
Convertible promissory notes, related party, net	191,541	—
Accrued interest	314,599	—
Total current liabilities	10,002,848	3,475,270
Convertible promissory notes, net	—	3,216,137
Convertible promissory notes, related party, net	—	188,199
Accrued interest	—	163,611
Total liabilities	10,002,848	7,043,217
Commitments and contingencies (Note 8)
Stockholders’ deficit
Common stock; $0.001 par value, 250,000,000 shares authorized, 31,545,000 shares issued and outstanding	31,545	31,545
Additional paid-in-capital	4,601,700	1,128,800
Stock subscription receivable	—	(25)
Accumulated deficit	(14,526,072)	(7,747,874)
Total stockholders’ deficit	(9,892,827)	(6,587,554)
Total liabilities and stockholders’ deficit	$110,021	$455,663

F-60

INNOVATE BIOPHARMACEUTICALS, INC.

Condensed Statements of Operations

For the Six Month Periods Ended June 30, 2017 and 2016

	(Unaudited) 2017	(Unaudited) 2016
Operating expenses:
Research and development expenses:
License fees	$—	$525,000
Development and consulting	2,465,236	121,152
Total research and development expenses	2,465,236	646,152
General and administrative expenses	4,141,832	972,730
Total operating expenses	6,607,068	1,618,882
Other income (expense):
Interest income	—	94
Interest expense	(171,130)	(92,937)
Total other expense, net	(171,130)	(92,843)
Net loss	$(6,778,198)	$(1,711,725)
Net loss per common share – basic and diluted	$(0.21)	$(0.05)
Weighted-average common shares outstanding – basic and diluted	31,545,000	31,545,000

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INNOVATE BIOPHARMACEUTICALS, INC.

Condensed Statements of Cash Flows

For the Six Month Periods Ended June 30, 2017 and 2016

	(Unaudited) 2017	(Unaudited) 2016
Cash flows from operating activities
Net loss	$(6,778,198)	$(1,711,725)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	3,472,900	—
Accrued interest on convertible promissory notes	150,988	76,110
Amortization of debt discount	20,142	16,827
Depreciation	1,674	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(10,220)	(62,510)
Accounts payable	564,255	137,715
Accrued expense	524,246	362,168
Due to related party	—	(28,165)
Net cash used in operating activities	(2,054,213)	(1,209,580)
Cash flows from investing activities
Purchase of computer equipment	(1,600)	—
Loan to related party	—	(135,000)
Net cash used in investing activities	(1,600)	(135,000)
Cash flows from financing activities
Borrowings from convertible promissory notes	1,700,000	1,603,000
Payment of stock subscription receivable	25	—
Net cash provided by financing activities	1,700,025	1,603,000
Net increase (decrease) in cash	(355,788)	258,420
Cash as of beginning of period	360,811	4,207
Cash as of end of period	$5,023	$262,627
Supplemental schedule of noncash financing activities
Conversion of due to related party to convertible promissory notes	$—	$35,737
Conversion of accrued interest to convertible promissory notes	$—	$28,574
Debt conversion feature	$—	$80,000

F-62

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description

Innovate Biopharmaceuticals, Inc. (the “Company”) was originally incorporated in the state of North Carolina on January 12, 2012, as GI Therapeutics, Inc. The Company is developing clinical stage products for celiac disease, pancreatic imaging and ulcerative colitis/inflammatory bowel diseases.

On April 10, 2014, the Company changed its name from GI Therapeutics, Inc. to Innovate Biopharmaceuticals, Inc. and reincorporated in Delaware on June 23, 2014.

Business Risks

The Company faces risks associated with companies whose products are in the early stage of development. These risks include, among others, the Company’s need for additional financing to achieve key development milestones, the need to defend intellectual property rights, and the dependence on key members of management.

Basis of Presentation

The unaudited interim condensed financial statements as of and for the six months ended June 30, 2017, have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary for a fair statement of the balance sheets, operating results, and cash flows for the periods presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Operating results for the six months ended June 30, 2017, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been omitted in accordance with the SEC’s rules and regulations for interim reporting.

The accompanying unaudited financial statements and related notes should be read in conjunction with the Company’s audited financial statements for the years ended December 31, 2016 and 2015.

Significant Accounting Policies

There have been no material changes to the Company’s significant accounting policies during the six months ended June 30, 2017 and 2016, as compared to the significant accounting policies disclosed in Note 1 of the financial statements for the years ended December 31, 2016 and 2015. However, the following accounting policies are the most critical in fully understanding the Company’s financial condition and results of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Areas of the financial statements where estimates may have the most significant effect include accrued expenses, share-based compensation, deferred compensation, valuation allowance for income tax assets and management’s assessment of the Company’s ability to continue as a going concern. Changes in the facts or circumstances underlying these estimates could result in material changes and actual results could differ from these estimates.

Accrued Expenses

The Company incurs periodic expenses such as research and development, salaries, taxes, and professional fees. An adjusting entry to accrue expenses is necessary when expenses have been incurred by the Company prior to them being paid. When a vendor’s invoice is not received, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice monthly in arrears for services performed or when contractual milestones are met. The Company estimates accrued expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary.

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INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Accrued expenses consisted of the following as of June 30, 2017 and December 31, 2016:

	2017	2016
Compensation and benefits	$1,719,600	$1,682,900
Research and development	362,371	15,833
Professional fees	165,500	24,492
Total	$2,247,471	$1,723,225

Research and Development

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred from contracted services and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development .

Share-Based Compensation

The Company accounts for share-based compensation using the fair value method of accounting which requires all such compensation to employees, including the grant of employee stock options, to be recognized in the Statements of Operations based on its fair value at the grant date. The expense associated with share-based compensation is recognized on a straight-line basis over the requisite service period of each award; however, the amount of compensation expense recognized at any date must at least equal the portion of the grant-date value of the award that is vested at that date. For share-based compensation granted to non-employees, the measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

Net Loss per Share

The Company calculates net loss per share as a measurement of the Company’s performance while giving effect to all dilutive potential common shares that were outstanding during the reporting period. The Company had a net loss for all periods presented; accordingly, the inclusion of common stock options or other similar instruments would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted earnings per share are the same.

Comprehensive Loss

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive loss in the financial statements in the period in which they are recognized. Net loss and other comprehensive loss, including foreign currency translation adjustments and unrealized gains and losses on investments are reported, net of their related tax effect, to arrive at a comprehensive loss. For the six months ended June 30, 2017 and 2016, comprehensive loss was equal to the net loss.

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INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recent Accounting Pronouncements

In May 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting . The FASB issued ASU 2017-09 to clarify and reduce both (i) diversity in practice and (ii) cost and complexity when applying the guidance in Topic 718, to a change to the terms and conditions of a share-based payment award. This guidance is effective for the Company for the year-ending December 31, 2018. Early adoption is permitted. The amendments in this ASU should be applied prospectively to an award modified on or after the adoption date. The Company is currently evaluating the effect of this guidance on its financial statements.

NOTE 2: LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these financial statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses. Management’s plans with regard to these matters include seeking additional debt or equity financing arrangements. There is no assurance such financing will be available to the Company when required or that such financing will be available under favorable terms, or that the Company can achieve its developmental milestones. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: RELATED PARTY TRANSACTIONS

Certain owners of the Company were hired as executive employees (“Executives”) of the Company during 2016. In prior years, these Executives paid certain expenses on behalf of the Company and provided certain consulting services through companies owned by the Executives (“Executive Companies”). During 2016, the Company advanced payments to Executive Companies under short-term note receivable arrangements. As of June 30, 2017 and December 31, 2016, there was $75,000 included in due from related party for a note receivable owed to the Company with a due date of December 31, 2017.

During the six months ended June 30, 2017 and 2016, certain Executives and the CEO of the Company provided services to the Company in accordance with the terms of their executive agreements (Note 8). During the six months ended June 30, 2017 and 2016, the Company recorded approximately $734,000 and $503,000 in compensation expense for the services performed, respectively. Included in accrued expenses as of June 30, 2017 and December 31, 2016, was approximately $1,720,000 and $1,683,000 of compensation expense, respectively. In addition, as of June 30, 2017 and December 31, 2016, the Company owes certain relatives of the CEO approximately $55,000 and $53,000 for convertible promissory notes and accrued interest, respectively.

As of June 30, 2017, there was approximately $195,000 of convertible promissory notes and approximately $18,000 of accrued interest owed to certain Executives. As of December 31, 2016, there was approximately $195,000 of convertible promissory notes and approximately $11,000 of accrued interest owed to certain Executives.

The Company obtains legal services from a law firm that owns a minority portion of the Company’s common stock. During the six months ended June 30, 2017 and 2016, the Company incurred expenses with this law firm of approximately $44,000 and $45,000, respectively. As of June 30, 2017 and December 31, 2016, approximately $102,000 and $113,000 was recorded in accounts payable to this law firm, respectively.

F-65

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: CONVERTIBLE PROMISSORY NOTES

During 2013, the Company entered into a convertible note purchase agreement (the “2013 Notes”) and issued $120,025 in convertible notes which were to convert at 80% of the price paid per share in the next equity financing of $2,500,000 or more. The 2013 Notes bore interest at 5% annually and the outstanding principal and accrued interest were due and payable on December 31, 2015.

During 2015, the Company entered into convertible note purchase agreements (the “2015 Notes”) and issued $650,000 in convertible notes which were to convert at 80.00% of the price paid per share in the next equity financing of $2,500,000 or more. The 2015 Notes bore interest at 5% annually and the outstanding principal and accrued interest were due and payable on December 31, 2015, for certain notes issued and December 31, 2017, for other notes issued, provided no conversion had occurred on or prior to such date.

The 2013 Notes and 2015 Notes included a redemption provision that required the Company, unless the note is converted, if there is a liquidity event, as defined in the agreement, to redeem the note in the amount equal to 150% of the principal balance, plus accrued and unpaid interest. The Company evaluated this redemption feature under the provisions of ASC 405, Accounting for Contingencies , and determined that the likelihood of the Company being required to redeem the note at 150% of its principal balance was not probable.

During January 2016, the Company issued an additional $150,000 of 2015 Notes. On January 22, 2016, the 2013 Notes and 2015 Notes and accrued interest totaling approximately $949,000 were exchanged for new convertible promissory notes (the “2016 Notes”) bearing an interest rate of 7% annually with a maturity date for the outstanding principal and accrued interest of January 22, 2018. In addition, the 2016 Notes will convert at 75% of the price paid per share in the next equity financing of $7,500,000 or more. The redemption provision from the 2015 Notes and 2013 Notes was eliminated upon the issuance of the 2016 Notes. The conversion discount embedded in the 2016 Notes creates a contingent beneficial conversion feature which will be recorded as a charge to interest expense when the contingency is probable of occurring.

The Company examined the terms of the exchange of the 2015 Notes and 2013 Notes and determined that the exchange did not result in a debt extinguishment under the guidance of ASC 470-50, Debt Modifications and Extinguishments . There was a change in the fair value of the embedded conversion option from changing the conversion rate from 80% to 75% immediately before and after the modification, which resulted in an increase to the fair value of the embedded conversion feature. In accordance with ASC 470-50, the carrying amount of the debt instrument must be adjusted for an increase in the fair value of the embedded conversion option resulting from the modification.

The estimated fair value of the change in the embedded conversion option approximated $80,000 and was recorded as a debt discount and additional paid-in-capital at the modification date of January 22, 2016. The estimated fair value of the embedded conversion option was calculated as the difference in the conversion amount of the original conversion option of 80% versus the new conversion option of 75% at the exchange date, certain future dates and the maturity date of the 2016 Notes based on a probability-weighted scenario, discounted using the effective interest rate of the 2013 and 2015 Notes. During the six months ended June 30, 2017 and 2016, approximately $17,000 and $10,000 of the debt discount was amortized to interest expense using the effective interest method, respectively.

After the conversion of the 2015 Notes and 2013 Notes, the Company issued approximately $2,499,000 of additional 2016 Notes in 2016 and approximately $1,700,000 of additional 2016 Notes for the six months ended June 30, 2017.

F-66

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: CONVERTIBLE PROMISSORY NOTES  – (continued)

The convertible promissory notes consist of the following as of June 30, 2017 and December 31, 2016:

	2017	2016
Convertible promissory notes	$4,951,937	$3,251,937
Less debt discount	(19,000)	(35,800)
Total	$4,932,937	$3,216,137

The convertible promissory notes, related party consist of the following as of June 30, 2017 and December 31, 2016:

	2016	2015
Convertible promissory notes, related party	$195,399	$195,399
Less debt discount	(3,858)	(7,200)
Total	$191,541	$188,199

NOTE 5: LICENSE AGREEMENTS

During 2015, the Company entered into an Option Agreement (the “Alba Option”) with Alba Therapeutics Corporation (“Alba”). The Alba Option provided the Company with a period of time to evaluate Alba’s intellectual property and enter into a license agreement with Alba. During 2015, the Company paid $225,000 to Alba for the Alba Option, which was recorded as research and development expense in the Company’s Statements of Operations. In January 2016, the Company paid the remaining $25,000 option fee and exercised its rights under the Alba Option and in February 2016, entered into another agreement with Alba (the “Alba License”) to obtain the rights to certain intellectual property relating to Larazotide acetate and related compounds. The Company’s initial area of focus for these assets relates to the treatment of Celiac Disease.

Upon execution of the Alba License, the Company paid Alba a non-refundable license fee of $500,000. In addition, the Company is required to make milestone payments to Alba upon the achievement of certain clinical and regulatory milestones totaling up to $1,500,000 and payments upon regulatory approval and commercial sales of a licensed product totaling up to $150,000,000, which is based on sales ranging from $100,000,000 to $1,500,000,000. There was no research and development expense related to the Alba License for the six months ended June 30, 2017. The Company recorded $525,000 in research and development expenses from the Alba License for the six months ended June 30, 2016.

Upon the Company paying Alba $2,500,000 for the first commercial sale of a licensed product, the Alba License becomes perpetual and irrevocable. Upon the achievement of net sales in a year exceeding $1,500,000,000, the Alba License also becomes milestone fee free. The Alba License provides Alba with certain termination rights; including failure of the Company to use Commercially Reasonable Efforts to develop the licensed products.

During 2013, the Company entered into an exclusive license agreement with Seachaid Pharmaceuticals, Inc. (the “Seachaid Agreement”) to further develop and commercialize the licensed product. The agreement shall continue in effect on a country-by-country basis, unless terminated sooner in accordance with the termination provisions of the agreement, until the expiration of the royalty term for such product and such country. The royalty term for each such product and such country shall continue until the earlier of the expiration of certain patent rights (as defined in the agreement) or the date that the sales for one or more generic equivalents makes up a certain percentage of sales in an applicable country during a calendar year. There was no expense recorded from the Seachaid Agreement for the six months ended June 30, 2017 and 2016.

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INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5: LICENSE AGREEMENTS  – (continued)

The agreement also calls for milestone payments totaling up to $6,000,000 to be paid when certain clinical and regulatory milestones are met. There are also commercialization milestone payments ranging from $1,000,000 to $2,500,000 depending on net sales of the products in a single calendar year, followed by royalty payments to be made based on net product sales.

During 2014, the Company entered into an Asset Purchase Agreement with Repligen Corporation (“Repligen”) to acquire Repligen’s RG-1068 program for the development of Secretin for the Pancreatic Imaging Market and Magnetic Resonance Cholangiopancreatography. This program is now referred to as INN-329 by the Company. Upon commercialization of a product, royalty payments are to be made based on a percentage of net product sales.

NOTE 6: STOCKHOLDERS’ DEFICIT

Pursuant to the Articles of Incorporation and Bylaws approved in January 2012, the Company was authorized to issue 1,000,000 shares of common stock having no par value. The Company filed Amended and Restated Articles of Incorporation and Amended and Restated Bylaws in February 2014, which included a 1-to-4 stock split, and increased the authorized shares to 5,000,000 shares of common stock having no par value. During September 2015, the Company amended its Articles of Incorporation and Amended and Restated Bylaws further to increase the authorized shares of stock to 100,000,000 shares of common stock at a par value of $.001 including a 1-to-3 stock split. During August 2016, the Company amended its Articles of Incorporation and Amended and Restated Bylaws further to increase the authorized shares of stock to 250,000,000 shares of common stock at a par value of $0.001 including a 1-to-3 stock split. As a result, the Company recorded a reclassification to increase the amount recorded for common stock to equal its par value as of December 31, 2016. This reclassification had no effect on the results of operations or the total amount of stockholders’ deficit. Share amounts for all periods presented are shown at post-split amounts.

NOTE 7: SHARE-BASED COMPENSATION

The Company has reserved 20,000,000 shares of common stock for issuance to officers, directors, employees and consultants of the Company in accordance with the terms of its 2015 Stock Incentive Plan (the “Stock Plan”).

As of June 30, 2017, there were 2,726,425 shares available for future stock option grants under the Stock Plan. The terms of the agreements are determined by the Company’s board of directors. The Company’s awards vest based on the terms in the agreements with some awards vesting immediately and others over a period of nine months to four years with a term of ten years.

The following summarizes share-based compensation expense recognized in the Company’s financial statements for the six months ended June 30, 2017 and 2016:

	2017	2016
General and administrative	$2,159,500	$—
Research and development	1,313,400	—
Total	$3,472,900	$—

The Company utilizes the Black-Scholes option pricing model to value awards under its Stock Plan. Key valuation assumptions include:

•	Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.

•	Expected stock-price volatility. As the Company’s common stock is not publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

F-68

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7: SHARE-BASED COMPENSATION  – (continued)

•

Risk-free interest rate.   The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding.

The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, for employee option, the Company estimates the expected term by using the simplified method provided by the Securities and Exchange Commission.

The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options. The expected term for awards to non-employees is the contractual term of the options.

The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:

	Six Months Ended June 30
	2017	2016
Expected dividend yield	0%	N/A
Expected stock-price volatility	69% – 76%	N/A
Risk-free interest rate	1.9% – 2.4%	N/A
Term of options	5.0 – 10.0	N/A
Stock price	$0.78 – $0.88	N/A

The following table summarizes stock option activity under the Stock Plan:

	Number of Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted- Average Remaining Contractual Life (In Years)
Outstanding at June 30, 2016	—	$—	$—	—
Options granted	5,400,000	0.11	—	—
Options forfeited	—	—	—	—
Options exercised	—	—	—	—
Outstanding at December 31, 2016	5,400,000	0.11	3,618,000	8.84
Options granted	11,873,575	0.79	—	—
Options forfeited	—	—	—	—
Options exercised	—	—	—	—
Outstanding at June 30, 2017	17,273,575	0.57	5,270,000	9.25
Exercisable at June 30, 2017	10,081,256	0.47	4,158,000	9.19
Vested and expected to vest at June 30, 2017	16,867,605	$0.57	$5,217,000	9.25

As of June 30, 2017, there was approximately $4,154,000 of total unrecognized compensation cost related to un-vested stock-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 2.3 years.

The Stock Plan provides for accelerated vesting under certain change-of-control transactions.

F-69

INNOVATE BIOPHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: COMMITMENTS AND CONTINGENCIES

The Company has employment agreements with certain executives of the Company (the “Executive Agreements”). Under the terms of the Executive Agreements, the Company has agreed to pay the executives certain payments upon the achievement of financial milestone events. These milestone events were based on total debt or equity funding received by the Company. During the six months ended June 30, 2017, the initial funding milestone was reached and the executives were paid $145,000 in accordance with the terms of the Executive Agreements. The executives are eligible to receive up to $1,595,000 in additional milestone payments upon the achievement of a financing event with gross proceeds of at least $45,000,000 by March 15, 2018. As of June 30, 2017, the $1,595,000 of milestone payments are included in accrued expenses.

NOTE 9: SUBSEQUENT EVENTS

During July 2017, the Company entered into a definitive Merger Agreement with Monster Digital, Inc. (“Monster”) under which the shareholders of the Company would become the majority owners of Monster. The Company expects to close this Merger in 2017.

During July and August 2017, the Company issued $835,000 of convertible promissory notes to third-party investors. These promissory notes were issued with the same terms as the 2016 Notes (Note 4). The Company had been authorized to issue up to $10,000,000 of 2016 Notes through June 30, 2017. During July 2017, the Company’s board of directors entered into an amendment to extend the date that additional 2016 Notes could be issued until September 30, 2017.

Subsequent events have been evaluated through August 22, 2017, the date at which the financial statements were available to be issued.

F-70

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial data presents the pro forma financial position and results of operations of (1) Monster based on the historical consolidated financial statements of Monster, after giving effect to the proposed spin-off of all of the business, assets and certain liabilities of Monster; and (2) the combined business based on the historical consolidated financial statements of Monster and Innovate, after giving effect to the Monster spin-off and Merger.

In the unaudited pro forma condensed combined financial data, the Merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. Innovate has preliminarily concluded that the Merger will be accounted for as a reverse acquisition with Innovate being deemed the acquiring company for accounting purposes. Under ASC 805, Innovate, as the accounting acquirer, will record the assets acquired and liabilities assumed of Monster in the Merger at their fair values as of the acquisition date.

Innovate has preliminarily determined that it is the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Merger, including: (1) equity holders of Innovate will own approximately 91% of Monster and Innovate at closing of the equity securities of the combined company on a fully-diluted basis immediately following the closing of the transaction; (2) all of the board of directors of the combined company will be composed of directors designated by Innovate under the terms of the Merger; and (3) existing members of Innovate’s management will be the management of the combined company.

Because Innovate has been determined to be the accounting acquirer in the Merger, but not the legal acquirer, the Merger is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Merger, the historical financial statements of Innovate will become the historical financial statements of the combined company.

The unaudited pro forma combined financial data is based on the audited financial statements of Monster and Innovate as of December 31, 2016 and the unaudited financial statements of Monster and of Innovate as of June 30, 2017. As such, the financial data set forth below is not a prediction or estimate of the amounts that would be reflected in Monster’s balance sheet as of the day of closing of the transactions. Other than as disclosed in the footnotes thereto, the unaudited pro forma combined financial data does not reflect any additional liabilities, off-balance sheet commitments or other obligations that may become payable after the date of such financial data.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments reflected in the unaudited pro forma combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the Merger, may arise and those differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final adjustments will likely occur as a result of the amount of cash used for Monster’s operations, changes in fair value of the Monster common stock and other changes in Monster’s assets and liabilities between June 30, 2017 and the closing date of the Merger.

F-71

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Monster and Innovate been a combined company during the specified periods.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Monster and Innovate and the sections of this proxy statement entitled “ Innovate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations .” Monster’s historical unaudited consolidated financial statements as of and for the six months ended June 30, 2017 are included in Quarterly Report on Form 10-Q field on August 21, 2017 and its audited consolidated financial statements for the year ended December 31, 2016 are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 31, 2017. Innovate’s historical unaudited financial statements for the six months ended June 30, 2017 and 2016, and audited financial statements for the years ended December 31, 2016 and 2015, are included elsewhere in this proxy statement.

Unaudited Pro Forma Financial Information For Spin-Co Adjustment

The following selected unaudited pro forma financial data presents the pro forma financial position and results of operations of Monster based on the historical consolidated financial statements of Monster, after giving effect to the proposed spin-off transaction whereby on or before the effective date of the Merger, all of the business, assets and certain of the liabilities of Monster not assumed by Innovate further to the Merger will have been acquired by Holdco (“Spin-Co”).

The unaudited pro forma combined balance sheet data as of June 30, 2017 gives effect to the Spin-Co transaction as if it took place on June 30, 2017. The unaudited pro forma combined statement of operations data for the six months ended June 30, 2017 gives effect to the Spin-Co transaction as if it took place on January 1, 2017. The unaudited pro forma combined statement of operations data for the year ended December 31, 2016 gives effect to the Spin-Co transaction as if it took place on January 1, 2016.

Because the unaudited pro forma combined balance sheet data reflects the financial information of Monster as of June 30, 2017, it does not reflect any changes to the current assets which have occurred since June 30, 2017 or which may occur following the date of this proxy statement and prior to the closing of the Spin-Co transaction.

F-72

June 30, 2017 (in thousands, except share data and per share data)	Historical Monster	SpinCo Adjustments (Note 3)		Adjusted Historical Monster
ASSETS
Current assets:
Cash	$39	$(39)	a	$—
Accounts receivable	214	(214)	a	—
Inventory	607	(607)	a	—
Prepaids & other	325	(302)	a	23
Total current assets	1,185	(1,162)		23
Deposits	14	(14)	a	—
Trademark	2,351	(2,351)	a	—
Total	$3,550	$(3,527)		$23
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$599	$(477)	a	$122
Accrued expenses	1,416	(1,183)	a	233
Customer deposits	1,336	(141)	a	1,195
Due to related parties	34	(34)	a	—
Notes payable	378	(38)	a	340
Total current liabilities	3,763	(1,873)		1,890
Stockholders’ (deficit) equity:
Common stock	1	—		1
Additional paid-in capital	35,753	—		35,753
Accumulated deficit	(35,967)	(1,654)	a	(37,621)
Total stockholders’ (deficit) equity	(213)	(1,654)		(1,867)
Total	$3,550	$(3,527)		$23

F-73

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2017 (in thousands, except per share data)	Historical Monster	SpinCo Adjustments (Note 3)		Adjusted Historical Monster
Consolidated Statement of Operations Data:
Revenue	$1,138	$(1,138)	a	$—
Cost of sales	(1,224)	1,224	a	—
Gross profit	(86)	86		—
Operating expenses:
Research and development	150	(150)	a	—
Sales and marketing	1,027	(1,027)	a	—
General and administrative	2,684	(1,035)	a	1,649
Total operating expenses	3,861	(2,212)		1,649
Other (income) expense:
Interest expense	1	(1)	a	—
Gain on settlement of debt	(68)	68	a	—
Income tax	—	—		—
Total other (income) expense, net	(67)	67		—
Net income (loss)	$(3,880)	$2,231		$(1,649)
Net loss per share
Basic and diluted	$(0.47)			$(0.20)
Weighted-average common shares outstanding:
Basic and diluted	8,323			8,323

The accompanying notes are an integral part of these unaudited pro forma financial statements.

F-74

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016 (in thousands, except per share data)	Historical Monster	SpinCo Adjustments (Note 3)		Adjusted Historical Monster
Consolidated Statement of Operations Data:
Revenue	$4,065	$(4,065)	a	$
Cost of sales	(3,329)	(3,329)	a		—
Gross profit	736	(736)			—
Operating expenses:
Research and development	270	(270)	a		—
Sales and marketing	2,425	(2,425)	a		—
General and administrative	3,984	(526)	a		3,458
Total operating expenses	6,679	(3,221)			3,458
Other (income) expense:
Interest expense	825	(71)	a		754
Gain on settlement of debt	(557)	—			(557)
Income tax	2	(1)	a		1
Total other (income) expense, net	270	(72)			198
Net income (loss)	$(6,213)	$2,557			$(3,656)
Net loss per share
Basic and diluted	$(1.12)				$(0.66)
Weighted-average common shares outstanding:
Basic and diluted	5,524				5,524

The accompanying notes are an integral part of these unaudited pro forma financial statements.

F-75

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1) Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations based upon the historical data of Monster.

2) The Merger

Innovate is the acquirer in the Merger and, accordingly, the Merger will be accounted for as a reverse acquisition. After the Merger, the business currently conducted by the Company will cease to exist.

Under the terms of the Merger Agreement, upon completion of the Merger, Merger Sub, as defined in the Merger Agreement, will merge with and into Innovate. Innovate will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Monster Digital, Inc. Subject to the terms of the Merger Agreement, at the effective time of the Merger, Innovate stockholders will receive a number of newly issued shares of Monster Digital, Inc. common stock, determined using an exchange ratio defined in the Merger Agreement, in exchange for their shares of Innovate stock. Following the Merger, stockholders of Innovate will become the majority owners of Monster Digital, Inc.

3) Spin-Co Adjustments

Spin-Co is the action sports camera business operated by Monster Digital, Inc. In regards to the June 30, 2017 pro forma balance sheet presentation, other than certain prepaid expenses and an aggregate total maximum $2.0 million of liabilities to be assumed by Innovate, all assets and liabilities of Spin-Co are eliminated as Spin-Co adjustments with net assets distributed to the stockholders of Monster Digital, Inc. In regards to the December 31, 2016 and June 30, 2017 statements of operations, the revenue and cost of sales related to the camera business and the expenses associated with the generation of those revenues are eliminated as Spin-Co adjustments.

(a)	These adjustments reflect the proposed spin-out transaction on or before the effective date of the Merger, whereby all of the business, assets and certain of the liabilities of Monster not assumed by Innovate further to the Merger will have been acquired by Spin-Co. The remaining general and administrative expenses shown in the Adjusted Historical Monster column consist of public company operating expenses including legal fees, insurance, executive salaries and stock compensation associated with operating a public company.

Unaudited Pro Forma Financial Information for Merger

The following selected unaudited pro forma combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical consolidated financial statements of Monster and Innovate, after giving effect to the Spin-Co adjustment and the approval by shareholders of the Merger.

The unaudited pro forma combined balance sheet data as of June 30, 2017 gives effect to the Monster Spin-Co adjustment and the Merger as if each took place on June 30, 2017. The unaudited pro forma combined statement of operations data for the six months ended June 30, 2017 gives effect to the Spin-Co adjustment and the Merger as if each took place on January 1, 2017. The unaudited pro forma combined statement of operations data for the year ended December 31, 2016 gives effect to the Spin-Co adjustment and the Merger as if each took place on January 1, 2016.

Under the terms of the Merger Agreement, Monster is required to file an initial listing of its common stock on the NasdaqCM (the “ Nasdaq Listing Application ”) and to cause such Nasdaq Listing Application to be approved for listing on or before the effective date of the Merger. One of the conditions of the closing of the Merger is that the Nasdaq Listing Application be approved. Under Sections 5505(a) and 5505(b)(1) of the NASDAQ listing rules, the Company’s common stock can only be listed on the NasdaqCM if stockholders’ equity on a pro forma basis equals or exceeds $5.0 million. Furthermore, Monster is informed that Nasdaq applies a “burn rate” for companies with losses seeking to list during a calendar quarter not reflected in the proxy; the burn rate is based on the current fiscal quarter not reflected in the proxy. Based on these factors, Innovate will be required to (i) cause the conversion (the “ Conversion ”) of approximately $5.5 million of principal and interest for its outstanding convertible notes (the “ Notes ”) and consummate the sale of approximately $17.0 million of equity securities on or before the effective date of the Merger (the “ Equity Issuance ”). Innovate is in the process of securing the Equity Issuance necessary to satisfy the requirements of the NASDAQ listing rules. The pro forma condensed combined balance sheet and condensed combined statement of operations information gives effect to the Equity Issuance and the Conversion at a $60.0 million pre-Merger valuation amount (the “ Valuation ”).

F-76

Further to the Proxy, Monster is soliciting stockholder approval for the issuance of up to $1.69 million of convertible notes (the “ Notes ”) and warrants (the “ Financing Warrants ”). All amounts due under the Notes shall automatically convert into shares of the common stock of Monster concurrently with the closing of the Merger. The conversion price will be at the lower of (i) 75% of the average closing price of Monster’s common stock as quoted on the NasdaqCM for the previous 5 days of trading and (ii) $0.75 (the “ Conversion Price ”). The pro forma combined Balance Sheet and Statement of Operations information assume that all transactions contemplated by Proposal No. 4 are approved and fully sold and that the Conversion Price is based off of the trailing five day average closing price of the Company’s common stock at August 21, 2017, or $0.60. Assuming the sale of $1.69 million of Notes, this debt would convert to 3,755,556 shares of common stock at a Conversion Price of $0.45, which is 75% of $0.60 per share.

The pro forma combined Balance Sheet and Statement of Operations information assume that all transactions contemplated by the Offer to Amend and Exercise Warrants are approved as further described in the Proxy, that the Original Warrants (and the IPO Warrants) are fully exercised.

The pro forma combined Balance Sheet and Statement of Operations information gives effect to the Equity Issuance and the Conversion at the Valuation (resulting in the issuance of 194,157,077 shares of Monster to Innovate stockholders further to the Merger) as it is a condition to the closing of the Merger that the Nasdaq Listing Application be approved.

F-77

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2017 (in thousands, except share data and per share data)	Historical Innovate	Adjusted Historical Monster (1)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$5	$—	$17,000	g	$21,131
			1,350	i
			2,776	j
Accounts receivable	—	—	—		—
Inventory	—	—	—		—
Prepaids & other	97	23	—		120
Total current assets	102	23	21,126		21,251
Deposits	—	—	—		—
Equipment, net	8	—	—		8
Trademark	—	—	—		—
Total	$110	$23	$21,126		$21,259
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$2,316	$122	$—		$2,438
Accrued expenses	2,562	233	2,000	b	4,432
			(363)	h
Customer deposits	—	1,195	—		1,195
Notes payable	5,125	340	(340)	c	—
			(5,125)	h
Total current liabilities	10,003	1,890	(3,828)		8,065
Stockholders’ (deficit) equity:
Common stock	31	1	(13)	f	21
			2	g
Additional paid-in capital	4,602	35,753	450	c	36,253
			7,325	h
			567	d
			4,023	e
			13	f
			(36,321)	e
			16,998	g
			1,350	i
			3,470	j
Accumulated deficit	(14,526)	(37,621)	(567)	d	(23,080)
			(110)	c
			(1,837)	h
			(2,000)	b
			(6,000)	e
			38,298	e
			(694)	j
Total stockholders’ (deficit) equity	(9,893)	(1,867)	20,828		13,194
Total	$110	$23	$17,000		$21,259

 (1)       See the Spin-Co adjustments in the “Unaudited Pro Forma Financial Information for Spin-Co Adjustment” for the Adjusted Historical Monster adjustments.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

F-78

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2017 (in thousands, except per share data)	Historical Innovate	Adjusted Historical Monster (1)	Pro Forma Adjustments		Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$—	$—	$—		$—
Cost of sales	—	—	—		—
Gross profit	—	—	—		—
Operating expenses:
Research and development	2,465	—	—		2,465
Sales and marketing	—	—	—		—
General and administrative	4,142	1,649	(128)	a	5,663
Total operating expenses	6,607	1,649	(128)		8,128
Other (income) expense:
Interest expense	171	—	—		171
Gain on settlement of debt	—	—	—		—
Income tax	—	—	—		—
Total other expense, net	171	—	—		171
Net income (loss)	$(6,778)	$(1,649)	$128		$(8,299)
Net loss per share
Basic and diluted	$(0.21)	$(0.20)	$		$(0.04)
Weighted-average common shares outstanding:
Basic and diluted	31,545	8,323		k	212,612

 (1)       See the Spin-Co adjustments in the “Unaudited Pro Forma Financial Information for Spin-Co Adjustment” for the Adjusted Historical Monster adjustments.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

F-79

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016 (in thousands, except per share data)	Historical Innovate	Adjusted Historical Monster (1)	Pro Forma Adjustments		Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$—	$—	$—		$—
Cost of sales	—	—	—		—
Gross profit	—	—	—		—
Operating expenses:
Research and development	1,946	—	—		1,946
Sales and marketing	—	—	—		—
General and administrative	3,470	3,458	—		6,928
Total operating expenses	5,416	3,458	—		8,874
Other (income) expense:
Interest expense	204	754	—		958
Gain on settlement of debt	—	(557)	—		(557)
Income tax	—	1	—		1
Total other expense, net	204	198	—		402
Net loss	$(5,620)	$(3,656)	$—		$(9,276)
Net loss per share
Basic and diluted	$(0.18)	$(0.66)	$		$(0.04)
Weighted-average common shares outstanding:
Basic and diluted	31,545	5,524		k	212,612

(1)       See the Spin-Co adjustments in the “Unaudited Pro Forma Financial Information for Spin-Co Adjustment” for the Adjusted Historical Monster adjustments.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

F-80

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Monster and Innovate. The purchase accounting rules assume that the Merger occurred on June 30, 2017, and does not provide a reasonable estimate of the assets of the combined company on or following the date of the closing. In particular, the pro forma financials do not reflect the reduction in either Monster or Innovate’s cash, resulting from the operations of such entities since June 30, 2017 or since the date of this proxy statement.

Description of Transaction

On July 3, 2017, Innovate and Monster entered into the Merger Agreement. Under the terms of the Merger Agreement, pending stockholder approval of the transaction, Merger Sub will merge into Innovate with Innovate surviving the merger and becoming a wholly-owned subsidiary of Monster. Subject to the terms of the Merger Agreement, at the effective time of the Merger, Innovate stockholders will receive a number of newly issued shares of Monster common stock determined using the exchange ratio described below in exchange for their shares of Innovate stock. Following the Merger, stockholders of Innovate will become the majority owners of Monster.

The exchange ratio will be based on a pre-transaction valuation of $60 million for Innovate’s business and $6 million for Monster’s business. As a result, current Monster security holders will collectively own approximately 9% and Innovate security holders will collectively own approximately 91% of the combined company on a pro forma basis, subject to adjustment based on Monster’s net cash balance and Monster’s and Innovate’s capitalization at closing, but not including any dilution that may result from securities sold by Innovate for capital raising purposes prior to the closing of the Merger, which are subject to certain valuation thresholds described in the Merger Agreement. For purposes of calculating the exchange ratio, outstanding warrants and options of Monster with a per share exercise price of $5.00 or greater would be excluded from Monster’s capitalization, as described in the Merger Agreement. Affiliates of Monster have entered into agreements in support of the proposed transaction.

Innovate has preliminarily concluded that the transaction represents a reverse acquisition business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, based on the structure of the proposed Merger and the resulting relative voting rights, composition of the board of directors and senior management of the combined entity, being in favor of Innovate. Accordingly, under ASC 805, Innovate is the accounting acquirer. Innovate has not yet completed a valuation analysis of the fair market value of Monster’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, Innovate has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined once Innovate has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (1) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed, (2) other changes to assets and liabilities and (3) changes to the ultimate purchase consideration.

Monster and Innovate did not record any provision or benefit for income taxes during the six months ended June 30, 2017 because each company incurred a pre-tax loss and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 2, “ Pro Forma Adjustments ”.

1) Preliminary Purchase Price

The allocation of the total preliminary estimated acquisition consideration to the acquired assets and liabilities assumed of Monster based on the estimated fair values as of June 30, 2017 is as follows (in thousands):

F-81

Purchase Consideration

Fair value of Innovate common stock issued for the acquisition	$4,023
Total of assets acquired and liabilities assumed	1,977
Total purchase price consideration	$6,000

Assets acquired and liabilities assumed

Prepaids and other assets	$23
Accounts payable	(122)
Accrued expenses	683)
Customer deposits	(1,195)
Total assets acquired and liabilities assumed	(1,977)
Fair value of Innovate common stock issued for the acquisition	(4,023)
Goodwill	$6,000

The purchase accounting assumes the Merger occurred on June 30, 2017; however, Monster has continued to fund its operations since such date and will continue to fund its operations, including the spin-out of its operations and the Merger, through the close of the Merger with cash it has on hand. The allocation of the estimated purchase price is preliminary because the Merger has not yet been completed and the amount of cash held by the combined company, as well as the applicable exchange ratio, is not yet known, and cannot be known until the closing is held. The purchase price allocation will remain preliminary until Innovate’s management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date of the Merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

2) Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of Monster to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the Merger as if the companies had been combined during the periods presented therein. The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company. Such adjustments do not contemplate the consumption of cash resources to fund continuing operating costs of Monster for the period subsequent to June 30, 2017, which are expected to be material and will therefore affect the exchange ratio calculation. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)       This adjustment represents the elimination of nonrecurring transaction costs incurred during the six month period ended June 30, 2017 of $128,000 that are directly related to the transaction.

(b)       These adjustments represent accrued expenses that are directly attributable to the closing of the transaction, including approximately $700,000 for tail insurance coverage to be purchased by Monster, for its directors and officers, and estimated transaction costs to complete the transaction of approximately $1.3 million. The $1.3 million in transaction costs includes $300,000 in legal fees to be incurred by Monster, $400,000 in legal expenses to be incurred by Innovate, $300,000 for banker fees to be incurred by Monster and $300,000 in auditor and printer fees to be incurred by Monster and Innovate. Under the terms of the Merger Agreement, Innovate is currently scheduled to assume $450,000 of these liabilities.

(c)       This adjustment represents $340,000 of convertible promissory notes of Monster. These notes convert concurrent with the consummation of the proposed Merger, at a discount to Monster common stock. The conversion creates a beneficial conversion feature, which is recorded as additional interest expense and additional paid-in capital. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations as this amount is not expected to have a continuing effect on the operating results of the combined company.

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(d)       This adjustment represents $567,000 of unamortized, non-cash stock-based compensation related to the issuance of restricted common stock and options of Monster that vest over a weighted average period of 13 months. Upon consummation of the proposed Merger, these shares and options fully vest and the related unamortized compensation is expensed with a corresponding credit to additional paid-in capital. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations as this amount is not expected to have a continuing effect on the operating results of the combined company.

(e)       This adjustment represents the entry to record the preliminary estimated consideration to be paid and the write-off of goodwill based on Innovate’s preliminary assessment that this goodwill would be immediately impaired. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations as this amount is not expected to have a continuing effect on the operating results of the combined company. This adjustment also reflects the elimination of Monster’s historical accumulated deficit of $37,621,000 plus Monster’s pro forma adjustments of $110,000 and $567,000 related to (c) and (d) above, respectively.

(f)       This adjustment reflects the reclassification of the par value of common stock and additional paid-in capital in connection with the purchase of all shares of Innovate’s common stock with newly issued shares of Monster’s common stock.

(g)       This adjustment reflects the sale of $17.0 million of equity securities by Innovate to be made further to the Equity Issuance on or before the effective date of the Merger.

(h)       This adjustment represents $5,125,000 of convertible promissory notes and $363,000 of accrued interest on convertible promissory notes of Innovate. These notes convert concurrent with the consummation of the proposed Merger, at a discount to equity securities to be issued by Innovate further to the Equity Issuance. The conversion creates a beneficial conversion feature, which is recorded as additional interest expense and additional paid-in capital. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations as this amount is not expected to have a continuing effect on the operating results of the combined company.

(i)       This adjustment represents the conversion of an additional $1,350,000 of convertible debt of Monster at 75% of $0.60 per share. The funds generated through the issuance of these promissory notes will be utilized in the course of business prior to the Merger and will not be available after the consummation of the Merger.

(j)       This adjustment assumes the exercise of all Original Warrants (and the IPO warrants) of Monster. The funds generated through the exercise of these Original Warrants (and the IPO warrants) are expected to be utilized in the course of business prior to the Merger and are not expected to be available after the consummation of the Merger.

(k)       The basic and diluted shares outstanding on a pro forma combined basis were calculated based on the conversion ratio established in the Merger Agreement and the expected amount of outstanding shares of Monster and Innovate immediately prior to the Merger based on the outstanding shares of each company as of June 30, 2017 and the pro forma adjustments for expected shares to be issued for the conversion of convertible promissory notes and accrued interest of Monster and Innovate and the proposed Equity Issuance of Innovate. The pro forma combined shares outstanding is calculated as follows:

Description	($000s) Pro Forma
Innovate common shares	119,261
Innovate convertible debt and accrued interest	22,601
Innovate Equity Issuance ($17.0 million)	52,295
Monster common shares	9,343
Monster convertible debt and accrued interest	3,756
Monster warrants and options	5,356
Total pro forma shares outstanding	212,612

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